Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217242

PROSPECTUS SUPPLEMENT NO. 2
(to prospectus dated July 14, 2017)

PEABODY ENERGY CORPORATION

Shares of Series A Convertible Preferred Stock

Shares of Common Stock

Shares of Common Stock initially issuable upon the conversion of
Series A Convertible Preferred Stock

This prospectus supplement no. 2 supplements the prospectus, dated July 14, 2017, relating to the above-referenced securities (the “Securities”), which may be offered for sale by the selling stockholders identified in “Principal and Selling Stockholders” in the prospectus. This prospectus supplement no. 2 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the prospectus and this prospectus supplement no. 2, you should rely on the information in this prospectus supplement no. 2.

Investing in the Securities involves risks. See “Risk Factors” beginning on page 3 of the prospectus.

This prospectus supplement no. 2 is filed for the purpose of including in the prospectus information contained in the attached Amendment No. 2 to Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the Securities and Exchange Commission on August 14, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 2 is August 14, 2017.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________
FORM 10-K/A
(Amendment No. 2)

☑ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Fiscal Year Ended December 31, 2016
or
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File Number 1-16463
____________________________________________
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-4004153 (I.R.S. Employer Identification No.)
701 Market Street, St. Louis, Missouri (Address of principal executive offices)	63101 (Zip Code)
(314) 342-3400
Registrant’s telephone number, including area code
Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class
Common Stock, par value $0.01 per share

Securities Registered Pursuant to Section 12(g) of the Act:
None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐    No ☑
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐    No ☑
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑   No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☑   No ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☑
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐	Emerging growth company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑
Aggregate market value of the voting stock held by non-affiliates (stockholders who are not directors or executive officers) of the Registrant, calculated using the closing price on June 30, 2016: Common Stock, par value $0.01 per share, $25.3 million.
Number of shares outstanding of each of the Registrant’s classes of Common Stock, as of March 15, 2017: Common Stock, par value $0.01 per share, 18,491,188 shares outstanding.
DOCUMENTS INCORPORATED BY REFERENCE
None.

Explanatory Note
Peabody Energy Corporation (Peabody or the Company) is filing this Amendment No. 2 on Form 10-K/A (Amended Filing) in order to amend our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, originally filed March 22, 2017 (Original Filing) and as amended on July 10, 2017 (Amendment No. 1), to correct for an immaterial error in the previously reported 2014 through 2016 financial statements. When determining whether a valuation allowance was required to reduce the deferred tax assets of one of our tax paying components to an amount that was more likely than not to be realized, we inappropriately considered the future reversal of existing temporary differences from another tax paying component as a source of taxable income. The initial error occurred in 2013 and resulted in a $251.3 million understatement of the required valuation allowance and an overstatement of retained earnings of the same amount. Although the error does not materially impact the statements of operations for the three year period presented in the Consolidated Financial Statements included in this Form 10-K/A, the effect of correcting the entire cumulative balance sheet difference in the current period would be material to the current period results. The correction of the error increased the reported net deferred tax liability by $156.3 million and $166.8 million and increased the accumulated deficit balance by those same amounts as of December 31, 2016 and 2015, respectively, compared to the amounts previously reported. This error had no impact on our cash flows from operations for any of those years. The following items were impacted by these corrected disclosures:

•	Part II. Item 6. - We corrected the items impacted as a result of the error.

•
Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - We corrected the items impacted as a result of the error and updated the comparative disclosure as applicable.

•
Part II. Item 9A. Controls and Procedures - We amended this item to disclose the material weakness that was identified as a result of the error and to include the revised audit report of our independent registered public accounting firm on our internal control over financial reporting as of December 31, 2016.

•
Part IV. Item 15. Exhibits and Financial Statements - We corrected the items impacted in the financial statements, included a revised audit report of our independent registered public accounting firm on our financial statements, and updated Note 1. "Summary of Significant Accounting Policies", Note 12. "Income Taxes", Note 23. "Earnings per Share (EPS)", Note 28. "Summary of Quarterly Financial Information (Unaudited)", Note 29. "Segment and Geographical Information" and Note 30. "Supplemental Guarantor/Non-Guarantor Financial Information", as well as Schedule II - Valuation and Qualifying Accounts, as applicable.

Other than as expressly set forth above and except with respect to certain conforming changes made to our Exhibit Index, this Amended Filing does not, and does not purport to, update or restate the information in the Original Filing or Amendment No. 1 or reflect any events that have occurred after the Original Filing was filed. See our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission subsequent to our Original Filing for updated information.
We are including currently dated certifications by our Principal Executive Officer and Principal Accounting and Financial Officer as Exhibits 31.5 and 31.6 under Section 302 and Exhibits 32.3 and 32.4 under Section 906 of the Sarbanes-Oxley Act of 2002, as required by Rule 12b-15 under the Securities Exchange Act of 1934, as amended (Exchange Act).

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This report includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements relate to future events or our future financial performance, including, without limitation, the section captioned “Outlook” in Management’s Discussion and Analysis of Financial Condition and Results of Operations. We use words such as “anticipate,” “believe,” “expect,” “may,” "forecast," “project,” “should,” “estimate,” “plan,” "outlook," "target," "likely," "will," "to be" or other similar words to identify forward-looking statements.
Without limiting the foregoing, all statements relating to our future operating results, anticipated capital expenditures, future cash flows and borrowings and sources of funding are forward-looking statements and speak only as of the date of this report. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but are subject to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements. These factors are difficult to accurately predict and may be beyond our control. Factors that could affect our results or an investment in our securities include, but are not limited to:
Factors related to our Chapter 11 Cases (as defined herein)

•
our ability to consummate the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, dated January 27, 2017 (as further modified, the Plan) as confirmed by an order of the Bankruptcy Court entered on March 17, 2017;

•	the effects of the Chapter 11 Cases on our operations, including customer, supplier, banking, insurance and other relationships and agreements;

•	Bankruptcy Court rulings in the Chapter 11 Cases as well as the outcome of all other pending litigation and the outcome of the Chapter 11 Cases in general;

•	the length of time that we will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the proceedings;

•	the risks associated with third-party motions in the Chapter 11 Cases, which may interfere with our ability to consummate the Plan and restructuring generally;

•	increased advisory costs to execute a plan of reorganization;

•
the volatility of the trading price of our common stock and the absence of correlation between any increases in the trading price and our expectation that the common stock will be canceled and extinguished upon the Plan's effective date (Plan Effective Date);

•
the risk that the Plan does not become effective, in which case there can be no assurance that the Chapter 11 Cases will continue rather than be converted to Chapter 7 liquidation cases or that any alternative plan of reorganization would be on terms as favorable to holders of claims and interests as the terms of the Plan;

•	Peabody Energy’s ability to use cash collateral and the possibility that Peabody Energy may be required to post additional cash collateral to secure its obligations;

•	the effect of the Chapter 11 Cases on our relationships with third parties, regulatory authorities and employees;

•	the potential adverse effects of the Chapter 11 Cases on our liquidity, results of operations, or business prospects;

•	our ability to execute our business and restructuring plan;

•	increased administrative and legal costs related to the Chapter 11 Cases and other litigation and the inherent risks involved in a bankruptcy process;

•	the cost, availability and access to capital and financial markets, including the ability to secure new financing after emerging from the Chapter 11 Cases; and

•	the risk that the Chapter 11 Cases will disrupt or impede our international operations, including our business operations in Australia.

Peabody Energy Corporation	2016 Form 10-K/A	i

Other factors

•	competition in the energy market and supply and demand for our coal products, including the impact of alternative energy sources, such as natural gas and renewables;

•	global steel demand and the downstream impact on metallurgical coal prices, and lower demand for our products by electric power generators;

•
our ability to successfully consummate planned divestitures, including the planned sale of all of our equity interests in Metropolitan Collieries Pty Ltd, the entity that owns the Metropolitan coal mine in New South Wales, Australia (the Metropolitan Mine);

•
our ability to appropriately secure our requirements for reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations, including our ability to utilize self-bonding and/or successfully access the commercial surety bond market;

•	customer procurement practices and contract duration;

•	the impact of weather and natural disasters on demand, production and transportation;

•	reductions and/or deferrals of purchases by major customers and our ability to renew sales contracts;

•	credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, bank and other financial counterparties;

•	geologic, equipment, permitting, site access, operational risks and new technologies related to mining;

•	transportation availability, performance and costs;

•	availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires;

•	impact of take-or-pay arrangements for rail and port commitments for the delivery of coal;

•	successful implementation of business strategies, including, without limitation, the actions we are implementing to improve our organization and respond to current market conditions;

•	negotiation of labor contracts, employee relations and workforce availability, including, without limitation, attracting and retaining key personnel;

•	changes in postretirement benefit and pension obligations and their related funding requirements;

•	replacement and development of coal reserves;

•	effects of changes in interest rates and currency exchange rates (primarily the Australian dollar);

•	effects of acquisitions or divestitures;

•	economic strength and political stability of countries in which we have operations or serve customers;

•
legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements, changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations;

•	our ability to obtain and renew permits necessary for our operations;

•	litigation or other dispute resolution, including, but not limited to, claims not yet asserted;

•	terrorist attacks or security threats, including, but not limited to, cybersecurity breaches; and

•	impacts of pandemic illnesses.
Factors related to our indebtedness and expected post-emergence capital structure under the Plan

•	the fact that our common stock will be canceled and extinguished upon the Plan Effective Date, if the Plan becomes effective, with no payments made to the holders of our common stock;

•
the lack of an established market for the shares of new common stock (Reorganized PEC Common Stock) or the preferred stock (Preferred Equity) to be issued pursuant to the Plan on the Plan Effective Date, and potential dilution of Reorganized PEC Common Stock due to future issuances of equity securities;

•	our ability to generate sufficient cash to service all of our expected post-emergence indebtedness;

•	our post-emergence debt instruments and capital structure will place certain limits on our ability to pay dividends and repurchase common stock;

•	our ability to comply with financial and other restrictive covenants in various agreements, including the credit facility contemplated by the Plan; and

•	other risks and factors, including those discussed in "Legal Proceedings," set forth Part I, Item 3 of this report and “Risk Factors,” set forth in Part I, Item 1A of this report.

Peabody Energy Corporation	2016 Form 10-K/A	ii

When considering these forward-looking statements, you should keep in mind the cautionary statements in this document and in our other Securities and Exchange Commission (SEC) filings. These forward-looking statements speak only as of the date on which such statements were made, and we undertake no obligation to update these statements, except as required by the federal securities laws.

Peabody Energy Corporation	2016 Form 10-K/A	iii

Peabody Energy Corporation	2016 Form 10-K/A	1

PART II
Item 6.     Selected Financial Data.
This item presents selected financial and other data about us for the most recent five fiscal years.
The table that follows and the discussion of our results of operations in 2016, 2015 and 2014 in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes references to and analysis of Adjusted EBITDA which is a financial measure not recognized in accordance with U.S. generally accepted accounting principles (U.S. GAAP). These financial measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.
Adjusted EBITDA is used by management as the primary metric to measure our segments’ operating performance. We also believe non-U.S. GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the segments' operating performance, as displayed in the reconciliation. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included on page 52 of this report. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.
The selected financial data for all periods presented reflect the classification as discontinued operations of certain operations previously divested (by sale or otherwise).
We have derived the selected historical financial data as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 from our audited financial statements, adjusted retrospectively for items subsequently classified as discontinued operations and the implementation of certain accounting literature, and for the revisions described in the section entitled Correction of Prior Period Financial Information in Note 1 of the 2016 audited financial statements. Also, all share and per share data have been retroactively restated to reflect the September 30, 2015 1-for-15 reverse stock split. The following table should be read in conjunction with the accompanying financial statements, including the related notes to those financial statements, and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Peabody Energy Corporation	2016 Form 10-K/A	2

The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods. In addition, Part I, Item 1A. “Risk Factors” of this report includes a discussion of risk factors that could impact our future results of operations.

	Year Ended December 31,
	2016	2015	2014	2013	2012
	(In millions, except per share data)
Results of Operations Data
Total revenues	$4,715.3	$5,609.2	$6,792.2	$7,013.7	$8,077.5
Costs and expenses	4,992.2	7,074.0	6,927.3	7,338.5	7,905.0
Operating (loss) profit	(276.9)	(1,464.8)	(135.1)	(324.8)	172.5
Interest expense, net	322.4	525.5	412.8	409.5	381.1
Reorganization items, net	159.0	—	—	—	—
Loss from continuing operations before income taxes	(758.3)	(1,990.3)	(547.9)	(734.3)	(208.6)
Income tax (benefit) provision	(94.5)	(207.1)	147.4	(197.0)	262.3
Loss from continuing operations, net of income taxes	(663.8)	(1,783.2)	(695.3)	(537.3)	(470.9)
Loss from discontinued operations, net of income taxes	(57.6)	(175.0)	(28.2)	(226.6)	(104.2)
Net loss	(721.4)	(1,958.2)	(723.5)	(763.9)	(575.1)
Less: Net income attributable to noncontrolling interests	7.9	7.1	9.7	12.3	10.6
Net loss attributable to common stockholders	$(729.3)	$(1,965.3)	$(733.2)	$(776.2)	$(585.7)

Basic and diluted EPS - Loss from continuing operations	$(36.72)	$(98.65)	$(39.51)	$(30.91)	$(26.95)
Weighted average shares used in calculating basic and diluted EPS	18.3	18.1	17.9	17.8	17.9
Dividends declared per share	$—	$0.075	$5.100	$5.100	$5.100
Other Data
Tons produced	175.6	208.7	227.2	218.4	225.4
Tons sold	186.8	228.8	249.8	251.7	248.5
Net cash provided by (used in) continuing operations:
Operating activities	$(22.9)	$18.9	$441.0	$780.1	$1,599.8
Investing activities	(244.1)	(290.0)	(314.5)	(514.2)	(1,070.1)
Financing activities	907.9	267.7	(168.1)	(321.5)	(663.3)
Adjusted EBITDA	492.2	434.6	814.0	1,047.2	1,836.5
Balance Sheet Data (at period end)
Total assets	$11,777.7	$10,946.9	$13,126.4	$14,069.5	$15,721.7
Total long-term debt (including capital leases)	7,791.4	6,241.2	5,922.1	5,938.5	6,156.6
Total stockholders’ equity	181.5	751.7	2,529.0	3,696.6	4,938.8

Peabody Energy Corporation	2016 Form 10-K/A	3

Adjusted EBITDA is calculated as follows:

	Year Ended December 31,
	2016	2015	2014	2013	2012
		(Dollars in millions)
Loss from continuing operations, net of income taxes	$(663.8)	$(1,783.2)	$(695.3)	$(537.3)	$(470.9)
Depreciation, depletion and amortization	465.4	572.2	655.7	740.3	663.4
Asset retirement obligation expenses	41.8	45.5	81.0	66.5	67.0
Asset impairment and mine closure costs	247.9	1,277.8	154.4	528.3	929.0
Selling and administrative expenses related to debt restructuring	21.5	—	—	—	—
Settlement charges related to the Patriot bankruptcy reorganization	—	—	—	30.6	—
Change in deferred tax asset valuation allowance related to equity affiliates	(7.5)	(1.0)	52.3	—	—
Amortization of basis difference related to equity affiliates	—	4.9	5.7	6.3	4.6
Interest expense, net	322.4	525.5	412.8	409.5	381.1
Reorganization items, net	159.0	—	—	—	—
Income tax (benefit) provision	(94.5)	(207.1)	147.4	(197.0)	262.3
Adjusted EBITDA	$492.2	$434.6	$814.0	$1,047.2	$1,836.5

Item 7.      Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Overview
In 2016, we produced and sold 175.6 million and 186.8 million tons of coal, respectively, from continuing operations. During that period, 76% of our total sales (by volume) were to U.S. electricity generators, 21% were to customers outside the U.S. and 3% were to the U.S. industrial sector, with approximately 86% of our worldwide sales (by volume) delivered under long-term contracts.
The principal business of our mining segments in the U.S. is the mining, preparation and sale of thermal coal, sold primarily to electric utilities in the U.S. under long-term contracts, with a portion sold into the seaborne markets as market conditions warrant. Our Powder River Basin Mining operations consist of our mines in Wyoming. The mines in that segment are characterized by surface mining extraction processes, coal with a lower sulfur content and Btu and higher customer transportation costs (due to longer shipping distances). Our Midwestern U.S. Mining operations include our Illinois and Indiana mining operations, which are characterized by a mix of surface and underground mining extraction processes, coal with a higher sulfur content and Btu and lower customer transportation costs (due to shorter shipping distances). Our Western U.S. Mining operations reflect the aggregation of the New Mexico, Arizona and Colorado mining operations. The mines in that segment are characterized by a mix of surface and underground mining extraction processes, coal with a mid-range sulfur content and Btu. Geologically, our Powder River Basin Mining operations mine sub-bituminous coal deposits, our Midwestern U.S. Mining operations mine bituminous coal deposits and our Western U.S. Mining operations mine both bituminous and sub-bituminous coal deposits.

Peabody Energy Corporation	2016 Form 10-K/A	4

The business of our Australian operating platform is primarily export focused with customers spread across several countries, while a portion of our metallurgical and thermal coal is sold within Australia. Generally, revenues from individual countries vary year by year based on electricity and steel demand, the strength of the global economy, governmental policies and several other factors, including those specific to each country. Our Australian Metallurgical Mining operations consist of mines in Queensland and one in New South Wales, Australia. The mines in that segment are characterized by both surface and underground extraction processes used to mine various qualities of metallurgical coal (low-sulfur, high Btu coal). The metallurgical coal qualities include hard coking coal, semi-hard coking coal, semi-soft coking coal and pulverized coal injection (PCI) coal. Our Australian Thermal Mining operations consist of mines in New South Wales, Australia. The mines in that segment are characterized by both surface and underground extraction processes used to mine low-sulfur, high Btu thermal coal. We classify our Australian mines within the Australian Metallurgical Mining or Australian Thermal Mining segments based on the primary customer base and coal reserve type of each mining operation. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade. Similarly, a small portion of the coal mined by the Australian Thermal Mining segment is of a metallurgical grade. Additionally, we may market some of our metallurgical coal products as a thermal coal product from time to time depending on market conditions.
Our Trading and Brokerage segment engages in the direct and brokered trading of coal and freight-related contracts through our trading and business offices. Coal brokering is conducted both as principal and agent in support of various coal production-related activities that may involve coal produced from our mines, coal sourcing arrangements with third-party mining companies or offtake agreements with other coal producers. Our Trading and Brokerage segment also provides transportation-related services, which involves both financial derivative contracts and physical contracts. Collectively, coal and freight-related hedging activities include both economic hedging and, from time to time, cash flow hedging in support of our coal trading strategy.
Our Corporate and Other segment includes selling and administrative expenses, corporate hedging activities, mining and export/transportation joint ventures, restructuring charges and activities associated with the optimization of our coal reserve and real estate holdings, minimum charges on certain transportation-related contracts, the closure of inactive mining sites and certain energy-related commercial matters.
Filing Under Chapter 11 of the United States Bankruptcy Code
On April 13, 2016, Peabody and a majority of its wholly owned domestic subsidiaries as well as one international subsidiary in Gibraltar (the Filing Subsidiaries, and together with Peabody, the Debtors) filed voluntary petitions for reorganization (the Bankruptcy Petitions) under Chapter 11 of Title 11 of the U.S. Code (the Bankruptcy Code) in the United States Bankruptcy Court for the Eastern District of Missouri (the Bankruptcy Court). The Company's Australian operations and other international subsidiaries are not included in the filings. The Debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. In general, as debtors-in-possession, the Debtors are authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.
The filings of the Bankruptcy Petitions constituted an event of default under our prepetition credit agreement as well as the indentures governing certain of our debt instruments, as further described in Note 14. "Current and Long-term Debt" to the accompanying consolidated financial statements, and all unpaid principal and accrued and unpaid interest due thereunder became immediately due and payable. Any efforts to enforce such payment obligations are automatically stayed as a result of the Bankruptcy Petitions and the creditors' rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.
In August 2016, we outlined a business plan intended to form the basis for our plan of reorganization, as further described below. As a result of our reorganization, we expect to emerge from the Chapter 11 Cases with the competitive cost structure necessary to improve our financial position and provide long-term stability for our stakeholders in the face of potentially volatile market conditions. Important aspects of our emergence business strategy include (i) a continued focus on safe, cost-disciplined mining operations and reclamation activities, (ii) maximization of the most profitable elements of our asset base and potential divestiture of non-strategic assets, (iii) investment return-driven capital discipline, and (iv) a reduction of overall debt and fixed charges.

Peabody Energy Corporation	2016 Form 10-K/A	5

In order to successfully emerge from our Chapter 11 Cases, the Debtors must propose and obtain confirmation from the Bankruptcy Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code. On January 27, 2017, the Debtors filed with the Bankruptcy Court the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (as further modified, the Plan) and the Second Amended Disclosure Statement with Respect to Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (previous versions of the Plan and Disclosure Statement were filed with the Bankruptcy Court on December 22, 2016, January 25, 2017 and January 27, 2017). Subsequently, the Debtors solicited votes on the Plan. On March 15, 2017, the Debtors filed a revised version of the Plan. On March 16, 2017, the Bankruptcy Court held a hearing to determine whether the Plan should be confirmed. On March 17, 2017, the Bankruptcy Court entered an order confirming the Plan. The Plan provides for, among other things, (1) classification and treatment of various claims and equity interests, (2) a reduction of our debt upon emergence, and (3) recapitalization through a rights offering and private placement for equity securities of the reorganized company. For additional details regarding the Bankruptcy Petitions and the Debtors' plan of reorganization, refer to Note 1. "Summary of Significant Accounting Policies" to the accompanying consolidated financial statements.
As discussed more fully in Part I, Item 1A. “Risk Factors,” our results of operations in the near term could be negatively impacted by our indebtedness and our ability to consummate the Plan pursuant to the Bankruptcy Code, the price of coal, cost of competing fuels, availability of transportation for coal shipments, labor relations, weather conditions, unforeseen geologic conditions or equipment problems at mining locations and adverse changes in economic conditions in the regions in which we sell coal. On a long-term basis, our results of operations could be impacted by our ability to secure or acquire high-quality coal reserves, find replacement buyers for coal under contracts with comparable terms to existing contracts, competition from other fuel sources or the passage of new or expanded regulations that could limit our ability to mine, increase our mining costs or limit our customers’ ability to utilize coal as fuel for electricity generation. In the past, we have achieved production levels that are relatively consistent with our projections. We may adjust our future production levels in response to changes in market demand.
Results of Operations
Reverse Stock Split
Pursuant to the authorization provided at a special meeting of our stockholders held on September 16, 2015, we completed a 1-for-15 reverse stock split of the shares of our common stock on September 30, 2015 (the Reverse Stock Split). As a result of the Reverse Stock Split, every 15 shares of issued and outstanding common stock were combined into one issued and outstanding share of Common Stock, without any change in the par value per share. Our common stock began trading on a reverse stock split-adjusted basis on October 1, 2015. All share and per share data included in this report has been retroactively restated to reflect the Reverse Stock Split.
Non-U.S. GAAP Financial Measures
The following discussion of our results of operations includes references to and analysis of Adjusted EBITDA, which is a financial measure not recognized in accordance with U.S. GAAP. Adjusted EBITDA is used by management as the primary metric to measure our segments’ operating performance. We believe non-U.S. GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt.
Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing our segments' operating performance, as displayed in the reconciliation. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.
A reconciliation of Adjusted EBITDA to its most comparable measure under U.S. GAAP is included in Note 29. "Segment and Geographic Information" of the consolidated financial statements, which information is incorporated herein by reference.

Peabody Energy Corporation	2016 Form 10-K/A	6

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Summary
Demand for seaborne metallurgical coal for the year ended December 31, 2016 increased compared to 2015, driven by stronger demand in China following policy measures reducing domestic coal production and on stronger China steel production. Worldwide steel production increased by 0.8% in 2016, according to data recently published by the World Steel Association (WSA), with China's crude steel production up 1.2% compared to 2015. International seaborne metallurgical and thermal coal prices increased sharply in the second half of 2016, reaching multi-year highs driven by tightening coal supply and improved coal import demand from China. Benchmark pricing for premium low-vol hard coking coal (Premium HCC) and premium low-vol pulverized coal injection (Premium PCI) coal for 2016 and 2015 were as follows (on a per tonne basis):

Contract Commencement Month:	Premium HCC		Price (Decrease) Increase	Premium PCI Coal		Price (Decrease) Increase
	2016	2015	%	2016	2015	%
January	$81.00	$117.00	(31)%	$69.00	$99.00	(30)%
April	$84.00	$109.50	(23)%	$73.00	$92.50	(21)%
July	$92.50	$93.00	(1)%	$75.00	$73.00	3%
October	$200.00	$89.00	125%	$133.00	$71.00	87%
Spot pricing for Premium HCC, Premium PCI coal, and Newcastle index thermal coal, and prompt month pricing for Powder River Basin (PRB) 8,880 Btu/Lb coal and Illinois Basin 11,500 Btu/Lb coal during the year ended December 31, 2016 is set forth in the table below. While these prices are related to our primary operating segments, (with the exception of our Western U.S. Mining segment, for which there is no similar spot or prompt pricing data available) such pricing is not necessarily indicative of the pricing we realized during the year since we generally sell coal under long-term contracts where pricing is determined based on various factors. Such long-term contracts may vary significantly in many respects, including price adjustment features, price reopener terms, coal quality requirements, quantity parameters, permitted sources of supply, treatment of environmental constraints, extension options, force majeure and termination and assignment provisions. Competition from other coal producers and alternative fuels such as natural gas may also impact our realized pricing.

	High	Low	Average	December 31, 2016
Premium HCC	$300.00	$73.25	$143.24	$230.00
Premium PCI coal	$188.65	$65.65	$97.23	$112.10
Newcastle index thermal coal	$114.75	$48.80	$65.65	$88.40
PRB 8,800 Btu/Lb coal	$12.10	$8.48	$10.19	$12.10
Illinois Basin 11,500 Btu/Lb coal	$37.00	$28.50	$31.39	$35.00
In the U.S., electricity generation from coal decreased 9% during the year ended December 31, 2016 compared to 2015, according to the U.S. Energy Information Administration (EIA). U.S. electricity generation from coal was unfavorably affected during that period by coal-to-gas switching due to comparatively low natural gas prices during the first half of 2016, high coal stockpiles and lower heating-degree days due to mild weather. During the first half of 2016 coal and natural gas accounted for 28% and 33%, respectively, of the electricity generation mix. During the second half of 2016, coal increased its relative share of the generation mix, as coal and natural gas accounted for approximately 32% and 34%, respectively, of electricity generation.
Our revenues decreased during the year ended December 31, 2016 compared to the prior year ($893.9 million) primarily due to lower realized pricing in the U.S. and internationally and lower sales volumes driven by the demand and production factors mentioned above.
To mitigate the impact of lower coal pricing, we have continued to drive operational efficiencies, optimize production across our mining platform and control expenses at all operational and administrative levels of the organization, which has contributed to year-over-year decreases in our operating costs and expenses ($900.1 million) and selling and administrative expenses ($23.0 million). Also included in operating results for the year ended December 31, 2016 were aggregate restructuring charges of $15.5 million, recognized in connection with certain actions initiated to reduce headcount and costs across our operating segments and administrative functions, which are expected to better align our workforce with our near-term outlook and improve our cost position moving forward.

Peabody Energy Corporation	2016 Form 10-K/A	7

Net loss attributable to common stockholders was $729.3 million for the year ended December 31, 2016, a decrease of $1,236.0 million compared to the net loss attributable to common stockholders of $1,965.3 million in the prior year. Overall, Adjusted EBITDA of $492.2 million for the year ended December 31, 2016 reflected a year-over-year increase of $57.6 million. In addition to higher Adjusted EBITDA, the results were favorably impacted by lower asset impairment charges and decreased interest expense. These factors were partially offset by reorganization items recorded in connection with our Chapter 11 Cases.
As of December 31, 2016, our available liquidity was approximately $0.9 billion consisting of cash and cash equivalents. Refer to the "Liquidity and Capital Resources" section contained within this Item 7 for further discussion of factors affecting our available liquidity.
Tons Sold
The following table presents tons sold by operating segment for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		(Decrease) Increase to Tons Sold
	2016	2015	Tons	%
	(Tons in millions)
Australian Metallurgical Mining	13.4	15.7	(2.3)	(14.6)%
Australian Thermal Mining	21.3	20.1	1.2	6.0%
Powder River Basin Mining	113.1	138.8	(25.7)	(18.5)%
Western U.S. Mining	13.7	17.9	(4.2)	(23.5)%
Midwestern U.S. Mining	18.3	21.2	(2.9)	(13.7)%
Total tons sold from mining segments	179.8	213.7	(33.9)	(15.9)%
Trading and Brokerage	7.0	15.1	(8.1)	(53.6)%
Total tons sold	186.8	228.8	(42.0)	(18.4)%

Peabody Energy Corporation	2016 Form 10-K/A	8

Supplemental Financial Data
The following table presents supplemental financial data by operating segment for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		Increase (Decrease)
	2016	2015	$	%

Revenues per Ton - Mining Operations
Australian Metallurgical	$81.41	$75.04	$6.37	8%
Australian Thermal	38.79	41.00	(2.21)	(5)%
Powder River Basin	13.02	13.45	(0.43)	(3)%
Western U.S.	38.30	38.09	0.21	1%
Midwestern U.S.	43.39	46.18	(2.79)	(6)%
Operating Costs per Ton - Mining Operations (1)
Australian Metallurgical	$82.63	$76.20	$6.43	8%
Australian Thermal	28.56	31.36	(2.80)	(9)%
Powder River Basin	9.66	9.97	(0.31)	(3)%
Western U.S.	30.90	27.78	3.12	11%
Midwestern U.S.	31.49	33.49	(2.00)	(6)%
Gross Margin per Ton - Mining Operations (1)
Australian Metallurgical	$(1.22)	$(1.16)	$(0.06)	(5)%
Australian Thermal	10.23	9.64	0.59	6%
Powder River Basin	3.36	3.48	(0.12)	(3)%
Western U.S.	7.40	10.31	(2.91)	(28)%
Midwestern U.S.	11.90	12.69	(0.79)	(6)%

(1)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring and pension settlement charges; asset impairment; and certain other costs related to post-mining activities. Gross margin per ton is approximately equivalent to segment Adjusted EBITDA divided by segment tons sold.

Revenues
The following table presents revenues by reporting segment for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		(Decrease) Increase to Revenues
	2016	2015	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$1,090.4	$1,181.9	$(91.5)	(7.7)%
Australian Thermal Mining	824.9	823.5	1.4	0.2%
Powder River Basin Mining	1,473.3	1,865.9	(392.6)	(21.0)%
Western U.S. Mining	526.0	682.3	(156.3)	(22.9)%
Midwestern U.S. Mining	792.5	981.2	(188.7)	(19.2)%
Trading and Brokerage	(10.9)	42.8	(53.7)	(125.5)%
Corporate and Other	19.1	31.6	(12.5)	(39.6)%
Total revenues	$4,715.3	$5,609.2	$(893.9)	(15.9)%
Australia Metallurgical Mining. The decrease in our Australian Metallurgical Mining segment revenues for the year ended December 31, 2016 compared to the prior year was driven by unfavorable volume and mix variances ($186.9 million), partially offset by higher realized coal prices ($95.4 million). The volume decrease reflected lower sales volumes from Queensland mines due to weather impacts and lower production at our North Goonyella Mine resulting from a longwall move and a significant geological event which resulted in the cessation of the current longwall top coal caving system.

Peabody Energy Corporation	2016 Form 10-K/A	9

Australia Thermal Mining. The slight increase in our Australian Thermal Mining segment revenues for the year ended December 31, 2016 compared to the prior year was primarily driven by higher volumes ($47.6 million) offset by lower realized coal prices ($46.2 million). The increase in tons sold was primarily driven by increased production at our Wilpinjong Mine as the result of receiving temporary approval during 2016 to ship tons in excess of its government mandated limit.
Powder River Basin Mining. The decrease in our Powder River Basin Mining segment revenues for the year ended December 31, 2016 compared to the prior year was largely driven by lower volume ($335.7 million) and lower realized coal prices ($56.9 million). The decline in volume across all mines in the segment reflected the impacts on customer demand of lower natural gas prices during the first half of 2016 and mild winter weather.
Western U.S. Mining. The decrease in our Western U.S. Mining segment revenues for the year ended December 31, 2016 compared to the prior year was primarily driven by an unfavorable volume and mix variance ($146.4 million). The volume decrease reflected lower sales volumes at our Twentymile Mine due to lower production resulting from longwall moves (including an extended move to a new seam) and geological issues. The volume decrease was also driven by the litigation with Arizona Public Service Company and PacifiCorp that is further described in Note 26. "Commitments and Contingencies" of our consolidated financial statements.
Midwestern U.S. Mining. Revenues from our Midwestern U.S. Mining segment decreased during the year ended December 31, 2016 compared to the prior year due to lower volume ($146.7 million) driven by the impacts on customer demand of lower natural gas prices. Revenues for the segment were also impacted by lower realized coal prices ($42.0 million) that resulted from the repricing of certain long-term supply contracts.
Trading and Brokerage. The decline in Trading and Brokerage segment revenues for the year ended December 31, 2016 compared to the prior year reflected lower physical volumes shipped due to the impact of depressed coal pricing and unfavorable mark-to-market earnings from financial contract trading activities. We expect a significant portion of the unfavorable mark-to-market earnings to be offset in future periods upon the delivery of physical shipments which economically hedge the financial positions that related to the losses.
Loss From Continuing Operations Before Income Taxes
The following table presents loss from continuing operations before income taxes for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		Increase (Decrease) to Income
	2016	2015	$	%
	(Dollars in millions)
Loss from continuing operations before income taxes	$(758.3)	$(1,990.3)	$1,232.0	61.9%
Depreciation, depletion and amortization	(465.4)	(572.2)	106.8	18.7%
Asset retirement obligation expenses	(41.8)	(45.5)	3.7	8.1%
Selling and administrative expenses related to debt restructuring	(21.5)	—	(21.5)	n.m.
Asset impairment	(247.9)	(1,277.8)	1,029.9	80.6%
Change in deferred tax asset valuation allowance related to equity affiliates	7.5	1.0	6.5	650.0%
Amortization of basis difference related to equity affiliates	—	(4.9)	4.9	100.0%
Interest expense	(298.6)	(465.4)	166.8	35.8%
Loss on early debt extinguishment	(29.5)	(67.8)	38.3	56.5%
Interest income	5.7	7.7	(2.0)	(26.0)%
Reorganization items, net	(159.0)	—	(159.0)	n.m.
Adjusted EBITDA	$492.2	$434.6	$57.6	13.3%
Results from continuing operations before income taxes for the year ended December 31, 2016 increased compared to the prior year primarily due to asset impairment charges recorded during the year ended December 31, 2015, improved Adjusted EBITDA, decreased interest expense and decreased depreciation, depletion and amortization expenses. Those factors were partially offset by reorganization items, net recorded during the year ended December 31, 2016.

Peabody Energy Corporation	2016 Form 10-K/A	10

Adjusted EBITDA
The following table presents Adjusted EBITDA for each of our reporting segments for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		Increase (Decrease) to Adjusted EBITDA
	2016	2015	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$(16.3)	$(18.2)	$1.9	10.4%
Australian Thermal Mining	217.6	193.6	24.0	12.4%
Powder River Basin Mining	379.9	482.9	(103.0)	(21.3)%
Western U.S. Mining	101.6	184.6	(83.0)	(45.0)%
Midwestern U.S. Mining	217.3	269.7	(52.4)	(19.4)%
Trading and Brokerage	(72.2)	27.0	(99.2)	(367.4)%
Corporate and Other	(335.7)	(705.0)	369.3	52.4%
Adjusted EBITDA	$492.2	$434.6	$57.6	13.3%
Australian Metallurgical Mining. The improvement in Australian Metallurgical Mining segment Adjusted EBITDA during the year ended December 31, 2016 compared to the prior year reflected higher coal pricing (driven by fourth quarter price settlements), net of sales-related costs ($88.9 million), offset by lower volume across the segment caused by the impact of longwall moves and geological issues at our North Goonyella Mine and the impact of wet weather at certain mines ($79.7 million).
Australian Thermal Mining. The increase in Australian Thermal Mining segment Adjusted EBITDA during the year ended December 31, 2016 compared to the prior year reflected production efficiencies attributable to mine sequencing and lower port costs ($41.7 million), an increase in volume ($25.6 million), partially offset by lower coal pricing, net of sales-related costs ($42.6 million).
Powder River Basin Mining. The decrease in Powder River Basin Mining segment Adjusted EBITDA during the year ended December 31, 2016 compared to the prior year was due to lower volume driven by lower natural gas prices, particularly in the first half of 2016 ($87.4 million), lower coal pricing, net of sales-related costs ($38.5 million) and the impact of mine sequencing, primarily at our North Antelope Rochelle Mine ($21.6 million). These factors were partially offset by reductions in materials, services and repairs resulting from our ongoing cost containment initiatives ($32.4 million) and lower diesel fuel and explosives pricing ($11.1 million).
Western U.S. Mining. The decrease in Western U.S. Mining segment Adjusted EBITDA during the year ended December 31, 2016 compared to the prior year was driven by longwall move costs at our Twentymile Mine ($38.5 million), a decline in volume driven by the contract litigation with Arizona Public Service Company and PacifiCorp that is further described in Note 26. "Commitments and Contingencies" of our consolidated financial statements ($33.0 million) and the unfavorable impact of mine sequencing, primarily at our El Segundo Mine ($12.2 million).
Midwestern U.S. Mining. The decrease in Midwestern U.S. Mining segment Adjusted EBITDA for the year ended December 31, 2016 compared to the prior year was due to lower volume driven by lower natural gas prices, particularly in the first half of 2016 ($50.1 million) and lower coal pricing, net of sales-related costs ($38.6 million), partially offset by favorable materials, services and repairs costs ($15.2 million) and reductions in labor and overhead charges ($11.4 million) resulting from our ongoing cost containment initiatives and favorable pricing and usage of fuel and explosives ($9.5 million).
Trading and Brokerage. The decrease in Trading and Brokerage segment Adjusted EBITDA during the year ended December 31, 2016 compared to the prior year reflected the impact of decreased revenues described above and the impact of damages awarded in 2015 relating to the Eagle Mining, LLC (Eagle) arbitration and the settlement of the matter. Refer to Note 26. "Commitments and Contingencies" to the accompanying consolidated financial statements for additional information related to the Eagle matter.

Peabody Energy Corporation	2016 Form 10-K/A	11

Corporate and Other Adjusted EBITDA. The following table presents a summary of the components of Corporate and Other Adjusted EBITDA for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		(Decrease) Increase to Income
	2016	2015	$	%
	(Dollars in millions)
Resource management activities (1)	$19.0	$32.2	$(13.2)	(41.0)%
Selling and administrative expenses (excluding debt restructuring)	(131.9)	(176.4)	44.5	25.2%
Restructuring charges	(15.5)	(23.5)	8.0	34.0%
Corporate hedging	(241.0)	(436.8)	195.8	44.8%
UMWA VEBA Settlement	68.1	—	68.1	n.m.
Other items, net (2)	(34.4)	(100.5)	66.1	65.8%
Corporate and Other Adjusted EBITDA	$(335.7)	$(705.0)	$369.3	52.4%

(1)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenues.

(2)
Includes results from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with post mining activities, certain coal royalty expenses, gains (losses) on certain asset disposals, minimum charges on certain transportation-related contracts and expenses related to our other commercial activities.

The increase associated with corporate hedging results, which includes foreign currency and commodity hedging, was due to lower hedge realizations. During the year ended December 31, 2016, a gain of $68.1 million was recognized for the voluntary employee beneficiary association (VEBA) settlement with the United Mine Workers of America (UMWA) as further described in Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" of our consolidated financial statements. The significant reduction in selling and administrative expenses during the year ended December 31, 2016 compared to the prior year largely reflected the impact of our ongoing cost containment initiatives, including past restructuring activities. The increase associated with "Other items, net" is primarily attributable to lower charges on certain transportation-related contracts as compared to prior year and improved Middlemount results driven by favorable pricing in the fourth quarter of 2016. Restructuring charges decreased during the year ended December 31, 2016 compared to the prior year due to the larger staffing reductions at corporate and regional offices during the first half of 2015. Resource management results decreased during the year ended December 31, 2016 compared to the prior year due to increased gains from the disposal of non-core assets, primarily from surplus lands in the Midwestern U.S. during 2015.
Depreciation, Depletion and Amortization. The following table presents a summary of depreciation, depletion and amortization expense by segment for the years ended December 31, 2016 and 2015:

			Increase
	Year Ended December 31,		to Income
	2016	2015	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$(118.7)	$(178.9)	$60.2	33.7%
Australian Thermal Mining	(102.5)	(108.0)	5.5	5.1%
Powder River Basin Mining	(123.4)	(138.5)	15.1	10.9%
Western U.S. Mining	(45.2)	(55.3)	10.1	18.3%
Midwestern U.S. Mining	(56.2)	(69.0)	12.8	18.6%
Trading and Brokerage	(0.2)	(0.6)	0.4	66.7%
Corporate and Other	(19.2)	(21.9)	2.7	12.3%
Total	$(465.4)	$(572.2)	$106.8	18.7%

Peabody Energy Corporation	2016 Form 10-K/A	12

Additionally, the following table presents a summary of our weighted-average depletion rate per ton for active mines in each of our mining segments for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Australian Metallurgical Mining	$4.36	$5.27
Australian Thermal Mining	2.53	2.51
Powder River Basin Mining	0.71	0.69
Western U.S. Mining	0.92	0.93
Midwestern U.S. Mining	0.53	0.45
The decrease in depreciation, depletion and amortization expense during the year ended December 31, 2016 compared to the prior year reflected lower sales volumes from our mining platform. Depreciation, depletion and amortization was also impacted compared to the prior year by a reduction in the carrying value at certain of our Australian Metallurgical mines due to impairment charges recognized during 2015.
Selling and Administrative Expenses Related to Debt Restructuring. The general and administrative expenses related to debt restructuring recorded during the year ended December 31, 2016 related primarily to legal and other professional fees incurred in connection with debt restructuring initiatives prior to the Debtors' filing of the Bankruptcy Petitions.
Asset Impairment. We recognized $247.9 million and $1,277.8 million in aggregate asset impairment charges during the years ended December 31, 2016 and 2015, respectively. Refer to Note 4. "Asset Impairment" to the accompanying consolidated financial statements for further information regarding the nature and composition of those charges, which information is incorporated herein by reference.
Interest Expense. The decrease in interest expense for the year ended December 31, 2016 compared to the prior year is primarily due to the impact of our filing of the Bankruptcy Petitions, specifically only accruing adequate protection payments subsequent to the Petition Date to certain secured lenders and other parties in accordance with Section 502(b)(2) of the Bankruptcy Code, partially offset by increased interest recorded in connection with additional prepetition borrowings under the 2013 Revolver and increased expense related to additional letters of credit issued in support of various obligations.
Loss on Early Debt Extinguishment. The decrease in loss on early debt extinguishment charges for the year ended December 31, 2016 as compared to prior year was driven by higher charges recorded during the year ended December 31, 2015 related to the repurchase of $566.9 million aggregate principal amount of our 2016 Notes compared to the charges recorded during the year ended December 31, 2016 related to the repayment of our DIP Term Loan Facility.
Reorganization Items, Net. The reorganization items recorded during the year ended December 31, 2016 related to expenses in connection with our Chapter 11 Cases. Refer to Note 2. "Reorganization Items, Net" to the accompanying consolidated financial statements for further information regarding our reorganization items.
Loss from Continuing Operations, Net of Income Taxes
The following table presents loss from continuing operations, net of income taxes, for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		Increase (Decrease) to Income
	2016	2015	$	%
	(Dollars in millions)
Loss from continuing operations before income taxes	$(758.3)	$(1,990.3)	$1,232.0	61.9%
Income tax benefit	(94.5)	(207.1)	(112.6)	(54.4)%
Loss from continuing operations, net of income taxes	$(663.8)	$(1,783.2)	$1,119.4	62.8%
Results from continuing operations, net of income taxes, increased for the year ended December 31, 2016 compared to the prior year due to the effect of higher before-tax earnings, partially offset by the unfavorable effect of income taxes.

Peabody Energy Corporation	2016 Form 10-K/A	13

Income Tax Benefit. The year-over-year unfavorable effect of income taxes was driven by higher benefits recorded in 2015 as compared to 2016 for the tax allocation to continuing operations related to the tax effects of items credited directly to "Accumulated other comprehensive loss", the release of reserves related to uncertain tax positions and the election to carry back specified liability losses ten years. These unfavorable factors were partially offset by lower expense in Australia due to reduced before-tax earnings in 2016 as compared to 2015. Refer to Note 12. "Income Taxes" to the accompanying consolidated financial statements for additional information.
Net Loss Attributable to Common Stockholders
The following table presents net loss attributable to common stockholders for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		Increase (Decrease) to Income
	2016	2015	$	%
	(Dollars in millions)
Loss from continuing operations, net of income taxes	$(663.8)	$(1,783.2)	$1,119.4	62.8%
Loss from discontinued operations, net of income taxes	(57.6)	(175.0)	117.4	67.1%
Net loss	(721.4)	(1,958.2)	1,236.8	63.2%
Net income attributable to noncontrolling interests	7.9	7.1	(0.8)	(11.3)%
Net loss attributable to common stockholders	$(729.3)	$(1,965.3)	$1,236.0	62.9%
Net results attributable to common stockholders increased during the year ended December 31, 2016 compared to the prior year largely due to the favorable change in results from continuing operations, net of income taxes, as discussed above, and the favorable impact of changes in results from discontinued operations.
Loss from Discontinued Operations, Net of Income Taxes. The improved results from discontinued operations for the year ended December 31, 2016 compared to the prior year was driven primarily by Patriot bankruptcy related charges associated with black lung liabilities and the UMWA Combined Benefit Fund totaling $132.5 million recognized during 2015. Results for the year ended December 31, 2015 also reflected a $34.7 million charge related to credit support that we provided to Patriot and a charge of $9.7 million associated with the Queensland Bulk Handling Pty Ltd. litigation. These costs were partially offset by charges of $54.3 million recorded during the year ended December 31, 2016 associated with the UMWA 1974 Pension Plan settlement. Those matters are discussed further in Note 26. "Commitments and Contingencies" and Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" to the accompanying consolidated financial statements.
Diluted EPS
The following table presents diluted EPS for the years ended December 31, 2016 and 2015:

	Year Ended December 31,		Increase to EPS
	2016	2015	$	%
Diluted EPS attributable to common stockholders:
Loss from continuing operations	$(36.72)	$(98.65)	$61.93	62.8%
Loss from discontinued operations	(3.15)	(9.64)	6.49	67.3%
Net loss	$(39.87)	$(108.29)	$68.42	63.2%
Diluted EPS increased in the year ended December 31, 2016 compared to the prior year commensurate with the favorable change in results from continuing and discontinued operations between those periods.
Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
Summary
Demand for seaborne metallurgical coal for the year ended December 31, 2015 was adversely impacted by a 2.5% decrease in worldwide steel production compared to the prior year, according to data published by the WSA. Policy measures in China aimed toward supporting the domestic coal industry also limited imports into China during 2015. Such measures, along with a lack of growth in global electricity generation from coal also hampered demand for seaborne thermal coal in 2015.

Peabody Energy Corporation	2016 Form 10-K/A	14

These adverse demand factors and the impact of excess metallurgical and thermal supply continued to weigh on international coal prices. Benchmark pricing Premium HCC and Premium PCI coal for 2015 and 2014 were as follows (on a per tonne basis):

Contract Commencement Month:	Premium HCC		Price Decrease	Premium PCI Coal		Price Decrease
	2015	2014		2015	2014
January	$117.00	$143.00	(18)%	$99.00	$116.00	(15)%
April	$109.50	$120.00	(9)%	$92.50	$100.00	(8)%
July	$93.00	$120.00	(23)%	$73.00	$100.00	(27)%
October	$89.00	$119.00	(25)%	$71.00	$99.00	(28)%
Spot pricing for Premium HCC, Premium PCI coal, and Newcastle index thermal coal, and prompt month pricing for Powder River Basin (PRB) 8,880 Btu/Lb coal and Illinois Basin 11,500 Btu/Lb coal during the year ended December 31, 2015 is set forth in the table below. While these prices are related to our primary operating segments, (with the exception of our Western U.S. Mining segment, for which there is no similar spot or prompt pricing data available) such pricing is not necessarily indicative of the pricing we realized during the year since we generally sell coal under long-term contracts where pricing is determined based on various factors. Such long-term contracts may vary significantly in many respects, including price adjustment features, price reopener terms, coal quality requirements, quantity parameters, permitted sources of supply, treatment of environmental constraints, extension options, force majeure and termination and assignment provisions. Competition from other coal producers and alternative fuels such as natural gas may also impact our realized pricing.

	High	Low	Average	December 31, 2015
Premium HCC	$110.05	$72.00	$87.07	$76.45
Premium PCI coal	$94.10	$61.65	$73.48	$67.95
Newcastle index thermal coal	$71.10	$50.60	$58.94	$50.60
PRB 8,800 Btu/Lb coal	$12.27	$9.43	$10.44	$10.36
Illinois Basin 11,500 Btu/Lb coal	$36.00	$29.50	$31.49	$31.60
In the U.S., electricity generation from coal decreased 13% during the year ended December 31, 2015 compared to 2014, according to the U.S. EIA. U.S. electricity generation from coal was unfavorably affected during that period by coal-to-gas switching due to relatively lower natural gas prices and lower heating-degree days due to mild winter weather. Production in the U.S. Powder River Basin was also impacted by higher-than-average rainfall in the second quarter of 2015, which further contributed, along with the above factors, to a decrease in sales volumes in our total U.S. mining platform of 7% for the year ended December 31, 2015 compared to the prior year.
Our revenues decreased during the year ended December 31, 2015 compared to the prior year ($1,183.0 million) primarily due to lower realized pricing and lower sales volumes driven by the demand and production factors mentioned above.
To mitigate the impact of lower coal pricing, we continued to drive operational efficiencies, optimize production across our mining platform and control expenses at all operational and administrative levels of the organization, which led to year-over-year decreases in our operating costs and expenses ($709.2 million) and selling and administrative expenses ($50.7 million). Also included in operating results for the year ended December 31, 2015 were aggregate restructuring charges of $23.5 million, recognized in connection with certain actions initiated to reduce headcount and costs at several operating sites in Australia and to amend our administrative organizational structure.
Net loss attributable to common stockholders was $1,965.3 million for the year ended December 31, 2015, an increase of $1,209.0 million compared to the net loss attributable to common stockholders of $733.2 million in the prior year. The increased loss reflected an adverse impact from asset impairment charges, a year-over-year decrease in Adjusted EBITDA and unfavorable results from discontinued operations. Those factors were partially offset by a favorable income tax variance.
As mentioned above, we recognized material impairments during the year ended December 31, 2015 ($1,277.8 million). Additional information surrounding those charges may be found in Note 4. "Asset Impairment" to the accompanying consolidated financial statements.

Peabody Energy Corporation	2016 Form 10-K/A	15

Tons Sold
The following table presents tons sold by operating segment for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		Decrease to Tons Sold
	2015	2014	Tons	%
	(Tons in millions)
Australian Metallurgical Mining	15.7	17.2	(1.5)	(8.7)%
Australian Thermal Mining	20.1	21.0	(0.9)	(4.3)%
Powder River Basin Mining	138.8	142.6	(3.8)	(2.7)%
Western U.S. Mining	17.9	23.8	(5.9)	(24.8)%
Midwestern U.S. Mining	21.2	25.0	(3.8)	(15.2)%
Total tons sold from mining segments	213.7	229.6	(15.9)	(6.9)%
Trading and Brokerage	15.1	20.2	(5.1)	(25.2)%
Total tons sold	228.8	249.8	(21.0)	(8.4)%

Peabody Energy Corporation	2016 Form 10-K/A	16

Supplemental Financial Data
The following table presents supplemental financial data by operating segment for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		(Decrease) Increase
	2015	2014	$	%

Revenues per Ton - Mining Operations
Australian Metallurgical	$75.04	$93.81	$(18.77)	(20)%
Australian Thermal	41.00	50.46	(9.46)	(19)%
Powder River Basin	13.45	13.49	(0.04)	—%
Western U.S.	38.09	37.90	0.19	1%
Midwestern U.S.	46.18	47.99	(1.81)	(4)%
Operating Costs per Ton - Mining Operations (1)
Australian Metallurgical	$76.20	$102.60	$(26.40)	(26)%
Australian Thermal	31.36	37.87	(6.51)	(17)%
Powder River Basin	9.97	9.92	0.05	1%
Western U.S.	27.78	26.69	1.09	4%
Midwestern U.S.	33.49	35.70	(2.21)	(6)%
Gross Margin per Ton - Mining Operations (1)
Australian Metallurgical	$(1.16)	$(8.79)	$7.63	87%
Australian Thermal	9.64	12.59	(2.95)	(23)%
Powder River Basin	3.48	3.57	(0.09)	(3)%
Western U.S.	10.31	11.21	(0.90)	(8)%
Midwestern U.S.	12.69	12.29	0.40	3%

(1)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring and pension settlement charges; asset impairment; and certain other costs related to post-mining activities. Gross margin per ton is approximately equivalent to segment Adjusted EBITDA divided by segment tons sold.

Revenues
The following table presents revenues by reporting segment for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		Decrease to Revenues
	2015	2014	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$1,181.9	$1,613.8	$(431.9)	(26.8)%
Australian Thermal Mining	823.5	1,058.0	(234.5)	(22.2)%
Powder River Basin Mining	1,865.9	1,922.9	(57.0)	(3.0)%
Western U.S. Mining	682.3	902.8	(220.5)	(24.4)%
Midwestern U.S. Mining	981.2	1,198.1	(216.9)	(18.1)%
Trading and Brokerage	42.8	58.4	(15.6)	(26.7)%
Corporate and Other	31.6	38.2	(6.6)	(17.3)%
Total revenues	$5,609.2	$6,792.2	$(1,183.0)	(17.4)%
Australia Metallurgical Mining. The decrease in our Australian Metallurgical Mining segment revenues for the year ended December 31, 2015 compared to the prior year was driven by lower realized coal prices ($279.9 million) and the unfavorable impact of changes in volume and mix ($152.0 million). The volume decrease reflected lower sales volumes from our Burton Mine due to an amended agreement with the contract miner reached in the second half of 2014 that provided for reduced production from the site and the exhaustion of reserves at our Eaglefield Mine in the fourth quarter of 2014. Those negative volume drivers were partially offset by increased production and yield at our Millennium and North Goonyella Mines.

Peabody Energy Corporation	2016 Form 10-K/A	17

Australia Thermal Mining. The decrease in our Australian Thermal Mining segment revenues for the year ended December 31, 2015 compared to the prior year was primarily driven by lower realized coal prices ($176.0 million) and the unfavorable impact of changes in volume and mix ($58.5 million) as demand for seaborne thermal coal declined. The decrease in tons sold reflected the unfavorable production impact of weather-related adverse mining conditions and mine sequencing at our surface operations.
Powder River Basin Mining. The decrease in Powder River Basin Mining segment revenues for the year ended December 31, 2015 compared to the prior year was largely driven by a 3.8 million ton reduction in sales volume as realized coal prices were flat. The decline in volume reflected the impacts on customer demand of low natural gas prices and a decrease in heating-degree days during the winter months, as well as production difficulties caused by severe rains and pit flooding, primarily in the second quarter.
Western U.S. Mining. The decrease in Western U.S. Mining segment revenues for the year ended December 31, 2015 compared to the prior year was driven by an unfavorable volume and mix variance ($232.7 million) primarily due to lower coal demand and a lack of export opportunities at current coal pricing. The effect of lower volumes was partially offset by slightly higher realized coal pricing ($12.2 million) on improved customer mix.
Midwestern U.S. Mining. Revenues from our Midwestern U.S. Mining segment were adversely impacted during the year ended December 31, 2015 compared to the prior year by unfavorable volume and mix variance ($180.1 million) driven by coal demand due to lower natural gas prices and transition of production from our Gateway Mine to our then new Gateway North Mine in the fourth quarter of 2015. Revenues for the segment were also impacted by lower realized coal pricing ($36.8 million) due to the effect of contract price re-openers and the renewal of sales contracts at less favorable prices.
Trading and Brokerage. The decline in Trading and Brokerage segment revenues for the year ended December 31, 2015 compared to the prior year reflected lower physical volumes shipped due to the opportunity-limiting impact of depressed coal pricing, partially offset by improved mark-to-market earnings from financial contract trading.
Loss From Continuing Operations Before Income Taxes
The following table presents loss from continuing operations before income taxes for the years ended December 31, 2015 and 2014:

			(Decrease) Increase
	Year Ended December 31,		to Income
	2015	2014	$	%
	(Dollars in millions)
Loss from continuing operations before income taxes	$(1,990.3)	$(547.9)	$(1,442.4)	(263.3)%
Depreciation, depletion and amortization	(572.2)	(655.7)	83.5	12.7%
Asset retirement obligation expenses	(45.5)	(81.0)	35.5	43.8%
Asset impairment	(1,277.8)	(154.4)	(1,123.4)	(727.6)%
Change in deferred tax asset valuation allowance related to equity affiliates	1.0	(52.3)	53.3	101.9%
Amortization of basis difference related to equity affiliates	(4.9)	(5.7)	0.8	14.0%
Interest expense	(465.4)	(426.6)	(38.8)	(9.1)%
Loss on early debt extinguishment	(67.8)	(1.6)	(66.2)	(4,137.5)%
Interest income	7.7	15.4	(7.7)	(50.0)%
Adjusted EBITDA	$434.6	$814.0	$(379.4)	(46.6)%
Results from continuing operations before income taxes for the year ended December 31, 2015 declined compared to the prior year primarily due to higher asset impairment charges and lower Adjusted EBITDA (discussed below). Refer to Note 4. "Asset Impairment" to the accompanying consolidated financial statements for further information regarding the nature and composition of impairment charges.

Peabody Energy Corporation	2016 Form 10-K/A	18

Adjusted EBITDA
The following table presents Adjusted EBITDA for each of our reporting segments for the years ended December 31, 2015 and 2014:

			Increase (Decrease) to
	Year Ended December 31,		Adjusted EBITDA
	2015	2014	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$(18.2)	$(151.1)	$132.9	88.0%
Australian Thermal Mining	193.6	264.1	(70.5)	(26.7)%
Powder River Basin Mining	482.9	509.0	(26.1)	(5.1)%
Western U.S. Mining	184.6	266.9	(82.3)	(30.8)%
Midwestern U.S. Mining	269.7	306.9	(37.2)	(12.1)%
Trading and Brokerage	27.0	14.9	12.1	81.2%
Corporate and Other	(705.0)	(396.7)	(308.3)	77.7%
Adjusted EBITDA	$434.6	$814.0	$(379.4)	(46.6)%
Australian Metallurgical Mining. The improvement in Australian Metallurgical Mining segment Adjusted EBITDA during the year ended December 31, 2015 compared to the prior year reflected (1) the impact of exchange rate movements ($239.5 million), (2) favorable cost performance from our surface mining operations driven by an amended agreement with the contract miner at the Burton Mine reached in the second half of 2014 and the owner-operator conversion of our Moorvale Mine completed at the end of the third quarter of 2014 ($81.2 million), (3) lower diesel fuel prices ($49.8 million), and (4) improved longwall performance from our underground mines driven by longwall top coal caving technology issues experienced at our North Goonyella Mine in the prior year ($41.1 million). The above factors were partially offset by lower coal pricing, net of sales-related costs ($260.3 million).
Australian Thermal Mining. The decrease in Australian Thermal Mining segment Adjusted EBITDA during the year ended December 31, 2015 compared to the prior year reflected lower coal pricing, net of sales-related costs ($161.5 million) and lower production due to mine sequencing at our Wilpinjong Mine ($67.7 million). Those adverse factors were partially offset by the net impact of exchange rate movements ($133.0 million) and lower fuel pricing ($21.5 million).
Powder River Basin Mining. The decrease in Powder River Basin Mining segment Adjusted EBITDA during the year ended December 31, 2015 compared to the prior year was driven by a decline in sales volume ($42.8 million) and costs associated with higher overburden ratios due to mine sequencing ($11.0 million). Those negative factors were partially offset by the favorable net impact from the pricing and usage of fuel and explosives ($31.4 million).
Western U.S. Mining. The decrease in Western U.S. Mining segment Adjusted EBITDA during the year ended December 31, 2015 compared to the prior year was driven by a decline in volume ($88.7 million) and costs associated with higher overburden ratios due to mine sequencing ($8.3 million), partially offset by favorable fuel pricing ($13.6 million).
Midwestern U.S. Mining. The decrease in Midwestern U.S. Mining segment Adjusted EBITDA for the year ended December 31, 2015 compared to the prior year was driven by a decline in volumes ($60.8 million), lower realized coal prices, net of sales-related costs ($34.2 million), and costs associated with higher overburden ratios at certain of our surface mines due to mine sequencing ($15.2 million). These adverse factors were partially offset by lower fuel pricing ($38.8 million) and reduced year-over-year expenditures related to materials and supplies, labor and other operations support spending from ongoing cost containment initiatives ($33.3 million).
Trading and Brokerage. The increase in Trading and Brokerage segment Adjusted EBITDA during the year ended December 31, 2015 compared to the prior year reflected the impact of damages awarded in the first quarter of 2014 relating to the Eagle arbitration and the settlement of the matter reached in the third quarter of 2015, in addition to improved mark-to-market earnings on financial contract trading. Refer to Note 26. "Commitments and Contingencies" to the accompanying consolidated financial statements for additional information related to the Eagle matter.

Peabody Energy Corporation	2016 Form 10-K/A	19

Corporate and Other Adjusted EBITDA. The following table presents a summary of the components of Corporate and Other Adjusted EBITDA for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		Increase (Decrease) to Income
	2015	2014	$	%
	(Dollars in millions)
Resource management activities (1)	$32.2	$30.9	$1.3	4.2%
Selling and administrative expenses	(176.4)	(227.1)	50.7	22.3%
Restructuring and pension settlement charges	(23.5)	(26.0)	2.5	9.6%
Corporate hedging	(436.8)	(49.6)	(387.2)	(780.6)%
Other items, net (2)	(100.5)	(124.9)	24.4	19.5%
Corporate and Other Adjusted EBITDA	$(705.0)	$(396.7)	$(308.3)	(77.7)%

(1)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenues.

(2)
Includes results from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with post mining activities, certain coal royalty expenses, gains (losses) on certain asset disposals, minimum charges on certain transportation-related contracts and expenses related to our other commercial activities.

Resource management results increased slightly during the year ended December 31, 2015 compared to the prior year due to increased gains from the disposal of non-core assets, primarily from surplus lands in the Midwestern U.S. The significant reduction in selling and administrative expenses during the year ended December 31, 2015 compared to the prior year largely reflected the impact of our cost containment efforts. The decrease in restructuring and pension settlement charges during the year ended December 31, 2015 compared to the prior year was driven by a lump sum payout option offered to certain qualifying participants of one of our plans in 2014, partially offset by an increase in voluntary and involuntary workforce reduction activity in 2015 related to our repositioning efforts to appropriately align our cost structure relative to prevailing global coal industry conditions. The unfavorable variance associated with corporate hedging results, which includes foreign currency and commodity hedging, resulted from the year-over-year weakening of the Australian dollar and decrease in fuel prices. The improvement in "Other items, net" during the year ended 2015 compared to the prior year reflected improved Middlemount results, as lower foreign currency rates and operational improvements at the mine more than outpaced the effect of lower coal pricing, offset by higher minimum charges on certain transportation-related contracts.
Depreciation, Depletion and Amortization. The following table presents a summary of depreciation, depletion and amortization expense by segment for the years ended December 31, 2015 and 2014:

			Increase
	Year Ended December 31,		to Income
	2015	2014	$	%
	(Dollars in millions)
Australian Metallurgical Mining	$(178.9)	$(221.5)	$42.6	19.2%
Australian Thermal Mining	(108.0)	(118.9)	10.9	9.2%
Powder River Basin Mining	(138.5)	(146.4)	7.9	5.4%
Western U.S. Mining	(55.3)	(66.6)	11.3	17.0%
Midwestern U.S. Mining	(69.0)	(69.6)	0.6	0.9%
Trading and Brokerage	(0.6)	(1.2)	0.6	50.0%
Corporate and Other	(21.9)	(31.5)	9.6	30.5%
Total	$(572.2)	$(655.7)	$83.5	12.7%
Additionally, the following table presents a summary of our weighted-average depletion rate per ton for active mines in each of our mining segments for the years ended December 31, 2015 and 2014:

	Year Ended December 31,
	2015	2014
Australian Metallurgical Mining	$5.27	$4.86
Australian Thermal Mining	2.51	3.09
Powder River Basin Mining	0.69	0.70
Western U.S. Mining	0.93	0.94
Midwestern U.S. Mining	0.45	0.46

Peabody Energy Corporation	2016 Form 10-K/A	20

The decrease in depreciation, depletion and amortization expense during the year ended December 31, 2015 compared to the prior year reflected lower sales volumes from our mining platform. Depreciation, depletion and amortization was also impacted compared to the prior year by a reduction in the asset bases at several of our mines due to impairment charges recognized during the second quarter of 2015 and the fourth quarter of 2014. Refer to Note 4. "Asset Impairment" to the accompanying consolidated financial statements for further information regarding these impairments. These factors were slightly offset by additional depreciation related to assets placed into service in the fourth quarter of 2015 in connection with our then new Gateway North Mine.
Asset Retirement Obligation Expenses. The decrease in asset retirement obligation expenses during the year ended December 31, 2015 compared to the prior year was driven by an asset retirement obligation liability of $22.2 million recorded in the fourth quarter of 2014 due to the nonperformance of a contract miner at a coal reserve property in the Eastern U.S. Because mining operations had ceased at that operation, a corresponding charge for the full amount of the liability was recorded to “Asset retirement obligation expenses” in the consolidated statement of operations during 2014. The year-over-year decrease in 2015 also reflected lower amortization that resulted from an overall decrease in tons sold across our mining segments and lower expense for ongoing reclamation in certain U.S. regions due to a reduction in affected acreage.
Asset Impairment. We recognized $1,277.8 million and $154.4 million in aggregate asset impairment charges during the years ended December 31, 2015 and 2014, respectively. Refer to Note 4. "Asset Impairment" to the accompanying consolidated financial statements for further information regarding the nature and composition of those charges, which information is incorporated herein by reference.
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates. During the year ended December 31, 2014, we recognized a $52.3 million charge for our pro-rata share of a valuation allowance on Middlemount's Australian net deferred tax assets. Based on available sources of taxable income, we determined that the net deferred tax assets were no longer considered more likely than not of being realized. That conclusion was driven by a then recent history of operating losses, as sustained weakness in seaborne metallurgical coal prices had more than offset a successful owner-operator conversion completed in 2013 and an ongoing series of operational efficiency initiatives conducted at the site that had improved the mine's cost structure.
Interest Expense. The increase in interest expense for the year ended December 31, 2015 compared to the prior year reflected higher interest rates, as compared with previously outstanding debt, related to the $1.0 billion aggregate principal amount of 10.00% Senior Secured Second Lien Notes due March 2022 issued in March 2015 and higher overall debt levels and costs associated with additional letters of credit that were issued in 2015. Those factors were partially offset by lower interest charges recognized in 2015 for litigation matters primarily due to charges recorded in the third quarter of 2014 related to the Sumiseki Materials Co. Ltd. litigation.
Loss on Early Debt Extinguishment. The loss on early debt extinguishment charges recorded during the year ended December 31, 2015 related to the repurchase of our 2016 Senior Notes. Refer to Note 14. "Current and Long-term Debt" to the accompanying consolidated financial statements for additional information related to the repurchase.
Loss from Continuing Operations, Net of Income Taxes
The following table presents loss from continuing operations, net of income taxes, for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		(Decrease) Increase to Income
	2015	2014	$	%
	(Dollars in millions)
Loss from continuing operations before income taxes	$(1,990.3)	$(547.9)	$(1,442.4)	(263.3)%
Income tax (benefit) provision	(207.1)	147.4	354.5	240.5%
Loss from continuing operations, net of income taxes	$(1,783.2)	$(695.3)	$(1,087.9)	(156.5)%
Results from continuing operations, net of income taxes, declined for the year ended December 31, 2015 compared to the prior year due to the effect lower before-tax earnings, partially offset by the favorable effect of income taxes.

Peabody Energy Corporation	2016 Form 10-K/A	21

Income Tax (Benefit) Provision. The year-over-year favorable effect of income taxes was driven by the tax effect of lower earnings, the tax allocation to continuing operations related to the tax effects of items credited directly to "Accumulated other comprehensive loss", the election to carry back specified liability losses ten years, and a lower foreign valuation allowance in 2015 compared to 2014. These favorable factors were partially offset by a lower 2015 release of reserves related to uncertain tax positions compared to similar releases in 2014. Refer to Note 12. "Income Taxes" to the accompanying consolidated financial statements for additional information.
Net Loss Attributable to Common Stockholders
The following table presents net loss attributable to common stockholders for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		(Decrease) Increase to Income
	2015	2014	$	%
	(Dollars in millions)
Loss from continuing operations, net of income taxes	$(1,783.2)	$(695.3)	$(1,087.9)	(156.5)%
Loss from discontinued operations, net of income taxes	(175.0)	(28.2)	(146.8)	(520.6)%
Net loss	(1,958.2)	(723.5)	(1,234.7)	(170.7)%
Net income attributable to noncontrolling interests	7.1	9.7	2.6	26.8%
Net loss attributable to common stockholders	$(1,965.3)	$(733.2)	$(1,232.1)	(168.0)%
Net results attributable to common stockholders declined during the year ended December 31, 2015 compared to the prior year largely due to the unfavorable change in results from continuing operations, net of income taxes, as discussed above, and the unfavorable impact of changes in results from discontinued operations.
Loss from Discontinued Operations, Net of Income Taxes. The unfavorable change in results from discontinued operations for the year ended December 31, 2015 compared to the prior year was driven by Patriot bankruptcy related charges associated with black lung liabilities and the UMWA Combined Benefit Fund totaling $132.5 million. Results for the year ended December 31, 2015 also reflected a $34.7 million charge related to credit support that we provide to Patriot and a contingent loss accrual of $9.7 million associated with the Queensland Bulk Handling Pty Ltd. litigation. Those matters are discussed further in Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" and Note 26. "Commitments and Contingencies" to the accompanying consolidated financial statements.
Diluted EPS
The following table presents diluted EPS for the years ended December 31, 2015 and 2014:

	Year Ended December 31,		Decrease to EPS
	2015	2014	$	%
Diluted EPS attributable to common stockholders:
Loss from continuing operations	$(98.65)	$(39.51)	$(59.14)	(149.7)%
Loss from discontinued operations	(9.64)	(1.57)	(8.07)	(514.0)%
Net loss	$(108.29)	$(41.08)	$(67.21)	(163.6)%
Diluted EPS declined in the year ended December 31, 2015 compared to the prior year commensurate with the unfavorable change in results from continuing and discontinued operations between those periods.
Outlook
Our near-term outlook is intended to coincide with the next 12 to 24 months, with subsequent periods addressed in our long-term outlook.
Near-Term Outlook
U.S. Thermal Coal. U.S. domestic electricity generation increased as a result of above-average cooling degree days, which along with increasing natural gas prices since March, positively impacted utility coal consumption and resulted in larger than normal stockpile drawdowns.  U.S. coal prices have strengthened with prompt Powder River Basin (PRB) 8,800 Btu/Lb coal prices reaching $12.10 per ton as of December 31, 2016, up 17% year-to-date.  As of March 16, 2017, the PRB 8,800 Btu/Lb coal prompt price was $11.35.

Peabody Energy Corporation	2016 Form 10-K/A	22

Peabody projects U.S. utility coal consumption to increase approximately 50 to 70 million tons in 2017 versus 2016, driven by higher natural gas prices and improved competitiveness of coal-fired electric generation. Peabody expects U.S. thermal coal supply and demand to continue to rebalance in 2017 as natural gas prices increase, coal consumption grows, exports stabilize and stockpile drawdowns continue. If natural gas prices are lower than projected in 2017, coal consumption will likely decrease relative to expectations.
Seaborne Thermal Coal. Seaborne thermal coal demand rose in the second half of 2016 resulting from increased import demand from China but has declined in recent months as China production increased following the government’s easing of production policy restrictions. Newcastle index thermal coal spot pricing reached its highest level since early 2012 at $114.75 in November, and was $88.40 per tonne as of December 31, 2016, up $37.80 per tonne (75%) year-over-year. Higher China import demand was primarily the result of stronger electricity generation, improved industrial demand and reduced domestic coal supply largely driven by restrictive policies. Seaborne demand growth outside of China has been relatively weak, as evidenced by reduced imports into India. As of March 16, 2017, the Newcastle index thermal coal spot price was $81.10.
Following the strong surge in prices, China relaxed production restrictions multiple times. In addition, recent price levels have incentivized exporting producers to increase production and export supply. A key driver for future seaborne thermal coal supply and demand balance is the outlook for China import demand, which remains uncertain and is expected to be dependent in part on the sustainability and enforcement of China’s domestic production policy.
Seaborne Metallurgical Coal. Supply tightness and increased seaborne import demand have resulted in sharply higher seaborne high quality hard coking coal prices in the second half of 2016. Domestic supply declines in China accelerated during the year largely due to policy restrictions, which along with reduced coal supplies from Australia and other key exporting countries drove spot pricing to $310 per tonne in November, its highest level since May 2011. Hard coking coal spot pricing was at $230 per tonne on December 31, 2016, up 201% year-to-date. Seaborne metallurgical coal prices for high quality hard coking coal and low-vol PCI settled at $285 and $180 per tonne, respectively, for quarterly contracts commencing in January 2017, increasing 43% and 35% percent, respectively, versus prior-quarter price levels. As of March 16, 2017, the hard coking coal and low-vol PCI coal spot prices were $159.75 and $107.75, respectively.
Similar to thermal, China’s domestic metallurgical coal production is expected to increase due to relaxed policy on production curtailments. While the impact remains uncertain, such policy changes could lead to reduced coal imports by China.
Long-Term Outlook
As part of its normal planning and forecasting process, Peabody utilizes a bottom-up approach to develop macroeconomic assumptions for key variables, including country level GDP, industrial production, fixed asset investment and third-party inputs, driving detailed supply and demand projections. This includes key demand centers for coal, generation and steel, while cost curves concentrate on major supply regions/countries that impact the regions in which the Company operates.
Our estimates involve risks and uncertainties and are subject to change based on various factors.
Seaborne Fundamentals
In 2016, seaborne coal prices rose from multi-year lows in the first half of the year to multi-year highs in later months as supply and demand fundamentals improved on strong import demand in China. During 2016, China thermal coal imports increased approximately 22% as compared to 2015, while metallurgical coal imports increased approximately 25% as compared to 2015, driven by domestic production policy restrictions and increased steel production.
Looking ahead, Peabody projects seaborne coal fundamentals to trend higher through 2021. In seaborne metallurgical coal, demand is forecast by Peabody to increase 30 to 35 million tonnes, or 10% – 15%, from 2016 to 2021. Growth in metallurgical coal demand is expected to be led by India, with an increase of approximately 25 million tonnes, which we expect could become the largest importer of seaborne metallurgical coal over this period. Longer-term metallurgical coal pricing is expected by Peabody to retreat to more stable levels, driven by expected China policies restricting supply and the response from seaborne suppliers.
In seaborne thermal coal, demand is expected by Peabody to rise modestly by 25 to 35 million tonnes from 2016 through 2021 as new generation capacity comes on line. Approximately 375 gigawatts of new gross coal capacity are expected by Peabody to be added by 2021. More than 85% of this projected increase is expected to be concentrated in the Asia-Pacific region as Association of Southeast Asian Nations capacity is forecasted by Peabody to surge approximately 75% over the period. Approximately 180 gigawatts are expected by Peabody to be added in China, 64 gigawatts added in India, 72 gigawatts added in other Asian countries and the remainder across the rest of the world. The majority of new capacity is projected by Peabody to be ultra or supercritical boiler types as part of a transition to a lower carbon-emitting coal fleet. Peabody expects a shift toward enhanced boilers to result in stronger demand for higher quality coal.

Peabody Energy Corporation	2016 Form 10-K/A	23

We believe Australia is well positioned to supply increased demand for both metallurgical and thermal coal, while Colombia is also positioned to grow thermal coal exports. Due to the cyclical nature of the coal industry, supply and demand fundamentals are subject to extreme fluctuations over time.
U.S. Fundamentals
In the U.S., coal demand rebounded in the second half of 2016 as natural gas prices rose sharply from the lowest levels in approximately 15 years. Peabody expects 2017 coal consumption to rebound from 2016 levels on higher natural gas prices. As a result, coal is projected by Peabody to fuel over 30% of U.S. electricity generation in 2017.
Longer term, Peabody forecasts U.S. coal consumption will decline 5 to 15 million tons between 2016 and 2021 as expected coal plant retirements are largely offset by higher capacity utilization at remaining plants. Approximately 50 gigawatts of plant retirements are expected by Peabody over the period, and competition for coal in electric generation from natural gas is expected to continue given low natural gas production costs and sufficient reserves.
By 2021, Peabody expects coal to supply an estimated 29% of U.S. electricity generation, down from approximately 30% in 2016. Coal from the PRB and Illinois Basin (ILB) is expected to remain most competitive on average against natural gas based on delivered fuel costs. By 2021, the PRB and ILB are projected by Peabody to supply nearly 55% of U.S. coal compared to approximately 51% in 2016. In addition, we believe PRB coal prices will improve over the period while ILB prices will stabilize. Key variables impacting stockpiles and prices included GDP, weather, renewables and gas exports. The economics of coal pricing and volume remain highly sensitive to natural gas prices.
Liquidity and Capital Resources
Overview
Our primary sources of cash are proceeds from the sale of our coal production to customers. We have also generated cash from the sale of non-strategic assets, including coal reserves and surface lands. Our primary uses of cash include the cash costs of coal production, capital expenditures, coal reserve lease and royalty payments, debt service costs, capital and operating lease payments, postretirement plans, take-or-pay obligations and post-mining retirement obligations. Historically, we have also generated cash from borrowings under our credit facilities and, from time to time, the issuance of securities.
Total Indebtedness. Our total indebtedness as of December 31, 2016 and 2015 consisted of the following:

	December 31,
	2016	2015
	(Dollars in millions)
2013 Revolver	$1,558.1	$—
2013 Term Loan Facility due September 2020	1,154.5	1,156.3
6.00% Senior Notes due November 2018	1,509.9	1,508.9
6.50% Senior Notes due September 2020	645.8	645.5
6.25% Senior Notes due November 2021	1,327.7	1,327.0
10.00% Senior Secured Second Lien Notes due March 2022	962.3	960.4
7.875% Senior Notes due November 2026	245.9	245.8
Convertible Junior Subordinated Debentures due December 2066	367.1	366.3
Capital lease obligations	19.7	30.3
Other	0.4	0.7
	7,791.4	6,241.2
Less: Current portion of long-term debt	20.2	5,874.9
Less: Liabilities subject to compromise	7,771.2	—
Long-term debt	$—	$366.3
Refer to Note 14. "Current and Long-term Debt" to the accompanying consolidated financial statements for further information regarding our indebtedness.

Peabody Energy Corporation	2016 Form 10-K/A	24

Liquidity After Filing Under Chapter 11 of the United States Bankruptcy Code
As of December 31, 2016, our available liquidity was $872.3 million, which was comprised of cash and cash equivalents. Of the $872.3 million of liquidity, $394.5 million was held by Debtor entities. Peabody is limited in its ability to transfer funds between Debtor and non-debtor entities or between certain non-debtor entities by court order, and, in certain instances, Peabody must first seek the approval of the Bankruptcy Court to make such transfers.
During the first quarter of 2016, we borrowed $947.0 million under the $1.65 billion revolving credit facility (as amended, the 2013 Revolver) for general corporate purposes. As a result of filing the Bankruptcy Petitions on April 13, 2016, we are in default under the 2013 Credit Facility and as such the 2013 Revolver can no longer be utilized.
As of the Petition Date, we had approximately $675 million letters of credit outstanding under the 2013 Revolver. Subsequent to the Petition Date, certain counterparties drew on a portion of those letters of credit.  The letters of credit were in place to support various types of obligations, though the most significant items related to bank guarantees in place for reclamation bonding requirements in Australia.  The draws required the recording of previously off-balance sheet liabilities, except in certain instances where we had previously recorded a liability, and as such have been reflected as additional borrowings under the 2013 Revolver.  The total of such letters of credit drawn was $611.1 million during the year ended December 31, 2016. "Investments and other assets" in the consolidated balance sheets as of December 31, 2016 includes $479.3 million of cash collateral in support of certain of these obligations.
Subject to certain exceptions under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the filing of the Bankruptcy Petitions. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the Debtors' property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a prepetition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.
The Bankruptcy Court has approved payment of certain prepetition obligations, including payments for employee wages, salaries and certain other benefits, customer programs, taxes, utilities and certain payments of insurance, essential suppliers, possessory lien vendors and surety bond issuers. Despite the liquidity provided by our existing cash on hand and cash from operations, our ability to maintain normal credit terms with our suppliers may become impaired. We have been and may continue to be required to pay cash in advance to certain vendors and may experience restrictions on the availability of trade credit, which would further reduce our liquidity. Our suppliers could refuse to provide key products and services if we are unable to reach an agreement on credit terms. In addition, due to the public perception of our financial condition and results of operations, in particular with regard to our potential failure to meet our debt obligations, some customers could be reluctant to enter into long-term agreements with us or may seek to terminate or modify their contracts with us.
We have incurred and expect to continue to incur significant costs associated with the Chapter 11 Cases and our reorganization, but we cannot accurately predict the effect the Chapter 11 Cases will have on our operations, liquidity, financial position and results of operations. We believe that our cash on hand and cash generated from the results of our operations will be sufficient to fund anticipated cash requirements through the Chapter 11 Cases for minimum operating and capital expenditures and for working capital purposes. However, given the current level of volatility in the market and the unpredictability of certain costs that could potentially arise in our mining operations, our liquidity needs could be significantly higher than we currently anticipate.
Our ability to maintain adequate liquidity through the reorganization process and beyond depends on our ability to successfully implement a plan of reorganization, operate our business, and manage our operating expenses and capital spending. Our anticipated liquidity needs are highly sensitive to changes in each of these and other factors. Refer to Part I, Item 1A. “Risk Factors” of this Annual Report on Form 10-K for a discussion of the risks associated with our liquidity after the filing of our Chapter 11 Cases.

Peabody Energy Corporation	2016 Form 10-K/A	25

Superpriority Secured Debtor-In-Possession Credit Agreement
On the Petition Date, the Debtors filed a motion (the DIP Motion) seeking authorization to use cash collateral and to approve financing (the DIP Financing) under that certain Superpriority Secured Debtor-In-Possession Credit Agreement (the DIP Credit Agreement) by and among Peabody as borrower, Peabody Global Funding, LLC, formerly known as the Global Center for Energy and Human Development and certain Debtors party thereto as guarantors (the Guarantors and together with the Company, the Loan Parties), the lenders party thereto (the DIP Lenders) and Citibank, N.A. as Administrative Agent (in such capacity, the DIP Agent) and L/C Issuer. The DIP Credit Agreement provided for (i) a term loan not to exceed $500 million (the DIP Term Loan Facility), of which $200 million was made available upon entry of an interim order, the remaining $300 million pending the entry of the final order approving the DIP Credit Agreement (the Final Order), secured by substantially all of the assets of the Loan Parties, subject to certain excluded assets and carve outs and guaranteed by the Loan Parties (other than the Company), which would be used for working capital and general corporate purposes, to cash collateralize letters of credit and to pay fees and expenses, (ii) a cash collateralized letter of credit facility in an amount up to $100 million (the L/C Facility), and (iii) a bonding accommodation facility in an amount up to $200 million consisting of (x) a carve-out from the collateral with superpriority claim status, subject only to the fees carve-out, entitling the authority making any bonding request to receive proceeds of collateral first in priority before distribution to any DIP Lender or other prepetition secured creditor, except for letters of credit issued under the DIP Credit Agreement and/or (y) a letter of credit facility (the Bonding L/C Facility). The aggregate face amount of all letters of credit issued under the L/C Facility and the Bonding L/C Facility could not at any time exceed $50 million without DIP Lender consent.
On April 15, 2016, the Bankruptcy Court issued an order approving the DIP Motion on an interim basis and authorizing the Loan Parties to, among other things, (i) enter into the DIP Credit Agreement and initially borrow up to $200 million, (ii) obtain a cash collateralized letter of credit facility in the aggregate amount of up to $100 million, and (iii) establish an accommodation facility for bonding requests in an aggregate stated amount of up to $200 million under the DIP Term Loan Facility. On April 18, 2016, we entered into the DIP Credit Agreement with the DIP Lenders and borrowed $200 million under the DIP Term Loan Facility. On May 17, 2016, the Bankruptcy Court approved the DIP Financing on a final basis and entered an order to that effect on May 18, 2016. On May 19, 2016, following entry of the Final Order, we borrowed the remaining $300 million available under the DIP Term Loan Facility. We paid aggregate debt issuance costs of $26.8 million during the year ended December 31, 2016 related to the DIP Term Loan Facility.
On December 14, 2016, the Bankruptcy Court entered an order authorizing the repayment of the DIP Term Loan Facility prior to its scheduled maturity date and on December 15, 2016, we repaid the DIP Term Loan Facility in full. Upon making this payment, our obligations under the DIP Credit Agreement were satisfied in full and it was terminated. In connection with the repayment and termination, we incurred a loss on the early debt extinguishment of $29.5 million, consisting of a $10.0 million early-termination fee and $19.5 million related to the write-off of unamortized deferred financing costs and an original issue discount.
Accounts Receivable Securitization Program
On March 25, 2016, we amended and restated our accounts receivable securitization program (securitization program) to, among other things, extend the term of the program by two years to March 23, 2018 and reduce the maximum availability under the facility from $275.0 million to $180.0 million. The accessible capacity of the program varies daily, dependent upon the actual amount of receivables available for contribution and various reserves and limits. As of December 31, 2016, $40.5 million was deposited in a collateral account to secure letters of credit.
With the approval of the Bankruptcy Court, we executed two additional amendments to the March 25, 2016 securitization agreement during the second quarter of 2016. These amendments permit the continuation of the securitization program through our Chapter 11 Cases, change the maturity date to the earlier of March 23, 2018 or the emergence of the Debtors from the Chapter 11 Cases, revise the associated fees and enter into an additional performance guarantee by our subsidiaries that are contributors under the securitization facility to fulfill the obligations of the other contributors.
On January 27, 2017, the Company and P&L Receivables Company, LLC (P&L Receivables) obtained a commitment letter (Commitment Letter) from PNC Bank, National Association (PNC), pursuant to which, in connection with the consummation of the proposed Plan, PNC has agreed to amend the existing securitization facility evidenced by the Fifth Amended and Restated Receivables Purchase Agreement, dated as of March 25, 2016 (as amended prior to the date hereof), among P&L Receivables, as the seller, the Company, as the servicer, the sub-servicers party thereto, the various purchasers and purchaser agents party thereto and PNC, as administrator, in order to, among other things, (i) increase the purchase limit to an amount not to exceed $250.0 million (the Purchase Limit), (ii) extend the facility termination date, and (iii) add certain Australian subsidiaries of the Company as originators (as so amended, the Sixth Amended Securitization Facility).
The commitment of PNC to provide 100% of the Purchase Limit under the Sixth Amended Securitization Facility is subject to certain conditions set forth in the Commitment Letter, including but not limited to the occurrence or waiver of all conditions precedent to the effectiveness of the Plan.

Peabody Energy Corporation	2016 Form 10-K/A	26

The Commitment Letter will terminate upon the occurrence of certain events described therein. The outside termination date for the Commitment Letter is May 1, 2017.
On January 27, 2017, the Debtors filed a motion with the Bankruptcy Court seeking authorization to enter into and perform under the Commitment Letter. On February 15, 2017, the Bankruptcy Court issued an order authorizing the Company’s entry into and performance under the Commitment Letter.
Exit Financing
On January 11, 2017, the Debtors obtained an exit facility commitment letter (Exit Facility Commitment Letter) from a consortium of lenders (Lenders), pursuant to which, in connection with the consummation of the Plan, the Lenders have agreed to provide a senior secured term loan facility (Term Loan Facility) in an aggregate amount of (a) $1.5 billion, less (b) the aggregate principal amount of privately placed debt securities (Notes) of the Company, or special purpose escrow issuer, issued on or prior to the closing date of the Term Loan Facility (Closing Date), plus (c) any amount of additional senior secured term loans funded on the Closing Date at the sole discretion of the Term Loan Facility's arranging Lenders and the Company.
The commitments of the Lenders to provide the Term Loan Facility are subject to the occurrence or waiver of all conditions precedent to the effectiveness of the Plan, other than the closing and funding of the Term Loan Facility (and the Notes issued in lieu thereof, if any). The Lenders’ commitments to provide and arrange the Term Loan Facility will terminate on a dollar-for-dollar basis to the extent of the issuance of the Notes.
On February 8, 2017, the Company announced the pricing of a $950.0 million senior secured term loan. The term loan will mature in 2022 and bear interest at a fluctuating rate of LIBOR plus 4.50% per annum, with a 1.00% LIBOR floor. The closing of the term loan is expected to occur in early April 2017, concurrent with the Plan Effective Date and subject to customary closing conditions and final documentation. The proceeds from the term loan will be used to fund a portion of the distributions to creditors provided for under the Plan.
Also on February 8, 2017, the Company announced that a special purpose wholly owned subsidiary of the Company priced an offering of $500.0 million aggregate principal amount of 6.000% senior secured notes due 2022 and $500.0 million aggregate principal amount of 6.375% senior secured notes due 2025, each exempt from the registration requirements of the Securities Act of 1933, as amended. The offering of the notes closed on February 15, 2017 at which time the net proceeds of the offering were funded into an escrow account pending the Plan Effective Date. The notes were offered by a special purpose wholly owned subsidiary of the Company. If certain conditions are satisfied on or before August 1, 2017, the net proceeds from the offering will be released from escrow to fund a portion of the distributions to creditors provided for under the Plan, and the Company will become the obligor under the notes.
Capital Requirements
Additions to Property, Plant, Equipment and Mine Development. Additions to property, plant, equipment and mine development during the year ended December 31, 2016 included expenditures associated with the extension of our Twentymile Mine in the U.S. and expenditures to sustain production across our operating platform.
In response to the challenging global environment, we have sought to maintain a controlled, disciplined approach to capital spending in order to preserve liquidity. In 2016, our additions to property, plant, equipment and mine development of $126.6 million were comparable to the prior year. For 2017, we are again targeting a tightly controlled capital expenditure level of $160 million to $190 million. We plan to defer significant growth and development projects across our global platform to time periods beyond 2017 and will continue to evaluate the timing associated with those projects based on changes in global coal supply and demand.
Coal Lease Expenditures. Federal coal lease expenditures, which pertain to U.S. federal coal reserves we lease from the U.S. Bureau of Land Management in support of our Powder River Basin Mining and Western U.S. Mining segment operations, amounted to $249.0 million in 2016. The 2016 expenditures primarily consisted of our final required payments on our current leases in the Powder River Basin. We currently anticipate that our annual federal coal lease expenditures will total approximately $1 million in 2017. In January 2016, the Secretary of the Interior ordered a three-year pause on new leases for coal mined on federal land as part of a review of the federal coal leasing program.
Settlement Agreement with the UMWA 1974 Pension Plan (UMWA Plan). On January 25, 2017, the UMWA Plan and the Debtors agreed to a settlement of the UMWA Plan's claim whereby the UMWA Plan will be entitled to $75 million to be paid by the Company as follows: $5 million on the Plan Effective Date, $10 million paid 90 days subsequent to that date, $15 million paid one year later and $15 million per year for the following three years. On March 15, 2017, the Debtors filed with the Bankruptcy Court a notice of settlement between the Debtors and the UMWA Plan.
Refer to Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" to the accompanying consolidated financial statements for additional information surrounding the settlement agreement.

Peabody Energy Corporation	2016 Form 10-K/A	27

Pension Contributions. Annual contributions to qualified plans are made in accordance with minimum funding standards and our agreement with the Pension Benefit Guaranty Corporation. Funding decisions also consider certain funded status thresholds defined by the Pension Protection Act of 2006 (generally 80%).  During the year ended December 31, 2016, we contributed $0.5 million and $0.6 million to our qualified and non-qualified pension plans, respectively. We expect to contribute approximately $5.9 million to our pension plans to meet minimum funding requirements for our qualified plans and benefit payments for our non-qualified plans in 2017. Contributions to non-qualified plans ceased subsequent to April 12, 2016 as a result of filing the Bankruptcy Petitions.
Historical Cash Flows
The following table summarizes our cash flows for the years ended December 31, 2016 and 2015, as reported in the accompanying consolidated financial statements:

	Year Ended December 31,		Increase (Decrease) to Cash Flow
	2016	2015	$	%
	(Dollars in millions)
Net cash used in operating activities	$(52.8)	$(14.4)	$(38.4)	(266.7)%
Net cash used in investing activities	(244.1)	(290.0)	45.9	15.8%
Net cash provided by financing activities	907.9	267.7	640.2	239.1%
Net change in cash and cash equivalents	611.0	(36.7)	647.7	1,764.9%
Cash and cash equivalents at beginning of period	261.3	298.0	(36.7)	(12.3)%
Cash and cash equivalents at end of period	$872.3	$261.3	$611.0	233.8%
Operating Activities. The decrease in net cash used in operating activities for the year ended December 31, 2016 compared to the prior year was driven by the following:

•	A reduction in the amount drawn on our accounts receivable securitization program ($307.0 million);

•	Funds that became restricted during the year as collateral for financial assurances associated with reclamation bonding requirements ($125.7 million); partially offset by

•	A year-over-year increase in working capital ($253.3 million); and

•	An increase associated with the reclassification from other comprehensive income for terminated hedge contracts that occurred in 2016 ($125.2 million).
Investing Activities.  The favorable change in cash results from investing activities for the year ended December 31, 2016 compared to the prior year was mainly due to:

•
Higher proceeds from disposals of assets ($74.0 million) primarily due to the sale of our 5.06% participation interest in the Prairie State Energy Campus, as well as our interest in undeveloped metallurgical reserve tenements in Queensland's Bowen Basin, which included the Olive Downs South, Olive Downs South Extended and Willunga tenements; and

•	Lower federal coal lease expenditures ($28.2 million); partially offset by

•
Lower net proceeds from debt and equity security investment transactions ($61.5 million) due primarily to the fourth quarter 2015 sale of debt securities and the second quarter 2015 divestment of our prior holdings of Winsway Enterprises Holdings Limited marketable equity securities.

Financing Activities. The increase in net cash provided by financing activities for the year ended December 31, 2016 compared to the prior year was reflective of:

•
Higher proceeds from long-term debt ($454.1 million), primarily due to the proceeds received from our DIP Term Loan Facility during the second quarter of 2016 ($475.0 million, net of original issue discount) and the net draws on our 2013 Revolver during the first quarter of 2016 ($947.0 million), partially offset by proceeds received from our Senior Secured Second Lien Notes ($975.7 million, net of original issue discount) during the first quarter of 2015; and

•
Lower repayments of long-term debt ($157.6 million), mainly due to the extinguishment of $650.0 million aggregate principal of our 2016 Senior Notes in the first quarter of 2015, offset by the repayment of the DIP Term Loan Facility ($500.0 million) in the fourth quarter of 2016.

Peabody Energy Corporation	2016 Form 10-K/A	28

Contractual Obligations
The following is a summary of our contractual obligations as of December 31, 2016:

	Payments Due By Year
	Total	Less than 1 Year	2 - 3 Years	4 - 5 Years	More than 5 Years
	(Dollars in millions)
Long-term debt obligations (principal and interest) (1)	$9,377.6	$490.2	$2,363.8	$2,343.9	$4,179.7
Capital lease obligations (principal and interest)	27.3	7.3	9.4	1.0	9.6
Operating lease obligations(2)	372.9	148.7	160.6	37.0	26.6
Unconditional purchase obligations(3)	7.4	7.4	—	—	—
Coal reserve lease and royalty obligations	53.8	6.1	10.9	10.2	26.6
Take-or-pay obligations(4)	1,596.9	209.9	379.7	234.7	772.6
Other long-term liabilities(5)	3,240.6	239.1	339.7	437.2	2,224.6
Total contractual cash obligations	$14,676.5	$1,108.7	$3,264.1	$3,064.0	$7,239.7

(1)
Represents the original contractual maturities of our long-term debt obligations, although $7.8 billion of debt is classified as liabilities subject to compromise as a result of our Chapter 11 Cases. The related interest on long-term debt was calculated using rates in effect at December 31, 2016 for the remaining contractual term of the outstanding borrowings. The above table does not include indebtedness expected to be incurred in connection with the Plan.

(2)	Excludes contingent rents. Refer to Note 15. "Leases" to the accompanying consolidated financial statements for additional discussion of contingent rental agreements.

(3)
We routinely enter into purchase agreements with approved vendors for most types of operating expenses in the ordinary course of business. Our specific open purchase orders (which have not been recognized as a liability) under these purchase agreements, combined with any other open purchase orders, are not material and though they are considered enforceable and legally binding, the related terms generally allow us the option to cancel, reschedule or adjust our requirements based on our business needs prior to the delivery of goods or performance of services. Accordingly, the commitments in the table above relate to orders to suppliers for capital purchases.

(4)
Represents various short- and long-term take or pay arrangements in Australia and the U.S. associated with rail and port commitments for the delivery of coal, including amounts relating to export facilities.

(5)
Represents long-term liabilities relating to our postretirement benefit plans, work-related injuries and illnesses, defined benefit pension plans, mine reclamation and end of mine closure costs and exploration obligations. Also includes $13 million of required payments to the VEBA established in connection with Patriot's bankruptcy, as well as $75 million related to the settlement of the UMWA 1974 Pension Plan Litigation described in Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" to the accompanying consolidated financial statements.

We do not expect any of the $20.1 million of net unrecognized tax benefits reported in our consolidated financial statements to require cash settlement within the next year. Beyond that, we are unable to make reasonably reliable estimates of periodic cash settlements with respect to such unrecognized tax benefits.
Off-Balance Sheet Arrangements
In the normal course of business, we are a party to guarantees and financial instruments with off-balance-sheet risk, most of which are not reflected in the accompanying consolidated balance sheets. As of August 14, 2017, we do not expect any material losses to result from these guarantees or off-balance-sheet instruments in excess of liabilities already provided for in the consolidated balance sheet as of December 31, 2016. However, we could experience a decline in our liquidity as financial assurances associated with reclamation bonding requirements, bank guarantees, surety bonds or other obligations are required to be collateralized by cash or letters of credit.
Guarantees and Other Financial Instruments with Off-Balance Sheet Risk. See Note 25. "Financial Instruments, Guarantees with Off-Balance Sheet Risk and Other Guarantees" to our consolidated financial statements for a discussion of our accounts receivable securitization program and guarantees and other financial instruments with off-balance sheet risk.

Peabody Energy Corporation	2016 Form 10-K/A	29

Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition, results of operations, liquidity and capital resources is based upon our financial statements, which have been prepared in accordance with U.S. GAAP. We are also required under U.S. GAAP to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
Impairment of Long-Lived Assets. We evaluate our long-lived assets used in operations for impairment as events and changes in circumstances indicate that the carrying amount of such assets might not be recoverable. Factors that would indicate potential impairment to be present include, but are not limited to, a sustained history of operating or cash flow losses, an unfavorable change in earnings and cash flow outlook, prolonged adverse industry or economic trends and a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition. We generally do not view short-term declines in thermal and metallurgical coal prices as a triggering event for conducting impairment tests because of historic price volatility. However, we view a sustained trend of depressed coal pricing (for example, over periods exceeding one year) as an indicator of potential impairment.
Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. For our active mining operations, we generally group such assets at the mine level, or the mining complex level for mines that share infrastructure, with the exception of impairment evaluations triggered by mine closures. In those cases involving mine closures, the related assets are evaluated at the individual asset level for transferability to ongoing operating sites, remaining economic life for use in reclamation-related activities or for expected salvage. For our development and exploration properties and portfolio of surface land and coal reserve holdings, we consider several factors to determine whether to evaluate those assets individually or on a grouped basis for purposes of impairment testing. Such factors include geographic proximity to one another, the expectation of shared infrastructure upon development based on future mining plans and whether it would be most advantageous to bundle such assets in the event of a sale to a third party.
When indicators of impairment are present, we evaluate our long-lived assets used in operations for recoverability by comparing the estimated undiscounted cash flows expected to be generated by those assets under various assumptions to their carrying amounts. If such undiscounted cash flows indicate that the carrying value of the asset group is not recoverable, impairment losses are measured by comparing the estimated fair value of the asset group to its carrying amount. As quoted market prices are unavailable for our individual mining operations, fair value is determined through the use of an expected present value technique based on the income approach, except for non-strategic coal reserves, surface lands and undeveloped coal properties excluded from our long-range mine planning. In those cases, a market approach is utilized based on the most comparable market multiples available. The estimated future cash flows and underlying assumptions used to assess recoverability and, if necessary, measure the fair value of our long-lived assets are derived from those developed in connection with our planning and budgeting process. We believe our assumptions are consistent with those a market participant would use for valuation purposes. The most critical assumptions underlying our projections include those surrounding future coal prices for unpriced coal, production costs (including costs for labor, commodity supplies and contractors), transportation costs, foreign currency exchange rates and a risk-adjusted, after-tax cost of capital (all of which generally constitute unobservable Level 3 inputs under the fair value hierarchy), in addition to market multiples for non-strategic coal reserves, surface lands and undeveloped coal properties excluded from our long-range mine planning (which generally constitute Level 3 inputs under the fair value hierarchy).
Impairment of long-lived assets included in continuing operations was $247.9 million for the year ended December 31, 2016. The assumptions used are based on our best knowledge at the time we prepare our analysis but can vary significantly due to changes in coal supply and demand, regulatory issues, unforeseen mining conditions, commodity prices and cost of labor. These types of changes may cause us to be unable to recover all or a portion of the carrying value of our long-lived assets. Because of the volatile and cyclical nature of the international seaborne coal markets, it is reasonably possible that seaborne metallurgical coal prices may not improve or decrease further in the near term, which, absent sufficient mitigation such as an offsetting reduction in our operating costs, may result in the need for future adjustments to the carrying value of our long-lived mining assets. Our assets whose recoverability and values are most sensitive to near-term pricing include certain Australian metallurgical and thermal assets and certain U.S. coal properties being leased to unrelated mining companies under agreements that require royalties to be paid as the coal is mined. Such assets had an aggregate carrying value of $1,407.3 million as of December 31, 2016. We conducted a review of those assets for recoverability as of December 31, 2016 and determined that, other than the charges described above, no further impairment charge was necessary as of that date.
See Note 4. "Asset Impairment" to our consolidated financial statements for additional information regarding impairment charges.

Peabody Energy Corporation	2016 Form 10-K/A	30

Income Taxes.  We account for income taxes in accordance with accounting guidance which requires deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. The guidance also requires that deferred tax assets be reduced by a valuation allowance if it is “more likely than not” that some portion or all of the deferred tax asset will not be realized. In our evaluation of the need for a valuation allowance, we take into account various factors, including the expected level of future taxable income, available tax planning strategies, reversals of existing taxable temporary differences and taxable income in carryback years. As of December 31, 2016, we had valuation allowances for income taxes totaling $4,037.5 million. If actual results differ from the assumptions made in our annual evaluation of our valuation allowance, we may record a change in valuation allowance through income tax expense in the period such determination is made.
Our liability for unrecognized tax benefits contains uncertainties because management is required to make assumptions and to apply judgment to estimate the exposures associated with our various filing positions. We recognize the tax benefit from an uncertain tax position only if it is “more likely than not” that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position must be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of December 31, 2016, we had net unrecognized tax benefits of $20.1 million included in recorded liabilities in the consolidated balance sheet. We believe that our judgments and estimates are reasonable; however, to the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our recorded liabilities, our effective tax rate in a given period could be materially affected.
See Note 12. "Income Taxes" in the accompanying consolidated financial statements for additional information regarding valuation allowances and unrecognized tax benefits.
Postretirement Benefit and Pension Liabilities.  We have long-term liabilities for our employees’ postretirement benefit costs and defined benefit pension plans. Liabilities for postretirement benefit costs are not funded. Our pension obligations are funded in accordance with the provisions of applicable laws. Expense for the year ended December 31, 2016 for postretirement benefit costs and pension liabilities totaled $79.8 million, while employer contributions were $49.5 million.
Each of these liabilities is actuarially determined and we use various actuarial assumptions, including the discount rate, future cost trends, demographic assumptions and expected asset returns to estimate the costs and obligations for these items. Our discount rate is determined by utilizing a hypothetical bond portfolio model which approximates the future cash flows necessary to service our liabilities. We make assumptions related to future trends for medical care costs in the estimates of postretirement benefit costs. Our medical trend assumption is developed by annually examining the historical trend of cost per claim data. In addition, we make assumptions related to rates of return on plan assets in the estimates of pension obligations. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could differ materially from our current estimates. Moreover, regulatory changes could affect our obligation to satisfy these or additional obligations.
For our postretirement benefit obligation, assumed discount rates and health care cost trend rates have a significant effect on the expense and liability amounts reported for our health care plans. Below we have provided two separate sensitivity analyses to demonstrate the significance of these assumptions in relation to reported amounts.

	For Year Ended December 31, 2016
	One-Percentage- Point Increase	One-Percentage- Point Decrease
	(Dollars in millions)
Health care cost trend rate:
Effect on total net periodic postretirement benefit cost	$10.6	$(9.3)
Effect on total postretirement benefit obligation	$67.0	$(61.9)

	For Year Ended December 31, 2016
	One-Half Percentage- Point Increase	One-Half Percentage- Point Decrease
	(Dollars in millions)
Discount rate:
Effect on total net periodic postretirement benefit cost	$(2.3)	$2.2
Effect on total postretirement benefit obligation	$(39.4)	$44.7

Peabody Energy Corporation	2016 Form 10-K/A	31

For our pension obligation, assumed discount rates and expected returns on assets have a significant effect on the expense and funded status amounts reported for our defined benefit pension plans. Below we have provided two separate sensitivity analyses to demonstrate the significance of these assumptions in relation to reported amounts.

	For Year Ended December 31, 2016
	One-Half Percentage- Point Increase	One-Half Percentage- Point Decrease
	(Dollars in millions)
Discount rate:
Effect on total net periodic pension cost	$(6.9)	$7.4
Effect on defined benefit pension plans' funded status	$48.0	$(52.5)

Expected return on assets:
Effect on total net periodic pension cost	$(3.8)	$3.8
See Note 17. "Postretirement Health Care and Life Insurance Benefits" and Note 18. "Pension and Savings Plans" to our consolidated financial statements for additional information regarding postretirement benefit and pension plans.
Asset Retirement Obligations.  Our asset retirement obligations primarily consist of spending estimates for surface land reclamation and support facilities at both surface and underground mines in accordance with applicable reclamation laws in the U.S. and Australia as defined by each mining permit. Asset retirement obligations are determined for each mine using various estimates and assumptions including, among other items, estimates of disturbed acreage as determined from engineering data, estimates of future costs to reclaim the disturbed acreage and the timing of these cash flows, discounted using a credit-adjusted, risk-free rate. As changes in estimates occur (such as mine plan revisions, changes in estimated costs or changes in timing of the reclamation activities), the obligation and asset are revised to reflect the new estimate after applying the appropriate credit-adjusted, risk-free rate. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could be materially different than currently estimated. Moreover, regulatory changes could increase our obligation to perform reclamation and mine closing activities. Asset retirement obligation expenses for the year ended December 31, 2016 were $41.8 million, and payments totaled $28.7 million. See Note 16. "Asset Retirement Obligations" to our consolidated financial statements for additional information regarding our asset retirement obligations.
Fair Value Measurements of Financial Instruments.  We evaluate the quality and reliability of the assumptions and data used in our foreign currency forward and option contracts, commodity futures, swaps and options and physical commodity purchase/sale contracts (collectively referred to as Instruments and Contracts) to measure fair value in the three level hierarchy, Levels 1, 2 and 3. Level 3 fair value measurements are those where inputs are unobservable or observable but cannot be market-corroborated, requiring us to make assumptions about pricing by market participants.
Generally, these Instruments and Contracts are valued using internally generated models that include forward pricing curve quotes from one to three reputable brokers. Our valuation techniques also include basis adjustments for heat rate, sulfur and ash content, port and freight costs, and credit risk. We validate our valuation inputs with third-party information and settlement prices from other sources where available. We also consider credit and nonperformance risk in the fair value measurement by analyzing the counterparty’s exposure balance, credit rating and average default rate, net of any counterparty credit enhancements (e.g., collateral), as well as our own credit rating for financial liability trading positions. Certain Instruments and Contracts include a credit valuation adjustment based on credit and non-performance risk. If the relative value of the credit valuation adjustment to total fair value is greater than 10%, we consider the adjustment to be an unobservable input. Thus, the Instrument or Contract is considered Level 3.
We have consistently applied these valuation techniques in all periods presented, and believe we have obtained the most accurate information reasonably available for the types of Instruments and Contracts held. Valuation changes from period to period for each level will increase or decrease depending on: (1) the relative change in fair value for positions held, (2) new positions added, (3) realized amounts for completed trades, and (4) transfers between levels. Our strategies utilize various Instruments and Contracts. Periodic changes in fair value for purchase and sale positions occur in each level and therefore, the overall change in value of our Instruments and Contracts requires consideration of valuation changes across all levels.
At December 31, 2016 we had no Corporate Hedging Instruments and Contracts categorized as Level 3. See Note 8. "Derivatives and Fair Value Measurements" to our consolidated financial statements for additional information regarding fair value measurements of our net financial asset trading positions.

Peabody Energy Corporation	2016 Form 10-K/A	32

At December 31, 2016, we had liabilities of $1.1 million of Coal Trading Instruments and Contracts categorized as Level 3. See Note 9. "Coal Trading" to our consolidated financial statements for additional information regarding fair value measurements of our net financial asset trading positions.
Contingent liabilities. From time to time, we are subject to legal and environmental matters related to our continuing and discontinued operations and certain historical, non-coal producing operations. In connection with such matters, we are required to assess the likelihood of any adverse judgments or outcomes, as well as potential ranges of probable losses.
A determination of the amount of reserves required for these matters is made after considerable analysis of each individual issue. We accrue for legal and environmental matters within "Operating costs and expenses" when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We provide disclosure surrounding loss contingencies when we believe that it is at least reasonably possible that a material loss may be incurred or an exposure to loss in excess of amounts already accrued may exist. Adjustments to contingent liabilities are made when additional information becomes available that affects the amount of estimated loss, which information may include changes in facts and circumstances, changes in interpretations of law in the relevant courts, the results of new or updated environmental remediation cost studies and the ongoing consideration of trends in environmental remediation costs.
Accrued contingent liabilities exclude claims against third parties and are not discounted. The current portion of these accruals is included in “Accounts payables and accrued expenses” and the long-term portion is included in “Other noncurrent liabilities” in our consolidated balance sheets. In general, legal fees related to environmental remediation and litigation are charged to expense. We include the interest component of any litigation-related penalties within "Interest expense" in our consolidated statements of operations. See Note 26. "Commitments and Contingencies" to our accompanying consolidated financial statements for further discussion of our contingent liabilities.
Newly Adopted Accounting Standards and Accounting Standards Not Yet Implemented
See Note 1. "Summary of Significant Accounting Policies" to our accompanying consolidated financial statements for a discussion of newly adopted accounting standards and accounting standards not yet implemented.
Item 8.     Financial Statements and Supplementary Data.
See Part IV, Item 15. "Exhibits and Financial Statement Schedules" of this report for the information required by this Item 8, which information is incorporated by reference herein.
Item 9A.     Controls and Procedures.
Evaluation of Disclosure Controls and Procedures
Our disclosure controls and procedures are designed to, among other things, provide reasonable assurance that material information, both financial and non-financial, and other information required under the securities laws to be disclosed is accumulated and communicated to senior management, including the principal executive officer and principal accounting officer, on a timely basis. Because of inherent limitations, any system of internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As of December 31, 2016, the end of the period covered by the Original Filing of our Form 10-K, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the Exchange Act) as of December 31, 2016 were effective.
In connection with the correction of an immaterial error as discussed in the Explanatory Note to this Form 10-K/A Amendment No. 2 and Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K/A Amendment No. 2, management became aware of a material weakness in internal control over financial reporting as of December 31, 2016. As a result of this material weakness, described below, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of December 31, 2016.
Changes in Internal Control Over Financial Reporting
We periodically review our internal control over financial reporting as part of our efforts to ensure compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, we routinely review our system of internal control over financial reporting to identify potential changes to our processes and systems that may improve controls and increase efficiency, while ensuring that we maintain an effective internal control environment. Changes may include such activities

Peabody Energy Corporation	2016 Form 10-K/A	33

as implementing new systems, consolidating the activities of acquired business units, migrating certain processes to our shared services organizations, formalizing and refining policies, procedures and control documentation requirements, improving segregation of duties and adding monitoring controls. In addition, when we acquire new businesses, we incorporate our controls and procedures into the acquired business as part of our integration activities. Other than the identification of a material weakness as of December 31, 2016 discussed in Management’s Report on Internal Control over Financial Reporting, there have been no changes in our internal control over financial reporting that occurred during the three months ended December 31, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Management's Report on Internal Control Over Financial Reporting
Management is responsible for maintaining and establishing adequate internal control over financial reporting. An evaluation of the effectiveness of the design and operation of our internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, as of the end of the period covered by this report was performed under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer. This evaluation is performed to determine if our internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
Because of inherent limitations, any system of internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management conducted an assessment of the effectiveness of our internal control over financial reporting using the criteria set by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework (2013) at the time the Original Filing was filed on March 22, 2017. Based on the assessment at the time of the Original Filing, management concluded that as of December 31, 2016, our internal controls over financial reporting were effective. Subsequent to this evaluation, management identified a material weakness existing in our internal controls as of December 31, 2016 (described below).
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
Management determined that the internal control around the reconciliation of tax basis balance sheets to deferred tax balances was not designed effectively and did not operate at a sufficient level of precision to prevent or detect a material misstatement on a timely basis.  Specifically, an immaterial misstatement related to deferred tax liabilities of a single taxpayer outside of the consolidated Australian tax paying group was identified, which resulted in the understatement of the income tax valuation allowance required to reduce the carrying value of its deferred tax assets. The Company has subsequently revised its financial statements and related disclosures to correct these errors.
The effectiveness of internal control over financial reporting has also been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report that is included herein.
Management’s Plans for Remediation
Management has been engaged and will continue to advance remedial activities to address the material weakness described above. We believe the risk of a material weakness in subsequent periods will be mitigated by the application of fresh start reporting, the implementation of an improved general ledger structure and a comprehensive analysis of all deferred tax positions. Additionally we will revise and enhance the design of existing controls and procedures to properly apply accounting principles in this area, which includes strengthening our income tax controls with improved documentation standards, training and technical oversight.
The material weakness will not be considered fully remediated until the applicable remedial controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. We expect that the remediation of this material weakness will be completed prior to the end of fiscal year 2017.

Peabody Energy Corporation	2016 Form 10-K/A	34

/s/ Glenn L. Kellow	/s/ Amy B. Schwetz
Glenn L. Kellow President and Chief Executive Officer	Amy B. Schwetz Executive Vice President and Chief Financial Officer
August 14, 2017

Peabody Energy Corporation	2016 Form 10-K/A	35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Peabody Energy Corporation
We have audited Peabody Energy Corporation’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), (the COSO criteria). Peabody Energy Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our report dated March 21, 2017, we expressed an unqualified opinion that Peabody Energy Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria. Management has subsequently identified a deficiency in controls related to its reconciliation of tax basis balance sheets to deferred tax balances, and has further concluded that such deficiency represented a material weakness as of December 31, 2016. As a result, management has revised its assessment, as presented in the accompanying Management's Report on Internal Control Over Financial Reporting to conclude that Peabody Energy Corporation’s internal control over financial reporting was not effective as of December 31, 2016. Accordingly, our present opinion on the effectiveness of Peabody Energy Corporation’s internal control over financial reporting as of December 31, 2016, as expressed herein, is different from that expressed in our previous report.
A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management's assessment. Management has identified a material weakness in controls related to the Peabody Energy Corporation's reconciliation of tax basis balance sheets to deferred tax balances. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Peabody Energy Corporation as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2016 consolidated financial statements, and this report does not affect our report dated March 21, 2017, except for the effects of the revisions described in the section entitled Correction of Prior Period Financial Information in Note 1 as to which the date is August 14, 2017, which expressed an unqualified opinion on those financial statements.

Peabody Energy Corporation	2016 Form 10-K/A	36

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Peabody Energy Corporation has not maintained effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.
/s/  Ernst & Young LLP
St. Louis, Missouri
March 21, 2017, except for the effects of the material weakness described in the sixth paragraph above, as to which the date is August 14, 2017

Peabody Energy Corporation	2016 Form 10-K/A	37

PART III
PART IV
Item 15.Exhibits and Financial Statement Schedules.
(a) Documents Filed as Part of the Report
(1) Financial Statements.
The following consolidated financial statements of Peabody Energy Corporation and the report thereon of the independent registered public accounting firm are included herein on the pages indicated:
(2) Financial Statement Schedules.
The following financial statement schedule of Peabody Energy Corporation is at the page indicated:

Page
Valuation and Qualifying Accounts	F-98
All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are not applicable and, therefore, have been omitted.
(3) Exhibits.
See Exhibit Index hereto.
Pursuant to the Instructions to Exhibits, certain instruments defining the rights of holders of long-term debt securities of the Company and its consolidated subsidiaries are not filed because the total amount of securities authorized under any such instrument does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. A copy of such instrument will be furnished to the Securities and Exchange Commission upon request.

Peabody Energy Corporation	2016 Form 10-K/A	38

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEABODY ENERGY CORPORATION

/s/ GLENN L. KELLOW
Glenn L. Kellow President and Chief Executive Officer
Date: August 14, 2017

Peabody Energy Corporation	2016 Form 10-K/A	39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Peabody Energy Corporation
We have audited the accompanying consolidated balance sheets of Peabody Energy Corporation (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peabody Energy Corporation at December 31, 2016 and 2015, and the consolidated results of its operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Peabody Energy Corporation’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated March 21, 2017, except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is August 14, 2017, expressed an adverse opinion.
/s/  Ernst & Young LLP
St. Louis, Missouri
March 21, 2017, except for the effects of the revisions described in the section entitled Correction of Prior Period Financial Information in Note 1, as to which the date is August 14, 2017

Peabody Energy Corporation	2016 Form 10-K/A	F- 1

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions, except per share data)
Revenues
Sales	$4,117.9	$5,138.3	$6,132.7
Other revenues	597.4	470.9	659.5
Total revenues	4,715.3	5,609.2	6,792.2
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	4,107.6	5,007.7	5,716.9
Depreciation, depletion and amortization	465.4	572.2	655.7
Asset retirement obligation expenses	41.8	45.5	81.0
Selling and administrative expenses	153.4	176.4	227.1
Restructuring and pension settlement charges	15.5	23.5	26.0
Other operating (income) loss:
Net gain on disposal of assets	(23.2)	(45.0)	(41.4)
Asset impairment	247.9	1,277.8	154.4
(Gain) loss from equity affiliates	(16.2)	15.9	107.6
Operating loss	(276.9)	(1,464.8)	(135.1)
Interest expense	298.6	465.4	426.6
Loss on early debt extinguishment	29.5	67.8	1.6
Interest income	(5.7)	(7.7)	(15.4)
Reorganization items, net	159.0	—	—
Loss from continuing operations before income taxes	(758.3)	(1,990.3)	(547.9)
Income tax (benefit) provision	(94.5)	(207.1)	147.4
Loss from continuing operations, net of income taxes	(663.8)	(1,783.2)	(695.3)
Loss from discontinued operations, net of income taxes	(57.6)	(175.0)	(28.2)
Net loss	(721.4)	(1,958.2)	(723.5)
Less: Net income attributable to noncontrolling interests	7.9	7.1	9.7
Net loss attributable to common stockholders	$(729.3)	$(1,965.3)	$(733.2)

Loss from continuing operations
Basic loss per share	$(36.72)	$(98.65)	$(39.51)
Diluted loss per share	$(36.72)	$(98.65)	$(39.51)
Net loss attributable to common stockholders
Basic loss per share	$(39.87)	$(108.29)	$(41.08)
Diluted loss per share	$(39.87)	$(108.29)	$(41.08)

Dividends declared per share	$—	$0.075	$5.100
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2016 Form 10-K/A	F- 2

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Net loss	$(721.4)	$(1,958.2)	$(723.5)
Other comprehensive income (loss), net of income taxes:
Net change in unrealized losses on available-for-sale securities (net of respective tax benefit of $0.0, $0.1 and $0.5)
Unrealized holding losses on available-for-sale securities	—	—	(3.7)
Reclassification for realized losses included in net loss	—	—	2.9
Net change in unrealized losses on available-for-sale securities	—	—	(0.8)
Net unrealized gains (losses) on cash flow hedges (net of respective tax provision (benefit) of $85.9, $72.2 and ($54.6))
Decrease in fair value of cash flow hedges	—	(131.3)	(195.0)
Reclassification for realized losses (gains) included in net loss	146.3	251.7	(10.2)
Net unrealized gains (losses) on cash flow hedges	146.3	120.4	(205.2)
Postretirement plans and workers' compensation obligations (net of respective tax (benefit) provision of ($1.5), $36.2 and ($10.3))
Prior service (cost) credit for the period	(4.5)	10.4	11.4
Net actuarial (loss) gain for the period	(13.5)	18.1	(142.7)
Amortization of actuarial loss and prior service cost included in net loss	15.4	31.9	32.7
Postretirement plans and workers' compensation obligations	(2.6)	60.4	(98.6)
Foreign currency translation adjustment	(1.8)	(34.9)	(41.0)
Other comprehensive income (loss), net of income taxes	141.9	145.9	(345.6)
Comprehensive loss	(579.5)	(1,812.3)	(1,069.1)
Less: Comprehensive income attributable to noncontrolling interests	7.9	7.1	9.7
Comprehensive loss attributable to common stockholders	$(587.4)	$(1,819.4)	$(1,078.8)
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2016 Form 10-K/A	F- 3

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(Amounts in millions, except per share data)
ASSETS
Current assets
Cash and cash equivalents	$872.3	$261.3
Restricted cash	54.3	—
Accounts receivable, net of allowance for doubtful accounts of $13.1 at December 31, 2016 and $6.6 at December 31, 2015	473.0	228.8
Inventories	203.7	307.8
Assets from coal trading activities, net	0.7	23.5
Deferred income taxes	—	53.5
Other current assets	486.6	447.6
Total current assets	2,090.6	1,322.5
Property, plant, equipment and mine development, net	8,776.7	9,258.5
Deferred income taxes	—	2.2
Investments and other assets	910.4	363.7
Total assets	$11,777.7	$10,946.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$20.2	$5,874.9
Liabilities from coal trading activities, net	1.2	15.6
Accounts payable and accrued expenses	990.4	1,446.3
Total current liabilities	1,011.8	7,336.8
Long-term debt, less current portion	—	366.3
Deferred income taxes	173.9	235.9
Asset retirement obligations	717.8	686.6
Accrued postretirement benefit costs	756.3	722.9
Other noncurrent liabilities	496.2	846.7
Total liabilities not subject to compromise	3,156.0	10,195.2
Liabilities subject to compromise	8,440.2	—
Total liabilities	11,596.2	10,195.2
Stockholders’ equity
Preferred Stock — $0.01 per share par value; 10.0 shares authorized, no shares issued or outstanding as of December 31, 2016 or December 31, 2015	—	—
Perpetual Preferred Stock — 0.8 shares authorized, no shares issued or outstanding as of December 31, 2016 or December 31, 2015	—	—
Series Common Stock — $0.01 per share par value; 40.0 shares authorized, no shares issued or outstanding as of December 31, 2016 or December 31, 2015	—	—
Common Stock — $0.01 per share par value; 53.3 shares authorized, 19.3 shares issued and 18.5 shares outstanding as of December 31, 2016 and December 31, 2015	0.2	0.2
Additional paid-in capital	2,422.0	2,410.7
Treasury stock, at cost — 0.8 shares as of December 31, 2016 and December 31, 2015	(371.8)	(371.7)
Accumulated deficit	(1,399.5)	(670.2)
Accumulated other comprehensive loss	(477.0)	(618.9)
Peabody Energy Corporation stockholders’ equity	173.9	750.1
Noncontrolling interests	7.6	1.6
Total stockholders’ equity	181.5	751.7
Total liabilities and stockholders’ equity	$11,777.7	$10,946.9
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2016 Form 10-K/A	F- 4

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Cash Flows From Operating Activities
Net loss	$(721.4)	$(1,958.2)	$(723.5)
Loss from discontinued operations, net of income taxes	57.6	175.0	28.2
Loss from continuing operations, net of income taxes	(663.8)	(1,783.2)	(695.3)
Adjustments to reconcile loss from continuing operations, net of income taxes to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	465.4	572.2	655.7
Noncash interest expense	61.3	30.6	23.6
Deferred income taxes	(97.0)	(138.3)	178.1
Noncash share-based compensation	12.8	28.2	46.8
Asset impairment	247.9	1,277.8	154.4
Net gain on disposal of assets	(23.2)	(45.0)	(41.4)
(Gain) loss from equity affiliates	(16.2)	15.9	107.6
Gain on voluntary employee beneficiary association settlement	(68.1)	—	—
Settlement of hedge positions	(25.0)	(14.9)	(136.9)
Reclassification from other comprehensive earnings for terminated hedge contracts	125.2	—	—
Noncash reorganization items, net	90.9	—	—
Changes in current assets and liabilities:
Accounts receivable	(101.3)	188.0	55.4
Change in receivable from accounts receivable securitization program	(168.5)	138.5	(70.0)
Inventories	104.0	96.2	104.9
Net assets from coal trading activities	8.5	(27.3)	(10.1)
Other current assets	(24.4)	14.8	7.7
Accounts payable and accrued expenses	156.5	(381.7)	(29.2)
Restricted cash	(125.7)	—	—
Asset retirement obligations	13.1	23.9	60.3
Workers’ compensation obligations	(0.4)	(4.2)	2.2
Accrued postretirement benefit costs	6.3	18.7	9.6
Accrued pension costs	21.7	29.6	28.3
Take-or-pay obligation settlement	(15.5)	—	—
Other, net	(7.4)	(20.9)	(10.7)
Net cash (used in) provided by continuing operations	(22.9)	18.9	441.0
Net cash used in discontinued operations	(29.9)	(33.3)	(104.4)
Net cash (used in) provided by operating activities	(52.8)	(14.4)	336.6
Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(126.6)	(126.8)	(194.4)
Changes in accrued expenses related to capital expenditures	(6.1)	(9.2)	(16.6)
Federal coal lease expenditures	(249.0)	(277.2)	(276.7)
Proceeds from disposal of assets, net of notes receivable	144.4	70.4	203.7
Purchases of debt and equity securities	—	(28.8)	(15.1)
Proceeds from sales and maturities of debt and equity securities	—	90.3	13.5
Contributions to joint ventures	(309.5)	(425.4)	(529.8)
Distributions from joint ventures	312.4	422.6	534.2
Advances to related parties	(40.4)	(3.7)	(33.7)
Repayment of loans from related parties	40.6	0.9	5.4
Other, net	(9.9)	(3.1)	(5.0)
Net cash used in investing activities	(244.1)	(290.0)	(314.5)
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2016 Form 10-K/A	F- 5

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Cash Flows From Financing Activities
Proceeds from long-term debt	$1,458.4	$975.7	$1.1
Repayments of long-term debt	(513.7)	(671.3)	(21.0)
Payment of deferred financing costs	(31.0)	(28.7)	(10.1)
Dividends paid	—	(1.4)	(92.3)
Restricted cash for distributions to noncontrolling interests	—	—	(42.5)
Other, net	(5.8)	(6.6)	(3.3)
Net cash provided by (used in) financing activities	907.9	267.7	(168.1)
Net change in cash and cash equivalents	611.0	(36.7)	(146.0)
Cash and cash equivalents at beginning of year	261.3	298.0	444.0
Cash and cash equivalents at end of year	$872.3	$261.3	$298.0
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2016 Form 10-K/A	F- 6

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Peabody Energy Corporation Stockholders’ Equity
	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Stockholders’ Equity
	(Dollars in millions)
December 31, 2013	$0.2	$2,342.6	$(464.7)	$2,198.5	$(419.2)	$39.2	$3,696.6
Net (loss) income	—	—	—	(733.2)	—	9.7	(723.5)
Net change in unrealized losses on available-for-sale securities (net of $0.5 tax benefit)	—	—	—	—	(0.8)	—	(0.8)
Net unrealized losses on cash flow hedges (net of $54.6 tax benefit)	—	—	—	—	(205.2)	—	(205.2)
Postretirement plans and workers’ compensation obligations (net of $10.3 tax benefit)	—	—	—	—	(98.6)	—	(98.6)
Foreign currency translation adjustment	—	—	—	—	(41.0)	—	(41.0)
Dividends paid	—	—	—	(92.3)	—	—	(92.3)
Share-based compensation for equity-classified awards	—	46.1	—	—	—	—	46.1
Write-off of excess tax benefits related to share-based compensation	—	(8.3)	—	—	—	—	(8.3)
Stock options exercised	—	0.5	—	—	—	—	0.5
Employee stock purchases	—	5.1	—	—	—	—	5.1
Repurchase of employee common stock relinquished for tax withholding	—	—	(2.4)	—	—	—	(2.4)
Distributions to noncontrolling interests	—	—	—	—	—	(4.7)	(4.7)
Dividend payable to noncontrolling interests	—	—	—	—	—	(42.5)	(42.5)
December 31, 2014	$0.2	$2,386.0	$(467.1)	$1,373.0	$(764.8)	$1.7	$2,529.0
Net (loss) income	—	—	—	(1,965.3)	—	7.1	(1,958.2)
Net change in unrealized losses on available-for-sale securities (net of $0.1 tax benefit)	—	—	—	—	—	—	—
Net unrealized gains on cash flow hedges (net of $72.2 tax provision)	—	—	—	—	120.4	—	120.4
Postretirement plans and workers’ compensation obligations (net of $36.2 tax provision)	—	—	—	—	60.4	—	60.4
Foreign currency translation adjustment	—	—	—	—	(34.9)	—	(34.9)
Dividends paid	—	—	—	(1.4)	—	—	(1.4)
Share-based compensation for equity-classified awards	—	26.2	—	—	—	—	26.2
Employee stock purchases	—	3.4	—	—	—	—	3.4
Defined contribution plan share contribution	—	(1.4)	97.5	(76.5)	—	—	19.6
Purchase of interest of noncontrolling stockholders	—	(3.5)	—	—	—	(0.5)	(4.0)
Repurchase of employee common stock relinquished for tax withholding	—	—	(2.1)	—	—	—	(2.1)
Consolidation of noncontrolling interests	—	—	—	—	—	1.6	1.6
Distributions to noncontrolling interests	—	—	—	—	—	(6.3)	(6.3)
Dividend payable to noncontrolling interests	—	—	—	—	—	(2.0)	(2.0)
December 31, 2015	$0.2	$2,410.7	$(371.7)	$(670.2)	$(618.9)	$1.6	$751.7
Net (loss) income	—	—	—	(729.3)	—	7.9	(721.4)
Net unrealized gains on cash flow hedges (net of $85.9 tax provision)	—	—	—	—	146.3	—	146.3
Postretirement plans and workers' compensation obligations (net of $1.5 tax benefit)	—	—	—	—	(2.6)	—	(2.6)
Foreign currency translation adjustment	—	—	—	—	(1.8)	—	(1.8)
Share-based compensation for equity-classified awards	—	11.3	—	—	—	—	11.3
Repurchase of employee common stock relinquished for tax withholding	—	—	(0.1)	—	—	—	(0.1)
Distributions to noncontrolling interests	—	—	—	—	—	(1.9)	(1.9)
December 31, 2016	$0.2	$2,422.0	$(371.8)	$(1,399.5)	$(477.0)	$7.6	$181.5
See accompanying notes to consolidated financial statements

Peabody Energy Corporation	2016 Form 10-K/A	F- 7

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements include the accounts of Peabody Energy Corporation and its affiliates. The Company, or Peabody, are used interchangeably to refer to Peabody Energy Corporation, to Peabody Energy Corporation and its subsidiaries, or to such subsidiaries, as appropriate to the context. Interests in subsidiaries controlled by the Company are consolidated with any outside stockholder interests reflected as noncontrolling interests, except when the Company has an undivided interest in an unincorporated joint venture. In those cases, the Company includes its proportionate share in the assets, liabilities, revenues and expenses of the jointly controlled entities within each applicable line item of the consolidated financial statements.  All intercompany transactions, profits and balances have been eliminated in consolidation. As discussed below in "Newly Adopted Accounting Standards," prior year amounts of deferred financing costs have been reclassified to conform with the new standard.
Pursuant to the authorization provided at a special meeting of the Company's stockholders held on September 16, 2015, the Company completed a 1-for-15 reverse stock split of the shares of the Company’s common stock on September 30, 2015 (the Reverse Stock Split). As a result of the Reverse Stock Split, every 15 shares of issued and outstanding common stock were combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares were issued as a result of the Reverse Stock Split and any fractional shares that would otherwise have resulted from the Reverse Stock Split were paid in cash. The Reverse Stock Split reduced the number of shares of common stock outstanding from approximately 278 million shares to approximately 19 million shares. The number of authorized shares of common stock was also decreased from 800 million shares to 53.3 million shares. The Company's common stock began trading on a reverse stock split-adjusted basis on October 1, 2015. All share and per share data included in this report has been retroactively restated to reflect the Reverse Stock Split. Since the par value of the common stock remained at $0.01 per share, the value for "Common stock" recorded to the Company's consolidated balance sheets has been retroactively reduced to reflect the par value of restated outstanding shares, with a corresponding increase to "Additional paid-in capital."
The Company has classified items within discontinued operations in the audited consolidated financial statements for disposals (by sale or otherwise) that have occurred prior to January 1, 2015 when the operations and cash flows of a disposed component of the Company were eliminated from the ongoing operations of the Company as a result of the disposal and the Company no longer had any significant continuing involvement in the operation of that component.
Description of Business
The Company is engaged in the mining of thermal coal for sale primarily to electric utilities and metallurgical coal for sale to industrial customers. The Company’s mining operations are located in the United States (U.S.) and Australia, including an equity-affiliate mining operation in Australia. The Company also markets and brokers coal from other coal producers, both as principal and agent, and trades coal and freight-related contracts through trading and business offices in Australia, China, Germany, the United Kingdom and the U.S. (listed alphabetically). The Company’s other energy-related commercial activities include managing its coal reserve and real estate holdings and supporting the development of clean coal technologies.

Peabody Energy Corporation	2016 Form 10-K/A	F- 8

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Correction of Prior Period Financial Information
Subsequent to the Original Filing of the Annual Report on Form 10-K for the year ended December 31, 2016, an error was identified that impacted previously reported results. When determining whether a valuation allowance was required to reduce the deferred tax assets of one of its tax paying components to an amount that was more likely than not to be realized, the Company inappropriately considered the future reversal of existing temporary differences from another tax paying component as a source of taxable income. The initial error occurred in 2013 and resulted in a $251.3 million understatement of the required valuation allowance and an overstatement of retained earnings of the same amount. Although the error does not materially impact the statements of operations for the three year period presented in the Consolidated Financial Statements included in this Form 10-K/A, the correction of the entire cumulative balance sheet difference in the current period would be material to the current period operating results. The correction of the error increased the reported net deferred tax liability by $156.3 million and $166.8 million and increased the accumulated deficit balance by those same amounts as of December 31, 2016 and 2015, respectively, compared to the amounts previously reported. The error did not have an impact on the Company’s liquidity or cash flows from operations, nor did it have an impact on the Company’s compliance with any of its debt covenants. Financial information included in the accompanying financial statements and the notes thereto reflect the effects of the corrections described in the preceding discussion and tables below.

	Year Ended December 31,
	2016		2015
	Previously Reported	As Adjusted	Previously Reported	As Adjusted
	(In millions, except per share data)
Results of Operations Amounts
Income tax benefit	$(84.0)	$(94.5)	$(176.4)	$(207.1)
Loss from continuing operations, net of income taxes	(674.3)	(663.8)	(1,813.9)	(1,783.2)
Net loss	(731.9)	(721.4)	(1,988.9)	(1,958.2)
Net loss attributable to common stockholders	(739.8)	(729.3)	(1,996.0)	(1,965.3)

Basic and diluted loss per share - loss from continuing operations	$(37.30)	$(36.72)	$(100.34)	$(98.65)

Balance Sheet Amounts (at period end)
Deferred income taxes	$17.6	$173.9	$69.1	$235.9
Accumulated deficit	$(1,243.2)	$(1,399.5)	$(503.4)	$(670.2)

	Year Ended December 31,
	2014
	Previously Reported	As Adjusted
	(In millions, except per share data)
Results of Operations Amounts
Income tax provision	$201.2	$147.4
Loss from continuing operations, net of income taxes	(749.1)	(695.3)
Net loss	(777.3)	(723.5)
Net loss attributable to common stockholders	(787.0)	(733.2)

Basic and diluted loss per share - loss from continuing operations	$(42.52)	$(39.51)

Balance Sheet Amounts (at period end)
Deferred income taxes	$89.1	$286.6
Retained earnings	$1,570.5	$1,373.0

Peabody Energy Corporation	2016 Form 10-K/A	F- 9

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Filing Under Chapter 11 of the United States Bankruptcy Code
On April 13, 2016 (the Petition Date), Peabody and a majority of its wholly owned domestic subsidiaries as well as one international subsidiary in Gibraltar (the Filing Subsidiaries, and together with Peabody, the Debtors) filed voluntary petitions for reorganization (the petitions collectively, the Bankruptcy Petitions) under Chapter 11 of Title 11 of the U.S. Code (the Bankruptcy Code) in the United States Bankruptcy Court for the Eastern District of Missouri (the Bankruptcy Court). The Company’s Australian operations and other international subsidiaries are not included in the filings. The Debtors' Chapter 11 cases (collectively, the Chapter 11 Cases) are being jointly administered under the caption In re Peabody Energy Corporation, et al., Case No. 16-42529 (Bankr. E.D. Mo.). The Debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. In general, as debtors-in-possession, the Debtors are authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.
The filings of the Bankruptcy Petitions constituted an event of default under the Company’s prepetition credit agreement as well as the indentures governing certain of the Company’s debt instruments, as further described in Note 14. "Current and Long-term Debt" to the consolidated financial statements, and all unpaid principal and accrued and unpaid interest due thereunder became immediately due and payable. Any efforts to enforce such payment obligations are automatically stayed as a result of the Bankruptcy Petitions and the creditors' rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.
Additionally, on the Petition Date, the New York Stock Exchange (NYSE) determined that Peabody’s common stock was no longer suitable for listing pursuant to NYSE regulations, and trading in the Company’s common stock was suspended. The Company's common stock began trading on the OTC Pink Sheets marketplace under the symbol BTUUQ on April 14, 2016. Following the Petition Date, the NYSE formally de-listed the Company's common stock.
In August 2016, the Company outlined a business plan intended to form the basis for its plan of reorganization, as further described below. As a result of its reorganization, the Company expects to emerge from its Chapter 11 Cases with the competitive cost structure necessary to improve its financial position and provide long-term stability for its stakeholders in the face of potentially volatile supply and demand conditions. Important aspects of the Company’s emergence business strategy include (i) a continued focus on safe, cost-disciplined mining operations and reclamation activities, (ii) maximization of the most profitable elements of its asset base and potential divesture of non-strategic assets, (iii) investment return-driven capital discipline, and (iv) a reduction of overall debt and fixed charges.
Filing of Plan of Reorganization with the Bankruptcy Court. In order to successfully emerge from the Chapter 11 Cases, the Debtors must propose and obtain confirmation from the Bankruptcy Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code. The Debtors retain the exclusive right to file a plan of reorganization until May 1, 2017, and have the exclusive right until June 30, 2017 to obtain the necessary acceptances to a plan. These periods may be extended by the Bankruptcy Court for cause. If the Debtors’ exclusivity period were to lapse, any party in interest may file a plan of reorganization for any of the Debtors.
On January 27, 2017, the Debtors filed with the Bankruptcy Court their Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (as further modified, the Plan) and a related Second Amended Disclosure Statement with Respect to Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (Disclosure Statement). The Plan provides for, among other things, (1) classification and treatment of various claims and equity interests, (2) a reduction of the Company’s debt upon emergence, and (3) the recapitalization of the Company through a rights offering and private placement for equity securities of the Company. The Bankruptcy Court approved the Disclosure Statement by order entered on January 27, 2017.
The reorganization contemplated by the Plan will reduce the Debtors' debt burden by over $6.6 billion, but does not compromise existing coal mining reclamation obligations. The Plan will provide creditors with recoveries, funded in large part by a $1.95 billion first lien exit facility, a $750 million rights offering available to holders of second lien and general unsecured claims, and a $750 million private placement offering of new mandatory convertible preferred stock of the Company. Under the Plan, current holders of the Company’s equity interests will not receive any distributions, and their equity interests will be canceled once the Plan becomes effective.

Peabody Energy Corporation	2016 Form 10-K/A	F- 10

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company and various creditor constituencies entered into an agreement which serves as the cornerstone of the Plan (the Global Settlement). The Global Settlement is premised upon a consensual resolution of a number of complex issues that have been the subject of extensive and vigorous negotiations post-petition among the Debtors and holders of certain second lien notes. Under the Global Settlement, certain lenders will backstop the first lien exit facility by agreeing to take up to $1.5 billion in take-back paper in the event the Debtors are unable to raise the exit facility, subject to certain restrictions as set forth in the Plan. Similarly, holders of certain second lien notes have agreed that, at the Company's sole discretion, in partial satisfaction of their claims, they may receive $450 million in cash, $450 million of first lien debt on the same terms as the exit facility or $450 million of new second lien notes at terms and conditions set forth in the Plan.  A third group of lenders and other parties have agreed to backstop the $750 million rights offering and invest through the $750 million private placement offering in order to ensure that the Company raises the $1.5 billion equity investment that will be necessary to consummate the Plan.
On January 11, 2017, the Debtors obtained an exit facility commitment letter (Exit Facility Commitment Letter) from a consortium of lenders (Lenders), pursuant to which, in connection with the consummation of the Plan, the Lenders have agreed to provide a senior secured term loan facility (Term Loan Facility) in an aggregate amount of (a) $1.5 billion, less (b) the aggregate principal amount of privately placed debt securities (Notes) of the Company, or special purpose escrow issuer, issued on or prior to the closing date of the Term Loan Facility (Closing Date), plus (c) any amount of additional senior secured term loans funded on the Closing Date at the sole discretion of the Term Loan Facility's arranging Lenders and the Company.
The commitments of the Lenders to provide the Term Loan Facility are subject to the occurrence or waiver of all conditions precedent to the effectiveness of the Plan, other than the closing and funding of the Term Loan Facility (and the Notes issued in lieu thereof, if any). The Lenders’ commitments to provide and arrange the Term Loan Facility will terminate on a dollar-for-dollar basis to the extent of the issuance of the Notes.
On February 8, 2017, the Company announced the pricing of a $950.0 million senior secured term loan. The term loan will mature in 2022 and bears interest at a fluctuating rate of LIBOR plus 4.50% per annum, with a 1.00% LIBOR floor. The closing of the term loan is expected to occur in early April 2017, concurrently with the anticipated effective date of the Plan and subject to customary closing conditions and final documentation. The proceeds from the term loan will be used to fund a portion of the distributions to creditors provided for under the Plan.
Also on February 8, 2017, the Company announced that a special purpose wholly owned subsidiary of the Company priced an offering of $500.0 million aggregate principal amount of 6.000% senior secured notes due 2022 and $500.0 million aggregate principal amount of 6.375% senior secured notes due 2025, each exempt from the registration requirements of the Securities Act of 1933, as amended. The offering of the notes closed on February 15, 2017 at which time the net proceeds of the offering were funded into an escrow account pending the Plan Effective Date. The notes are being offered by a special purpose wholly owned subsidiary of the Company. If certain conditions are satisfied on or before August 1, 2017, the net proceeds from the offering will be released from escrow to fund a portion of the distributions to creditors provided for under the Plan, and the Company will become the obligor under the notes.
Pursuant to the Plan, the Company will use reasonable best efforts to cause the Company's common stock (Reorganized PEC Common Stock) and Preferred Equity (as defined below) to be listed on the New York Stock Exchange as soon as practicable after the Plan Effective Date.
The Plan also provides for a long-term incentive plan (the LTIP) for directors, management and other employees of the Company, including reservation of an amount of Reorganized PEC Common Stock for the LTIP.
In addition, in accordance with the Plan, a nine member Board of Directors of the Company was established (the Reorganized PEC Board). The Reorganized PEC Board is comprised of the Company’s Chief Executive Officer and eight independent directors.
On January 26, 2017, the Bankruptcy Court approved the amended Disclosure Statement, and authorized the Debtors to begin soliciting votes from creditors to approve the Plan. Subsequently, the Debtors solicited votes on the Plan. On March 15, 2017, the Debtors filed a revised version of the Plan. On March 16, 2017, the Bankruptcy Court held a hearing to determine whether the Plan should be confirmed. On March 17, 2017, the Bankruptcy Court entered an order confirming the Plan.

Peabody Energy Corporation	2016 Form 10-K/A	F- 11

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Although the Bankruptcy Court has confirmed the Plan, the Debtors have not yet consummated all of the transactions that are contemplated by the Plan. Rather, the Debtors intend to consummate these transactions in the near future, on or before the Plan Effective Date. As set forth in Section V.B of the Plan, there are certain conditions precedent to the occurrence of the Plan Effective Date, which must be satisfied or waived in accordance with the Plan in order for the Plan to become effective and the Debtors to emerge from the Chapter 11 Cases. The Debtors anticipate that each of these conditions will be either satisfied or waived by early April 2017, which is the target for the Debtors' emergence from the Chapter 11 Cases. On the Plan Effective Date, the Debtors will, generally, no longer be governed by the Bankruptcy Court's oversight.
Under the provisions set forth in Section 1129(b) of the Bankruptcy Code, the Bankruptcy Court confirmed the Plan even though the Plan was not accepted by all impaired classes of claims and equity interests. The classes of claims or equity interests that will not receive or retain any property under the Plan on account of such claims or interests were deemed to have voted to reject the Plan. The precise requirements and evidentiary showing for confirming a plan notwithstanding its rejection by one or more impaired classes of claims or equity interests depends upon a number of factors, including the status and seniority of the claims or equity interests in the rejecting class (e.g., secured claims or unsecured claims, subordinated or senior claims, preferred or common stock). Generally, the Bankruptcy Court confirmed the Plan and allowed it to be “crammed down” on owners of the Company's common stock, even though the shareowners will receive no recovery under the Plan, because the Debtors demonstrated that (1) no class junior to the common stock is receiving or retaining property under the Plan and (2) no class of claims or interests senior to the common stock is being paid more than in full.
Notices to Creditors; Effect of Automatic Stay. Shortly after the Petition Date, the Debtors began notifying all known current or potential creditors of the Chapter 11 filing. Pursuant to Section 362 of the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically stayed most actions against the Debtors, including actions to collect indebtedness incurred prior to the Petition Date or to exercise control over the Debtors’ property. Subject to certain exceptions under the Bankruptcy Code, the filing of the Debtors’ Chapter 11 Cases also automatically stayed the continuation of most legal proceedings, including certain of the third party litigation matters described in Note 26. "Commitments and Contingencies" and Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" of this report or the filing of other actions against or on behalf of the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date or to exercise control over property of the Debtors’ bankruptcy estates, unless and until the Bankruptcy Court modifies or lifts the automatic stay as to any such claim. Notwithstanding the general application of the automatic stay described above, governmental authorities may determine to continue actions brought under their police and regulatory powers.
The automatic stay remains in place pending the occurrence of the Plan Effective Date. After the Plan Effective Date, subject to certain limited exceptions, holders of claims against the Debtors and interests in the Debtors will be bound by the discharge, release and exculpation provisions set forth in Sections V.E.2, V.E.4 and V.E.5 of the Plan and will be enjoined from taking any action against the reorganized Debtors pursuant to the injunction provisions set forth in Section V.E.3 of the Plan and paragraphs 16 through 31 of the order confirming the Plan.
Appointment of Creditors' Committee. As required by the Bankruptcy Code, the United States Trustee for the Eastern District of Missouri appointed an official committee of unsecured creditors (the Creditors' Committee) on April 29, 2016. On January 4, 2017, the United States Trustee for the Eastern District of Missouri filed a document with the Bankruptcy Court indicating that additional members had been added to the Creditors' Committee. The Creditors' Committee represents all unsecured creditors of the Debtors and has a right to be heard on all matters that come before the Bankruptcy Court. The Creditors' Committee has been generally supportive of the Debtors’ positions on various matters. After negotiations between the Creditors' Committee and the Debtors, the Debtors agreed to include the following provisions in the Plan in exchange for the Creditors' Committee's support for the Plan: (a) holders of Class 5B Claims (as defined in the Plan) will have the option to elect to receive, in lieu of receiving other distributions on such claims, their pro rata share of $75 million in cash (with recoveries capped at 50%) and (b) the cash distributable to Class 5A Claims (as defined in the Plan) will be set at $5 million. In exchange for these, and certain other, provisions, the Creditors' Committee agreed to support the Plan.
Rejection of Executory Contracts. Under Section 365 and other relevant sections of the Bankruptcy Code, the Debtors may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property and mining equipment, subject to the approval of the Bankruptcy Court and certain other conditions. In general, rejection of an executory contract or unexpired lease is treated as a prepetition breach of the executory contract or unexpired lease in question and, subject to certain exceptions, relieves the Debtors of performing their future obligations under such executory contract or unexpired lease but entitles the contract counterparty or lessor to a prepetition general unsecured claim for damages caused by such deemed breach. Counterparties to such rejected contracts or leases can file claims against the Debtors for such damages. Generally, the assumption of an executory contract or unexpired lease requires the Debtors to cure existing defaults under such executory contract or unexpired lease.

Peabody Energy Corporation	2016 Form 10-K/A	F- 12

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under the terms of the Plan, the Debtors will reject all of their executory contracts and unexpired leases unless the Debtors expressly provide for the assumption of any such executory contract or unexpired lease, or any such executory contract or unexpired lease is otherwise assumed pursuant to the terms of the Plan. With limited exceptions, the assumptions and rejections of the executory contracts and unexpired leases pursuant to the Plan will occur as of the Plan Effective Date.
Liabilities subject to compromise and resolution in the Chapter 11 proceedings will likely arise in the future as a result of damage claims created by the Debtors’ rejection of various executory contracts and unexpired leases. Such claims may be material (see “Magnitude of Potential Claims” below).
Impact of the Chapter 11 Cases on Certain Leases. The Company leases equipment and facilities under various noncancelable lease agreements. Certain lease agreements were subject to the restrictive covenants of the 2013 Credit Facility and include cross-acceleration provisions, under which the lessor could require certain remedies including, but not limited to, immediate recovery of the present value of any remaining lease payments. In relation to the Company's non-debtor subsidiaries, the Company is in various stages of negotiating stand-still arrangements with some lessors confirming the lessor will not exercise those rights. The Company does not currently believe it is probable the lessors will exercise those rights for the non-debtor subsidiaries. The lessors' rights related to the Debtor subsidiaries were automatically stayed as a result of the filing of the Chapter 11 Cases. As of December 31, 2016, the Company had approximately $189 million of remaining commitments under these non-debtor lease arrangements.
Adequate Protection. The Debtors were required to make adequate protection payments subsequent to the Petition Date to certain secured lenders and other parties in accordance with Section 502(b)(2) of the Bankruptcy Code in order to continue using the assets comprising collateral under the Debtors’ first lien debt and because of the priming liens granted to the DIP Lenders, as defined in Note 14. "Current and Long-term Debt". Such payments are included in interest expense in the accompanying consolidated statements of operations.
Magnitude of Potential Claims. The Debtors filed with the Bankruptcy Court schedules and statements of financial affairs setting forth, among other things, the assets and liabilities of the Debtors, subject to the assumptions filed in connection therewith. The schedules were not prepared in accordance with generally accepted accounting principles and are subject to amendment or modification.
Bankruptcy Rule 3003(c)(3) requires the Bankruptcy Court to set the time within which proofs of claim must be filed in a Chapter 11 case. The Bankruptcy Court established August 19, 2016 (the Bar Date) as the last date and time for each person or entity to file a proof of claim against the Debtors. The Bankruptcy Court also established October 11, 2016, as the last date for governmental units to file a proof of claim against the Debtors. Subject to certain exceptions, the Bar Date applies to all claims against the Debtors that arose prior to the Petition Date.
As of March 20, 2017, nearly 7,000 claims had been filed with the Bankruptcy Court against the Debtors, and new and amended claims are expected to be filed in the future, including claims amended to assign values to claims originally filed with no designated value. Management has identified, and expects to continue to identify, many claims that it believes should be disallowed by the Bankruptcy Court because they are duplicative, have been later amended or superseded, are without merit, are overstated or for other reasons. The Bankruptcy Court has disallowed certain claims and has not yet ruled on other objections to claims. Management expects to continue to file objections in the future. Because the process of analyzing and objecting to claims will be ongoing, the number of disallowed claims may increase significantly in the future.
Through the claims resolution process, differences in amounts scheduled by the Debtors and claims filed by creditors will be investigated and resolved, including through the filing of objections with the Bankruptcy Court where appropriate. In light of the substantial number and amount of claims filed, the claims resolution process may take considerable time to complete, and management expects that it will continue after emergence from Chapter 11. Accordingly, the ultimate number and amount of allowed claims is not presently known, nor is the exact recovery with respect to allowed claims presently known.
Costs of Reorganization. The Company has incurred and will continue to incur significant costs associated with reorganization. The amount of these costs, which are being expensed as incurred, are expected to significantly affect the Company’s results of operations. For additional information, see Note 2. “Reorganization Items, Net".

Peabody Energy Corporation	2016 Form 10-K/A	F- 13

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effect of Filing on Creditors and Equity Holders. Under the priority structure established by the Bankruptcy Code, unless creditors agree otherwise, prepetition claims and post-petition claims must be satisfied in full before equity holders are entitled to receive any distribution or retain any property under a plan of reorganization. Under the Plan, current holders of Peabody common stock will not retain or receive any property, and the common stock, and other Peabody equity interests, will be canceled upon the Plan Effective Date. As discussed above (see “Filing of Plan of Reorganization with the Bankruptcy Court”), because the Plan satisfied the requirements of Section 1129(b) of the Bankruptcy Code, the Plan was confirmed notwithstanding its rejection by the holders of Peabody common stock and notwithstanding the fact that such holders do not receive or retain any property on account of their equity interests under the plan.
Newly Adopted Accounting Standards
Going Concern. In August 2014, the Financial Accounting Standards Board (FASB) issued disclosure guidance that requires management to evaluate, at each annual and interim reporting period, whether substantial doubt exists about an entity's ability to continue as a going concern and, if applicable, to provide related disclosures. As outlined by that guidance, substantial doubt about an entity's ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or are available to be issued). The new guidance is effective for annual reporting periods ending after December 15, 2016 (the year ending December 31, 2016 for the Company) and interim periods thereafter, with early adoption permitted.
The Company is currently operating its business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court, has incurred net losses for the years ended 2016, 2015 and 2014, and had an accumulated deficit as of December 31, 2016 and 2015. These conditions raise substantial doubt about the Company's ability to continue for one year from the date these financial statements are issued. However, the Bankruptcy Court entered an order confirming the Plan on March 17, 2017 and the Company's current projections, based on the confirmed Plan, indicate that it is probable the Company will have sufficient liquidity to meet its obligations as they become due within one year after the date of this report. The confirmed Plan provides for the elimination of the Company's existing debt outstanding at December 31, 2016, which is discussed in Note 14. "Current and Long-term Debt." The Company's projections include the debt issued and planned equity issuance as part of its restructuring which are discussed above in “Filing of Plan of Reorganization with the Bankruptcy Court." Given the Plan confirmation on March 17, 2017, management believes it is probable the Plan will become effective and consummated in early April 2017, and emergence from the Chapter 11 Cases will occur at that time. There are certain substantial conditions precedent for the confirmed Plan to become effective and legally binding. Management believes it is probable these conditions precedent to the Plan effective date will be satisfied or waived by the Company’s targeted emergence date in early April 2017. Based on the confirmation of the Plan and the Company's financial projections, management believes it is probable the conditions that raise substantial doubt about its ability to continue as a going concern have been alleviated.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business, the likelihood of which has been increased by the Bankruptcy Court’s confirmation of the Company’s Plan and the Company's ability to obtain exit financing, but is contingent on the Company’s ability to successfully consummate the Plan and maintain sufficient liquidity, among other factors. As a result of the Bankruptcy Petitions, the realization of assets and the satisfaction of liabilities are subject to uncertainty. If the Plan were not to become effective and the Company continued to operate as debtors-in-possession under Chapter 11, the Company may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Bankruptcy Court or as otherwise permitted in the ordinary course of business for amounts other than those reflected in the accompanying consolidated financial statements. Further, the Plan is expected to materially change the amounts and classifications of assets and liabilities reported in the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern or as a consequence of the Bankruptcy Petitions.
Deferred Financing Costs. On April 7, 2015, the FASB issued accounting guidance that requires deferred financing costs to be presented as a direct reduction from the related debt liability in the financial statements rather than as a separately recognized asset. Under the new guidance, amortization of such costs will continue to be reported as interest expense. In August 2015, an update was issued that clarified that debt issuance costs associated with line-of-credit arrangements may continue to be reported as an asset. The new guidance became effective retrospectively for interim and annual periods beginning after December 15, 2015 (January 1, 2016 for the Company). There was no material impact to the Company's results of operations or cash flows in connection with the adoption of the guidance.

Peabody Energy Corporation	2016 Form 10-K/A	F- 14

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The impact to the Company's consolidated balance sheets as of December 31, 2015 was as follows:

	Before Application of Accounting Guidance	Adjustment	After Application of Accounting Guidance
	(Dollars in millions)
Other current assets	$503.1	$(55.5)	$447.6
Investments and other assets	382.6	(18.9)	363.7
Total assets	11,021.3	(74.4)	10,946.9
Current portion of long-term debt	5,930.4	(55.5)	5,874.9
Long-term debt, less current portion	385.2	(18.9)	366.3
Total liabilities	10,269.6	(74.4)	10,195.2
Income Taxes. In November 2015, the FASB issued accounting guidance that requires entities to classify all deferred tax assets and liabilities, along with any related valuation allowance as noncurrent on the balance sheet. Under the new guidance, each jurisdiction will now only have one net noncurrent deferred tax asset or liability. The new guidance does not change the existing requirement that only permits offsetting within a jurisdiction. The new guidance will be effective prospectively or retrospectively for annual periods beginning after December 15, 2016 and interim periods therein, with early adoption permitted. The Company elected early adoption of this guidance effective December 31, 2016 on a prospective basis. There was no material impact to the Company's results of operations, financial condition, cash flows or financial statement presentation in connection with the adoption of the guidance.
Compensation - Stock Compensation. In March 2016, the FASB issued accounting guidance which identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. The new guidance will be effective prospectively for annual periods beginning after December 15, 2016 and interim periods therein, with early adoption permitted. The Company elected early adoption of this guidance effective December 31, 2016. There was no material impact to the Company's results of operations, financial condition, cash flows or financial statement presentation in connection with the adoption of the guidance.
Accounting Standards Not Yet Implemented
Revenue Recognition. In May 2014, the FASB issued a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The new standard provides a single principles-based, five-step model to be applied to all contracts with customers, which steps are to (1) identify the contract(s) with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when each performance obligation is satisfied. More specifically, revenue will be recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services. The standard also requires entities to disclose sufficient qualitative and quantitative information to enable financial statement users to understand the nature, amount, timing and uncertainty of revenues and cash flows arising from contracts with customers.
Under the originally issued standard, the new guidance would have been effective for interim and annual periods beginning after December 15, 2016 (January 1, 2017 for the Company). On July 9, 2015, the FASB delayed the effective date of the new revenue recognition standard by one year (January 1, 2018 for the Company) with early adoption permitted, but not before the original effective date. The standard allows for either a full retrospective adoption or a modified retrospective adoption. While the Company is in the process of evaluating the impact that the adoption of this guidance will have on its financial statement presentation, its preliminary assessment is that it will not have a material impact on its results of operations, financial condition or cash flows.
Inventory. In July 2015, the FASB issued guidance which requires entities to measure most inventory “at the lower of cost and net realizable value“, thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market (market in this context is defined as one of three different measures, one of which is net realizable value). The guidance does not apply to inventories that are measured by using either the last-in, first-out method or the retail inventory method. The new guidance will be effective prospectively for annual periods beginning after December 15, 2016 (January 1, 2017 for the Company), and interim periods therein, with early adoption permitted. While the Company is finalizing its evaluation of the impact that the adoption of this guidance will have, it does not expect a material impact to its results of operations, financial condition, cash flows and financial statement presentation.

Peabody Energy Corporation	2016 Form 10-K/A	F- 15

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lease Accounting. In February 2016, the FASB issued accounting guidance that will require a lessee to recognize in its balance sheet a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term for leases with lease terms of more than 12 months.  Consistent with current U.S. GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. Additional qualitative disclosures along with specific quantitative disclosures will also be required.  The new guidance will take effect for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 (January 1, 2019 for the Company), with early adoption permitted.  Upon adoption, the Company will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is in the process of evaluating the impact that the adoption of this guidance will have on its results of operations, financial condition, cash flows and financial statement presentation.
Financial Instruments - Credit Losses. In June 2016, the FASB issued accounting guidance related to the measurement of credit losses on financial instruments. The pronouncement replaces the incurred loss methodology to record credit losses with a methodology that reflects the expected credit losses for financial assets not accounted for at fair value with gains and losses recognized through net income. This standard is effective for fiscal years beginning after December 15, 2019 (January 1, 2020 for the Company) and interim periods therein,with early adoption permitted for fiscal years, and interim periods therein, beginning after December 15, 2018. The Company is in the process of evaluating the impact that the adoption of this guidance will have on its results of operations, financial condition, cash flows and financial statement presentation.
Classification of Certain Cash Receipts and Cash Payments. In August 2016, the FASB issued accounting guidance to amend the classification of certain cash receipts and cash payments in the statement of cash flows to reduce diversity in practice. The new guidance will be effective for fiscal years beginning after December 15, 2017 (January 1, 2018 for the Company) and interim periods therein, with early adoption permitted. The amendments in this update should be applied retrospectively to all periods presented, unless deemed impracticable, in which case, prospective application is permitted. The Company is currently evaluating this guidance and its impact on classification of certain cash receipts and cash payments in the Company's statements of cash flows.
Restricted Cash. In November 2016, the FASB issued accounting guidance which will reduce diversity in the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. The new guidance will be effective retrospectively for fiscal years beginning after December 15, 2017 (January 1, 2018 for the Company) and interim periods therein, with early adoption permitted. The Company is currently evaluating this guidance and its impact, if any, on the Company's statements of cash flows.
Sales
The Company’s revenue from coal sales is realized and earned when risk of loss passes to the customer. Under the typical terms of the Company’s coal supply agreements, title and risk of loss transfer to the customer at the mine or port, where coal is loaded to the transportation source(s) that serves each of the Company’s mines. The Company incurs certain “add-on” taxes and fees on coal sales. Reported coal sales include taxes and fees charged by various federal and state governmental bodies and the freight charged on destination customer contracts.
Other Revenues
"Other revenues" include net revenues from coal trading activities as discussed in Note 9. "Coal Trading," as well as coal sales revenues that were derived from the Company’s mining operations and sold through the Company’s coal trading business. Also included are revenues from customer contract-related payments, royalties related to coal lease agreements, sales agency commissions, farm income, property and facility rentals and generation development activities. Royalty income generally results from the lease or sublease of mineral rights to third parties, with payments based upon a percentage of the selling price or an amount per ton of coal produced.
Discontinued Operations and Assets Held for Sale
The Company classifies items within discontinued operations in the consolidated financial statements when the operations and cash flows of a particular component of the Company have been (or will be) eliminated from the ongoing operations of the Company as a result of a disposal (by sale or otherwise) and represents a strategic shift that has (or will have) a major effect on the entity's operations and financial results. Refer to Note 5. "Discontinued Operations" for additional details related to discontinued operations.
Cash and Cash Equivalents
Cash and cash equivalents are stated at cost, which approximates fair value. Cash equivalents consist of highly liquid investments with original maturities of three months or less.

Peabody Energy Corporation	2016 Form 10-K/A	F- 16

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories
Coal is reported as inventory at the point in time the coal is extracted from the mine. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Saleable coal represents coal stockpiles which require no further processing prior to shipment to a customer.
Coal inventory is valued at the lower of average cost or market. Coal inventory costs include labor, supplies, equipment (including depreciation thereto) and operating overhead and other related costs incurred at or on behalf of the mining location. Market represents the estimated net realizable value of the inventory, which considers the projected future sales price of the particular coal product, less applicable selling costs, and, in the case of raw coal, estimated remaining processing costs. The valuation of coal inventory is subject to several additional estimates, including those related to ground and aerial surveys used to measure quantities and processing recovery rates.
Materials and supplies inventory is valued at the lower of average cost or market, less a reserve for obsolete or surplus items. This reserve incorporates several factors, such as anticipated usage, inventory turnover and inventory levels.
Investments in Marketable Securities
The Company’s short-term investments in marketable securities, which are included in "Other current assets" in the consolidated balance sheets, are defined as those investments with original maturities upon purchase of greater than three months and up to one year. Long-term investments, which are included in "Investments and other assets" in the consolidated balance sheets, are defined as those investments with original maturities upon purchase of greater than one year.
The Company classifies its investments in debt securities as either held-to-maturity or available-for-sale at the time of purchase and reevaluates such designation periodically. Such investments are classified as held-to-maturity when the Company has the intent and ability to hold the securities to maturity. Investments in debt securities not classified as held-to-maturity and investments in marketable equity securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of income taxes, generally reported in “Accumulated other comprehensive loss” in the consolidated balance sheets. Realized gains and losses, determined on a specific identification method, are included in “Interest income” in the consolidated statements of operations.
At each reporting date, the Company performs separate evaluations of its marketable securities to determine if any unrealized losses present are other-than-temporary. Such evaluations involve the consideration of several factors, including, but not limited to, the length of time the market value has been less than cost, the financial condition and near-term prospects of the issuer of the securities and whether the Company has the positive intent and ability to hold the securities until recovery. No impairment losses were recorded during the years ended December 31, 2016 and 2015. Refer to Note 4. "Asset Impairment" for details regarding other-than-temporary impairment losses of $4.7 million recognized during the year ended December 31, 2014 related to the Company's marketable equity securities holdings.
Property, Plant, Equipment and Mine Development
Property, plant, equipment and mine development are recorded at cost. Interest costs applicable to major asset additions are capitalized during the construction period. Capitalized interest in 2016, 2015 and 2014 was immaterial. Expenditures which extend the useful lives of existing plant and equipment assets are capitalized. Maintenance and repairs are charged to operating costs as incurred. Costs incurred to develop coal mines or to expand the capacity of operating mines are capitalized. Costs incurred to maintain current production capacity at a mine are charged to operating costs as incurred. Costs to acquire computer hardware and the development and/or purchase of software for internal use are capitalized and depreciated over the estimated useful lives.
Coal reserves are recorded at cost, or at fair value in the case of nonmonetary exchanges, of reserves or business acquisitions.

Peabody Energy Corporation	2016 Form 10-K/A	F- 17

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Depletion of coal reserves and amortization of advance royalties is computed using the units-of-production method utilizing only proven and probable reserves (as adjusted for recoverability factors) in the depletion base. Mine development costs are principally amortized over the estimated lives of the mines using the straight-line method. Depreciation of plant and equipment is computed using the straight-line method over the shorter of the asset's estimated useful life or the life of the mine. The estimated useful lives by category of assets are as follows:

Years
Building and improvements	3 to 34
Machinery and equipment	3 to 34
Leasehold improvements	Shorter of Useful Life or Remaining Life of Lease
Equity and Cost Method Investments
The Company accounts for its investments in less than majority owned corporate joint ventures under either the equity or cost method. The Company applies the equity method to investments in joint ventures when it has the ability to exercise significant influence over the operating and financial policies of the joint venture. Investments accounted for under the equity method are initially recorded at cost and any difference between the cost of the Company’s investment and the underlying equity in the net assets of the joint venture at the investment date is amortized over the lives of the related assets that gave rise to the difference. The Company’s pro-rata share of the operating results of joint ventures and basis difference amortization is reported in the consolidated statements of operations in “(Gain) loss from equity affiliates.” Similarly, the Company's pro-rata share of the cumulative foreign currency translation adjustment of its equity method investments whose functional currency is not the U.S. dollar is reported in the consolidated balance sheet as a component of "Accumulated other comprehensive loss," with periodic changes thereto reflected in the consolidated statements of comprehensive income.
The Company monitors its equity and cost method investments for indicators that a decrease in investment value has occurred that is other than temporary. Examples of such indicators include a sustained history of operating losses and adverse changes in earnings and cash flow outlook. In the absence of quoted market prices for an investment, discounted cash flow projections are used to assess fair value, the underlying assumptions to which are generally considered unobservable Level 3 inputs under the fair value hierarchy. If the fair value of an investment is determined to be below its carrying value and that loss in fair value is deemed other than temporary, an impairment loss is recognized. Refer to Note 4. "Asset Impairment" and Note 7. "Investments" for details regarding other-than-temporary impairment losses of $276.5 million recorded during the year ended December 31, 2015 related to certain of the Company's equity and cost method investments. No such impairment losses were recorded during the years ended December 31, 2016 or 2014.
Asset Retirement Obligations
The Company’s asset retirement obligation (ARO) liabilities primarily consist of spending estimates for surface land reclamation and support facilities at both surface and underground mines in accordance with applicable reclamation laws and regulations in the U.S. and Australia as defined by each mining permit.
The Company estimates its ARO liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation and then discounted at the credit-adjusted, risk-free rate. The Company records an ARO asset associated with the discounted liability for final reclamation and mine closure. The obligation and corresponding asset are recognized in the period in which the liability is incurred. The ARO asset is amortized on the units-of-production method over its expected life and the ARO liability is accreted to the projected spending date. As changes in estimates occur (such as mine plan revisions, changes in estimated costs or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit-adjusted, risk-free rate. The Company also recognizes an obligation for contemporaneous reclamation liabilities incurred as a result of surface mining. Contemporaneous reclamation consists primarily of grading, topsoil replacement and re-vegetation of backfilled pit areas.
Contingent Liabilities
From time to time, the Company is subject to legal and environmental matters related to its continuing and discontinued operations and certain historical, non-coal producing operations. In connection with such matters, the Company is required to assess the likelihood of any adverse judgments or outcomes, as well as potential ranges of probable losses.

Peabody Energy Corporation	2016 Form 10-K/A	F- 18

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A determination of the amount of reserves required for these matters is made after considerable analysis of each individual issue. The Company accrues for legal and environmental matters within "Operating costs and expenses" when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company provides disclosure surrounding loss contingencies when it believes that it is at least reasonably possible that a material loss may be incurred or an exposure to loss in excess of amounts already accrued may exist. Adjustments to contingent liabilities are made when additional information becomes available that affects the amount of estimated loss, which information may include changes in facts and circumstances, changes in interpretations of law in the relevant courts, the results of new or updated environmental remediation cost studies and the ongoing consideration of trends in environmental remediation costs.
Accrued contingent liabilities exclude claims against third parties and are not discounted. The current portion of these accruals is included in “Accounts payables and accrued expenses” and the long-term portion is included in “Other noncurrent liabilities” in the consolidated balance sheets. In general, legal fees related to environmental remediation and litigation are charged to expense. The Company includes the interest component of any litigation-related penalties within "Interest expense" in the consolidated statements of operations.
Income Taxes
Income taxes are accounted for using a balance sheet approach. The Company accounts for deferred income taxes by applying statutory tax rates in effect at the reporting date of the balance sheet to differences between the book and tax basis of assets and liabilities. A valuation allowance is established if it is “more likely than not” that the related tax benefits will not be realized. Significant weight is given to evidence that can be objectively verified including history of tax attribute expiration and cumulative income or loss.  In determining the appropriate valuation allowance, the Company considers the projected realization of tax benefits based on expected levels of future taxable income, available tax planning strategies, reversals of existing taxable temporary differences and taxable income in carryback years.
The Company recognizes the tax benefit from uncertain tax positions only if it is “more likely than not” the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. To the extent the Company’s assessment of such tax positions changes, the change in estimate will be recorded in the period in which the determination is made. Tax-related interest and penalties are classified as a component of income tax expense.
Postretirement Health Care and Life Insurance Benefits
The Company accounts for postretirement benefits other than pensions by accruing the costs of benefits to be provided over the employees’ period of active service. These costs are determined on an actuarial basis. The Company’s consolidated balance sheets reflect the accumulated postretirement benefit obligations of its postretirement benefit plans. The Company accounts for changes in its postretirement benefit obligations as a settlement when an irrevocable action has been effected that relieves the Company of its actuarially-determined liability to individual plan participants and removes substantial risk surrounding the nature, amount and timing of the obligation’s funding and the assets used to effect the settlement. See Note 17. "Postretirement Health Care and Life Insurance Benefits" for information related to postretirement benefits.
Pension Plans
The Company sponsors non-contributory defined benefit pension plans accounted for by accruing the cost to provide the benefits over the employees’ period of active service. These costs are determined on an actuarial basis. The Company’s consolidated balance sheets reflect the funded status of the defined benefit pension plans. See Note 18. "Pension and Savings Plans" for information related to pension plans.
Restructuring Activities
From time to time, the Company initiates restructuring activities in connection with its repositioning efforts to appropriately align its cost structure or optimize its coal production relative to prevailing market conditions. Costs associated with restructuring actions can include early mine closures, voluntary and involuntary workforce reductions, office closures and other related activities. Costs associated with restructuring activities are recognized in the period incurred.
Included as a component of "Restructuring and pension settlement charges" in the Company's consolidated statements of operations for the years ended December 31, 2016, 2015 and 2014 were aggregate restructuring charges of $15.5 million, $23.5 million and $26.0 million, respectively, primarily associated with voluntary and involuntary workforce reductions. The majority of the cash expenditures associated with the charges recognized in 2016 were paid in 2016.

Peabody Energy Corporation	2016 Form 10-K/A	F- 19

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivatives
The Company recognizes at fair value all contracts meeting the definition of a derivative as assets or liabilities in the consolidated balance sheets, with the exception of certain coal trading contracts for which the Company has elected to apply a normal purchases and normal sales exception.
With respect to derivatives used in hedging activities, the Company assesses, both at inception and at least quarterly thereafter, whether such derivatives are highly effective at offsetting the changes in the anticipated exposure of the hedged item. The effective portion of the change in the fair value of derivatives designated as a cash flow hedge is recorded in “Accumulated other comprehensive loss” until the hedged transaction impacts reported earnings, at which time any gain or loss is reclassified to earnings. To the extent that periodic changes in the fair value of derivatives deemed highly effective exceeds such changes in the hedged item, the ineffective portion of the periodic non-cash changes are recorded in earnings in the period of the change. If the hedge ceases to qualify for hedge accounting, the Company prospectively recognizes changes in the fair value of the instrument in earnings in the period of the change. The potential for hedge ineffectiveness is present in the design of certain of the Company’s cash flow hedge relationships and is discussed in detail in Note 8. "Derivatives and Fair Value Measurements" and Note 9. "Coal Trading." Gains or losses from derivative financial instruments designated as fair value hedges are recognized immediately in earnings, along with the offsetting gain or loss related to the underlying hedged item.
The Company’s asset and liability derivative positions are offset on a counterparty-by-counterparty basis if the contractual agreement provides for the net settlement of contracts with the counterparty in the event of default or termination of any one contract.
Non-derivative contracts and derivative contracts for which the Company has elected to apply the normal purchases and normal sales exception are accounted for on an accrual basis.
Business Combinations
The Company accounts for business combinations using the purchase method of accounting. The purchase method requires the Company to determine the fair value of all acquired assets, including identifiable intangible assets and all assumed liabilities. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and the utilization of independent valuation experts, and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates and asset lives, among other items.
Impairment of Long-Lived Assets
The Company evaluates its long-lived assets held and used in operations for impairment as events and changes in circumstances indicate that the carrying amount of such assets might not be recoverable. Factors that would indicate potential impairment to be present include, but are not limited to, a sustained history of operating or cash flow losses, an unfavorable change in earnings and cash flow outlook, prolonged adverse industry or economic trends and a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition. The Company generally does not view short-term declines in thermal and metallurgical coal prices as a triggering event for conducting impairment tests because of historic price volatility. However, the Company generally does view a sustained trend of depressed coal pricing (for example, over periods exceeding one year) as an indicator of potential impairment.
Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. For its active mining operations, the Company generally groups such assets at the mine level, or the mining complex level for mines that share infrastructure, with the exception of impairment evaluations triggered by mine closures. In those cases involving mine closures, the related assets are evaluated at the individual asset level for remaining economic life based on transferability to ongoing operating sites and for use in reclamation-related activities, or for expected salvage. For its development and exploration properties and portfolio of surface land and coal reserve holdings, the Company considers several factors to determine whether to evaluate those assets individually or on a grouped basis for purposes of impairment testing. Such factors include geographic proximity to one another, the expectation of shared infrastructure upon development based on future mining plans and whether it would be most advantageous to bundle such assets in the event of sale to a third party.

Peabody Energy Corporation	2016 Form 10-K/A	F- 20

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

When indicators of impairment are present, the Company evaluates its long-lived assets for recoverability by comparing the estimated undiscounted cash flows expected to be generated by those assets under various assumptions to their carrying amounts. If such undiscounted cash flows indicate that the carrying value of the asset group is not recoverable, impairment losses are measured by comparing the estimated fair value of the asset group to its carrying amount. As quoted market prices are unavailable for the Company's individual mining operations, fair value is determined through the use of an expected present value technique based on the income approach, except for non-strategic coal reserves, surface lands and undeveloped coal properties excluded from the Company's long-range mine planning. In those cases, a market approach is utilized based on the most comparable market multiples available. The estimated future cash flows and underlying assumptions used to assess recoverability and, if necessary, measure the fair value of the Company's long-lived mining assets are derived from those developed in connection with the Company's planning and budgeting process. The Company believes its assumptions to be consistent with those a market participant would use for valuation purposes. The most critical assumptions underlying the Company's projections and fair value estimates include those surrounding future tons sold, coal prices for unpriced coal, production costs (including costs for labor, commodity supplies and contractors), transportation costs, foreign currency exchange rates and a risk-adjusted, after-tax cost of capital (all of which generally constitute unobservable Level 3 inputs under the fair value hierarchy), in addition to market multiples for non-strategic coal reserves, surface lands and undeveloped coal properties excluded from the Company's long-range mine planning (which generally constitute Level 2 inputs under the fair value hierarchy).
Refer to Note 4. "Asset Impairment" for details regarding impairment charges related to long-lived assets of $247.9 million, $1,001.3 million and $149.7 million recognized during the years ended December 31, 2016, 2015 and 2014, respectively.
Fair Value
For assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements, the Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
Foreign Currency
Functional currency is determined by the primary economic environment in which an entity operates, which for the Company's foreign operations is generally the U.S. dollar because sales prices in international coal markets and the Company's sources of financing those operations is denominated in that currency. Accordingly, substantially all of the Company’s consolidated foreign subsidiaries utilize the U.S. dollar as their functional currency. Monetary assets and liabilities are remeasured at year-end exchange rates while non-monetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for those expenses related to balance sheet amounts that are remeasured at historical exchange rates. Gains and losses from foreign currency remeasurement related to tax balances are included as a component of "Income tax (benefit) provision," while all other remeasurement gains and losses are included in "Operating costs and expenses." The total impact of foreign currency remeasurement on the consolidated statements of operations was a net loss of $7.4 million, $6.4 million and $1.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.
The Company owns a 50% equity interest Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine in Queensland, Australia. Middlemount utilizes the Australian dollar as its functional currency. Accordingly, the assets and liabilities of that equity investee are translated to U.S. dollars at the year-end exchange rate and income and expense accounts are translated at the average rate in effect during the year. The Company's pro-rata share of the translation gains and losses of the equity investee are recorded as a component of "Accumulated other comprehensive loss." Australian dollar denominated stockholder loans to the Middlemount Mine, which are long term in nature, are considered part of the Company's net investment in that operation. Accordingly, foreign currency gains or losses on those loans are recorded as a component of foreign currency translation adjustment. The Company recorded foreign currency translation losses of $1.8 million, $34.9 million and $41.0 million for the years ended December 31, 2016, 2015 and 2014, respectively.
Share-Based Compensation
The Company accounts for share-based compensation at the grant date fair value of awards and recognizes the related expense over the service period of the awards. See Note 20. "Share-Based Compensation" for information related to share-based compensation.

Peabody Energy Corporation	2016 Form 10-K/A	F- 21

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Exploration and Drilling Costs
Exploration expenditures are charged to operating costs as incurred, including costs related to drilling and study costs incurred to convert or upgrade mineral resources to reserves.
Advance Stripping Costs
Pre-production. At existing surface operations, additional pits may be added to increase production capacity in order to meet customer requirements. These expansions may require significant capital to purchase additional equipment, expand the workforce, build or improve existing haul roads and create the initial pre-production box cut to remove overburden (that is, advance stripping costs) for new pits at existing operations. If these pits operate in a separate and distinct area of the mine, the costs associated with initially uncovering coal (that is, advance stripping costs incurred for the initial box cuts) for production are capitalized and amortized over the life of the developed pit consistent with coal industry practices.
Post-production.  Advance stripping costs related to post-production are expensed as incurred. Where new pits are routinely developed as part of a contiguous mining sequence, the Company expenses such costs as incurred. The development of a contiguous pit typically reflects the planned progression of an existing pit, thus maintaining production levels from the same mining area utilizing the same employee group and equipment.
Use of Estimates in the Preparation of the Consolidated Financial Statements
These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP). In doing so, estimates and assumptions are made that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates are based on historical experience and on various other assumptions deemed reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The Company's actual results may differ materially from these estimates. Significant estimates inherent in the preparation of these consolidated financial statements include, but are not limited to, accounting for sales and cost recognition, postretirement benefit plans, environmental receivables and liabilities, asset retirement obligations, evaluation of long-lived assets for impairment, income taxes including deferred tax assets, fair value measurements and contingencies.
(2)    Reorganization Items, Net
In accordance with Accounting Standards Codification 852, "Reorganizations," the statement of operations shall portray the results of operations of the reporting entity during the pendency of the Chapter 11 Cases. Revenues, expenses (including professional fees), realized gains and losses, and provisions for losses resulting from reorganization and restructuring of the business shall be reported separately as "reorganization items".
The Company's reorganization items for the year ended December 31, 2016 consisted of the following:

Year Ended
December 31, 2016
(Dollars in millions)
Professional fees	$88.4
Loss on termination of derivative contracts	75.2
Accounts payable settlement gains	(1.8)
Interest income	(1.8)
Other	(1.0)
Reorganization items, net	$159.0
As a result of filing the Bankruptcy Petitions, counterparties to certain derivative contracts terminated the agreements shortly thereafter in accordance with their contractual terms and the Company adjusted the corresponding liabilities to be equivalent to the termination value and allowed claim amount of each contract. Such liabilities are considered first lien debt and are included within "Liabilities subject to compromise" in the accompanying consolidated balance sheet at December 31, 2016.
Professional fees are only those that are directly related to the reorganization including, but not limited to, fees associated with advisors to the Debtors, the Creditors' Committee and certain secured and unsecured creditors.

Peabody Energy Corporation	2016 Form 10-K/A	F- 22

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest income reflects interest earned due to the preservation of cash as a result of the automatic stay pursuant to Section 362 of the Bankruptcy Code.
During the year ended December 31, 2016, $68.1 million of cash payments were made for "Reorganization items, net".
(3)    Liabilities Subject to Compromise
Liabilities subject to compromise include unsecured or under-secured liabilities incurred prior to the Petition Date. These liabilities represent the amounts expected to be allowed on known or potential claims to be resolved through the Chapter 11 Cases and remain subject to future adjustments based on negotiated settlements with claimants, actions of the Bankruptcy Court, rejection of executory contracts, proofs of claims or other events. Additionally, liabilities subject to compromise also include certain items that may be assumed under a plan of reorganization, and as such, may be subsequently reclassified to liabilities not subject to compromise. Generally, actions to enforce or otherwise effect payment of prepetition liabilities are subject to the automatic stay or an approved motion of the Bankruptcy Court, as discussed in Note 1. "Summary of Significant Accounting Policies".
Liabilities subject to compromise consisted of the following:

Previously Reported Balance Sheet Line	December 31, 2016
(Dollars in millions)
Debt (1)	$8,080.3
Interest payable	172.6
Environmental liabilities	61.9
Trade payables	58.4
Postretirement benefit obligations (2)	34.6
Other accrued liabilities	32.4
Liabilities subject to compromise	$8,440.2

(1)	Includes $7,771.2 million of first lien, second lien and unsecured debt, $257.3 million of derivative contract terminations, and $51.8 million of liabilities secured by prepetition letters of credit.

(2)	Includes liabilities for unfunded non-qualified pension plans, all the participants of which are former employees.

Peabody Energy Corporation	2016 Form 10-K/A	F- 23

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	Asset Impairment
Year Ended December 31, 2016
The following costs are reflected in "Asset impairment" in the consolidated statement of operations for the year ended December 31, 2016:

	Reportable Segment
	Australian Metallurgical Mining	Corporate and Other	Consolidated
	(Dollars in millions)
Asset impairment charges	$193.2	$54.7	$247.9
Australian Metallurgical Mining
On November 3, 2016, Peabody Australia Mining Pty Ltd, one of the Company’s Australian subsidiaries, entered into a definitive share sale and purchase agreement (SPA) for the sale of all of its equity interest in Metropolitan Collieries Pty Ltd, the entity that owns the Metropolitan mine in New South Wales, Australia and the associated interest in the Port Kembla Coal Terminal, to a subsidiary of South32 Limited (South32). Pursuant to the SPA, the Company will receive cash consideration of $200 million, subject to a customary working capital adjustment. The transaction also includes contingent consideration that enables the Company to share equally with South32 in any revenue above an agreed metallurgical coal price forward curve, after taxes, royalties and appropriate discounts, on all coal sold for the 12 months following completion of the transaction, subject to extension if a minimum amount of coal is not sold during that period. The closing of the transaction is conditional on receipt of approval from the Australian Competition and Consumer Commission (the ACCC). On February 22, 2017, the ACCC issued a Statement of Issues relating to the transaction, noting that the ACCC is continuing to review the transaction. On February 24, 2017, pursuant to its right under the SPA, South32 extended the CP End Date (as defined in the SPA) from March 3, 2017 to April 17, 2017. On March 21, 2017, the ACCC notified the Company that it has extended the date on which it intends to render its decision regarding the transaction to April 27, 2017, which date extends beyond the CP End Date. As a result, the Company is assessing its options under the SPA.
The Company determined that, as a result of entering into the transaction, and the approval of the Company’s Board of Directors of such a transaction in October 2016, the Metropolitan mine was deemed to meet held-for-sale accounting criteria in the fourth quarter of 2016. Accordingly, the Company recorded an after-tax impairment charge of $193.2 million to write down the assets to their estimated selling price, which is the best estimate of fair value under a held-for-sale accounting model.
Corporate and Other
During a 2016 review of its asset portfolio and prepetition leases, the Company identified certain non-strategic Midwestern coal reserves held under lease that were determined to be uneconomical to be mined in the future. As a result, the Company rejected certain leases and recognized an aggregate impairment charge of $37.5 million. The Company also recognized a $17.2 million impairment charge to record at fair value certain non-strategic Australian metallurgical assets classified as held for sale. For additional information regarding those divested assets, refer to Note 22. "Resource Management, Acquisitions and Other Commercial Events".
Risks and Uncertainties
The Company's mining and exploration assets and mining-related investments may be adversely affected by numerous uncertain factors that may cause the Company to be unable to recover all or a portion of the carrying value of those assets. The Company generally does not view short-term declines in thermal and metallurgical coal prices as an indicator of impairment. However, the Company generally views a sustained trend (for example, over periods exceeding one year) of adverse coal pricing or unfavorable changes thereto as a potential indicator of impairment. Because of the volatile and cyclical nature of coal prices and demand, it is reasonably possible that coal prices may decrease and/or fail to improve in the near term, which, absent sufficient mitigation such as an offsetting reduction in the Company's operating costs, may result in the need for future adjustments to the carrying value of the Company's long-lived mining assets and mining-related investments.

Peabody Energy Corporation	2016 Form 10-K/A	F- 24

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company's assets whose recoverability and values are most sensitive to near-term pricing include certain Australian metallurgical and thermal assets and certain U.S. coal properties being leased to unrelated mining companies under agreements that require royalties to be paid as the coal is mined. These assets had an aggregate carrying value of $1,407.3 million as of December 31, 2016. The Company conducted a review of those assets for recoverability as of December 31, 2016 and determined that, other than the charges described above, no further impairment charge was necessary as of that date.
Year Ended December 31, 2015
The following costs are reflected in "Asset impairment" in the consolidated statement of operations for the year ended December 31, 2015:

	Reportable Segment
	Australian Metallurgical Mining	Australian Thermal Mining	Midwestern U.S. Mining	Corporate and Other	Consolidated
	(Dollars in millions)
Asset impairment charges:
Long-lived assets	$675.2	$17.5	$40.2	$268.4	$1,001.3
Equity method investment	—	—	—	276.5	276.5
Total	$675.2	$17.5	$40.2	$544.9	$1,277.8
Australian Metallurgical and Thermal Mining
Due to the severity of the decline in seaborne metallurgical and thermal coal pricing observed during 2015 and other adverse supply and demand conditions noted during the year that drove an unfavorable change in the expected timing of eventual seaborne supply and demand rebalancing, the Company concluded that indicators of impairment existed surrounding its Australian mining platform as of June 30, 2015 and December 31, 2015. Accordingly, the Company reviewed its Australian mining assets for recoverability at those dates and determined that the carrying values of three of its active mines that produce metallurgical coal were not recoverable and recognized impairment charges of $230.5 million and $144.5 million during the three-month periods ended June 30, 2015 and December 31, 2015, respectively, to write those assets down to their estimated fair value.
Also during 2015, the Company reviewed its portfolio of mining tenements and surface lands to identify non-strategic assets that could be monetized. In connection with that review, certain of such assets were deemed to meet held-for-sale accounting criteria or were otherwise deemed more likely to generate cash flows through divestiture rather than development, with the long-term plans for certain adjacent assets also consequently affected. Accordingly, the Company recognized an aggregate impairment charge of $317.7 million to write down the targeted divestiture assets and abandoned assets to their estimated fair value.
Midwestern U.S. Mining
The Company identified indicators of impairment to be present for one of its inactive surface mines due to the property no longer being part of the Company's long-term mining plan as a result of the decline in thermal coal prices and a lack of observed interest from potential buyers in acquiring the asset. Accordingly, the Company recognized an impairment charge of $30.5 million to write down the asset to its estimated fair value.
Due to the severity of the decline in thermal coal pricing observed during 2015 and other adverse market conditions noted during 2015, the Company identified indicators of impairment to be present for one of its Midwestern U.S. Mining assets. Due to the adverse conditions, the Company's long-term mining plan changed and the asset was no longer part of the long-term mining plan. Accordingly, the Company recognized an impairment charge of $9.7 million to write down the asset to its estimated fair value.
Corporate and Other
Long-lived Assets. In connection with a similar review of the Company's asset portfolio conducted during 2015 to identify non-strategic domestic assets that could be monetized, the Company identified non-strategic, non-coal-supplying assets as held-for-sale rather than held-for-use as of December 31, 2015. Accordingly, the Company recognized an impairment charge of $182.2 million to write the assets down to estimated fair value.

Peabody Energy Corporation	2016 Form 10-K/A	F- 25

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company also identified indicators of impairment to be present for several of its non-strategic undeveloped coal properties that are no longer part of the Company's long-term mining plan as a result of the decline in thermal coal prices and a lack of observed interest from potential buyers in acquiring those assets. Accordingly, the Company recognized an aggregate impairment charge of $86.2 million to write down the assets to their estimated fair value.
Equity Method Investment. Due to the impairment indicators noted above surrounding the Company's Australian platform, the Company similarly reviewed its total investment in Middlemount, which owns the Middlemount Mine in Queensland, Australia, as of December 31, 2015. As a result of that review, the Company determined that the carrying value of its equity investment in Middlemount was other-than-temporarily impaired and recorded a charge of $46.6 million to write-off the investment.
The Company, along with the other equity interest holder, also periodically makes loans to Middlemount pursuant to the related stockholders’ agreement for purposes of funding capital expenditures and working capital requirements. The Company reviewed the loans for impairment and recorded a charge of $229.9 million to write down the full carrying value of the Subordinated Loans. The Subordinated Loans are provided on an equal and shared basis with the other equity interest holder, and the Company's and the other equity interest holder's claims under the Subordinated Loans are on equal footing. The Company also has Priority Loans to Middlemount which have seniority over the fully impaired Subordinated Loans. The Priority Loans amounted to $84.8 million and $65.2 million at December 31, 2016 and 2015, respectively, and were not impaired as of December 31, 2016 as the Company had the intent and ability to hold the loans to payoff and Middlemount had sufficient assets to settle.
The fair value estimates made during the Company's impairment assessments were determined in accordance with the methods outlined in Note 1. "Summary of Significant Accounting Policies", except in certain instances where indicative bids were received related to non-strategic assets being marketed for divestiture. In those instances, the indicative bids were also considered in estimating fair value.
Year Ended December 31, 2014
The following costs are reflected in "Asset impairment" in the consolidated statement of operations for the year ended December 31, 2014:

	Reportable Segment
	Australian Metallurgical Mining	Australian Thermal Mining	Western U.S. Mining	Corporate and Other	Consolidated
	(Dollars in millions)
Asset impairment charges:
Long-lived assets	$66.7	$11.9	$2.7	$68.4	$149.7
Marketable securities	—	—	—	4.7	4.7
Total	$66.7	$11.9	$2.7	$73.1	$154.4
Australian Metallurgical and Thermal Mining
In 2014, the Company observed continued weakness in seaborne metallurgical and thermal coal pricing that has persisted longer than the Company previously anticipated and, accordingly, conducted a review of its Australian Metallurgical Mining and Australian Thermal Mining segment assets for recoverability. Based on that evaluation, the following Australian segments were impacted as follows:
Australian Metallurgical Mining. The Company determined that the carrying value of one of its active surface mines and a non-strategic undeveloped coal property were not recoverable and correspondingly recognized an aggregate impairment charge of $66.7 million to write those assets down from their carrying value to their estimated fair value. In addition to the impairment indicators surrounding the segment, the fair value of the impaired surface mining operation was affected by a short remaining economic life compared to those of other operations and the incremental cost associated with utilizing a contractor to operate the mine.
Australian Thermal Mining. The Company determined that the carrying values of a non-strategic undeveloped coal property was not recoverable and correspondingly recognized an aggregate impairment charge of $11.9 million to write those assets down from its carrying value to their estimated fair value.
Corporate and Other

Peabody Energy Corporation	2016 Form 10-K/A	F- 26

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company also identified indicators of impairment to be present in 2014 for certain assets in its Corporate and Other segment. Those assets were certain non-strategic undeveloped coal properties in Indiana and Colorado that were found to be impaired due to a lack of observed interest from potential buyers in acquiring those assets, properties that are no longer part of the Company's long-term mining plan and, in the case of certain of the assets, an election by the Company to terminate or allow the lapse of mining-related leases. The Company determined the carrying value of those holdings to not be recoverable and recognized an aggregate impairment charge of $68.4 million to write down the carrying value of the related properties.
(5)    Discontinued Operations
Discontinued operations include certain former Australian Thermal Mining and Midwestern U.S. Mining segment assets that have ceased production and other previously divested legacy operations, including Patriot Coal Corporation and certain of its wholly-owned subsidiaries (Patriot).
Summarized Results of Discontinued Operations
Results from discontinued operations were as follows during the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Loss from discontinued operations before income taxes	$(57.6)	$(182.2)	$(23.8)
Income tax benefit (provision)	—	7.2	(4.4)
Loss from discontinued operations, net of income taxes	$(57.6)	$(175.0)	$(28.2)
There were no significant revenues from discontinued operations during the years ended December 31, 2016, 2015 and 2014.
Assets and Liabilities of Discontinued Operations
Assets and liabilities classified as discontinued operations included in the Company's consolidated balance sheets were as follows:

	December 31,
	2016	2015
	(Dollars in millions)
Assets:
Other current assets	$0.2	$3.1
Investments and other assets	15.9	13.2
Total assets classified as discontinued operations	$16.1	$16.3

Liabilities:
Accounts payable and accrued expenses	$55.9	$60.0
Other noncurrent liabilities	198.5	203.7
Liabilities subject to compromise	20.9	—
Total liabilities classified as discontinued operations	$275.3	$263.7
Patriot-Related Matters. Included in "Loss from discontinued operations, net of income taxes" for the year ended December 31, 2016, is a charge of $54.3 million for the UMWA 1974 Pension Plan related to the settlement of litigation. Refer to Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" for information surrounding charges recorded during the years ended December 31, 2016 and 2015 associated with the bankruptcy of Patriot.

Peabody Energy Corporation	2016 Form 10-K/A	F- 27

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Wilkie Creek Mine. In December 2013, the Company ceased production and started reclamation of the Wilkie Creek Mine in Queensland, Australia. On June 30, 2014, Queensland Bulk Handling Pty Ltd (QBH) commenced litigation against Peabody (Wilkie Creek) Pty Limited, the indirect wholly-owned subsidiary of the Company that owns the Wilkie Creek Mine, alleging breach of a Coal Port Services Agreement (CPSA) between the parties. Included in "Loss from discontinued operations, net of income taxes" for the year ended December 31, 2015 is a $9.7 million charge related to the settlement of that litigation. In September 2016, a settlement was reached under which the Company agreed to pay $13.0 million Australian dollars ($9.9 million USD) to QBH in a full and final settlement of all claims each party had against the other in relation to the CPSA litigation. Refer to Note 26. "Commitments and Contingencies" for additional information surrounding the QBH matter.

(6)	Inventories
Inventories as of December 31, 2016 and December 31, 2015 consisted of the following:

	December 31,
	2016	2015
	(Dollars in millions)
Materials and supplies	$104.5	$115.9
Raw coal	29.6	75.9
Saleable coal	69.6	116.0
Total	$203.7	$307.8
Materials and supplies inventories presented above have been shown net of reserves of $5.6 million and $4.7 million as of December 31, 2016 and 2015, respectively.

(7)	Investments
Investments in Marketable Securities
Investments in available-for-sale securities were liquidated prior to December 31, 2015. Proceeds from sales and maturities of available-for-sale debt securities amounted to $90.3 million and $13.5 million for the years ended December 31, 2015 and 2014, respectively. The Company realized zero net gains associated with those sales and maturities during the years ended December 31, 2015 and 2014.
Equity Method Investments
The Company’s equity method investments include its joint venture interest in Middlemount in addition to certain other equity method investments. The table below summarizes the book value of those investments, which is reported in “Investments and other assets” in the consolidated balance sheets, and the related (income) loss from equity affiliates:

	Book Value at December 31,		(Income) Loss from Equity Affiliates for the Year Ended December 31,
	2016	2015	2016	2015	2014
	(Dollars in millions)
Equity interest in Middlemount Coal Pty Ltd	$—	$—	$(22.6)	$7.0	$98.5
Other equity method investments	0.5	1.5	6.4	8.9	9.1
Total equity method investments	$0.5	$1.5	$(16.2)	$15.9	$107.6

Peabody Energy Corporation	2016 Form 10-K/A	F- 28

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the years ended December 31, 2016, 2015 and 2014, Middlemount generated revenues of approximately $183 million, $160 million and $165 million (on a 50% basis). During the year ended December 31, 2015, due to sustained weakness in seaborne metallurgical coal prices that had persisted longer than the Company had previously anticipated, a history of operating losses at the mine and the magnitude of the difference between the estimated fair value and the carrying value of its equity investment, the Company determined the carrying value of its equity investment in Middlemount to be other-than-temporarily impaired. Correspondingly, the Company recorded an impairment charge of $46.6 million to write down the carrying value of its equity investment. The Company determined its Subordinated Loans to Middlemount were also fully impaired resulting in an additional impairment charge of $229.9 million. A total impairment charge related to Middlemount of $276.5 million was reflected in "Asset impairment" in the consolidated statement of operations for the year ended December 31, 2015. Refer to Note 4. "Asset Impairment" for additional background surrounding the impairment charge recognized in 2015. At December 31, 2016, the Company had priority loans related to Middlemount with a carrying value of $84.8 million reflected in "Investments and other assets". Refer to Note 10. "Financing Receivables" for additional background on the Company's loans with Middlemount as of December 31, 2016.
In 2014, the Company recorded to "(Gain) loss from equity affiliates" its pro-rata share of a valuation allowance of $52.3 million on Middlemount's Australian net deferred tax assets. Based on a Middlemount's history of operating losses driven by sustained weakness in seaborne metallurgical coal prices, and considering available sources of taxable income, it was determined in 2014 that the net deferred tax assets are no longer considered more likely than not of being realized.
There is no remaining unamortized basis difference as of December 31, 2016 between the amount at which the Company's equity investment in Middlemount is carried and the amount of underlying equity in net assets of Middlemount. Middlemount had current assets, noncurrent assets, current liabilities and noncurrent liabilities of $47.3 million, $263.4 million, $363.5 million and $50.3 million, respectively, as of December 31, 2016 and $31.7 million, $348.0 million, $362.2 million and $10.5 million, respectively, as of December 31, 2015 (on a 50% basis).
In addition to its equity method investment, the Company periodically makes loans to Middlemount pursuant to the related stockholders' agreement. Refer to Note 10. "Financing Receivables" for additional details surrounding those loans.

(8)	Derivatives and Fair Value Measurements
Risk Management — Corporate Hedging Activities
The Company is exposed to several risks in the normal course of business, including (1) foreign currency exchange rate risk for non-U.S. dollar expenditures and balances, (2) price risk on coal produced by, and diesel fuel utilized in, the Company's mining operations and (3) interest rate risk that has been partially mitigated by fixed rates on long-term debt. The Company manages a portion of its price risk related to the sale of coal (excluding coal trading activities) using long-term coal supply agreements (those with terms longer than one year), rather than using derivative instruments. Derivative financial instruments have historically been used to manage the Company's risk exposure to foreign currency exchange rate risk, primarily on Australian dollar expenditures made in its Australian mining platform. This risk was historically managed using forward contracts and options designated as cash flow hedges, with the objective of reducing the variability of cash flows associated with forecasted foreign currency expenditures. The Company has also used derivative instruments to manage its exposure to the variability of diesel fuel prices used in production in the U.S. and Australia with swaps or options, which it has also designated as cash flow hedges, with the objective of reducing the variability of cash flows associated with forecasted diesel fuel purchases. These risk management activities are collectively referred to as "Corporate Hedging" and are actively monitored for compliance with the Company's risk management policies.
During the fourth quarter of 2015, the Company performed an assessment of its risk of nonperformance with respect to derivative financial instruments designated as cash flow hedges in light of three rating agencies downgrading the Company's corporate credit rating during 2015 and declining financial results. The Company determined its hedging relationships were expected to be "highly effective" throughout 2015 based on its quarterly assessments. However, as a result of a deterioration in the Company's credit profile, the Company could no longer conclude, as of December 31, 2015, that its hedging relationships were expected to be "highly effective" at offsetting the changes in the anticipated exposure of the hedged item. Therefore, the Company discontinued the application of cash flow hedge accounting subsequent to December 31, 2015 and changes in the fair value of derivative instruments have been recorded as operating costs and expenses in the accompanying consolidated statements of operations after that date. Previous fair value adjustments recorded in "Accumulated other comprehensive loss" were frozen until the underlying transactions impact the Company's earnings.

Peabody Energy Corporation	2016 Form 10-K/A	F- 29

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company's Bankruptcy Petitions constituted an event of default under the Company's derivative financial instrument contracts and the counterparties terminated the agreements shortly thereafter in accordance with contractual terms. The terminated positions are first-lien obligations under the Company's secured credit agreement dated September 24, 2013 (as amended, the 2013 Credit Facility). The resulting net settlement liability of $257.3 million was accounted for as a prepetition liability subject to compromise without credit valuation adjustments. As of December 31, 2016, the Company had no derivative financial instruments in place in relation to diesel fuel or foreign currency exchange rate. The Company is reevaluating its future Corporate Hedging activities and programs.
Based on the previous fair value adjustments of the Company's foreign currency and diesel fuel hedge contracts recorded in "Accumulated other comprehensive loss", the net loss expected to be reclassified from comprehensive income to earnings over the next 12 months is approximately $93 million (which excludes the impact of fresh start reporting rules in connection with emergence from the Chapter 11 Cases).
The tables below show the classification and amounts of pre-tax gains and losses related to the Company’s Corporate Hedging derivatives during the years ended December 31, 2016, 2015 and 2014:

		Year Ended December 31, 2016
	Income Statement Classification Losses - Realized	Total realized loss recognized in income	Loss reclassified from other comprehensive income into income (1)	(Loss) gain recognized in income on derivatives
Financial Instrument
		(Dollars in millions)
Commodity swap contracts	Operating costs and expenses	$(98.0)	$(86.1)	$(11.9)
Commodity swap contracts	Reorganization items, net	(38.8)	—	(38.8)
Foreign currency forward contracts	Operating costs and expenses	(142.9)	(145.6)	2.7
Foreign currency forward contracts	Reorganization items, net	(36.4)	—	(36.4)
Total		$(316.1)	$(231.7)	$(84.4)

(1)
Includes the reclassification from "Accumulated other comprehensive loss" into earnings of $13.6 million and $9.0 million of previously unrecognized losses on foreign currency and fuel contracts, respectivley, monetized in first quarter of 2016.

		Year Ended December 31, 2015
	Income Statement Classification Losses - Realized	Loss recognized in other comprehensive income on derivative (effective portion)	Loss reclassified from other comprehensive income into income (effective portion)(1)	Loss reclassified from other comprehensive income into income (ineffective portion)
Financial Instrument
		(Dollars in millions)
Commodity swap contracts	Operating costs and expenses	$(77.0)	$(122.0)	$1.6
Foreign currency forward contracts	Operating costs and expenses	(122.0)	(316.4)	—
Total		$(199.0)	$(438.4)	$1.6

(1)
Includes the reclassification from "Accumulated other comprehensive loss" into earnings of $14.9 million of previously unrecognized gains on foreign currency cash flow hedge contracts monetized in the fourth quarter of 2012.

Peabody Energy Corporation	2016 Form 10-K/A	F- 30

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Year Ended December 31, 2014
	Income Statement Classification Losses - Realized	Loss recognized in other comprehensive income on derivative (effective portion)	Loss reclassified from other comprehensive income into income (effective portion)(1)	Loss reclassified from other comprehensive income into income (ineffective portion)
Financial Instrument
		(Dollars in millions)
Commodity swap contracts	Operating costs and expenses	$(194.5)	$(20.6)	$(1.7)
Foreign currency forward contracts	Operating costs and expenses	(100.9)	(27.3)	—
Total		$(295.4)	$(47.9)	$(1.7)

(1)
Includes the reclassification from "Accumulated other comprehensive loss" into earnings of $136.9 million of previously unrecognized gains on foreign currency cash flow hedge contracts monetized in the fourth quarter of 2012.

Cash Flow Presentation. The Company classifies the cash effects of its Corporate Hedging derivatives within the "Cash Flows From Operating Activities" section of the consolidated statements of cash flows.
Offsetting and Balance Sheet Presentation
The Company's previous Corporate Hedging derivative financial instruments were transacted in over-the-counter (OTC) markets with financial institutions under International Swaps and Derivatives Association (ISDA) Master Agreements. Those agreements contain symmetrical default provisions which allow for the net settlement of amounts owed by either counterparty in the event of default or contract termination. The Company offset its Corporate Hedging asset and liability derivative positions on a counterparty-by-counterparty basis in the consolidated balance sheets, with the fair values of those respective derivatives reflected in “Other current assets,” “Investments and other assets,” “Accounts payable and accrued expenses” and “Other noncurrent liabilities." Though the symmetrical default provisions associated with the Company's Corporate Hedging derivatives existed at the overall counterparty level across its foreign currency and diesel fuel hedging strategy derivative contract portfolios, the Company's accounting policy is to apply counterparty offsetting separately within those derivative contract portfolios for presentation in the consolidated balance sheets because that application is more consistent with the fact that the Company generally net settled its Corporate Hedging derivatives with each counterparty by derivative contract portfolio on a routine basis.
The classification and amount of Corporate Hedging derivative financial instruments presented on a gross and net basis as of December 31, 2015 are presented in the table that follows.

Fair Value of Liabilities Presented in the Consolidated Balance Sheet as of December 31, 2015 (1)
Financial Instrument
(Dollars in millions)
Current Liabilities:
Commodity swap contracts	$86.1
Foreign currency forward contracts	145.6
Total	$231.7

Noncurrent Liabilities:
Commodity swap contracts	$37.6
Foreign currency forward contracts	55.1
Total	$92.7

(1)	All commodity swap contracts and foreign currency forward contracts were in a liability position as of December 31, 2015.
See Note 9. "Coal Trading" for information on balance sheet offsetting related to the Company’s coal trading activities.

Peabody Energy Corporation	2016 Form 10-K/A	F- 31

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value Measurements
The Company uses a three-level fair value hierarchy that categorizes assets and liabilities measured at fair value based on the observability of the inputs utilized in the valuation. These levels include: Level 1 - inputs are quoted prices in active markets for the identical assets or liabilities; Level 2 - inputs are other than quoted prices included in Level 1 that are directly or indirectly observable through market-corroborated inputs; and Level 3 - inputs are unobservable, or observable but cannot be market-corroborated, requiring the Company to make assumptions about pricing by market participants.
Financial Instruments Measured on a Recurring Basis. The following tables set forth the hierarchy of the Company’s net financial (liability) asset positions for which fair value is measured on a recurring basis:

	December 31, 2015
	Level 1	Level 2	Level 3	Total
		(Dollars in millions)
Investments in debt and equity securities	$—	$—	$—	$—
Commodity swap contracts	—	—	(123.7)	(123.7)
Foreign currency forward contracts	—	—	(200.7)	(200.7)
Total net financial liabilities	$—	$—	$(324.4)	$(324.4)
As of December 31, 2016, the Company no longer had any outstanding financial positions.
For Level 1 and 2 financial assets and liabilities, the Company utilizes both direct and indirect observable price quotes, including interest rate yield curves, exchange indices, broker/dealer quotes, published indices, issuer spreads, benchmark securities and other market quotes. In the case of certain debt securities, fair value is provided by a third-party pricing service. Below is a summary of the Company’s valuation techniques for Level 1 and 2 financial assets and liabilities:

•
Commodity swap contracts: valued based on a valuation that is corroborated by the use of market-based pricing (Level 2) except when credit and non-performance risk is considered to be a significant input, then the Company classifies such contracts as Level 3.

•
Foreign currency forward and option contracts: valued utilizing inputs obtained in quoted public markets (Level 2) except when credit and non-performance risk is considered to be a significant input, then the Company classifies such contracts as Level 3.

The following table summarizes the changes related to the Company’s Corporate Hedging derivative financial instruments recurring Level 3 financial liabilities:

	Year Ended
	December 31, 2016
	Commodity Contracts	Foreign Currency Contracts	Total
	(Dollars in millions)
Beginning of period	$123.7	$200.7	$324.4
Total net losses realized/unrealized:
Included in earnings	15.7	(48.0)	(32.3)
Settlements / terminations	(139.4)	(152.7)	(292.1)
End of period	$—	$—	$—
The Company had no transfers between Levels 1, 2 and 3 during the years ended December 31, 2016 or 2015. Transfers into Level 3 of liabilities previously classified in Level 2 during the year ended December 31, 2015 were due to the relative value of unobservable inputs to the total fair value measurement of certain derivative contracts rising above the 10% threshold. The Company’s policy is to value all transfers between levels using the beginning of period valuation.

Peabody Energy Corporation	2016 Form 10-K/A	F- 32

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values for other financial instruments as of December 31, 2016 and 2015:

•
Cash and cash equivalents, restricted cash, accounts receivable, including those within the Company’s accounts receivable securitization program, notes receivable and accounts payable have carrying values which approximate fair value due to the short maturity or the liquid nature of these instruments.

•
Long-term debt fair value estimates are based on observed prices for securities with an active trading market when available (Level 2), and otherwise on estimated borrowing rates to discount the cash flows to their present value (Level 3).

The estimated fair value of the Company’s current and long-term debt as of December 31, 2016 is subject to compromise in connection with the Company's Plan and as such has been excluded from the table below. The carrying amount and estimated fair value of the Company's current and long-term debt as of December 31, 2015 are summarized as follows:

	December 31, 2015
	Carrying Amount	Estimated Fair Value
	(Dollars in millions)
Current and Long-term debt	$6,241.2	$1,373.7

(9)	Coal Trading
The Company engages in the direct and brokered trading of coal and freight-related contracts (coal trading). Except those for which the Company has elected to apply a normal purchases and normal sales exception, all derivative coal trading contracts are accounted for at fair value.
The Company includes instruments associated with coal trading transactions as a part of its trading book. Trading revenues from such transactions are recorded in “Other revenues” in the consolidated statements of operations and include realized and unrealized gains and losses on derivative instruments, including those that arise from coal deliveries related to contracts accounted for on an accrual basis under the normal purchases and normal sales exception. Therefore, the Company has elected the trading exemption surrounding disclosure of its coal trading activities.
Trading revenues recognized during the years ended December 31, 2016, 2015 and 2014 were as follows:

	Year Ended December 31,
Trading Revenues by Type of Instrument	2016	2015	2014
	(Dollars in millions)
Commodity futures, swaps and options	$(96.5)	$107.3	$92.3
Physical commodity purchase/sale contracts	85.6	(64.5)	(33.9)
Total trading revenues	$(10.9)	$42.8	$58.4
Risk Management
Hedge Ineffectiveness. In some instances prior to 2016, the Company designated an existing coal trading derivative as a hedge and, thus, the derivative has a non-zero fair value at hedge inception. The “off-market” nature of these derivatives, which is best described as an embedded financing element within the derivative, is a source of ineffectiveness. In other instances, the Company uses a coal trading derivative that settles at a different time, has different quality specifications or has a different location basis than the occurrence of the cash flow being hedged. These collectively yield ineffectiveness to the extent that the derivative hedge contract does not exactly offset changes in the fair value or expected cash flows of the hedged item.
The Company had no coal trading positions designated as cash flow hedges as of December 31, 2016 and 2015.

Peabody Energy Corporation	2016 Form 10-K/A	F- 33

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Offsetting and Balance Sheet Presentation
The Company's coal trading assets and liabilities include financial instruments, such as swaps, futures and options, cleared through various exchanges, which involve the daily net settlement of closed positions. The Company must post cash collateral, known as variation margin, on exchange-cleared positions that are in a net liability position and receives variation margin when in a net asset position. The Company also transacts in coal trading financial swaps and options through OTC markets with financial institutions and other non-financial trading entities under ISDA Master Agreements, which contain symmetrical default provisions. Certain of the Company's coal trading agreements with OTC counterparties also contain credit support provisions that may periodically require the Company to post, or entitle the Company to receive, initial and variation margin. Physical coal and freight-related purchase and sale contracts included in the Company's coal trading assets and liabilities are executed pursuant to master purchase and sale agreements that also contain symmetrical default provisions and allow for the netting and setoff of receivables and payables that arise during the same time period. The Company offsets its coal trading asset and liability derivative positions, and variation margin related to those positions, on a counterparty-by-counterparty basis in the consolidated balance sheets, with the fair values of those respective derivatives reflected in “Assets from coal trading activities, net” and “Liabilities from coal trading activities, net."
The fair value of assets and liabilities from coal trading activities presented on a gross and net basis as of December 31, 2016 and 2015 is set forth below:

Affected line item in the consolidated balance sheets	Gross Amounts of Recognized Assets (Liabilities)	Gross Amounts Offset in the Consolidated Balance Sheets	Variation margin (held) posted (1)	Net Amounts of Assets (Liabilities) Presented in the Consolidated Balance Sheets
	(Dollars in millions)
	Fair Value as of December 31, 2016
Assets from coal trading activities, net	$191.2	$(190.5)	$—	$0.7
Liabilities from coal trading activities, net	(249.1)	190.5	57.4	(1.2)
Total, net	$(57.9)	$—	$57.4	$(0.5)

	Fair Value as of December 31, 2015
Assets from coal trading activities, net	$128.6	$(87.3)	$(17.8)	$23.5
Liabilities from coal trading activities, net	(110.0)	87.3	7.1	(15.6)
Total, net	$18.6	$—	$(10.7)	$7.9

(1)	None of the net variation margin (held) posted at December 31, 2016 and 2015, respectively, related to cash flow hedges.
See Note 8. "Derivatives and Fair Value Measurements" for information on balance sheet offsetting related to the Company’s Corporate Hedging activities.
Fair Value Measurements
The following tables set forth the hierarchy of the Company’s net financial asset (liability) coal trading positions for which fair value is measured on a recurring basis as of December 31, 2016 and 2015:

	December 31, 2016
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Commodity futures, swaps and options	$—	$(0.1)	$—	$(0.1)
Physical commodity purchase/sale contracts	—	0.7	(1.1)	(0.4)
Total net financial assets (liabilities)	$—	$0.6	$(1.1)	$(0.5)

Peabody Energy Corporation	2016 Form 10-K/A	F- 34

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2015
	Level 1	Level 2	Level 3	Total
		(Dollars in millions)
Commodity futures, swaps and options	$—	$3.3	$—	$3.3
Physical commodity purchase/sale contracts	—	20.2	(15.6)	4.6
Total net financial assets (liabilities)	$—	$23.5	$(15.6)	$7.9
For Level 1 and 2 financial assets and liabilities, the Company utilizes both direct and indirect observable price quotes, including U.S. interest rate curves; LIBOR yield curves; Chicago Mercantile Exchange (CME) Group, Intercontinental Exchange (ICE), LCH.Clearnet (formerly known as the London Clearing House), NOS Clearing ASA and Singapore Exchange (SGX) contract prices; broker quotes; published indices and other market quotes. Below is a summary of the Company’s valuation techniques for Level 1 and 2 financial assets and liabilities:

•
Futures, swaps and options: generally valued based on unadjusted quoted prices in active markets (Level 1) or a valuation that is corroborated by the use of market-based pricing (Level 2) except when credit and non-performance risk is considered to be a significant input (greater than 10% of fair value), then the Company classifies as Level 3.

•
Physical purchase/sale contracts: purchases and sales at locations with significant market activity corroborated by market-based information (Level 2) except when credit and non-performance risk is considered to be a significant input (greater than 10% of fair value), then the Company classifies as Level 3.

Physical purchase/sale contracts include a credit valuation adjustment based on credit and non-performance risk (Level 3). The credit valuation adjustment has not historically had a material impact on the valuation of the contracts resulting in Level 2 classification. However, due to the Company's corporate credit rating downgrades in 2016 and 2015, the credit valuation adjustments as of December 31, 2016 and 2015 are considered to be significant unobservable inputs in the valuation of the contracts resulting in Level 3 classification.
The Company's risk management function, which is independent of the Company's commercial trading function, is responsible for valuation policies and procedures, with oversight from executive management. Generally, the Company's Level 3 instruments or contracts are valued using bid/ask price quotations and other market assessments obtained from multiple, independent third-party brokers or other transactional data incorporated into internally-generated discounted cash flow models. Decreases in the number of third-party brokers or market liquidity could erode the quality of market information and therefore the valuation of the Company's market positions. The Company's valuation techniques include basis adjustments to the foregoing price inputs for quality, such as heat rate and sulfur and ash content, location differentials, expressed as port and freight costs, and credit risk. The Company's risk management function independently validates the Company's valuation inputs, including unobservable inputs, with third-party information and settlement prices from other sources where available. A daily process is performed to analyze market price changes and changes to the portfolio. Further periodic validation occurs at the time contracts are settled with the counterparty. These valuation techniques have been consistently applied in all periods presented, and the Company believes it has obtained the most accurate information available for the types of derivative contracts held.
The following table summarizes the quantitative unobservable inputs utilized in the Company's internally-developed valuation models for physical purchase/sale contracts classified as Level 3 as of December 31, 2016:

	Range		Weighted
Input	Low	High	Average
Quality adjustments	2%	2%	2%
Credit and non-performance risk	26%	26%	26%
Significant increases or decreases in the inputs in isolation could result in a significantly higher or lower fair value measurement. The unobservable inputs do not have a direct interrelationship; therefore, a change in one unobservable input would not necessarily correspond with a change in another unobservable input.

Peabody Energy Corporation	2016 Form 10-K/A	F- 35

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the changes in the Company’s recurring Level 3 net financial assets:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Beginning of period	$(15.6)	$2.1	$2.1
Transfers into Level 3	5.3	(4.4)	—
Transfers out of Level 3	(0.4)	—	—
Total gains realized/unrealized:
Included in earnings	(2.4)	(10.1)	6.7
Purchases	—	(0.5)	—
Sales	—	(0.1)	—
Settlements	12.0	(2.6)	(6.7)
End of period	$(1.1)	$(15.6)	$2.1
The Company had no transfers between Levels 1 and 2 during the years ended December 31, 2016, 2015 or 2014, Transfers of liabilities into/out of Level 3 from/to Level 2 during the years ended December 31, 2016 and 2015 were due to the relative value of unobservable inputs to the total fair value measurement of certain derivative contracts falling below, or in the case of transfers in, rising above, the 10% threshold. There were no transfers of liabilities into/out of Level 3 from/to Level 2 during the year ended December 31, 2014. The Company’s policy is to value all transfers between levels using the beginning of period valuation.

The following table summarizes the changes in net unrealized (losses) gains relating to Level 3 net financial assets held both as of the beginning and the end of the period:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Changes in unrealized (losses) gains (1)	$—	$(6.2)	$2.1

(1)
Within the consolidated statements of operations and consolidated statements of comprehensive income for the periods presented, unrealized gains and losses from Level 3 items are combined with unrealized gains and losses on positions classified in Level 1 or 2, as well as other positions that have been realized during the applicable periods.

As of December 31, 2016, the estimated future realization of the value of the Company’s trading portfolio is expected to all be realized in 2017.
Credit and Nonperformance Risk. The fair value of the Company’s coal derivative assets and liabilities reflects adjustments for credit risk. The Company’s exposure is substantially with electric utilities, energy marketers, steel producers and nonfinancial trading houses. The Company’s policy is to independently evaluate each customer’s creditworthiness prior to entering into transactions and to regularly monitor the credit extended. If the Company engages in a transaction with a counterparty that does not meet its credit standards, the Company seeks to protect its position by requiring the counterparty to provide an appropriate credit enhancement. Also, when appropriate (as determined by its credit management function), the Company has taken steps to reduce its exposure to customers or counterparties whose credit has deteriorated and who may pose a higher risk of failure to perform under their contractual obligations. These steps include obtaining letters of credit or cash collateral (margin), requiring prepayments for shipments or the creation of customer trust accounts held for the Company’s benefit to serve as collateral in the event of a failure to pay or perform. To reduce its credit exposure related to trading and brokerage activities, the Company seeks to enter into netting agreements with counterparties that permit the Company to offset asset and liability positions with such counterparties and, to the extent required, the Company will post or receive margin amounts associated with exchange-cleared and certain OTC positions. The Company also continually monitors counterparty and contract nonperformance risk, if present, on a case-by-case basis.
As of December 31, 2016, 22% of the Company’s credit exposure related to coal trading activities was with investment grade counterparties, while 7% was with non-investment grade counterparties and 71% was with counterparties that are not rated.

Peabody Energy Corporation	2016 Form 10-K/A	F- 36

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Performance Assurances and Collateral
The Company is required to post variation margin on positions that are in a net liability position and is entitled to receive and hold variation margin on positions that are in a net asset position with an exchange and certain of its OTC derivative contract counterparties. At December 31, 2016 the Company had posted $57.4 million of net variation margin. At December 31, 2015 the Company held net variation margin of $10.7 million.
In addition to the requirements surrounding variation margin, the Company is required by the exchanges upon which it transacts and by certain of its OTC arrangements to post certain additional collateral, known as initial margin, which represents an estimate of potential future adverse price movements across the Company’s portfolio under normal market conditions. As of December 31, 2016 and 2015, the Company had posted initial margin of $16.2 million and $9.2 million, respectively, which is reflected in “Other current assets” in the consolidated balance sheets. As of December 31, 2016 the Company was in receipt of $2.0 million of the required variation and initial margin, compared to December 31, 2015 when the Company had posted $0.7 million of margin in excess of the required variation and initial margin.
Certain of the Company’s derivative trading instruments require the parties to provide additional performance assurances whenever a material adverse event jeopardizes one party’s ability to perform under the instrument. If the Company was to sustain a material adverse event (using commercially reasonable standards), its counterparties could request collateralization on derivative trading instruments in net liability positions which, based on an aggregate fair value at December 31, 2016 and 2015, would have amounted to collateral postings to counterparties of approximately $2 million and $21 million, respectively. As of December 31, 2016, the Company was required to post approximately $1 million in collateral to counterparties for such positions. No collateral was required to be posted to counterparties as of December 31, 2015.
Certain of the Company’s other derivative trading instruments require the parties to provide additional performance assurances whenever a credit downgrade occurs below a certain level, as specified in each underlying contract. The terms of such derivative trading instruments typically require additional collateralization, which is commensurate with the severity of the credit downgrade. During 2016, each of the three rating agencies downgraded the Company's corporate credit rating due to the Bankruptcy Petitions. Despite the rating agencies downgrades, the Company’s additional collateral requirement owed to its counterparties for these ratings based derivative trading instruments would have been zero at December 31, 2016 and 2015 based on the aggregate fair value of all derivative trading instruments with such features. As of December 31, 2016 and 2015, no collateral was posted to counterparties to support such derivative trading instruments.

(10)	Financing Receivables
The Company's total financing receivables as of December 31, 2016 and 2015 consisted of the following:

	December 31,
Balance Sheet Classification	2016	2015
	(Dollars in millions)
Other current assets	$—	$20.0
Investments and other assets	84.8	65.2
Total financing receivables	$84.8	$85.2

The Company periodically assesses the collectability of accounts and loans receivable by considering factors such as specific evaluation of collectability, historical collection experience, the age of the receivable and other available evidence. Below is a description of the Company's financing receivables outstanding as of December 31, 2016 and 2015.
Codrilla Mine Project. In 2011, a wholly-owned subsidiary of Peabody Energy Australia PCI Pty Ltd, then Macarthur Coal Limited, completed the sale of a portion of its 85% interest in the Codrilla Mine Project to the other participants of the Coppabella Moorvale Joint Venture, afterward retaining 73.3% ownership. The final outstanding installment payment of 40% of the sale price was due upon the earlier of the mine's first coal shipment or a specified date. The sales agreement was amended in the second quarter of 2013 to delay the specified date from March 31, 2015 to June 30, 2016 with the remaining balance being received during 2016. At December 31, 2015, the balance associated with these receivables totaled $20 million and was recorded in "Other current assets" in the consolidated balance sheets.

Peabody Energy Corporation	2016 Form 10-K/A	F- 37

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Middlemount Mine. The Company periodically makes loans to Middlemount, in which the Company owns a 50% equity interest, pursuant to the related stockholders' agreement for purposes of funding capital expenditures and working capital requirements. The Priority Loans bear interest at a rate equal to the monthly average 30-day Australian Bank Bill Swap Reference Rate plus 3.5%. They were due to expire on December 31, 2016, but have been extended to June 30, 2017 in conjunction with a commercial agreement with the stockholders concerning the distribution of available cash against outstanding payables and the loans. That agreement requires the distribution of available cash at least twice each month. Available cash is defined as the amount in Middlemount’s bank accounts that will not be required to pay known bills within the next 35 days. The available cash is distributed to the stockholders in a 50/50 ratio, unless there is no marketing royalty payment overdue. In that situation, 100% of the available cash is distributed to the Company until its priority repayment loans are repaid in full. Based on the existence of letters of support from related entities of the stockholders, the expected timing of repayment of these loans is projected to extend beyond the stated expiration date and so the Company considers these loans to be of a long-term nature. As a result, (i) the foreign currency impact related to the stockholder loans is included in foreign currency translation adjustment in the consolidated balance sheets and the consolidated statements of comprehensive income and (ii) interest income on the Priority Loans is recognized when cash is received. Refer to Note 4. "Asset Impairment" for background surrounding the impairment charge recognized in 2015 related to Middlemount. The carrying value of the loans of $84.8 million and $65.2 million was reflected in "Investments and other assets" in the consolidated balance sheets as of December 31, 2016 and 2015, respectively.
On August 8, 2016, one of the Company's Australian subsidiaries and the other stockholder of Middlemount entered into an agreement to provide a revolving loan (Revolving Loans) to Middlemount not to exceed $60.0 million Australian dollars (Revolving Loan Limit). The Company’s participation in the Revolving Loans will not, at any time, exceed its 50% equity interest of the Revolving Loan Limit. The Revolving Loans bear interest at 15% per annum and expire on December 31, 2017. As of December 31, 2016, the carrying value of the Revolving Loans due to the Company's Australian subsidiary was zero.
(11) Property, Plant, Equipment and Mine Development
Property, plant, equipment and mine development, net, as of December 31, 2016 and December 31, 2015 consisted of the following:

	December 31,
	2016	2015
	(Dollars in millions)
Land and coal interests	$10,330.8	$10,503.7
Buildings and improvements	1,507.6	1,506.0
Machinery and equipment	2,130.2	2,280.4
Less: Accumulated depreciation, depletion and amortization	(5,191.9)	(5,031.6)
Total, net	$8,776.7	$9,258.5
The net book value of coal reserves totaled $5.5 billion as of December 31, 2016 and $5.7 billion as of December 31, 2015, which excludes the carrying value of acquired interests in mineral rights at certain Australian exploration properties of $1.2 billion for both years, respectively. The coal reserves include mineral rights for leased coal interests and advance royalties that had a net book value of $4.4 billion as of December 31, 2016 and $4.6 billion as of December 31, 2015. The remaining net book value of coal reserves of $1.1 billion at December 31, 2016 and December 31, 2015 relates to coal reserves held by fee ownership. Amounts attributable to coal reserves at properties where the Company was not currently engaged in mining operations or leasing to third parties and, therefore, the coal reserves were not currently being depleted, was $1.6 billion as of December 31, 2016 and $1.7 billion as of December 31, 2015.

Peabody Energy Corporation	2016 Form 10-K/A	F- 38

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(12)	Income Taxes
Loss from continuing operations before income taxes for the years ended December 31, 2016, 2015 and 2014 consisted of the following:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
U.S.	$(49.7)	$(515.9)	$268.9
Non-U.S.	(708.6)	(1,474.4)	(816.8)
Total	$(758.3)	$(1,990.3)	$(547.9)
Total income tax (benefit) provision for the years ended December 31, 2016, 2015 and 2014 consisted of the following:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Current:
U.S. federal	$(12.4)	$(71.9)	$27.1
Non-U.S.	14.4	3.7	(61.1)
State	0.5	(0.6)	3.3
Total current	2.5	(68.8)	(30.7)
Deferred:
U.S. federal	(82.1)	(117.4)	111.0
Non-U.S.	(12.8)	(15.0)	68.5
State	(2.1)	(5.9)	(1.4)
Total deferred	(97.0)	(138.3)	178.1
Total income tax (benefit) provision	$(94.5)	$(207.1)	$147.4
The following is a reconciliation of the expected statutory federal income tax benefit to the Company’s income tax (benefit) provision for the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Expected income tax benefit at U.S. federal statutory rate	$(265.4)	$(696.6)	$(191.7)
Changes in valuation allowance, income tax	2,453.9	452.9	534.7
Worthless partnership	(2,204.4)	—	—
Changes in tax reserves	2.3	(21.4)	(81.5)
Excess depletion	(37.2)	(53.7)	(65.3)
Foreign earnings repatriation	—	—	(71.4)
Foreign earnings provision differential	27.5	146.5	28.8
General business tax credits	(14.2)	(15.7)	(19.2)
Minerals resource rent tax, net of federal tax	—	—	16.1
Remeasurement of foreign income tax accounts	(2.0)	(22.1)	(21.8)
State income taxes, net of federal tax benefit	(90.2)	(20.1)	(2.3)
Reorganization costs	29.6	—	—
Other, net	5.6	23.1	21.0
Total income tax (benefit) provision	$(94.5)	$(207.1)	$147.4

Peabody Energy Corporation	2016 Form 10-K/A	F- 39

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain reconciliation items included in the above table exclude the remeasurement of foreign income tax accounts as these foreign currency effects are separately presented.
The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities as of December 31, 2016 and 2015 consisted of the following:

	December 31,
	2016	2015
	(Dollars in millions)
Deferred tax assets:
Tax loss carryforwards and credits	$4,284.4	$1,817.4
Accrued postretirement benefit obligations	364.5	372.4
Asset retirement obligations	163.6	160.9
Financial guarantees	77.9	16.9
Employee benefits	57.0	69.6
Payable to voluntary employee beneficiary association for certain Patriot retirees (1)	—	52.9
Hedge activities	21.0	26.6
Workers’ compensation obligations	7.5	13.7
Other	2.1	66.7
Total gross deferred tax assets	4,978.0	2,597.1
Deferred tax liabilities:
Property, plant, equipment and mine development, principally due to differences in depreciation, depletion and asset impairments	900.4	966.6
Unamortized discount on Convertible Junior Subordinated Debentures	127.7	130.3
Investments and other assets	86.3	70.1
Total gross deferred tax liabilities	1,114.4	1,167.0
Valuation allowance, income tax	(4,037.5)	(1,614.1)
Net deferred tax liability	$(173.9)	$(184.0)
Deferred taxes are classified as follows:
Current deferred income taxes	$—	$49.7
Noncurrent deferred income taxes	(173.9)	(233.7)
Net deferred tax liability	$(173.9)	$(184.0)

(1)	Refer to Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" herein for additional details related to this transaction.
During 2016, the Company determined that a foreign holding company was insolvent, resulting in a worthlessness deduction which increased the Company's federal net operating losses (NOL) by $6.3 billion. The Company's tax loss carryforwards and credits included federal NOL carryforwards of $2,340.4 million, state NOL carryforwards of $127.9 million, foreign tax credits of $267.9 million, U.S. alternative minimum tax (AMT) credits of $264.3 million, tax general business credits of $119.4 million, U.S. capital losses of $60.8 million, charitable contribution carryforwards of $1.3 million and foreign NOL carryforwards of $1,102.2 million as of December 31, 2016. The AMT credits and foreign NOLs have no expiration date. The federal NOLs expire in 2036. The U.S. capital losses and state NOLs begin to expire in 2017 and 2018, respectively. The foreign tax credits and general business credits begin to expire in 2020 and 2027, respectively.
In assessing the near-term use of NOLs and tax credits and corresponding valuation allowance adjustments, the Company evaluated the expected level of future taxable income, available tax planning strategies, reversals of existing taxable temporary differences and taxable income in carryback years. During the year ended December 31, 2016, the Company continued to record valuation allowance against net deferred tax asset positions in the U.S. and Australia of $2,342.9 million and $82.1 million, respectively. Recognition of those valuation allowances was driven by recent cumulative book losses, as determined by considering all sources of available income (including items classified as discontinued operations or recorded directly to "Accumulated other comprehensive loss"), which limited the Company’s ability to look to future taxable income in assessing the realizability of the related assets. The $2,342.9 million recorded in U.S. valuation allowance during the year ended December 31, 2016, was reflected in "Income tax (benefit) provision".

Peabody Energy Corporation	2016 Form 10-K/A	F- 40

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unrecognized Tax Benefits
Net unrecognized tax benefits (excluding interest and penalties) were recorded as follows in the consolidated balance sheets as of December 31, 2016 and 2015:

	December 31,
	2016	2015
	(Dollars in millions)
Deferred income taxes	$8.9	$7.9
Other noncurrent liabilities	11.2	11.7
Net unrecognized tax benefits	$20.1	$19.6
Gross unrecognized tax benefits	$20.1	$22.9
The amount of the Company's gross unrecognized tax benefits decreased by $2.8 million since January 1, 2016 due to the finalization settlement of state audits, offset by additions for current positions. The amount of the net unrecognized tax benefits that, if recognized, would directly affect the effective tax rate was $20.1 million and $19.6 million at December 31, 2016 and 2015, respectively. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for the years ended December 31, 2016, 2015 and 2014 is as follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Balance at beginning of period	$22.9	$44.5	$143.9
Additions for current year tax positions	1.5	2.3	12.0
Reductions for prior year tax positions	(2.8)	(23.5)	—
Reductions for settlements with tax authorities	(1.5)	(0.4)	(111.4)
Balance at end of period	$20.1	$22.9	$44.5
The Company recognizes interest and penalties related to unrecognized tax benefits in its income tax provision. The Company reversed gross interest and penalties of $0.4 million, $2.1 million and $8.0 million for the years ended December 31, 2016, 2015 and 2014, respectively. The Company had $2.4 million and $0.4 million of accrued gross interest and penalties related to unrecognized tax benefits at December 31, 2016 and 2015, respectively.
The Company expects that during the next twelve months there will be no changes to its net unrecognized tax benefits due to potential audit settlements and the expiration of statutes of limitations.
Tax Returns Subject to Examination
The Company's federal income tax returns for the 2014 and 2015 tax years are subject to potential examinations by the Internal Revenue Service (IRS). The Company's state income tax returns for the tax years 1999 and thereafter remain potentially subject to examination by various state taxing authorities due to NOL carryforwards. Australian income tax returns for tax years 2010 through 2013 continue to be subject to potential examinations by the Australian Taxation Office (ATO).
Foreign Earnings
As of December 31, 2016, the Company has a consolidated earnings deficit outside the U.S. but with some immaterial unremitted earnings in certain jurisdictions. The Company continues to be permanently reinvested with respect to its current and historical earnings. However, when appropriate, the Company has the ability to access foreign cash without incurring a residual tax.

Peabody Energy Corporation	2016 Form 10-K/A	F- 41

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Tax Payments and Refunds
The following table summarizes the Company’s income tax refunds, net for the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
U.S. — federal	$(56.5)	$(38.1)	$(7.7)
U.S. — state and local	1.4	0.4	(6.8)
Non-U.S.	15.0	11.9	(2.2)
Total income tax refunds, net	$(40.1)	$(25.8)	$(16.7)

(13)	Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consisted of the following:

	December 31,
	2016	2015
	(Dollars in millions)
Trade accounts payable	$288.6	$333.3
Accrued payroll and related benefits	201.2	191.9
Other accrued expenses	190.1	225.8
Accrued taxes other than income	119.6	135.9
Accrued royalties	62.8	41.0
Asset retirement obligations	41.0	25.5
Accrued health care insurance	16.0	15.8
Workers’ compensation obligations	7.8	8.6
Income taxes payable	6.2	6.8
Accrued interest	1.2	68.8
Accrued environmental cleanup-related costs	—	23.9
Other	—	2.3
Payable to voluntary employee beneficiary associated for certain Patriot retirees (1)	—	75.0
Commodity and foreign currency hedge contracts	—	231.7
Liabilities associated with discontinued operations	55.9	60.0
Total accounts payable and accrued expenses	$990.4	$1,446.3

(1)	Refer to Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" herein for additional details related to this transaction.

Peabody Energy Corporation	2016 Form 10-K/A	F- 42

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(14)	Current and Long-term Debt
The Company’s total indebtedness as of December 31, 2016 and 2015 consisted of the following:

	December 31,
	2016	2015
	(Dollars in millions)
2013 Revolver	$1,558.1	$—
2013 Term Loan Facility due September 2020	1,154.5	1,156.3
6.00% Senior Notes due November 2018	1,509.9	1,508.9
6.50% Senior Notes due September 2020	645.8	645.5
6.25% Senior Notes due November 2021	1,327.7	1,327.0
10.00% Senior Secured Second Lien Notes due March 2022	962.3	960.4
7.875% Senior Notes due November 2026	245.9	245.8
Convertible Junior Subordinated Debentures due December 2066	367.1	366.3
Capital lease obligations	19.7	30.3
Other	0.4	0.7
	7,791.4	6,241.2
Less: Current portion of long-term debt	20.2	5,874.9
Less: Liabilities subject to compromise	7,771.2	—
Long-term debt	$—	$366.3
The carrying amounts of the 2013 Term Loan Facility due September 2020, the 6.00% Senior Notes due November 2018, the 6.50% Senior Notes due September 2020, the 6.25% Senior Notes due November 2021, the 10.00% Senior Secured Second Lien Notes due March 2022 (the Senior Secured Second Lien Notes), the 7.875% Senior Notes due December 2026 and the Convertible Junior Subordinated Debentures due December 2066 (the Debentures) have been presented above net of the respective unamortized debt issuance costs and original issue discounts, as applicable.
Prior to the issuance of the Company's 2015 consolidated financial statements, the Company believed it would not comply with the financial covenants of its 2013 Credit Facility (as defined below), and as such, all of its long-term debt with the exception of the Debentures was classified as current at December 31, 2015. As of December 31, 2016, substantially all of the Company's long-term debt was recorded in “Liabilities subject to compromise” in the consolidated balance sheets. Refer to Note 3. "Liabilities Subject to Compromise" for additional information.

Peabody Energy Corporation	2016 Form 10-K/A	F- 43

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The filing of the Bankruptcy Petitions constituted an event of default that accelerated Peabody’s obligations under the following debt instruments (collectively, the Debt Instruments):

•
Indenture governing $1,000.0 million outstanding aggregate principal amount of the Company’s 10.00% Senior Secured Second Lien Notes due 2022, dated as of March 16, 2015, among the Company, U.S. Bank National Association (U.S. Bank), as trustee and collateral agent, and the guarantors named therein, as supplemented;

•
Indenture governing $650.0 million outstanding aggregate principal amount of the Company’s 6.50% Senior Notes due 2020, dated as of March 19, 2004, among the Company, U.S. Bank and the guarantors named therein, as supplemented;

•
Indenture governing $1,518.8 million outstanding aggregate principal amount of the Company’s 6.00% Senior Notes due 2018, dated as of November 15, 2011, among the Company, U.S. Bank and the guarantors named therein, as supplemented;

•
Indenture governing $1,339.6 million outstanding aggregate principal amount of the Company’s 6.25% Senior Notes due 2021, dated as of November 15, 2011, by and among the Company, U.S. Bank and the guarantors named therein, as supplemented;

•
Indenture governing $250.0 million outstanding aggregate principal amount of the Company’s 7.875% Senior Notes due 2026, dated as of March 19, 2004, among the Company, U.S. Bank and the guarantors named therein, as supplemented;

•
Subordinated Indenture governing $732.5 million outstanding aggregate principal amount of the Company’s Convertible Junior Subordinated Debentures due 2066, dated as of December 20, 2006, among the Company and U.S. Bank, as supplemented; and

•
Amended and Restated Credit Agreement, as amended and restated as of September 24, 2013 (the 2013 Credit Facility), related to $1,170.0 million outstanding aggregate principal amount of term loans under the 2013 Term Loan Facility and $1,650.0 million in the 2013 Revolver which includes approximately $675 million of posted but undrawn letters of credit and approximately $947 million in outstanding borrowings, by and among the Company, Citibank, N.A., as administrative agent, swing line lender and letter of credit (L/C) issuer, Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Crédit Agricole Corporate and Investment Bank, HSBC Securities (USA) Inc., Morgan Stanley Senior Funding, Inc., PNC Capital Markets LLC and RBS Securities Inc., as joint lead arrangers and joint book managers, and the lender parties thereto, as amended by that certain Omnibus Credit Agreement, dated as of February 5, 2015.

During March 2016, the Company elected to exercise the 30-day grace period with respect to a $21.1 million semi-annual interest payment due March 15, 2016 on the 6.50% Senior Notes due September 2020 and a $50.0 million semi-annual interest payment due March 15, 2016 on the Senior Secured Second Lien Notes. The Company filed the Bankruptcy Petitions before the grace period lapsed, which stayed the related interest payments.
As a result of the filing of the Bankruptcy Petitions, all unpaid principal and accrued and unpaid interest related to the Company's Debt Instruments due thereunder became immediately due and payable.  Any efforts to enforce such payment obligations under the Debt Instruments are automatically stayed as a result of the Bankruptcy Petitions, and the creditors’ rights of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code.
The Company was also required to pay monthly adequate protection payments to the First Lien Secured Parties in accordance with the rates defined in the 2013 Credit Facility. The adequate protection payments were recorded as "Interest expense" in the consolidated statement of operations, which totaled $121.4 million for the year ended December 31, 2016.
The Company has not recorded interest expense on the 6.00% Senior Notes due November 2018, the 6.50% Senior Notes due September 2020, the 6.25% Senior Notes due November 2021, the Debentures, the Senior Secured Second Lien Notes or the 7.875% Senior Notes due November 2026 since the filing of the Bankruptcy Petitions on the Petition Date. The Company's contractual interest obligation was $564.9 million for the year ended December 31, 2016; however, in accordance with Section 502(b)(2) of the Bankruptcy Code, $266.3 million of that amount was automatically stayed.
Interest paid on debt was $132.3 million, $414.2 million and $404.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.
Financing costs incurred with the issuance of the Company’s debt (excluding DIP financing costs) were being amortized to interest expense over the remaining term of the associated debt prior to the Bankruptcy Petitions. The remaining balance at December 31, 2016 was $89.0 million.

Peabody Energy Corporation	2016 Form 10-K/A	F- 44

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DIP Financing
On the Petition Date, the Debtors filed a motion (the DIP Motion) seeking authorization to use cash collateral and to approve financing (the DIP Financing) under that certain Superpriority Secured Debtor-In-Possession Credit Agreement (the DIP Credit Agreement) by and among the Company as borrower, Peabody Global Funding, LLC, formerly known as the Global Center for Energy and Human Development and certain Debtors party thereto as guarantors (the Guarantors and together with the Company, the Loan Parties), the lenders party thereto (the DIP Lenders) and Citibank, N.A. as Administrative Agent (in such capacity, the DIP Agent) and L/C Issuer. The DIP Credit Agreement provided for (i) a term loan not to exceed $500 million (the DIP Term Loan Facility), of which $200 million was made available upon entry of an interim order, the remaining $300 million pending the entry of the final order approving the DIP Credit Agreement (the Final Order), secured by substantially all of the assets of the Loan Parties, subject to certain excluded assets and carve outs and guaranteed by the Loan Parties (other than the Company), which would be used for working capital and general corporate purposes, to cash collateralize letters of credit and to pay fees and expenses, (ii) a cash collateralized letter of credit facility in an amount up to $100 million (the L/C Facility), and (iii) a bonding accommodation facility in an amount up to $200 million consisting of (x) a carve-out from the collateral with superpriority claim status, subject only to the fees carve-out, entitling the authority making any bonding request to receive proceeds of collateral first in priority before distribution to any DIP Lender or other prepetition secured creditor, except for letters of credit issued under the DIP Credit Agreement and/or (y) a letter of credit facility (the Bonding L/C Facility). The aggregate face amount of all letters of credit issued under the L/C Facility and the Bonding L/C Facility could not at any time exceed $50 million without DIP Lender consent.
On April 15, 2016, the Bankruptcy Court issued an order approving the DIP Motion on an interim basis and authorizing the Loan Parties to, among other things, (i) enter into the DIP Credit Agreement and initially borrow up to $200 million, (ii) obtain a cash collateralized letter of credit facility in the aggregate amount of up to $100 million, and (iii) establish an accommodation facility for bonding requests in an aggregate stated amount of up to $200 million. On April 18, 2016, the Company entered into the DIP Credit Agreement with the DIP Lenders and borrowed $200 million under the DIP Term Loan Facility. On May 17, 2016, the Bankruptcy Court approved the DIP Financing on a final basis and entered an order to that effect on May 18, 2016. On May 19, 2016, following entry of the Final Order, the Company borrowed the remaining $300 million available under the DIP Term Loan Facility. The Company paid aggregate debt issuance costs of $26.8 million during the year ended December 31, 2016 related to the DIP Term Loan Facility.
On December 14, 2016, the Bankruptcy Court entered an order authorizing the repayment of the DIP Term Loan Facility prior to its scheduled maturity date and on December 15, 2016, the Company repaid the DIP Term Loan Facility in full. Upon making this payment, the Company’s obligations under the DIP Credit Agreement were satisfied in full and it was terminated. In connection with the repayment and termination, the Company incurred a loss on the early debt extinguishment of $29.5 million, consisting of a $10.0 million early-termination fee and $19.5 million related to the write-off of unamortized deferred financing costs and an original issue discount.
2013 Credit Facility
On September 24, 2013, the Company entered into a secured credit agreement (as amended, the 2013 Credit Facility), which provides for a $1.65 billion revolving credit facility (the 2013 Revolver) and a $1.20 billion term loan facility (the 2013 Term Loan Facility).
During the first quarter of 2016, the Company borrowed $947.0 million under the 2013 Revolver for general corporate purposes. As of the Petition Date, the Company had approximately $675 million letters of credit outstanding on the 2013 Revolver.  Subsequent to the Petition Date, certain counterparties drew on a portion of those letters of credit.  The letters of credit were in place to support various types of obligations, though the most significant items related to bank guarantees in place for certain reclamation bonding requirements in Australia. The draws required the recording of previously off-balance sheet liabilities, except in certain instances where the Company had previously recorded a liability, and as such have been reflected as additional borrowings under the 2013 Revolver.  The total of such letters of credit was $611.1 million as of December 31, 2016. "Investments and other assets" in the consolidated balance sheets as of December 31, 2016 includes $479.3 million of collateral in support of certain of these obligations.
As a result of filing the Bankruptcy Petitions on April 13, 2016, as discussed in Note 1. "Summary of Significant Accounting Policies", the Company is in default under the 2013 Credit Facility and as such the 2013 Revolver can no longer be utilized.
Senior Secured Second Lien Notes Offering
On March 16, 2015, the Company completed the offering of $1.0 billion aggregate principal amount of the Senior Secured Second Lien Notes. The notes were offered to qualified institutional buyers under Rule 144A of the Securities Act, and to non-U.S. persons in transactions outside the U.S. under Regulation S of the Securities Act.

Peabody Energy Corporation	2016 Form 10-K/A	F- 45

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company used the net proceeds from the sale of the notes, in part, to fund the tender offer to purchase its 7.375% Senior Notes due November 2016 (the 2016 Senior Notes) and to redeem the aggregate principal amount of the 2016 Senior Notes that was not tendered in the tender offer. The remaining proceeds were used for general corporate purposes.
2016 Senior Notes Tender Offer and Redemption
Concurrently with the offering of the Senior Secured Second Lien Notes, the Company commenced a tender offer to repurchase the $650.0 million aggregate principal amount then outstanding of the 2016 Senior Notes. Consequently, the Company repurchased $566.9 million aggregate principal amount of the 2016 Senior Notes that were validly tendered and not validly withdrawn during the tender offer. The Company redeemed the remaining $83.1 million aggregate principal amount of the 2016 Senior Notes on April 15, 2015. In connection with those repurchases, the Company recognized an aggregate loss on early debt extinguishment of $67.8 million in the consolidated statement of operations for the year ended December 31, 2015 comprised of aggregate tender offer and make-whole premiums paid of $66.4 million and the non-cash write-off of associated unamortized debt issuance costs of $1.4 million.
Exit Financing
On February 8, 2017, the Company announced the pricing of a $950.0 million senior secured term loan. The term loan will mature in 2022 and bear interest at a fluctuating rate of LIBOR plus 4.50% per annum, with a 1.00% LIBOR floor. The closing of the term loan is expected to occur in early April 2017, concurrent with the anticipated effective date of the Plan and subject to confirmation of the Plan and customary closing conditions and final documentation. The proceeds from the term loan will be used to fund a portion of the distributions to creditors provided for under the Plan.
Also on February 8, 2017, the Company announced that a special purpose wholly owned subsidiary of the Company priced an offering of $500.0 million aggregate principal amount of 6.000% senior secured notes due 2022 and $500.0 million aggregate principal amount of 6.375% senior secured notes due 2025, each exempt from the registration requirements of the Securities Act of 1933, as amended. The offering of the notes closed on February 15, 2017 at which time the net proceeds of the offering were funded into an escrow account pending the Plan Effective Date. The notes were offered by a special purpose wholly owned subsidiary of the Company and if the Plan is confirmed and certain other conditions are satisfied on or before August 1, 2017, the net proceeds from the offering will be released from escrow to fund a portion of the distributions to creditors provided for under the Plan, and the Company will become the obligor under the notes.
Capital Lease Obligations
Refer to Note 15. "Leases" for additional information associated with the Company's capital leases, which pertain to the financing of mining equipment used in operations.

(15)	Leases
The Company leases equipment and facilities under various noncancellable lease agreements. Certain lease agreements are subject to the restrictive covenants of the Company's credit facilities and include cross-acceleration provisions, under which the lessor could require certain remedies including, but not limited to, immediate recovery of the present value of any remaining lease payments. Rental expense under operating leases, including expense related to short-term operating leases, was $264.7 million, $290.1 million and $306.0 million for the years ended December 31, 2016, 2015 and 2014, respectively. One of the Company's operating lease agreements for underground mining equipment in Australia entered into in 2013 requires contingent rent to be paid only if and when certain coal is mined at a specified margin as defined in the agreements. There was no contingent expense related to that arrangement for the years ended December 31, 2016, 2015 and 2014. The gross value of property, plant, and equipment under capital leases was $77.9 million and $77.5 million as of December 31, 2016 and 2015, respectively, related primarily to the leasing of mining equipment. The accumulated depreciation for these items was $48.6 million and $32.2 million at December 31, 2016 and 2015, respectively, and changes thereto have been included in "Depreciation, depletion and amortization" in the consolidated statements of operations.
The Company also leases coal reserves under agreements that require royalties to be paid as the coal is mined. Certain agreements also require minimum annual royalties to be paid regardless of the amount of coal mined during the year. Total royalty expense was $389.7 million, $444.5 million and $507.8 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Peabody Energy Corporation	2016 Form 10-K/A	F- 46

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A substantial amount of the coal mined by the Company is produced from mineral reserves leased from the owner. One of the major lessors is the U.S. government, from which the Company leases substantially all of the coal it mines in Wyoming under terms set by Congress and administered by the U.S. Bureau of Land Management. These leases are generally for an initial term of ten years but may be extended by diligent development and mining of the reserves until all economically recoverable reserves are depleted. The Company has met the diligent development requirements for substantially all of these federal leases either directly through production, by including the lease as a part of a logical mining unit with other leases upon which development has occurred, or by paying an advance royalty in lieu of continued operations. Annual production on these federal leases must total at least 1.0% of the leased reserve or the original amount of coal in the entire logical mining unit in which the leased reserve resides. In addition, royalties are payable monthly at a rate of 12.5% of the gross realization from the sale of the coal mined using surface mining methods and at a rate of 8.0% of the gross realization for coal produced using underground mining methods. The Company also leases coal reserves in Arizona from The Navajo Nation and the Hopi Tribe under leases that are administered by the U.S. Department of the Interior. These leases expire upon exhaustion of the leased reserves or upon the permanent ceasing of all mining activities on the related reserves as a whole. The royalty rates are also generally based upon a percentage of the gross realization from the sale of coal. These rates are subject to redetermination every ten years under the terms of the leases. The remainder of the leased coal is generally leased from state governments, land holding companies and various individuals. The duration of these leases varies greatly. Typically, the lease terms are automatically extended as long as active mining continues. Royalty payments are generally based upon a specified rate per ton or a percentage of the gross realization from the sale of the coal.
Mining and exploration in Australia is generally conducted under leases, licenses or permits granted by state governments. Mining and exploration licenses and their associated environmental protection approvals contain conditions relating to such matters as minimum annual expenditures, environmental compliance, restoration and rehabilitation. Royalties are paid to the state government as a percentage of the sales price (less certain allowable deductions in some cases). Generally landowners do not own the mineral rights or have the ability to grant rights to mine those minerals. These rights are retained by state governments. Compensation is often payable to landowners, occupiers and Aboriginal traditional owners with residual native title rights and interests for the loss of access to the land from the proposed mining activities. The amount and type of compensation and the ability to proceed to grant of a mining tenement may be determined by agreement or court determination, as provided by law.
Future minimum lease and royalty payments as of December 31, 2016 are as follows:

	Capital Leases	Operating Leases	Coal Lease and Royalty Obligations
Year Ending December 31,
	(Dollars in millions)
2017	$7.3	$148.7	$6.1
2018	8.9	100.4	5.7
2019	0.5	60.2	5.2
2020	0.5	26.4	4.9
2021	0.5	10.6	5.3
2022 and thereafter	9.6	26.6	26.6
Total minimum lease payments	27.3	$372.9	$53.8
Less interest	7.6
Present value of minimum capital lease payments	$19.7
As of December 31, 2016, certain of the Company’s coal lease obligations were secured by outstanding surety bonds totaling $94.0 million.

Peabody Energy Corporation	2016 Form 10-K/A	F- 47

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(16)	Asset Retirement Obligations
Reconciliations of the Company’s asset retirement obligations are as follows:

	December 31,
	2016	2015
	(Dollars in millions)
Balance at beginning of year	$712.1	$752.5
Liabilities incurred or acquired	—	1.3
Liabilities settled or disposed	(41.5)	(53.3)
Accretion expense	45.7	42.7
Revisions to estimates	42.5	(31.1)
Balance at end of year	$758.8	$712.1
Less: Current portion (included in "Accounts payable and accrued expenses")	41.0	25.5
Noncurrent obligation (included in "Asset retirement obligations")	$717.8	$686.6
Balance at end of year — active locations	$651.1	$656.8
Balance at end of year — closed or inactive locations	$107.7	$55.3
The credit-adjusted, risk-free interest rates utilized to estimate the Company's asset retirement obligations were 13.45% for its U.S. reclamation obligations and 4.92% for its Australia reclamation obligations at December 31, 2016 and 50.83% and 6.82% at December 31, 2015 and 2014, respectively. For 2016, a distinct rate was developed for Australia due to the amount of cash collateral held in support of the related obligations as of December 31, 2016.
As of December 31, 2016 and 2015, the Company had $374.3 million and $609.4 million, respectively, in surety bonds and bank guarantees outstanding to secure reclamation obligations. The amount of reclamation self-bonding in certain U.S. states in which the Company qualifies was $1,094.2 million and $1,430.8 million as of December 31, 2016 and 2015, respectively. Additionally, the Company had $80.0 million and $126.6 million, respectively, of letters of credit in support of reclamation obligations as of December 31, 2016 and 2015. During 2016, the Company replaced certain bank guarantees with cash collateral of $233.2 million as of December 31, 2016.

(17)	Postretirement Health Care and Life Insurance Benefits
The Company currently provides health care and life insurance benefits to qualifying salaried and hourly retirees of its current and certain former subsidiaries and their dependents from benefit plans established by the Company.  Plan coverage for health benefits is provided to future hourly and salaried retirees in accordance with the applicable plan document.  Life insurance benefits are provided to future hourly retirees in accordance with the applicable labor agreement.
Net periodic postretirement benefit cost included the following components:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Service cost for benefits earned	$10.4	$11.2	$12.2
Interest cost on accumulated postretirement benefit obligation	34.5	33.8	36.4
Amortization of prior service (credit) cost	(9.2)	(6.8)	1.3
Amortization of actuarial loss	20.4	24.9	14.5
Special termination benefits (1)	—	—	1.6
Net periodic postretirement benefit cost	$56.1	$63.1	$66.0

(1)	Reflected in "Restructuring and pension settlement charges" in the consolidated statement of operations for the year ended December 31, 2014.

Peabody Energy Corporation	2016 Form 10-K/A	F- 48

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following includes pre-tax amounts recorded in "Accumulated other comprehensive loss":

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Net actuarial loss (gain) arising during year	$32.3	$(35.1)	$115.8
Prior service credit arising during year	—	—	(18.0)
Amortization:
Actuarial loss	(20.4)	(24.9)	(14.5)
Prior service credit (cost)	9.2	6.8	(1.3)
Settlement related to the Patriot bankruptcy: (1)
Prior service cost	7.2	(16.6)	—
Total recorded in "Accumulated other comprehensive loss"	$28.3	$(69.8)	$82.0

(1)	Refer to Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" herein for additional details related to this transaction.
The Company amortizes actuarial gain and loss using a 0% corridor with an amortization period that covers the average future working lifetime of active employees (10.31 years and 10.49 years at January 1, 2017 and 2016, respectively). The estimated net actuarial loss and prior service credit that will be amortized from accumulated other comprehensive loss into net periodic postretirement benefit cost during the year ending December 31, 2017 are $22.0 million and $9.2 million, respectively.
The following table sets forth the plans' funded status reconciled with the amounts shown in the consolidated balance sheets:

	December 31,
	2016	2015
	(Dollars in millions)
Change in benefit obligation:
Accumulated postretirement benefit obligation at beginning of period	$776.1	$839.1
Service cost	10.4	11.2
Interest cost	34.5	33.8
Participant contributions	0.6	1.7
Plan changes(1)	7.2	(16.6)
Benefits paid	(49.0)	(46.5)
Actuarial loss (gain)	32.3	(35.1)
Settlement related to the Patriot bankruptcy (1)	—	(15.2)
Other	—	3.7
Accumulated postretirement benefit obligation at end of period	812.1	776.1
Change in plan assets:
Fair value of plan assets at beginning of period	—	—
Employer contributions	48.4	44.8
Participant contributions	0.6	1.7
Benefits paid and administrative fees (net of Medicare Part D reimbursements)	(49.0)	(46.5)
Fair value of plan assets at end of period	—	—
Funded status at end of year	(812.1)	(776.1)
Less: Current portion (included in "Accounts payable and accrued expenses")	55.8	53.2
Noncurrent obligation (included in "Accrued postretirement benefit costs")	$(756.3)	$(722.9)

(1)	Refer to Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" herein for additional details related to the changes in the benefit obligation.

Peabody Energy Corporation	2016 Form 10-K/A	F- 49

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted-average assumptions used to determine the benefit obligations as of the end of each year were as follows:

	December 31,
	2016	2015
Discount rate	4.15%	4.50%
Measurement date	December 31, 2016	December 31, 2015
The weighted-average assumptions used to determine net periodic benefit cost during each year were as follows:

	Year Ended December 31,
	2016	2015	2014
Discount rate	4.50%	4.10%	4.90%
Measurement date	December 31, 2015	December 31, 2014	December 31, 2013
The following presents information about the assumed health care cost trend rate:

	Year Ended December 31,
	2016	2015
Pre-Medicare:
Health care cost trend rate assumed for next year	6.20%	6.60%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	4.75%	4.75%
Year that the rate reaches the ultimate trend rate	2021	2021

Post-Medicare:
Health care cost trend rate assumed for next year	5.60%	5.80%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	4.75%	4.75%
Year that the rate reaches the ultimate trend rate	2021	2021
Assumed health care cost trend rates have a significant effect on the expense and liability amounts reported for health care plans. A one-percentage-point change in the assumed health care cost trend would have the following effects:

	One Percentage- Point Increase	One Percentage- Point Decrease
	(Dollars in millions)
Effect on total service and interest cost components (1)	$3.6	$(3.2)
Effect on total postretirement benefit obligation (1)	$67.0	$(61.9)

(1)
In addition to the effect on total service and interest cost components of expense, changes in trend rates would also increase or decrease the actuarial gain or loss amortization expense component. The impact on actuarial gain or loss amortization would approximate the increase or decrease in the obligation divided by 10.31 years at January 1, 2017.

Peabody Energy Corporation	2016 Form 10-K/A	F- 50

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assets
The Company’s postretirement benefit plans are unfunded.
Estimated Future Benefit Payments
The following benefit payments (net of retiree contributions), which reflect expected future service, as appropriate, are expected to be paid by the Company:

Postretirement
Benefits
(Dollars in millions)
2017	$55.0
2018	56.2
2019	57.0
2020	57.5
2021	61.3
Years 2022-2026	290.3

(18)	Pension and Savings Plans
One of the Company’s subsidiaries, Peabody Investments Corp. (PIC), sponsors a defined benefit pension plan covering certain U.S. salaried employees and eligible hourly employees at certain PIC subsidiaries (the Peabody Plan). A subsidiary of PIC also has a defined benefit pension plan covering eligible employees who are represented by the United Mine Workers of America (UMWA) under the Western Surface Agreement (the Western Plan). PIC also sponsors an unfunded supplemental retirement plan to provide senior management with benefits in excess of limits under the federal tax law (collectively, the Pension Plans).
Effective May 31, 2008, the Peabody Plan was frozen in its entirety for both participation and benefit accrual purposes. The Company adopted an enhanced savings plan contribution structure in lieu of benefits formerly accrued under the Peabody Plan. In August 2014, the Company announced a program to offer voluntary lump-sum pension payout to eligible former salaried employees in the Peabody Plan that settled the Company’s obligation to them. The program provided participants with a one-time choice of electing to receive a lump-sum settlement of their pension benefit. As part of this voluntary lump-sum program, the Company settled $41.7 million of its pension obligations for U.S. salaried retirees and former salaried employees in the Peabody Plan with an equal amount paid from plan assets. As a result, the Company recorded a settlement charge of $8.7 million reflecting the accelerated recognition of unamortized actuarial losses in the Peabody Plan proportionate to the obligation that was settled. The settlement charge was reflected in “Restructuring and pension settlement charges” on the consolidated statement of operations with a corresponding reduction in “Accumulated other comprehensive loss” on the consolidated balance sheet.
Net periodic pension cost included the following components:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Service cost for benefits earned	$2.5	$2.7	$2.1
Interest cost on projected benefit obligation	41.5	40.4	45.4
Expected return on plan assets	(45.3)	(48.2)	(54.3)
Amortization of prior service cost	0.3	1.0	1.3
Amortization of net actuarial losses	24.7	39.6	30.2
Settlement charge	—	—	8.7
Net periodic pension cost	$23.7	$35.5	$33.4

Peabody Energy Corporation	2016 Form 10-K/A	F- 51

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following includes pre-tax amounts recorded in "Accumulated other comprehensive loss":

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Net actuarial loss arising during year	$6.6	$30.6	$79.2
Amortization:
Net actuarial loss	(24.7)	(39.6)	(30.2)
Prior service cost	(0.3)	(1.0)	(1.3)
Settlement charge	—	—	(8.7)
Total recorded in "Accumulated other comprehensive loss"	$(18.4)	$(10.0)	$39.0

The Company amortizes actuarial gain and loss using a 5% corridor with a five-year amortization period. The estimated net actuarial loss and prior service cost that will be amortized from "Accumulated other comprehensive loss" into net periodic pension cost during the year ending December 31, 2017 are $25.4 million and $0.3 million, respectively.
The following summarizes the change in benefit obligation, change in plan assets and funded status of the Pension Plans:

	December 31,
	2016	2015
	(Dollars in millions)
Change in benefit obligation:
Projected benefit obligation at beginning of period	$939.3	$1,002.5
Service cost	2.5	2.7
Interest cost	41.5	40.4
Benefits paid	(61.1)	(62.6)
Actuarial loss (gain)	37.1	(43.7)
Projected benefit obligation at end of period	959.3	939.3
Change in plan assets:
Fair value of plan assets at beginning of period	757.3	839.8
Actual return (loss) on plan assets	75.7	(26.1)
Employer contributions	1.1	6.2
Benefits paid	(61.1)	(62.6)
Fair value of plan assets at end of period	773.0	757.3
Funded status at end of year	$(186.3)	$(182.0)
Amounts recognized in the consolidated balance sheets:
Current obligation (included in "Accounts payable and accrued expenses")	$—	$(1.6)
Noncurrent obligation (included in "Other noncurrent liabilities")	(163.5)	(180.4)
Liabilities subject to compromise	(22.8)	—
Net amount recognized	$(186.3)	$(182.0)

The weighted-average assumptions used to determine the benefit obligations as of the end of each year were as follows:

	December 31,
	2016	2015
Discount rate	4.15%	4.55%
Measurement date	December 31, 2016	December 31, 2015

Peabody Energy Corporation	2016 Form 10-K/A	F- 52

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted-average assumptions used to determine net periodic benefit cost during each year were as follows:

	Year Ended December 31,
	2016	2015	2014
Discount rate	4.55%	4.15%	4.95%
Expected long-term return on plan assets	6.00%	6.25%	6.85%
Measurement date	December 31, 2015	December 31, 2014	December 31, 2013
The expected rate of return on plan assets is determined by taking into consideration expected long-term returns associated with each major asset class based on long-term historical ranges, inflation assumptions and the expected net value from active management of the assets based on actual results. Effective January 1, 2017, the Company lowered its expected rate of return on plan assets from 6.00% to 5.90% reflecting the impact of the Company's asset allocation and capital market expectations.
The projected benefit obligation and the accumulated benefit obligation exceeded plan assets for all plans as of December 31, 2016 and 2015. The accumulated benefit obligation for all plans was $959.3 million and $939.3 million as of December 31, 2016 and 2015, respectively.
Assets of the Pension Plans
Assets of the PIC Master Trust (the Master Trust) are invested in accordance with investment guidelines established by the Peabody Plan Retirement Committee and the Peabody Western Plan Retirement Committee (collectively, the Retirement Committees) after consultation with outside investment advisors and actuaries.
The asset allocation targets have been set with the expectation that the assets of the Master Trust will be managed with an appropriate level of risk to fund each Pension Plan's expected liabilities. To determine the appropriate target asset allocations, the Retirement Committees consider the demographics of each Pension Plan's participants, the funded status of each Pension Plan, the business and financial profile of the Company and other associated risk preferences. These allocation targets are reviewed by the Retirement Committees on a regular basis and revised as necessary. The Retirement Committees have developed and implemented a dynamic asset-liability management investment strategy (the Dynamic Investment Strategy) designed to reduce each Pension Plan's funded status volatility risk as funded status increases resulting from changes in liabilities due to discount rates and other factors, investment returns and funding contributions. The Dynamic Investment Strategy adjusts allocations between return-seeking (i.e., equities and other similar investments) and liability hedging (i.e., fixed income duration and spread exposure) portfolios in a pre-established manner, with changes triggered when the Pension Plans reach certain funded status thresholds. As of December 31, 2016 and 2015, the Master Trust investment portfolio reflected the Company's target asset mix of 31% equity securities and 69% fixed income investments. Master Trust assets also include funds invested in various real estate properties representing approximately 2% and 3% of total Master Trust assets as of December 31, 2016 and 2015, respectively. The Retirement Committees' intention is to liquidate these real estate holdings when allowable per the terms of the limited partnership agreements. Generally, dissolution and liquidation of the limited partnerships is required before the Master Trust’s real estate holdings can be liquidated and is estimated to occur at various times through 2021.
Assets of the Master Trust are either under active management by third-party investment advisors or in index funds, all of which are selected and monitored by the Retirement Committees. Specific investment guidelines have been established by the Retirement Committees for each major asset class including performance benchmarks, allowable and prohibited investment types and concentration limits. In general, investment guidelines do not permit leveraging the assets held in the Master Trust. However, investment managers may employ various strategies and derivative instruments in establishing overall portfolio characteristics consistent with the guidelines and investment objectives established by the Retirement Committees for their portfolios. Equity investment guidelines do not permit entering into put or call options (except as deemed appropriate to manage currency risk), and futures contracts are permitted only to the extent necessary to facilitate liquidity management. Fixed income investment guidelines only allow for exchange-traded derivatives if the investment manager deems the derivative vehicle to be more attractive than a similar direct investment in an underlying cash market or to manage the duration of the fixed income portfolio.
A financial instrument’s level within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation techniques and inputs used for investments measured at fair value, including the general classification of such investments pursuant to the valuation hierarchy.

Peabody Energy Corporation	2016 Form 10-K/A	F- 53

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mutual funds. The Master Trust invests in mutual funds for growth and diversification. Investment vehicles include a fund (benchmarked against the performance of the S&P 500 Index) that invests in large-cap publicly traded common stocks (Large-Cap Fund), an institutional fund that holds a diversified portfolio of long-duration corporate fixed income investments (Corporate Bond Fund), and an institutional fund that consists of a diversified portfolio of liquid, short-term instruments of varying maturities (Short-Term Fund). The Large-Cap Fund, which is traded on a national securities exchange in an active market, is valued using daily publicly quoted net asset value (NAV) prices and accordingly classified within Level 1 of the valuation hierarchy. The Corporate Bond Fund and the Short-Term Fund are not traded on a national securities exchange and are valued at NAV, the practical expedient to estimate fair value.
Corporate bonds. The Master Trust invests in corporate bonds for diversification, volatility reduction of equity securities and to provide a hedge to interest rate movements affecting liabilities. Investment vehicles include investment-grade corporate bonds. Fair value for these securities is provided by a third-party pricing service that utilizes various inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads and benchmark securities as well as other relevant economic measures. Corporate bonds are classified within the Level 2 valuation hierarchy since fair value inputs are derived prices in active markets and the bonds are not traded on a national securities exchange.
U.S. government securities. The Master Trust invests in U.S. government securities for diversification, volatility reduction of equity securities and to provide a hedge to interest rate movements affecting liabilities. Investment vehicles include U.S. government bonds, agency securities and municipal bonds. Fair value for these securities is provided by a third-party pricing service that utilizes various inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads and benchmark securities as well as other relevant economic measures. If fair value is based on quoted prices in active markets and traded on a national securities exchange, U.S. government securities are classified within the Level 1 valuation hierarchy; otherwise, U.S. government securities are classified within the Level 2 valuation hierarchy.
International government securities. The Master Trust invests in international government securities for diversification, volatility reduction of equity securities and to provide a hedge to interest rate movements affecting liabilities. Investment vehicles include non-U.S. government bonds. Fair value for these securities is provided by a third-party pricing service that utilizes various inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads and benchmark securities as well as other relevant economic measures. International government securities are classified within the Level 2 valuation hierarchy since fair value inputs are derived prices in active markets and the bonds are not traded on a national securities exchange.
Common/collective trusts. The Master Trust invests in common/collective trusts (CCT) for growth and diversification. Investment vehicles include a CCT (benchmarked against the performance of the Russell 2000 Index) that invests in small-cap publicly traded common stocks (the Small-Cap CCT), a CCT that invests in publicly traded non-U.S. equity securities (the Equity CCT) and a CCT (benchmarked against the performance of the MSCI Emerging Markets Index) that primarily invests in equity index securities of companies in global emerging markets (the Equity Index CCT). The Equity CCT and the Equity Index CCT are valued using the closing price reported by their primary stock exchange and translated at each valuation date from local currency into U.S. dollars based on independently published currency exchange rates. The NAV is determined in U.S. dollars and calculated as of the last business day of each month for the Equity CCT and daily for the Equity Index CCT. All CCTs are not traded on a national securities exchange and are valued at NAV, the practical expedient to estimate fair value.
Cash funds. The Master Trust invests in cash funds to manage liquidity resulting from payment of participant benefits and certain administrative fees. Investment vehicles primarily include a non-interest bearing cash fund with an earnings credit allowance feature and various exchange-traded derivative instruments consisting of futures and interest rate swap agreements used to manage the duration of certain liability-hedging investments. The non-interest bearing cash fund is classified within the Level 1 valuation hierarchy. Exchange traded derivatives, such as options and futures, for which market quotations are readily available, are valued at the last reported sale price or official closing price on the primary market or exchange on which they are traded and are classified within the Level 1 valuation hierarchy.

Real estate investment trusts. The Master Trust invests in real estate interests for diversification. Investments in real estate represent interests in several limited partnerships, which invest in various real estate properties. Interests in real estate are valued using various methodologies, including independent third party appraisals; fair value measurements are not developed by the Company. For some investments, little market activity may exist and determination of fair value is then based on the best information available in the circumstances. This involves a significant degree of judgment by taking into consideration a combination of internal and external factors. Accordingly, interests in real estate are classified within the Level 3 valuation hierarchy. Some limited partnerships issue dividends to their investors in the form of cash distributions that the Pension Plans invest elsewhere within the Master Trust.

Peabody Energy Corporation	2016 Form 10-K/A	F- 54

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. The inputs or methodologies used for valuing investments are not necessarily an indication of the risk associated with investing in those investments.
The following tables present the fair value of assets in the Master Trust by asset category and by fair value hierarchy:

	December 31, 2016
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Mutual funds	$119.9	$—	$—	$119.9
Corporate bonds	—	265.7	—	265.7
U.S. government securities	25.1	22.7	—	47.8
International government securities	—	12.6	—	12.6
Cash funds	17.8	—	—	17.8
Real estate investment trusts	—	—	14.1	14.1
Total assets at fair value	$162.8	$301.0	$14.1	477.9

Assets measured at net asset value practical expedient (1)
Private mutual funds				186.1
Common collective trusts				109.0
				295.1
Total plan assets				$773.0

	December 31, 2015
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Mutual funds	$107.1	$—	$—	$107.1
Corporate bonds	—	259.4	—	259.4
U.S. government securities	26.8	26.6	—	53.4
International government securities	—	15.0	—	15.0
Cash funds	18.2	—	—	18.2
Real estate investment trusts	—	—	23.0	23.0
Total assets at fair value	$152.1	$301.0	$23.0	476.1

Assets measured at net asset value practical expedient (1)
Private mutual funds				183.9
Common collective trusts				97.3
				281.2
Total plan assets				$757.3
(1) In accordance with Accounting Standards Update 2015-07, investments that are measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the total value of assets of the plans.

Peabody Energy Corporation	2016 Form 10-K/A	F- 55

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below sets forth a summary of changes in the fair value of the Master Trust’s Level 3 investments:

	Year Ended December 31,
	2016	2015
	(Dollars in millions)
Balance, beginning of year	$23.0	$30.2
Realized gains	1.8	3.2
Unrealized gains relating to investments still held at the reporting date	0.2	0.2
Purchases, sales and settlements, net	(10.9)	(10.6)
Balance, end of year	$14.1	$23.0
Contributions
Annual contributions to qualified plans are made in accordance with minimum funding standards and the Company's agreement with the Pension Benefit Guaranty Corporation (PBGC). Funding decisions also consider certain funded status thresholds defined by the Pension Protection Act of 2006 (generally 80%).  During the year ended December 31, 2016, the Company contributed $0.5 million and $0.6 million, respectively, to its qualified and non-qualified pension plans. As of December 31, 2016, the Company's qualified plans are expected to be at or above the Pension Protection Act thresholds. However, during the Chapter 11 Cases, certain forms of payment from the Pension Plans are restricted. On November 2, 2015, the Bipartisan Budget Act of 2015 (BBA15) was signed into law, which extends pension funding stabilization provisions that were part of the Highway and Transportation Funding Act of 2014 (HATFA) and the Moving Ahead for Progress in the 21st Century Act of 2012 (MAP-21). Under BBA15, the pension funding stabilization provisions temporarily increased the interest rates used to determine pension liabilities for purposes of minimum funding requirements through 2020. Similar to MAP-21, BBA15 is not expected to change the Company's total required cash contributions over the long term, but is expected to reduce the Company's required cash contributions through 2020 if current interest rate levels persist. Based upon minimum funding requirements in accordance with HATFA and BBA15, the Company expects to contribute approximately $5.9 million to its pension plans to meet minimum funding requirements for its qualified plans and benefit payments for its non-qualified plans in 2017. Contributions to non-qualified plans ceased subsequent to April 12, 2016 as a result of filing the Bankruptcy Petitions.
Estimated Future Benefit Payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in connection with the Company's benefit obligation:

Pension Benefits
(Dollars in millions)
2017	$61.7
2018	62.3
2019	62.2
2020	64.0
2021	65.1
Years 2022-2026	312.4
Defined Contribution Plans
The Company sponsors employee retirement accounts under two 401(k) plans for eligible U.S. employees. The Company matches voluntary contributions to each plan up to specified levels. The expense for these plans was $19.2 million, $22.0 million and $44.7 million for the years ended December 31, 2016, 2015 and 2014, respectively. A performance contribution feature in one of the plans allows for additional contributions from the Company based upon meeting specified Company performance targets. There was no performance contribution for the year ended December 31, 2016. Performance contributions paid during the years ended December 31, 2015 and 2014 were $19.5 million and $18.3 million, respectively. The performance contribution was paid in Peabody Energy Corporation common stock for the year ended December 31, 2015 and cash for the year ended December 31, 2014.

Peabody Energy Corporation	2016 Form 10-K/A	F- 56

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(19)	Stockholders’ Equity
If the Plan becomes effective, the Company's common stock will be extinguished, canceled and discharged on the Plan Effective Date. Under the Plan, holders of common stock are not entitled to receive, and will not receive or retain, any property or interest in property on account of such equity interests. In the event of cancellation of the Company's common stock, amounts invested by the holders will not be recoverable and the common stock will have no value.
Common Stock
Pursuant to the authorization provided at a special meeting of the Company's stockholders held on September 16, 2015, the Company completed a 1-for-15 reverse stock split of the shares of the Company’s common stock on September 30, 2015 (the Reverse Stock Split). Refer to Note 1. "Summary of Significant Accounting Policies" for additional details surrounding the Reverse Stock Split. As a result of the Reverse Stock Split, the Company has 53.3 million authorized shares of $0.01 par value common stock. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by the Company's Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock or series common stock, as described below. Upon liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of the assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock or series common stock. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the common stock.
The following table summarizes common stock activity from January 1, 2014 to December 31, 2016:

	2016	2015	2014
	(In millions)
Shares outstanding at the beginning of the year	18.5	18.1	18.0
Stock grants to employees	—	0.2	0.1
Performance share contribution 401k	—	0.2	—
Shares outstanding at the end of the year	18.5	18.5	18.1
Preferred Stock and Series Common Stock
The Board of Directors is authorized to issue up to 10.0 million shares of preferred stock and up to 40.0 million shares of series common stock, both with a $0.01 per share par value. The Board of Directors can determine the terms and rights of each series, whether dividends (if any) will be cumulative or non-cumulative and the dividend rate of the series, redemption or sinking fund provisions, conversion terms, prices and rates and amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation. The Board of Directors may also determine restrictions on the issuance of shares of the same series or of any other class or series, and the voting rights (if any) of the holders of the series. There were no outstanding shares of preferred stock or series common stock as of December 31, 2016.

Peabody Energy Corporation	2016 Form 10-K/A	F- 57

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Perpetual Preferred Stock
The Company had $732.5 million aggregate principal amount of the Debentures outstanding as of December 31, 2016. Perpetual preferred stock issued upon a conversion of the Debentures will be fully paid and non-assessable, and holders will have no preemptive or preferential right to purchase any of the Company’s other securities. The perpetual preferred stock has a liquidation preference of $1,000 per share, is not convertible and is redeemable at the Company’s option at any time at a cash redemption price per share equal to the liquidation preference plus any accumulated dividends. Holders are entitled to receive cumulative dividends at an annual rate of 3.0875% if and when declared by the Company’s Board of Directors. If the Company fails to pay dividends on the perpetual preferred stock for five years, the Company generally must sell warrants or preferred stock with specified characteristics and use the funds from that sale to pay accumulated dividends after the payment in full of any deferred interest on the Debentures, subject to certain limitations. Additionally, holders of the perpetual preferred stock are entitled to elect two additional members to serve on the Company’s Board of Directors if (1) prior to any remarketing of the perpetual preferred stock, the Company fails to declare and pay dividends with respect to the perpetual preferred stock for 10 consecutive years or (2) after any successful remarketing or any final failed remarketing of the perpetual preferred stock, the Company fails to declare and pay six dividends thereon, whether or not consecutive. The perpetual preferred stock may be remarketed at the holder’s election after December 15, 2046 or earlier, upon the first occurrence of a change of control if the Company does not redeem the perpetual preferred stock. There were no outstanding shares of perpetual preferred stock as of December 31, 2016.
Treasury Stock
Share repurchases.  The Company has a share repurchase program for its common stock with an authorized amount of $1.0 billion in which repurchases may be made from time to time based on an evaluation of the Company’s outlook and general business conditions, as well as alternative investment and debt repayment options (Repurchase Program). The Repurchase Program does not have an expiration date and may be discontinued at any time. From October 2008 through December 2013, the Company made total repurchases of 0.5 million shares at a cost of $299.6 million ($199.8 million in 2008 and $99.8 million in 2006), leaving $700.4 million available under the Repurchase Program. No share repurchases were made under the Repurchase Program during the years ended December 31, 2016, 2015 and 2014. As a result of filing the Bankruptcy Petition, the Company is currently prohibited from repurchasing shares. The payment of future cash dividends and future repurchases will depend upon the Company's earnings, economic conditions, liquidity and capital requirements, and other factors, including the Company's debt leverage. In addition, the terms of the Preferred Equity will limit the Company's ability to pay cash dividends on or purchase shares of Reorganized PEC Common Stock without the consent of holders representing at least a majority of the outstanding shares of the Preferred Equity.
Shares relinquished.  The Company routinely allows employees to relinquish common stock to pay estimated taxes upon the payout of performance units that are settled in common stock and the vesting of restricted stock. The number of shares of common stock relinquished was less than 0.1 million for the years ended December 31, 2016, 2015 and 2014, respectively. The value of the common stock tendered by employees was based upon the closing price on the dates of the respective transactions.

Peabody Energy Corporation	2016 Form 10-K/A	F- 58

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(20)	Share-Based Compensation
In 2015, the Company established the 2015 Long-Term Incentive Plan (the 2015 Plan) for employees and non-employee directors that allows for the issuance of share-based compensation in various forms including stock appreciation rights, restricted stock, performance awards, incentive stock options, nonqualified stock options, deferred stock units, restricted stock units and cash incentive awards. The 2015 Plan superseded the Company’s 2011 Long-Term Equity Incentive Plan (the 2011 Plan). The 2015 Plan became effective on May 4, 2015, which was the date approval by the Company’s stockholders was obtained. Subsequent to May 4, 2015, the Company can only issue awards under the 2015 Plan. Awards previously issued under the 2011 Plan (or any other prior equity plan) will remain outstanding under their terms. Under the 2015 Plan, 1.2 million shares of the Company’s common stock were authorized for issuance. The pool of shares authorized for issuance is intended to be fungible. As a result, the number of shares available under the 2015 Plan is reduced by the number of shares underlying any stock appreciation right or stock option granted, and awards other than a stock option or stock appreciation right will reduce the number of shares available under the 2015 Plan by two shares. As of December 31, 2016, there are approximately 1.0 million shares of the Company’s common stock available for grant. The Company had two employee stock purchase plans, which provided for the purchase of up to 0.1 million shares of the Company’s common stock.  Due to the low number of shares available for employee purchase, coupled with the Company’s low stock price, both employee stock purchase plans terminated in October 2015. On the Plan Effective Date, equity holders' interests will be canceled and all unrecognized share-based compensation expense will be charged to reorganization items, net.
Share-Based Compensation Expense and Cash Flows
The Company’s share-based compensation expense is recorded in “Selling and administrative expenses” in the consolidated statements of operations. Cash received by the Company upon the exercise of stock options and when employees purchase stock under the employee stock purchase plans is reflected as a financing activity in the consolidated statements of cash flows. Share-based compensation expense and cash flow amounts were as follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Share-based compensation expense - equity classified awards	$11.3	$26.2	$46.1
Share-based compensation expense - liability classified awards	1.5	2.0	0.7
Total share-based compensation expense	12.8	28.2	46.8
Tax benefit	—	—	17.3
Share-based compensation expense, net of tax benefit	$12.8	$28.2	$29.5

Cash received upon the exercise of stock options and from employee stock purchases	—	3.4	5.5
Write-off tax benefits related to share-based compensation	—	—	(8.3)
As of December 31, 2016, the total unrecognized compensation cost related to nonvested awards was $4.9 million, net of taxes, which is expected to be recognized over one year with a weighted-average period of 0.5 years.
Deferred Stock Units
In 2016, 2015 and 2014, the Company granted deferred stock units to each of its non-employee directors. The fair value of these units is equal to the market price of the Company’s common stock at the date of grant. These deferred stock units generally vest after one year and are settled in common stock on the specified distribution date elected by each non-employee director. Non-employee directors are also given the option to receive their total annual cash retainer in the form of additional deferred stock units (based on the fair market value of the Company's common stock on the date of grant). The additional grant of deferred stock units is subject to the same grant timing, vesting and distribution date elections as the annual equity compensation grant.

Peabody Energy Corporation	2016 Form 10-K/A	F- 59

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Stock Awards
Prior to 2016, the primary share-based compensation tool used by the Company for its employees was awards of restricted stock. The majority of restricted stock awards are granted in January of each year, with a lesser portion granted in the first month of the subsequent three quarters. Awards generally cliff vest after three years of service and only contain a service condition, with compensation cost recognized on a straight-line basis over the requisite service period, net of estimated forfeitures. For awards with service and performance conditions, the Company recognizes compensation cost using the graded-vesting method, net of estimated forfeitures. The fair value of restricted stock is equal to the market price of the Company’s common stock at the date of grant.
A summary of restricted stock award activity is as follows:

	Year Ended December 31, 2016	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2015	306,931	$184.09
Granted	7,847	7.75
Vested	(76,663)	277.28
Forfeited	(30,076)	167.68
Canceled	(11,295)	82.49
Nonvested at December 31, 2016	196,744	$151.72
The total fair value at grant date of restricted stock awards granted during the year ended December 31, 2016 was less than $0.1 million. The total fair value at grant date of restricted stock awards granted during the years ended December 31, 2015 and 2014 was $26.0 million and $25.5 million, respectively. The total fair value of restricted stock awards vested during the years ended December 31, 2016, 2015 and 2014, was $21.3 million, $35.7 million and $24.5 million, respectively.
Restricted Stock Units
The Company grants restricted stock units to certain senior management and non-senior management employees. The Company grants restricted stock units to non-senior management employees who either met the Company's retirement eligibility guidelines or would meet the guidelines during the vesting period of the award. For units granted to both senior and non-senior management employees containing only service conditions, the fair value of the award is equal to the market price of the Company's common stock at the date of grant. Units granted to non-senior management retirement-eligible employees vest quarterly. Units granted to senior management employees vest at various times (none of which exceed five years) in accordance with the underlying award agreement. Compensation cost for both senior and non-senior management employees is recognized on a straight-line basis over the requisite service period. The payouts for active grants awarded in 2016 and 2014 will be settled in the Company's common stock. All awards granted in 2015 will be settled in the Company's common stock with the exception of a grant awarded in 2015 to a member of senior management which will be settled in cash instead of the Company's common stock.
A summary of restricted stock unit activity is as follows:

	Year Ended December 31, 2016	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2015	48,780	$170.42
Granted	342,627	7.75
Vested	(23,220)	149.84
Forfeited	(59,629)	22.41
Nonvested at December 31, 2016	308,558	$16.98
The total fair value at grant date of restricted stock units granted during the years ended December 31, 2016, 2015 and 2014 was $2.7 million, $5.5 million and $4.2 million, respectively. The total fair value of restricted stock units vested was $3.5 million and $2.1 million during the years ended December 31, 2016 and 2015, respectively. The total fair value was less than $0.1 million during the year ended December 31, 2014.

Peabody Energy Corporation	2016 Form 10-K/A	F- 60

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Options
The Company’s stock option awards have been primarily limited to senior management personnel. All stock options are granted at an exercise price equal to the market price of the Company’s common stock at the date of grant. Stock options generally vest in one-third increments over a period of three years or cliff vest after three years, and expire after 10 years from the date of grant. Expense is recognized ratably over the service period, net of estimated forfeitures. Option grants are typically made in January of each year or upon hire for eligible plan participants. There were no stock options granted in 2016. All awards granted in 2015 will be settled in the Company's common stock with the exception of a grant awarded in 2015 to a certain senior management employee which will be settled in cash instead of the Company's common stock. All awards granted in 2014 will be settled in the Company's common stock.
The Company used the Black-Scholes option pricing model to determine the fair value of stock options. The Company utilized U.S. Treasury yields as of the grant date for its risk-free interest rate assumption, matching the U.S. Treasury yield terms to the expected life of the option. The Company utilized historical company data to develop its dividend yield, expected volatility and expected option life assumptions.
A summary of outstanding option activity under the plans is as follows:

	Year Ended December 31, 2016	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (in millions)
Options Outstanding at December 31, 2015	240,428	$388.16	6.28	$—
Forfeited	(22,182)	419.40
Options Outstanding at December 31, 2016	218,246	$379.17	5.56	$—
Vested and Exercisable	162,402	$451.88	4.86	$—
There were no stock options exercised during the years ended December 31, 2016 and 2015. During the year ended December 31, 2014, the total intrinsic value of options exercised, defined as the excess fair value of the underlying stock over the exercise price of the options, was $0.4 million. The weighted-average fair values of the Company’s stock options and the assumptions used in applying the Black-Scholes option pricing model were as follows:

	Year Ended December 31,
	2015	2014
Weighted-average fair value	$43.66	$110.70
Risk-free interest rate	1.7%	1.7%
Expected option life	5 years	5 years
Expected volatility	45.2%	48.4%
Dividend yield	2.4%	1.7%
Performance Units
Performance units are typically granted annually in January and vest over a three-year measurement period and are primarily limited to senior management personnel. The performance units are usually subject to the achievement of goals based on the following conditions or any combination thereof: three-year stock price performance compared to both an industry peer group and a S&P index (market condition) and/or three-year return on capital or mining asset targets (performance condition). Generally, three performance unit grants are outstanding for any given year. There were no performance units granted in 2016. Awards granted in 2015 to certain senior management employees will be settled in cash. All other awards granted in 2015 will be settled in the Company's common stock. All awards granted in 2014 will be settled in the Company's common stock with the exception of a grant awarded in 2014 to a certain senior management employee, which was later modified to be settled in cash instead of the Company's common stock. At the date of the modification, the Company reclassified the award from an equity award to a liability award.  There was no incremental cost recognized since the fair value of the modified liability award at the modification date was less than the grant-date fair value of the original equity award. To the extent that the fair value of the modified liability award may exceed the recognized compensation cost associated with the grant-date fair value of the original equity award in the future, changes in the liability award's fair value will be recognized as compensation cost prospectively.

Peabody Energy Corporation	2016 Form 10-K/A	F- 61

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of performance unit activity is as follows:

	Year Ended December 31, 2016	Weighted Average Remaining Contractual Life
Nonvested at December 31, 2015	81,812	1.7
Forfeited	(5,916)
Vested	(24,474)
Nonvested at December 31, 2016	51,422	1.0
As of December 31, 2016, there were 24,474 performance units vested. As a result of the Chapter 11 Cases, these units will not be paid out.
The performance condition awards were valued utilizing the grant date fair values of the Company’s stock adjusted for dividends foregone during the vesting period. The market condition awards were valued utilizing a Monte Carlo simulation model which incorporates the total stockholder return hurdles set for each grant. The assumptions used in the valuations for grants were as follows:

	Year Ended December 31,
	2015	2014
Risk-free interest rate	1.1%	0.8%
Expected volatility	45.0%	45.3%
Dividend yield	2.4%	1.7%
Employee Stock Purchase Plans
Prior to October 2015, the Company’s eligible full-time and part-time employees were able to contribute up to 15% of their base compensation into the employee stock purchase plans, subject to an annual limit of $25,000 per person. Employees were able to purchase Company common stock at a 15% discount to the lower of the fair market value of the Company’s common stock on the initial or final trading dates of each six-month offering period. Offering periods began on January 1 and July 1 of each year. The Company used the Black-Scholes option pricing model to determine the fair value of employee stock purchase plan share-based payments. The fair value of the six-month “look-back” option in the Company’s employee stock purchase plans was estimated by adding the fair value of 0.15 of one share of stock to the fair value of 0.85 of an option on one share of stock. The Company utilized U.S. Treasury yields as of the grant date for its risk-free interest rate assumption, matching the Treasury yield terms to the six-month offering period. The Company utilized historical company data to develop its dividend yield and expected volatility assumptions. The plans were terminated in October 2015.
Shares purchased under the plans were less than 0.1 million for each of the years ended December 31, 2015 and 2014.

Peabody Energy Corporation	2016 Form 10-K/A	F- 62

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(21)	Accumulated Other Comprehensive Loss
The following table sets forth the after-tax components of comprehensive loss:

	Foreign Currency Translation Adjustment	Net Actuarial Loss Associated with Postretirement Plans and Workers’ Compensation Obligations	Prior Service Credit (Cost) Associated with Postretirement Plans	Cash Flow Hedges	Available-For-Sale Securities	Total Accumulated Other Comprehensive Loss
	(Dollars in millions)
December 31, 2013	$(70.5)	$(205.8)	$12.0	$(155.7)	$0.8	$(419.2)
Net change in fair value	—	—	—	(195.0)	(3.7)	(198.7)
Reclassification from other comprehensive income to earnings	—	31.0	1.7	(10.2)	2.9	25.4
Current period change	(41.0)	(142.7)	11.4	—	—	(172.3)
December 31, 2014	(111.5)	(317.5)	25.1	(360.9)	—	(764.8)
Net change in fair value	—	—	—	(131.3)	—	(131.3)
Reclassification from other comprehensive income to earnings	—	35.6	(3.7)	251.7	—	283.6
Current period change	(34.9)	18.1	10.4	—	—	(6.4)
December 31, 2015	(146.4)	(263.8)	31.8	(240.5)	—	(618.9)
Net change in fair value	—	—	—	—	—	—
Reclassification from other comprehensive income to earnings	—	21.0	(5.6)	146.3	—	161.7
Current period change	(1.8)	(13.5)	(4.5)	—	—	(19.8)
December 31, 2016	$(148.2)	$(256.3)	$21.7	$(94.2)	$—	$(477.0)

Peabody Energy Corporation	2016 Form 10-K/A	F- 63

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides additional information regarding items reclassified out of "Accumulated other comprehensive loss" into earnings during the years ended December 31, 2016 and 2015:

	Amount reclassified from accumulated other comprehensive loss (1)
	Year Ended December 31
Details about accumulated other comprehensive loss components	2016	2015	Affected line item in the consolidated statement of operations
	(Dollars in millions)
Net actuarial loss associated with postretirement plans and workers' compensation obligations:
Postretirement health care and life insurance benefits	$(20.4)	$(24.9)	Operating costs and expenses
Defined benefit pension plans	(20.5)	(32.9)	Operating costs and expenses
Defined benefit pension plans	(4.2)	(6.7)	Selling and administrative expenses
Workers' compensation amortization	11.7	8.0	Operating costs and expenses
	(33.4)	(56.5)	Total before income taxes
	12.4	20.9	Income tax benefit
	$(21.0)	$(35.6)	Total after income taxes

Prior service credit (cost) associated with postretirement plans:
Postretirement health care and life insurance benefits	$9.2	$6.8	Operating costs and expenses
Defined benefit pension plans	(0.3)	(1.0)	Operating costs and expenses
	8.9	5.8	Total before income taxes
	(3.3)	(2.1)	Income tax benefit
	$5.6	$3.7	Total after income taxes

Cash flow hedges:
Foreign currency forward contracts	$(145.6)	$(316.4)	Operating costs and expenses
Fuel and explosives commodity swaps	(86.1)	(120.4)	Operating costs and expenses
Coal trading commodity futures, swaps and options	—	51.8	Other revenues
Insignificant items	(0.5)	(0.7)
	(232.2)	(385.7)	Total before income taxes
	85.9	134.0	Income tax provision
	$(146.3)	$(251.7)	Total after income taxes
(1)    Presented as gains (losses) in the consolidated statements of operations.
Comprehensive loss differs from net loss by the amount of unrealized gain or loss resulting from valuation changes of the Company’s cash flow hedges (see Note 8. "Derivatives and Fair Value Measurements" and Note 9. "Coal Trading" for information related to the Company’s cash flow hedges), changes in the fair value of available-for-sale securities (see Note 7. "Investments" for information related to the Company's investments in available-for-sale securities), the change in actuarial loss and prior service cost of postretirement plans and workers' compensation obligations (see Note 17. "Postretirement Health Care and Life Insurance Benefits," Note 18. "Pension and Savings Plans" and Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation" for information related to the Company's postretirement and pension plans) and foreign currency translation adjustment related to the Company's investments in Middlemount, whose functional currency is the Australian dollar. The values of the Company’s cash flow hedging instruments are primarily affected by the U.S. dollar/Australian dollar exchange rate and changes in the prices of certain coal and diesel fuel products.

Peabody Energy Corporation	2016 Form 10-K/A	F- 64

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(22)	Resource Management, Acquisitions and Other Commercial Events
Organizational Realignment
From time to time, the Company initiates restructuring activities in connection with its repositioning efforts to appropriately align its cost structure or optimize its coal production relative to prevailing global coal industry conditions. Costs associated with restructuring actions can include early mine closures, voluntary and involuntary workforce reductions, office closures and other related activities. Costs associated with restructuring activities are recognized in the period incurred.
In 2016, the Company has continued to drive operational efficiencies, optimize production across its mining platform and control operational and administrative expenses. Included in the Company's consolidated statement of operations were aggregate restructuring charges, primarily comprised of cash severance costs, of $15.5 million for the year ended December 31, 2016. These costs were primarily incurred in the first half of 2016.
Divestitures
On January 30, 2017, the Bankruptcy Court issued an order authorizing certain subsidiaries of the Company to enter into a stalking horse purchase agreement and approved bidding procedures for the sale of its 37.5% interest in Dominion Terminal Associates, a partnership that operates a coal export terminal in Newport News, Virginia. Pursuant to that order, the deadline to submit qualified bids for the purchase of this interest was set for March 2, 2017 at 4:00 p.m. (Central) and the related auction was scheduled to begin on March 6, 2017 at 10:00 a.m. (Central). On February 10, 2017, Contura Terminal and Ashland Terminal, Inc., both of which are partners of the Dominion Terminal Associates partnership, filed an appeal of the January 30, 2017 order. On March 6, 2017, the Company held the auction relating to the sale of this interest. At the auction, Contura Terminal, LLC and Ashland Terminal, Inc., who bid at the auction together, were declared the successful bidder. On March 7, 2017, the Company filed a notice with the Bankruptcy Court indicating the identity of the successful bidder. On March 9, 2017, the Bankruptcy Court entered an order approving the sale of the Company's interest in Dominion Terminal Associates to Contura Terminal, LLC and Ashland Terminal, Inc. On March 14, 2017, the Bankruptcy Appellate Panel for the Eighth Circuit entered an order dismissing the appeal of Contura Terminal, LLC and Ashland Terminal, Inc. to the Bankruptcy Court's January 26, 2017 order. The sale of the Company's interest in Dominion Terminal Associates is expected to close prior to the Plan Effective Date.
On November 3, 2016, Peabody Australia Mining Pty Ltd, one of the Company’s Australian subsidiaries, entered into a definitive share sale and purchase agreement for the sale of all of its equity interest in Metropolitan Collieries Pty Ltd, the entity that owns the Metropolitan mine in New South Wales, Australia and the associated interest in the Port Kembla Coal Terminal, to a subsidiary of South32 Limited (South32), which is conditional on receipt of approval from the ACCC. Refer to Note 4. "Asset Impairment" for additional details related to the transaction.
In May 2016, the Company completed the sale of its 5.06% participation interest in the Prairie State Energy Campus to the Wabash Valley Power Association for $57.1 million. The Company recognized a gain on sale of $6.2 million related to the transaction, which was classified in "Net gain on disposal of assets" in the consolidated statement of operations for the year ended December 31, 2016.
In May 2016, the Company entered into sale and purchase agreements with Australia-based Pembroke Resources to sell its interest in undeveloped metallurgical reserve tenements in Queensland's Bowen Basin for $64.1 million in cash plus a royalty stream. The transaction included Olive Downs South, Olive Downs South Extended and Willunga tenements. The Company recognized a gain on sale of $2.8 million related to the transaction, which was classified in "Net gain on disposal of assets" in the consolidated statement of operations for the year ended December 31, 2016.
In November 2015, the Company entered into a definitive agreement to sell its New Mexico and Colorado assets to a subsidiary of Bowie Resource Partners, LLC (Bowie) in exchange for cash proceeds of $358 million and the assumption of certain liabilities. Bowie agreed to pay the Company a termination fee of $20 million (Termination Fee) in the event the Company terminated the agreement because Bowie failed to obtain financing and close the transaction. On April 12, 2016, Peabody terminated the agreement and demanded payment of the Termination Fee, which Bowie has not done. The Company brought action against Bowie to recover the Termination Fee, interest and certain costs. On February 7, 2017, the United States Bankruptcy Court issued a memorandum opinion stating that it would grant summary judgment in favor of the Company and award it the Termination Fee, interest and attorney’s fees and costs incurred in collecting the Termination Fee. On March 9, 2017, after a hearing on the attorneys’ fees and costs that the Company incurred in collecting the Termination Fee, the United States Bankruptcy Court entered judgment in favor of the Company. The Company will not record income related to this judgment until collection from Bowie.

Peabody Energy Corporation	2016 Form 10-K/A	F- 65

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company initiated a review of its asset portfolio during the second quarter of 2015. In connection with that review and related marketing and divestiture approval processes conducted during that period, certain assets were classified as held-for-sale. Subsequent to the related write-downs, these assets had an aggregate carrying value of approximately $125 million and were included in "Other current assets" in the Company's consolidated balance sheet as of December 31, 2015. The results of operations and cash flows of such assets were not material to the consolidated financial statements for the periods presented in this report.
In December 2014, the Company sold non-strategic coal reserves located in Kentucky in exchange for cash proceeds of $29.6 million. The Company recognized a gain on sale of $13.6 million related to the transaction, which was classified in "Net gain on disposal of assets" in the consolidated statement of operations for the year ended December 31, 2014.
In January 2014, the Company sold a non-strategic exploration tenement asset in Australia in exchange for cash proceeds of $62.6 million. The Company had previously recorded an impairment charge in December 2013 to write down the carrying value of that asset to its fair value. Accordingly, there was no gain or loss recognized on the disposal during the year ended December 31, 2014.
Joint Venture
In 2014, the Company agreed to establish an unincorporated joint venture project with Glencore plc (Glencore), in which each party will hold a 50% interest, to combine the existing operations of the Company's Wambo Open-Cut Mine in Australia with the adjacent coal reserves of Glencore's United Mine. The Company expects the project to result in several operation synergies, including improved mining productivity, lower per-unit operating costs and an extended mine life. The joint venture operations are expected to commence in 2018, subject to substantive contingencies, including the requisite regulatory and permitting approvals. At such time as those contingencies have been resolved or are no longer considered to be substantive, the Company will account for its beneficial interest in the combined operations at fair value.
Customer Contract Amendment
During the second quarter of 2016, the Company amended its arrangements concerning its long-term supply contract with the largest customer of its Australian Thermal Mining segment as a result of the Debtors' Bankruptcy Petitions. Coal under the supply contract is sourced from the Company's Wilpinjong Mine. The Bankruptcy Petitions enabled the customer to exercise their contractual step-in rights to appoint a receiver to operate the mine within the parameters of the agreement; however, the customer has not exercised this right. Under the new arrangements, the Company's subsidiary agreed to post cash collateral of $50.0 million Australian dollars, all of which was posted and is included in "Investments and other assets" in the consolidated balance sheet at December 31, 2016. The subsidiary also agreed to maintain compliance with additional covenants and restrictions, including achieving minimum quarterly cash flow and production volumes in relation to specific forecasted amounts. If these conditions are met, the customer will not exercise their step-in rights to appoint a receiver. The arrangements provide for remedial action where certain covenants are not met; but noncompliance could result in termination of the amended arrangements and enable the customer to exercise step-in rights to appoint a receiver to operate the Wilpinjong Mine. As of March 20, 2017, the Company was in compliance with the covenants and restrictions under the new arrangements.

(23)	Earnings per Share (EPS)
Basic and diluted EPS are computed using the two-class method, which is an earnings allocation that determines EPS for each class of common stock and participating securities according to dividends declared and participation rights in undistributed earnings. The Company’s restricted stock awards are considered participating securities because holders are entitled to receive non-forfeitable dividends during the vesting term. Diluted EPS includes securities that could potentially dilute basic EPS during a reporting period, for which the Company includes the Debentures and share-based compensation awards. Dilutive securities are not included in the computation of loss per share when a company reports a net loss from continuing operations as the impact would be anti-dilutive.
For all but the performance units, the potentially dilutive impact of the Company’s share-based compensation awards is determined using the treasury stock method. Under the treasury stock method, awards are treated as if they had been exercised with any proceeds used to repurchase common stock at the average market price during the period. Any incremental difference between the assumed number of shares issued and purchased is included in the diluted share computation. For the Company’s performance units, their contingent features result in an assessment for any potentially dilutive common stock by using the end of the reporting period as if it were the end of the contingency period for all units granted. For further discussion of the Company’s share-based compensation awards, see Note 20. "Share-Based Compensation."

Peabody Energy Corporation	2016 Form 10-K/A	F- 66

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A conversion of the Debentures may result in payment for any conversion value in excess of the principal amount of the Debentures in the Company’s common stock. For diluted EPS purposes, potential common stock is calculated based on whether the market price of the Company’s common stock at the end of each reporting period is in excess of the conversion price of the Debentures. The effect of the Debentures was excluded from the calculation of diluted EPS for all periods presented herein because to do so would have been anti-dilutive for those periods.
The computation of diluted EPS also excluded aggregate share-based compensation awards of approximately 0.4 million, 0.6 million and 0.2 million for the years ended December 31, 2016, 2015 and 2014, respectively, because to do so would have been anti-dilutive for those periods. Because the potential dilutive impact of such share-based compensation awards is calculated under the treasury stock method, anti-dilution generally occurs when the exercise prices or unrecognized compensation cost per share of such awards are higher than the Company’s average stock price during the applicable period.
The following illustrates the earnings allocation method utilized in the calculation of basic and diluted EPS. The number of shares and per share amounts for all period presented below have been retroactively restated to reflect the Reverse Stock Split discussed in Note 1. "Summary of Significant Accounting Policies.":

	Year Ended December 31,
	2016	2015	2014
	(In millions, except per share amounts)
EPS numerator:
Loss from continuing operations, net of income taxes	$(663.8)	$(1,783.2)	$(695.3)
Less: Net income attributable to noncontrolling interests	7.9	7.1	9.7
Loss from continuing operations attributable to common stockholders, before allocation of earnings to participating securities	(671.7)	(1,790.3)	(705.0)
Less: Earnings allocated to participating securities	—	—	1.0
Loss from continuing operations attributable to common stockholders, after allocation of earnings to participating securities	(671.7)	(1,790.3)	(706.0)
Loss from discontinued operations attributable to common stockholders, after allocation of earnings to participating securities	(57.6)	(175.0)	(28.2)
Net loss attributable to common stockholders, after earnings allocated to participating securities	$(729.3)	$(1,965.3)	$(734.2)
EPS denominator:
Weighted average shares outstanding — basic and diluted	18.3	18.1	17.9
Basic and diluted EPS attributable to common stockholders:
Loss from continuing operations	$(36.72)	$(98.65)	$(39.51)
Loss from discontinued operations	(3.15)	(9.64)	(1.57)
Net loss attributable to common stockholders	$(39.87)	$(108.29)	$(41.08)
(24)     Management — Labor Relations
On December 31, 2016, the Company had approximately 6,700 employees worldwide, including approximately 5,100 hourly employees; the employee amounts exclude employees that were employed at operations classified as discontinued operations. Approximately 39% of those hourly employees were represented by organized labor unions and were employed by mines that generated 22% of the Company's 2016 coal production from continuing operations.  In the U.S., one surface mine is represented by an organized labor union. In Australia, the coal mining industry is unionized and the majority of hourly workers employed at the Company’s Australian Mining operations are members of trade unions. The Construction Forestry Mining and Energy Union generally represents the Company’s Australian subsidiaries’ hourly production and engineering employees, including those employed through contract mining relationships. The Company believes labor relations with its employees are good. Should that condition change, the Company could experience labor disputes, work stoppages or other disruptions in production that could negatively impact the Company’s results of operations and cash flows.

Peabody Energy Corporation	2016 Form 10-K/A	F- 67

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the Company's active mining operations as of December 31, 2016 in which the employees are represented by organized labor unions:

Mine	Current Agreement Expiration Date

U. S.
Kayenta (1)	September 2019

Australia
Owner-operated mines:
Wambo Open-Cut	December 2018
Wambo Underground (2)	April 2017
North Goonyella	December 2018
Metropolitan (3)	December 2016
Millennium (4)	October 2015
Wilpinjong (5)	May 2016
Coppabella (6)	December 2016
Moorvale (6)	October 2019

(1)
Hourly workers at the Company’s Kayenta Mine in Arizona are represented by the UMWA under the Western Surface Agreement, which is effective through September 16, 2019. This agreement covers approximately 8% of the Company’s U.S. subsidiaries’ hourly employees, who generated approximately 4% of the Company’s U.S. production during the year ended December 31, 2016.

(2)
Employees of the Company's Wambo Underground Mine operate under a separate labor agreement. That agreement expired in April 2015. The parties agreed to an initial rollover for 12 months through April 2016 and agreed to a further rollover for another 12 months through April 2017. There were no wage increases for the two rollover periods and there have been no disruptions to the operation of the site as a result of the expiration of the agreement. Hourly employees of this mine comprise approximately 8% of the Company's Australian subsidiaries hourly employees, who generated approximately 10% of the Company's Australian production during the year ended December 31, 2016.

(3)
Employees of the Company's Metropolitan mine operate under a separate labor agreement, which expired in September 2015. Negotiations progressed to a vote on the Company’s best offer in November 2015, which was rejected by the employees. The parties agreed to hold off on any further negotiations until the Company's emergence from the Chapter 11 Cases, expected to occur in early April 2017. There were no wage increases during this period and there have been no disruptions to the operation of the site as a result of the expiration of the agreement. There is also a Deputy labor agreement which expired in September 2015. The parties agreed to a rollover for 18 months through to December 2016. Negotiations resumed in January 2017 for a new labor agreement. There have been no disruptions to the operations of the site as a result of the expiration of the agreement. Hourly employees of this mine comprise approximately 11% of the Company's Australian subsidiaries hourly employees, who generated approximately 6% of the Company's Australian production during the year ended December 31, 2016.

(4)
Employees of the Company's Millennium mine operate under a separate labor agreement. Negotiations have been ongoing for an extended period of time, where employees rejected the Company's offers in July 2016 and again in November 2016. After the second unsuccessful vote the Company informed employees it was in the process of applying for the agreement to be terminated.  Employees requested the Company to vote again on the second rejected agreement with the intent to accept the offer,  70% of employees voted and accepted the offer late January 2017. The agreement was approved by the Fair Work Commission in early March 2017. Hourly employees of this mine comprise approximately 16% of the Company's Australian subsidiaries hourly employees, who generated approximately 11% of the Company's Australian production during the year ended December 31, 2016.

(5)
Employees of the Company's Wilpinjong Mine operate under an enterprise agreement. Negotiations to replace the enterprise agreement that nominally expired in May 2016 commenced in April 2016.  In January 2017 the workforce formally rejected Wilpinjong’s proposed replacement agreement and good faith negotiations are now continuing. Hourly employees of this mine comprise approximately 18% of the Company's Australian subsidiaries hourly employees, who generated approximately 42% of the Company's Australian production during the year ended December 31, 2016.

(6)
Employees of the Company's Coppabella/Moorvale Coal Handling and Preparation Plant facility previously operated under a separate enterprise agreement. As a result of the latest negotiation process the Company was successful in its application to terminate the agreement. The negotiations resulted in the Coppabella employees requesting to be employed on individual salaried contracts (rather than a labor agreement) and the Moorvale employees accepted the Company's final offer. The Moorevale agreement expires in October 2019. Hourly employees of this mine comprise approximately 28% of the Company's Australian subsidiaries hourly employees, who generated approximately 13% of the Company's Australian production during the year ended December 31, 2016.

Peabody Energy Corporation	2016 Form 10-K/A	F- 68

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(25)	Financial Instruments, Guarantees With Off-Balance-Sheet Risk and Other Guarantees
In the normal course of business, the Company is a party to guarantees and financial instruments with off-balance-sheet risk, most of which are not reflected in the accompanying consolidated balance sheets. Such financial instruments are valued based on the amount of exposure under the instrument and the likelihood of required performance. As of March 21, 2017, management does not expect any material losses to result from these guarantees or off-balance-sheet instruments in excess of liabilities provided for in the consolidated balance sheet as of December 31, 2016.
Financial Instruments with Off-Balance Sheet Risk
As of December 31, 2016, the Company had the following financial instruments with off-balance-sheet risk:

	Reclamation Bonding Requirements	Coal Lease Obligations	Workers’ Compensation Obligations	Other(1)	Total (2)	Cash Collateral in Support of Financial Instruments
	(Dollars in millions)
Self bonding	$1,094.2	$—	$—	$—	$1,094.2	$—
Surety bonds (3)	319.6	94.0	19.1	15.5	448.2	64.5
Bank guarantees	54.7	—	—	24.5	79.2	83.8
Other (4)	233.2	—	42.7	118.0	393.9	233.2
Total	$1,701.7	$94.0	$61.8	$158.0	$2,015.5	$381.5

(1)
Other includes the $37.0 million in letters of credit related to the PBGC, as described below, and an additional $121.0 million in bank guarantees, letters of credit and surety bonds related to road maintenance, performance guarantees and other operations.

(2)	Letters of credit held as collateral in support of surety bonds at December 31, 2016 were $48.0 million and are not reflected in the table above.

(3)
A total of $72.6 million of letters of credit issued as collateral to support surety bonds related to Patriot have been excluded from above as they no longer represent off-balance sheet obligations as discussed in Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation".

(4)
Other under the "Reclamation Bonding Requirements" header represents the amount of reclamation bonding requirements for our Australian Mining operations that were not otherwise supported by bank guarantees. Such amounts were supported by cash collateral held by the applicable state agency.

The Company owns a 37.5% interest in Dominion Terminal Associates, a partnership that operates a coal export terminal in Newport News, Virginia under a 30-year lease that permits the partnership to purchase the terminal at the end of the lease term for a nominal amount. The partners have severally (but not jointly) agreed to make payments under various agreements which, in the aggregate, provide the partnership with sufficient funds to pay rents and to cover the principal and interest payments on the floating-rate industrial revenue bonds issued by the Peninsula Ports Authority, and which are supported by letters of credit from a commercial bank. On July 1, 2016, $39.9 million of the total $42.7 million of letters of credit supporting the reimbursement obligation to the commercial bank were drawn down to repay the outstanding bonds. As a result, the bonds were retired with the balance of the letters of credit canceled. Refer to Note 22. "Resource Management, Acquisitions and Other Commercial Events" for details related to the Company's divestiture of Dominion Terminal Associates.
The Company is party to an agreement with the PBGC and TXU Europe Limited, an affiliate of the Company’s former parent corporation, under which the Company is required to make special contributions to two of the Company’s defined benefit pension plans and to maintain a $37.0 million letter of credit in favor of the PBGC. If the Company or the PBGC gives notice of an intent to terminate one or more of the covered pension plans in which liabilities are not fully funded, or if the Company fails to maintain the letter of credit, the PBGC may draw down on the letter of credit and use the proceeds to satisfy liabilities under the Employee Retirement Income Security Act of 1974, as amended. The PBGC, however, is required to first apply amounts received from a $110.0 million guarantee in place from TXU Europe Limited in favor of the PBGC before it draws on the Company’s letter of credit. On November 19, 2002, TXU Europe Limited was placed under the administration process in the U.K. (a process similar to bankruptcy proceedings in the U.S.) and continues under this process as of December 31, 2016. As a result of these proceedings, TXU Europe Limited may be liquidated or otherwise reorganized in such a way as to relieve it of its obligations under its guarantee.

Peabody Energy Corporation	2016 Form 10-K/A	F- 69

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclamation Bonding
The Company bonds its reclamation requirements using three categories of bonds: surety bonds, collateral bonds or self-bonds. A surety bond is an indemnity agreement in a sum certain payable to the regulatory authority, executed by the permittee as principal and which is supported by the performance guarantee of a surety corporation. A collateral bond can take several forms, including cash, letters of credit, first lien security interest in property or other qualifying investment securities. A self-bond is an indemnity agreement in a sum certain executed by the permittee or by the permittee and any corporate guarantor made payable to the regulatory authority.
Our total reclamation bonding requirements in the U.S. were $1,413.8 million as of December 31, 2016. The bond requirements represent the calculated cost to reclaim the current operations of a mine if it ceased to operate in the current period. The cost calculation for each bond must be completed according to the regulatory authority of each state. Our asset retirement obligations calculated in accordance with GAAP for our U.S. operations was $471.1 million as of December 31, 2016. The bond requirement amount for our U.S. operations significantly exceeds the financial liability for final mine reclamation because the financial liability is discounted from the end of the mine’s economic life to the balance sheet date in recognition of the economic reality that the final reclamation obligation is a number of years (and in some cases decades) away. The bond amount, in contrast with the asset retirement obligation, presumes reclamation begins immediately. In Australia, we generally used bank guarantees to satisfy our financial assurance requirements related to reclamation. Those bank guarantees allowed the issuer to request collateral, which was provided in the forms of letters of credit. Subsequent to the petition date, some of the bank guarantee issuers drew on a portion of those letters of credit and subsequently canceled the bank guarantees, which resulted in the cash collateral being transferred to the applicable state agency. The total cash collateral held in relation to the Company's Australian reclamation obligations was $233.2 million at December 31, 2016 and was included in "Investments and other assets" due to the long-term nature of the underlying obligations. The Company's asset retirement obligations calculated in accordance with GAAP for its Australian operations was $287.7 million as of December 31, 2016.
During August and September 2016, the Bankruptcy Court approved four motions for Stipulations and Orders (collectively, the Stipulations) regarding settlement agreements with the states of Wyoming, New Mexico, Indiana, and Illinois. The Stipulations provide the relevant state authorities with additional financial assurance for the Company’s performance of its reclamation bonding requirements by entitling them to (i) claims in the Chapter 11 Cases that have priority over all administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code for the specified values set forth in the Stipulations and (ii) in the cases of Wyoming, Indiana and Illinois, $0.8 million, $7.5 million and $3.2 million, respectively, in letters of credit or surety bonds related to closed mining operations, together not to exceed the full amount of the $200 million bonding accommodation facility provided for in the DIP Credit Agreement. Each state received financial assurances equal to approximately 17.5% of the Company's prepetition reclamation bond amount with the relevant state. In addition to providing supplemental financial assurances to these states, the Company has agreed to, among other things, quarterly reclamation activity status meetings as well as targeting reductions in the amount of bonds outstanding with these states. Pursuant to the Stipulations, the states will effectively deem the Company’s bonding requirements satisfied for the pendency of the Chapter 11 Cases.
As previously disclosed, the Company's ability to self-bond reduces the Company's costs of securing reclamation bonding requirements and enhances liquidity to the extent alternate forms of bonding would require the Company to post collateral. To the extent the Company is unable to maintain its current level of self-bonding following the conclusion of the Chapter 11 Cases for any reason, the Company would be required to obtain replacement financial assurances or security. Further, self-bonding is permitted at the discretion of each state. As of December 31, 2016, the Company was self-bonded in Illinois, Indiana, New Mexico and Wyoming. As a condition precedent to the occurrence of the Effective Date of the Plan, the Company was required to put in place mutually acceptable forms of bonding for coal mine reclamation requirements in those states subsequent to the Effective Date. On March 6, 2017, the Debtors notified the Bankruptcy Court that the Company had determined to secure all of its coal mine reclamation obligations, including those in Illinois, Indiana, New Mexico and Wyoming, by arranging for approximately $1.3 billion in surety bonds.
Accounts Receivable Securitization
On March 25, 2016, the Company amended and restated its accounts receivable securitization program (securitization program) to, among other things, extend the term of the program by two years to March 23, 2018 and reduce the maximum availability under the facility from $275.0 million to $180.0 million. The accessible capacity of the program varies daily, dependent upon the actual amount of receivables available for contribution and various reserves and limits. As of December 31, 2016, $40.5 million was deposited in a collateral account to secure obligations under the facility.

Peabody Energy Corporation	2016 Form 10-K/A	F- 70

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under the securitization program, the Company contributes the trade receivables of most of its U.S. subsidiaries on a revolving basis to its wholly-owned, bankruptcy-remote subsidiary (Seller), which then sells the receivables in their entirety to unaffiliated asset-backed commercial paper conduits and banks (the Conduits). After the sale, the Company, as servicer of the assets, collects the receivables on behalf of the Conduits for a nominal servicing fee.
The Seller is a separate legal entity whose assets are available first and foremost to satisfy the claims of its creditors. Of the receivables sold to the Conduits, a portion of the amount due to the Seller is deferred until the ultimate collection of the underlying receivables. During the year ended December 31, 2016, the Company received total consideration of $2,859.9 million related to accounts receivable sold under the securitization program, including $1,541.7 million of cash up front from the sale of the receivables, an additional $1,155.3 million of cash upon the collection of the underlying receivables and $162.9 million that had not been collected at December 31, 2016 and was recorded at carrying value, which approximates fair value. There was no reduction in accounts receivable as a result of securitization activity with the Conduits at December 31, 2016 and a $168.5 million reduction at December 31, 2015.
The securitization activity has been reflected in the consolidated statements of cash flows as an operating activity because both the cash received from the Conduits upon sale of receivables as well as the cash received from the Conduits upon the ultimate collection of receivables are not subject to significantly different risks given the short-term nature of the Company’s trade receivables. The Company recorded expense associated with securitization transactions of $8.2 million, $1.8 million and $1.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.
With the approval of the Bankruptcy Court, the Company executed two additional amendments to the March 25, 2016 agreement during the second quarter of 2016. These amendments permit the continuation of the securitization program through the Company’s Chapter 11 Cases, change the maturity date to the earlier of March 23, 2018 or the emergence of the Company from the Chapter 11 Cases, revise the associated fees, and enter into an additional performance guarantee by the Company’s subsidiaries that are contributors under the securitization facility to fulfill the obligations of the other contributors.
On January 27, 2017, the Company and P&L Receivables Company, LLC (P&L Receivables) obtained a commitment letter (Commitment Letter) from PNC Bank, National Association (PNC), pursuant to which, in connection with the consummation of the Plan, PNC has agreed to amend the existing securitization facility evidenced by the Fifth Amended and Restated Receivables Purchase Agreement, dated as of March 25, 2016 (as amended prior to the date hereof), among P&L Receivables, as the seller, the Company, as the servicer, the sub-servicers party thereto, the various purchasers and purchaser agents party thereto and PNC, as administrator, in order to, among other things, (i) increase the purchase limit to an amount not to exceed $250,000,000 (the Purchase Limit), (ii) extend the facility termination date, and (iii) consider adding certain Australian subsidiaries of the Company as originators (as so amended, the Sixth Amended Securitization Facility).
The commitment of PNC to provide 100% of the Purchase Limit under the Sixth Amended Securitization Facility is subject to certain conditions set forth in the Commitment Letter, including but not limited to the occurrence or waiver of all conditions precedent to the effectiveness of the Plan.
The Commitment Letter will terminate upon the occurrence of certain events described therein. The outside termination date for the Commitment Letter is May 1, 2017.
On January 27, 2017, the Debtors filed a motion with the Bankruptcy Court seeking authorization to enter into and perform under the Commitment Letter. On February 15, 2017, the Bankruptcy Court issued an order authorizing the Company’s entry into and performance under the Commitment Letter
Restricted Cash
As of December 31, 2016, the Company had balance sheet-reflected restricted cash of $54.3 million, primarily related to the collateral under its securitization program and various other obligations. The company also had restricted cash held as collateral for financial assurances associated with reclamation and other obligations of $71.4 million as of December 31, 2016 included in "Investments and other assets" due to the long-term nature of the underlying obligations.

Peabody Energy Corporation	2016 Form 10-K/A	F- 71

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other
The Company is the lessee under numerous equipment and property leases. It is common in such commercial lease transactions for the Company, as the lessee, to agree to indemnify the lessor for the value of the property or equipment leased, should the property be damaged or lost during the course of the Company’s operations. The Company expects that losses with respect to leased property, if any, would be covered by insurance (subject to deductibles). The Company and certain of its subsidiaries have guaranteed other subsidiaries’ performance under various lease obligations. Aside from indemnification of the lessor for the value of the property leased, the Company’s maximum potential obligations under its leases are equal to the respective future minimum lease payments, and the Company assumes that no amounts could be recovered from third parties.
The Company has provided financial guarantees under certain long-term debt agreements entered into by its subsidiaries and substantially all of the Company’s U.S. subsidiaries provide financial guarantees under long-term debt agreements entered into by the Company. The maximum amounts payable under the Company’s debt agreements are equal to the respective principal and interest payments.

(26)	Commitments and Contingencies
Commitments
Unconditional Purchase Obligations
As of December 31, 2016, purchase commitments for capital expenditures were $7.4 million, all of which is obligated within the next year. In Australia, the Company has generally secured the ability to transport coal through rail contracts and ownership interests in five east coast coal export terminals that are primarily funded through take-or-pay arrangements with terms ranging up to 26 years. In the U.S., the Company has entered into certain long-term coal export terminal agreements to secure export capacity through the Gulf Coast. As of December 31, 2016, these Australian and U.S. commitments under take-or-pay arrangements totaled $1.6 billion, of which approximately $210 million is obligated within the next year.
Federal Coal Leases
In the second quarter of 2012, the Company was named by the U.S. Department of the Interior, Bureau of Land Management (BLM) as the winning bidder for control of approximately 1.1 billion tons of federal coal reserves adjacent to its North Antelope Rochelle Mine in the Southern Powder River Basin of Wyoming, with a weighted average bid price of approximately $1.10 per mineable ton. Consequently, the Company made aggregate payments of $247.9 million during each of the years ended December 31, 2016, 2015 and 2014 pursuant to the two associated federal coal leases. The payments for these leases are now complete.
In July 2011, the Company was named by the BLM as the winning bidder for control of approximately 220 million tons of federal coal reserves adjacent to its Caballo Mine in the Powder River Basin at a bid price of $0.95 per mineable ton, with payments of $42.1 million due annually in each of the years from 2011 through 2015 pursuant to the associated federal coal lease (the Belle Ayr North Lease). Similarly, in September 2011, a subsidiary of Alpha Natural Resources, Inc. (Alpha) was named by the BLM as the winning bidder for control of approximately 130 million tons of federal coal reserves in the Powder River Basin at a bid price of $1.10 per mineable ton, with contractual payments of $28.6 million due annually in each of the years from 2011 through 2015 under the associated federal coal lease (the Caballo West Lease). In July 2012, the Company and Alpha executed a lease exchange agreement with the BLM whereby the Company agreed to sell, assign and transfer its interest in the Belle Ayr North Lease in exchange for (1) Alpha's interest in the Caballo West Lease, (2) reimbursement of $13.5 million for the difference in the related federal coal lease payments made by each party in 2011 and (3) five annual true up payments of $3.9 million for the excess of the $1.10 bid price per mineable ton assumed under the Caballo West Lease over the $0.95 price under the transferred lease. The Company received a true-up payment during the year ended December 31, 2014 and the cash receipt was classified in "Proceeds from disposal of assets, net of notes receivable" in the consolidated statement of cash flows. During 2015, Alpha filed voluntary petitions for reorganization under Chapter 11 of the U.S. Code and the final true up payment was not received. On February 19, 2016 the Company filed a claim in Alpha’s bankruptcy.  Additionally, on April 15, 2016 the Company filed an objection to the potential assumption and assignment of the lease exchange agreement and to the cure amount. On October 16, 2016 the Company entered into a settlement agreement with Alpha and Contura Wyoming Land, LLC allowing the claim in the full amount of the true-up payment and resolving other issues between the parties.  The settlement agreement was approved by the Bankruptcy Court on December 14, 2016.
The federal coal leases executed with the BLM described above expire after a 20-year initial term, unless at such time there is ongoing production on the subject leases or within an active logical mining unit of which they are part.

Peabody Energy Corporation	2016 Form 10-K/A	F- 72

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contingencies
From time to time, the Company or its subsidiaries are involved in legal proceedings arising in the ordinary course of business or related to indemnities or historical operations. The Company believes it has recorded adequate reserves for these liabilities. The Company discusses its significant legal proceedings below, including ongoing proceedings and those that impacted the Company's results of operations for the periods presented.
Effect of Automatic Stay. The Debtors filed voluntary petitions for relief under the Bankruptcy Code on the Petition Date in the Bankruptcy Court. Each of the Debtors continues to operate its business and manage its property as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. Subject to certain exceptions under the Bankruptcy Code, the filing of the Debtors’ Chapter 11 Cases, pursuant to Section 362(a) of the Bankruptcy Code, automatically enjoined, or stayed, among other things, the continuation of most judicial or administrative proceedings or the filing of other actions against or on behalf of the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date or to exercise control over property of the Debtors’ bankruptcy estates, unless and until the Bankruptcy Court modifies or lifts the automatic stay as to any such claim. Notwithstanding the general application of the automatic stay described above, governmental authorities may determine to continue actions brought under their police and regulatory powers.
The Debtors have filed notices of the bankruptcy filings and suggestions of stay in the applicable matters involving one or more of the Debtors as discussed below and in Note 27. "Matters Related to the Bankruptcy of Patriot Coal Corporation". The Company expects that the Chapter 11 Cases will impact the liabilities of the Debtors described below and in Note 27, as well as certain other contingent liabilities the Debtors may have. For example, if a contingent litigation liability of the Debtors is ultimately allowed as a prepetition "claim" under the Bankruptcy Code, that claim would be subject to the applicable treatment set forth in the Plan and be discharged pursuant to the terms of the Plan. However, until the Plan becomes effective, there can be no certainty as to how such liabilities will be impacted.
Litigation Relating to Continuing Operations
Peabody Monto Coal Pty Ltd, Monto Coal 2 Pty Ltd and Peabody Energy Australia PCI Pty Ltd (PEA-PCI). In October 2007, a statement of claim was delivered to Peabody Monto Coal Pty Ltd, a wholly-owned subsidiary of PEA-PCI, then Macarthur Coal Limited, and Monto Coal 2 Pty Ltd, an equity accounted investee, from the minority interest holders in the Monto Coal Joint Venture, alleging that Monto Coal 2 Pty Ltd breached the Monto Coal Joint Venture Agreement and Peabody Monto Coal Pty Ltd breached the Monto Coal Management Agreement. Peabody Monto Coal Pty Ltd is the manager of the Monto Coal Joint Venture pursuant to the Management Agreement. Monto Coal 2 Pty Ltd holds a 51% interest in the Monto Coal Joint Venture. The plaintiffs are Sanrus Pty Ltd, Edge Developments Pty Ltd and H&J Enterprises (Qld) Pty Ltd. An additional statement of claim was delivered to PEA-PCI in November 2010 from the same minority interest holders in the Monto Coal Joint Venture, alleging that PEA-PCI induced Monto Coal 2 Pty Ltd and Peabody Monto Coal Pty Ltd to breach the Monto Coal Joint Venture Agreement and the Monto Coal Management Agreement, respectively. The plaintiffs later amended their claim to allege damages for lost opportunities to sell their joint venture interest. These actions, which are pending before the Supreme Court of Queensland, Australia, seek damages from the three defendants collectively of amounts ranging from $15.6 million Australian dollars to $1.8 billion Australian dollars, plus interest and costs. The defendants dispute the claims and are vigorously defending their positions. Based on the Company's evaluation of the issues and their potential impact, the amount of any future loss cannot be reasonably estimated.
Eagle Mining, LLC Arbitration.  On May 3, 2013, Eagle Mining, LLC (Eagle) filed an arbitration demand against a Company subsidiary under a contract mining agreement, asserting various claims for damages.   An arbitration hearing was held in January 2014 before a single arbitrator.  As a result of the damages awarded to Eagle in arbitration, the Company recorded a charge of $15.6 million in "Operating costs and expenses" in the consolidated statement of operations for the year ended December 31, 2014 to increase the associated liability accrual to $23.4 million. On April 18, 2014, the Company subsidiary filed a petition to partially vacate and modify the arbitration award in the United States District Court for the Southern District of West Virginia, Charleston Division. On July 29, 2015, the District Court issued a Memorandum Opinion and Order denying the petition to partially vacate and modify the arbitration award and granting Eagle’s motion to confirm the arbitration award.
In September 2015, Eagle and the Company's subsidiary settled all claims and agreed to dismiss with prejudice all pending litigation between the parties. In connection with this settlement, the Company recorded a gain totaling $10.8 million during the year ended December 31, 2015 to reduce the accrued liability to the amount paid. The matter has concluded.

Peabody Energy Corporation	2016 Form 10-K/A	F- 73

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Queensland Bulk Handling Pty Ltd.  On June 30, 2014, QBH filed a statement of claim with the Supreme Court of Queensland, Australia, against Peabody (Wilkie Creek) Pty Limited, an indirect wholly-owned subsidiary of the Company, alleging breach of a CPSA between the parties.  QBH originally sought damages of $113.1 million Australian dollars, plus interest and costs.  However, it later altered its claim to seek a declaration that the Company subsidiary had exercised an option to renew the contract for a further term, and withdrew its claim for money damages.
In September 2016, a settlement was reached under which the Company agreed to pay $13.0 million Australian dollars ($9.9 million USD) to QBH in a full and final settlement of all claims each party had against the other in relation to the CPSA litigation.   A deed of settlement was executed by the parties and the settlement amount was paid to QBH on September 30, 2016. This matter has concluded.
Lori J. Lynn Class Action. On June 11, 2015, a former Peabody Investments Corp. (PIC) employee filed a putative class action lawsuit in the United States District Court, Eastern District of Missouri on behalf of three of the Company’s or its subsidiaries' 401(k) retirement plans and certain participants and beneficiaries of the plans. The lawsuit, which was brought against the Peabody Energy Corporation (PEC), Peabody Holding Company, LLC (PHC), PIC and a number of the Company’s and PIC’s current and former executives and employees, alleges breach of fiduciary duties and seeks monetary damages under the Employee Retirement Income Security Act of 1974 (ERISA) relating to the offering of the Peabody Energy Stock Fund as an investment option in the 401(k) retirement plans.
On September 8, 2015, the plaintiffs filed an amended complaint which, among other things, named a new plaintiff and named all of the current members and two former members of the relevant boards of directors as defendants. The class period (December 2012 to present) remains unchanged. On November 9, 2015, the defendants filed a motion seeking dismissal of all claims.
Plaintiffs filed a second amended complaint on March 11, 2016 that included new allegations against the Company related to the Company's disclosure to investors of risks associated with climate change and related legislation and regulations. The second amended complaint also added the three committees responsible for administering the three 401(k) retirement plans at issue and dropped several individual defendants, including current directors of PEC's board of directors. As a result of filing the Chapter 11 Cases, the plaintiffs voluntarily dismissed the three Debtor defendants (PEC, PIC and PHC) and elected to proceed against the individual defendants and the three named committees with the second amended complaint. On November 17, 2016, the parties presented arguments on the defendants’ motion to dismiss. A ruling has not yet been issued.
CNTA Dispute. On May 20, 2016, the Company filed a complaint and a request for declaratory judgment in the Bankruptcy Court  against Citibank, N.A. (in its capacity as Administrative Agent under the Company’s 2013 Credit Facility), among others, regarding  the extent of certain collateral and secured claims of certain prepetition creditors. On June 13, 2016, Citibank, N.A. filed an answer and counter-claim for declaratory judgment.  On June 14, 2016, two motions to intervene were filed, one from the Creditors' Committee and another from a group of creditors holding $1.65 billion in face value of the Company's Senior Notes (as indicated in their motion). On June 20, 2016, the Bankruptcy Court entered an order granting the Debtors' motion requesting that the Bankruptcy Court direct all parties to the proceeding to participate in non-binding mediation. The intervention motions were granted on July 7, 2016. On October 7, 2016, a group of creditors holding approximately $287.4 million in face value of the Company’s Senior Secured Second Lien Notes (as indicated in their motion) filed a motion to intervene. The Bankruptcy Court heard oral arguments related to the parties’ motions for summary judgment on September 12, 2016 and subsequently vacated the previously scheduled trial dates and deferred ruling on the matter while the parties continued with mediation. Mediation and negotiation with certain creditors resulted in a settlement of the CNTA Dispute, which is reflected in the economic terms of the Plan, including the treatment of the holders of allowed secured and unsecured claims.
APS/PacifiCorp Litigation. The Arizona Public Service Company (APS) and PacifiCorp filed a motion in the Bankruptcy Court seeking authorization to allow it to terminate a coal supply agreement, which accounts for approximately half of the Company's El Segundo Mine sales volume. The Company filed a complaint for APS’s and PacifiCorp’s violation of the automatic stay applicable to the Chapter 11 Cases and breach of the coal supply agreement. In September 2016, the parties engaged in a court-ordered mediation. The parties continued to engage in mediation in December 2016 and January 2017. On January 8, 2017 the parties entered into a Settlement Term Sheet outlining a settlement in principle (Settlement Term Sheet). On January 17, 2017, the Company filed a Motion Of The Debtors And Debtors In Possession, Pursuant To Bankruptcy Rule 9019 And Section 365 Of The Bankruptcy Code, For Entry Of An Order (I) Approving A Settlement Agreement With APS and PacifiCorp, (II) Authorizing The Assumption Of The Coal Supply Agreement, As Amended and (III) Granting Related Relief. On January 27, 2017 the Bankruptcy Court entered its order approving the Settlement Term Sheet and authorizing the parties to enter into a settlement agreement and amendment to the coal supply agreement. The parties entered into a settlement agreement and an amendment to the coal supply agreement on February 3, 2017.

Peabody Energy Corporation	2016 Form 10-K/A	F- 74

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Berenergy Corporation. The Company has been in a legal dispute with Berenergy Corporation (Berenergy) regarding Berenergy’s access to certain of its underground oil deposits beneath the Company's North Antelope Rochelle Mine and contiguous undisturbed areas. The Company believes that any claims related to this matter constitute prepetition claims. On October 13, 2016, the Sixth Judicial Court in the state of Wyoming (Wyoming Court) entered an order (Wyoming Court Decision) allowing the Company the right to mine through certain wells owned by Berenergy but required the Company to compensate Berenergy for damages of $0.9 million, which the Company has accrued as of December 31, 2016. Further, the Wyoming Court ruled that should Berenergy obtain approval from the Wyoming Oil and Gas Conservation Commission (the Commission) to recover certain secondary deposits beneath the mine’s contiguous undisturbed areas, the Company would be liable to Berenergy for the cost of certain special procedures and equipment required to access the secondary deposits remotely from outside the Company's mine area, which has been estimated as $13.1 million by Berenergy. The Company believes it is not probable that the Commission will approve access to the secondary deposits based on the Company's view of a lack of economic feasibility and certain restrictions on Berenergy's legal claim to the deposits. Based upon these factors, the Company has not accrued a liability related to the secondary deposits as of December 31, 2016. On November 22, 2016, the Bankruptcy Court entered an order granting Berenergy limited relief from the automatic stay to pursue an appeal of the Wyoming Court Decision with the Wyoming Supreme Court. On December 21, 2016, Berenergy filed a Notice of Appeal with the Wyoming Supreme Court of the Wyoming Court Decision. On January 5, 2017, Peabody filed a Notice of Cross-Appeal with the Wyoming Supreme Court of the Wyoming Court Decision.
Claims, Litigation and Settlements Relating to Indemnities or Historical Operations
Environmental Claims and Litigation Arising From Historical, Non-Coal Producing Operations. Gold Fields Mining, LLC (Gold Fields) is a non-coal producing entity that was previously managed and owned by Hanson plc, the Company's predecessor owner. In a February 1997 spin-off, Hanson plc transferred ownership of Gold Fields to PEC despite the fact that Gold Fields had no ongoing operations and PEC had no prior involvement in the past operations of Gold Fields. Gold Fields is currently one of PEC's subsidiaries. As part of separate transactions, both PEC and Gold Fields also agreed to indemnify Blue Tee with respect to certain claims relating to the historical operations of a predecessor of Blue Tee, which is a former affiliate of Gold Fields. Neither PEC nor Gold Fields had any involvement with the past operations of the Blue Tee predecessor.
Pursuant to the indemnity, Blue Tee has tendered its environmental claims for remediation, past cost and future costs and/or natural resource damages (Blue Tee Liabilities) to Gold Fields. Although Gold Fields has paid remediation costs as a result of the indemnification obligations, Blue Tee has been identified as a potentially responsible party (PRP) at various designated national priority list (NPL) sites under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and similar statutes. Of these sites where Blue Tee has been identified as a PRP, neither Gold Fields nor PEC is a party to any cleanup orders relating to the operations of Blue Tee’s predecessor. In addition to the NPL sites, Blue Tee has been named a PRP at multiple other sites, where Gold Fields has either paid remediation costs or settled the environmental claims on behalf of Blue Tee. As a result of filing the Chapter 11 Cases, Gold Fields has now stopped paying these remediation costs.
Environmental assessments for remediation, past and future costs and/or natural resource damages also have been asserted by the EPA and natural resources trustees against Gold Fields related to historical activities of Gold Fields’ predecessor. Gold Fields has been identified as a PRP at four NPL sites and has been conducting response actions or working with the EPA to resolve past cost recovery claims at these sites pursuant to cleanup orders or other negotiations. As a result of filing the Chapter 11 Cases, Gold Fields has ceased its response actions and other engagements with the EPA at these sites.
Undiscounted liabilities for environmental cleanup-related costs relating to (i) the contractual indemnification obligations owed to Blue Tee and (ii) for the sites noted above for which Gold Fields has been identified as a PRP as a result of the operations of its predecessor, are collectively estimated to be $62.8 million and $66.9 million as of December 31, 2016 and 2015, respectively, in the consolidated balance sheets. The majority of these estimated costs relate to Blue Tee site liabilities.
Prior to the August 19, 2016 bar date for filing claims in the Chapter 11 Cases, Blue Tee filed an unliquidated, general unsecured claim in the amount of $65.6 million against Gold Fields regarding the Blue Tee Liabilities, additional unliquidated claims in an unknown amount in excess of $150 million at known sites, and further contingent claims at known and unknown sites, including natural resources damages (NRDs) claims alleged, without explanation, to be in the range of $500 million. On November 17, 2016 Blue Tee amended its claim to increase the amount of the claim to $1.2 billion. PEC and Gold Fields believe that these claims significantly overstate any liabilities that may exist for remediation costs or potential NRDs.

Peabody Energy Corporation	2016 Form 10-K/A	F- 75

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to the October 11, 2016 government bar date for filing claims in the Chapter 11 Cases, several governmental entities including the EPA, the Department of the Interior and several states filed unliquidated, secured and general unsecured claims against PEC and Gold Fields. These claims total in excess of $2.7 billion and allege damages for past and future remediation costs as well as for alleged NRDs at several sites. As noted in the claims, many of the claims are duplicative as they overlap with each other as well as with claims made by Blue Tee. Additionally, PEC and Gold Fields believe the claims significantly overstate any liabilities that may exist for remediation costs or potential NRDs.
On January 27, 2017, PEC filed objections to claims filed by the U.S. Department of Interior, the U.S. Department of Justice and the EPA (collectively the PEC Objections). The PEC Objections dispute that Peabody Energy Corporation has liability to the claimant under applicable federal environmental statutes for the Blue Tee sites listed in the claims based on the fact that Peabody Energy Corporation never owned any of the sites or disposed or arranged for the disposal of hazardous substances at any of the sites.
On February 2, 2017, Gold Fields filed objections to claims filed by the State of Oklahoma, the State of Missouri, the Kansas Department of Health and Environment and the U.S. Department of Interior, the EPA, the Kansas Department of Health and Environment, the Illinois Department of Natural Resources and the Missouri Department of Natural Resources (collectively the Gold Fields Objections). The Gold Fields Objections dispute that Gold Fields has liability to the claimant under applicable federal and state environmental statutes for the Blue Tee sites listed in the claims based on the fact that Gold Fields never owned any of the sites or disposed or arranged for the disposal of hazardous substances at any of the sites.
On March 16, 2017, the Debtors agreed to settle the objections to the Plan filed by Blue Tee and several government entities in the Chapter 11 Cases. Under the settlements, the Debtors will (1) not seek to recover federal tax refunds owed to Debtors in the amount of approximately $11 million; (2) transfer $12 million of insurance settlement proceeds from Century and Pacific Employers Insurance Company relating to environmental liabilities to the Gold Fields Liquidating Trust (as described in the Plan); and (3) pay $20 million to the Gold Fields Liquidating Trust on or around the Plan Effective Date. On March 16 and 17, 2017, the Bankruptcy Court entered orders approving these settlements. The Debtors and government entities intend to enter into settlement agreements to reflect the above.
Other
At times the Company becomes a party to other disputes, including those related to contract miner performance, claims, lawsuits, arbitration proceedings, regulatory investigations and administrative procedures in the ordinary course of business in the U.S., Australia and other countries where the Company does business. Based on current information, the Company believes that such other pending or threatened proceedings are likely to be resolved without a material adverse effect on its financial condition, results of operations or cash flows.

(27)	Matters Related to the Bankruptcy of Patriot Coal Corporation
In 2012, Patriot filed voluntary petitions for relief under Chapter 11 of Title 11 of the U.S. Code. In 2013, the Company entered into a definitive settlement agreement (2013 Agreement) with Patriot and the UMWA, on behalf of itself, its represented Patriot employees and its represented Patriot retirees, to resolve all then disputed issues related to Patriot’s bankruptcy. In May 2015, Patriot again filed voluntary petitions for relief under Chapter 11 of Title 11 of the U.S. Code in the Eastern District of Virginia and subsequently initiated a process to sell some or all of their assets to qualified bidders. On October 9, 2015, Patriot's bankruptcy court entered an order confirming Patriot's plan of reorganization, which provides, among other things, for the sale of substantially all of Patriot's assets to two different buyers.
Credit Support
As part of the 2013 Agreement, the Company provided certain credit support to Patriot. The Company has recorded $20.9 million of credit support provided to Patriot as a liability on the Company's consolidated balance sheet as of December 31, 2016, of which $15.7 million was supported by letters of credit.
Due to Patriot’s May 2015 bankruptcy filing, the Company recorded a net charge during the year ended December 31, 2015 of $34.7 million to increase its liability related to the credit support to the estimated fair value of the portion of the credit support exposed to nonperformance by Patriot. That net charge included a $16.6 million correction of an error to derecognize a liability that had been previously recorded to the Company’s historical financial statements in 2014 and 2013. The Company reflected the correction as an out-of-period adjustment because it considered the impact of the error to be immaterial quantitatively and qualitatively to the total mix of information available in the Company’s 2015 and historical financial statements.

Peabody Energy Corporation	2016 Form 10-K/A	F- 76

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Black Lung Occupational Disease Liabilities
Patriot had federal and state black lung occupational disease liabilities related to workers employed in periods prior to Patriot’s spin-off from the Company in 2007. Upon spin-off, Patriot indemnified the Company against any claim relating to these liabilities, which amounted to approximately $150 million at that time. The indemnification included any claim made by the U.S. Department of Labor (DOL) against the Company with respect to these obligations as a potentially liable operator under the Federal Coal Mine Health and Safety Act of 1969. The definitive settlement agreement reached in 2013 included Patriot’s affirmance of all indemnities provided in the spin-off agreements, including the indemnity relating to such black lung liabilities.
By statute, the Company had secondary liability for the black lung liabilities related to Patriot’s workers employed by former subsidiaries of the Company. Whether the Company will ultimately be required to fund certain of those obligations in the future as a result of Patriot’s May 2015 bankruptcy remains uncertain. The amount of the liability at December 31, 2016 was $123.3 million. While the Company has recorded a liability, it intends to review each claim on a case-by-case basis and contest liability estimates as appropriate. The amount of the Company's recorded liability reflects only Patriot workers employed by former subsidiaries of the Company that are presently retired, disabled or otherwise not actively employed. The Company cannot reliably estimate the potential liabilities for Patriot's workers employed by former subsidiaries of the Company that are presently active in the workforce because of the potential for such workers to continue to work for another coal operator that is a going concern. The Company paid $0.7 million related to these liabilities during 2016.
The Company's accounting for the black lung liabilities related to Patriot is based on an interpretation of applicable statutes. Management believes that there exist inconsistencies among the applicable statutes, regulations promulgated under those statutes and the Department of Labor’s interpretative guidance. The Company may seek clarification from the Department of Labor regarding these inconsistencies and the accounting for these liabilities could change in the future depending on the Department of Labor’s responses to inquiries.
Combined Benefit Fund (Combined Fund)
The Combined Fund was created by the Coal Act in 1992 as a multi-employer plan to provide health care benefits to a closed group of retirees who last worked prior to 1976, as well as orphaned beneficiaries of bankrupt companies who were receiving benefits as orphans prior to the passage of the Coal Act. No new retirees will be added to this group, which includes retirees formerly employed by certain Patriot subsidiaries and their predecessors. Former employers are required to contribute to the Combined Fund according to a formula.
Under the terms of the Patriot spin-off, Patriot was primarily liable to the Combined Fund for the approximately $40 million of its subsidiaries' obligations at that time. Once Patriot ceased meeting its obligations, the Company was held responsible for these costs and, as a result, recorded a "Loss from discontinued operations, net of income taxes" charge of $24.6 million during the year ended December 31, 2015. During the year ended December 31, 2016, the Company recorded an additional charge of $1.2 million. The Company paid $2.6 million into the fund during 2016 and estimates that the annual cash cost to fund these potential Combined Fund liabilities will range between $2 million and $3 million in the near-term, with those premiums expected to decline over time because the fund is closed to new participants. The liability related to the fund was $22.7 million at December 31, 2016.
VEBA Payments
In connection with the 2013 agreement, the Company was required to provide total payments of $310.0 million, payable over four years through 2017, to partially fund the newly established voluntary employee beneficiary association (VEBA) and settle all Patriot and UMWA claims involving the Patriot bankruptcy. Those payments included an initial payment of $90.0 million made in January 2014, comprised of $70.0 million paid to Patriot and $20.0 million paid to the VEBA, and a payment of $75.0 million made in January 2015 to the VEBA. The 2013 Agreement also contemplated subsequent payments to be made to the VEBA of $75.0 million in 2016 and $70.0 million in 2017.

Peabody Energy Corporation	2016 Form 10-K/A	F- 77

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The parties agreed to a subsequent settlement of the Company’s obligations for payment of the remaining VEBA payments (2016 Settlement Agreement), which was approved by the Missouri Bankruptcy Court on January 5, 2016 and the Virginia Bankruptcy Court on January 6, 2016. Under this settlement, the Company agreed to pay $75 million to the VEBA, payable in equal monthly installments of $7.5 million beginning on January 4, 2016. The remaining monthly installments were due at the beginning of each successive month ending October 2016, and the obligations were supported in full by a letter of credit. As a result of the Company’s Chapter 11 Cases, the Company’s remaining obligations to the VEBA under the 2016 Settlement Agreement were being satisfied by monthly draws on the letter of credit by the VEBA trustees. As part of the settlement, the Company recognized a gain of $68.1 million during the year ended December 31, 2016, which was classified in "Operating costs and expenses" in the consolidated statements of operations and is included in the Company's Corporate and Other segment results.
Retiree Health Care Obligations for Certain Salaried Patriot Personnel
In connection with the 2007 spin-off of Patriot from the Company, the Company and one of its subsidiaries entered into a Salaried Employee Liabilities Assumption Agreement (“SELAA”) pursuant to which its subsidiary agreed fund the healthcare benefits that Patriot was obligated to provide for a group of Patriot’s salaried retirees and accounts for the related liabilities within continuing operations. On October 9, 2015, Patriot’s bankruptcy court entered an order approving a stipulation and settlement among the Company and its subsidiary, Patriot and its affiliates and the Official Committee of Retirees in Patriot’s second chapter 11 cases (on behalf of itself and the retirees that it represented), pursuant to which, among other things, (i) the SELAA terminated as of October 31, 2015; (ii) the Company and its subsidiary agreed to pay a total of $16.1 million in five annual installments to a VEBA to be established by the Official Committee of Retirees; (iii) the Company agreed to pay $100,000 to the VEBA for its start-up and administrative costs; and (iv) the parties exchanged mutual releases. The Company reduced its obligations to match the payments to the VEBA, with the difference accounted for as negative plan amendment and the corresponding prior service credit to be amortized over the same four-year period the payments to the VEBA will occur.
UMWA 1974 Pension Plan (UMWA Plan) Litigation
On July 16, 2015, a lawsuit was filed by the UMWA Plan, the UMWA 1974 Pension Trust (Trust) and the Trustees of the UMWA Plan and Trust (Trustees) in the United States District Court for the District of Columbia, against PEC, PHC, a subsidiary of the Company, and Arch Coal, Inc. (Arch). The plaintiffs sought, pursuant to ERISA and the Multiemployer Pension Plan Amendments Act of 1980 (MPPAA), a declaratory judgment that the defendants were obligated to arbitrate any opposition to the Trustees’ determination that the defendants have statutory withdrawal liability as a result of the 2015 Patriot bankruptcy. The plaintiffs' lawsuit claimed that the defendants' withdrawal liability would result in at least $767 million owed to the UMWA Plan. After a comprehensive legal and arbitration process and with the approval of the Bankruptcy Court, on January 25, 2017, the UMWA Plan and the Debtors agreed to a settlement of the claim whereby the UMWA Plan will be entitled to $75 million to be paid by the Company as follows: $5 million upon the Plan Effective Date, $10 million paid 90 days after the Plan Effective Date, $15 million paid one year after the previous payment and $15 million per year for the following 3 years. In exchange, the UMWA Plan will release PEC and all members of the PEC control group (as defined under ERISA) from any cause of action regarding withdrawal liability. In connection with the settlement, the Company recorded a liability representing the present value of the installments of $54.3 million at December 31, 2016 and recognized an equivalent charge to "Loss from discontinued operations, net of income taxes" in the consolidated statement of operations for the year ended December 31, 2016.

Peabody Energy Corporation	2016 Form 10-K/A	F- 78

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(28)	Summary of Quarterly Financial Information (Unaudited)
Subsequent to the original filing of the Annual Report on Form 10-K for the year ended December 31, 2016, an error was identified that impacted previously reported results, as discussed in Note 1. "Basis of Presentation." The tables below set forth the revised unaudited quarterly results of operations amounts for the years ended December 31, 2016 and 2015, as compared to the amounts previously reported.

	Year Ended December 31, 2016
	Previously Reported
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
Loss from continuing operations, net of income taxes	$(161.7)	$(230.8)	$(95.6)	$(186.2)
Net loss	(165.1)	(233.8)	(133.7)	(199.3)
Net loss attributable to common stockholders	(165.1)	(235.5)	(135.5)	(203.7)
Basic and diluted loss per share - loss from continuing operations(1)	$(8.85)	$(12.71)	$(5.32)	$(10.42)
(1) EPS for the quarters may not sum to the amounts for the year as each period is computed on a discrete basis.

	Year Ended December 31, 2015
	Previously Reported
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
Loss from continuing operations, net of income taxes	$(164.4)	$(1,007.2)	$(144.4)	$(497.9)
Net loss	(173.3)	(1,043.5)	(301.9)	(470.2)
Net loss attributable to common stockholders	(176.6)	(1,045.3)	(304.7)	(469.4)
Basic and diluted loss per share - loss from continuing operations(1)	$(9.31)	$(55.59)	$(8.08)	$(27.28)
(1) EPS for the quarters may not sum to the amounts for the year as each period is computed on a discrete basis.

A summary of the unaudited quarterly results of operations for the years ended December 31, 2016 and 2015 is presented below.

	Year Ended December 31, 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
Revenues	$1,027.2	$1,040.2	$1,207.1	$1,440.8
Operating loss	(102.7)	(107.7)	(21.6)	(44.9)
Loss from continuing operations, net of income taxes	(167.7)	(223.2)	(97.7)	(175.2)
Net loss	(171.1)	(226.2)	(135.8)	(188.3)
Net loss attributable to common stockholders	(171.1)	(227.9)	(137.6)	(192.7)
Basic and diluted EPS — continuing operations(1)	$(9.17)	$(12.30)	$(5.44)	$(9.82)
Weighted average shares used in calculating basic and diluted EPS	18.3	18.3	18.3	18.3

(1)	EPS for the quarters may not sum to the amounts for the year as each period is computed on a discrete basis.

Peabody Energy Corporation	2016 Form 10-K/A	F- 79

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating loss for the first quarter and second quarter of 2016 reflected $26.4 million and $10.3 million of debt restructuring costs, respectively. Operating loss for the first and fourth quarters of 2016 included $17.2 million and $230.7 million of asset impairment costs, respectively, primarily driven by the impairment of Metropolitan Mine to reflect estimated selling price. The operating loss for the second quarter of 2016 included net gain on disposal of assets of $13.7 million, primarily driven by net gains on sale of the Olive Downs South tenements and participation interest in Prairie State Energy Campus of $2.8 million and $6.2 million, respectively. Operating loss for the fourth quarter of 2016 included income from equity affiliates of $28.8 million, due to favorable coal pricing at Middlemount. Loss from continuing operations, net of income taxes for the first quarter included $126.2 million of interest expense, while the following three quarters experienced significant decreases in interest expense due to bankruptcy filing and stay of interest payments. Loss from continuing operations, net of income taxes for the second, third and fourth quarters of 2016 reflected $95.4 million, $29.7 million and $33.9 million of reorganization items, net due to bankruptcy filing and ongoing chapter 11 cases, respectively. Loss from continuing operations, net of income taxes for the fourth quarter of 2016 included a loss on debt extinguishment of $29.5 million resulting from the repayment of debtor-in-possession term loan. Loss from discontinued operations, net of income for the third and fourth quarters reflected $38.1 million and $13.1 million of Patriot bankruptcy related charges associated with black lung liabilities and the UMWA Combined Benefit fund, respectively.

	Year Ended December 31, 2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share data)
Revenues	$1,537.9	$1,339.3	$1,418.9	$1,313.1
Operating profit (loss)	2.2	(975.8)	(20.4)	(470.8)
Loss from continuing operations, net of income taxes	(148.8)	(1,006.0)	(126.4)	(502.0)
Net loss	(157.7)	(1,042.3)	(283.9)	(474.3)
Net loss attributable to common stockholders	(161.0)	(1,044.1)	(286.7)	(473.5)
Basic and diluted EPS — continuing operations(1)	$(8.44)	$(55.53)	$(7.09)	$(27.50)
Weighted average shares used in calculating basic and diluted EPS	18.0	18.2	18.2	18.2

(1)	EPS for the quarters may not sum to the amounts for the year as each period is computed on a discrete basis.
Operating loss for the fourth quarter of 2015 reflected $377.0 million of asset impairment costs. Operating loss for the second quarter of 2015 included $900.8 million of asset impairment costs and $21.2 million of restructuring and pension settlement charges. Loss from continuing operations for the first and second quarter of 2015 included losses on early debt extinguishment of $59.5 million and $8.3 million, respectively. Loss from continuing operations, net of income taxes for the first, third, and fourth quarters of 2015 included benefits (expenses) related to the remeasurement of foreign income tax accounts of $0.2 million, $0.8 million and $(0.5) million, respectively. Loss from continuing operations, net of income taxes, for the second quarter and fourth quarter of 2015 included a tax benefit related to asset impairment of $67.4 million and $7.9 million, respectively. Loss from continuing operations, net of income taxes, for the fourth quarter of 2015 included an increase in valuation allowance on certain U.S. deferred tax assets of $177.0 million. Loss from discontinued operations, net of income taxes, for the third quarter of 2015 included $155.1 million of Patriot bankruptcy related charges associated with black lung liabilities and the UMWA Combined Benefit Fund. Loss from discontinued operations, net of income taxes, for the second quarter of 2015 reflected a $34.7 million charge, net of taxes, related to adverse changes in the fair value of credit support provided to Patriot. Loss from discontinued operations for the first quarter of 2015 included a contingent loss accrual of $7.6 million associated with the QBH litigation.

(29)	Segment and Geographic Information
The Company reports its results of operations primarily through the following reportable segments: Powder River Basin Mining, Midwestern U.S. Mining, Western U.S. Mining, Australian Metallurgical Mining, Australian Thermal Mining, Trading and Brokerage and Corporate and Other.

Peabody Energy Corporation	2016 Form 10-K/A	F- 80

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The principal business of the Company's mining segments in the U.S. is the mining, preparation and sale of thermal coal, sold primarily to electric utilities in the U.S. under long-term contracts, with a portion sold into the seaborne markets as market conditions warrant. The Company's Powder River Basin Mining operations consist of its mines in Wyoming. The mines in that segment are characterized by surface mining extraction processes, coal with a lower sulfur content and Btu and higher customer transportation costs (due to longer shipping distances). The Company's Midwestern U.S. Mining operations include the Company’s Illinois and Indiana mining operations, which are characterized by a mix of surface and underground mining extraction processes, coal with a higher sulfur content and Btu and lower customer transportation costs (due to shorter shipping distances). The Company's Western U.S. Mining operations reflect the aggregation of the New Mexico, Arizona and Colorado mining operations. The mines in that segment are characterized by a mix of surface and underground mining extraction processes, coal with a mid-range sulfur content and Btu. Geologically, the Company's Powder River Basin Mining operations mine sub-bituminous coal deposits, its Midwestern U.S. Mining operations mine bituminous coal deposits and its Western U.S. Mining operations mine both bituminous and sub-bituminous coal deposits.
The business of the Company's Australian operating platform is primarily export focused with customers spread across several countries, while a portion of the metallurgical and thermal coal is sold within Australia. Generally, revenues from individual countries vary year by year based on electricity and steel demand, the strength of the global economy, governmental policies and several other factors, including those specific to each country. The Company’s Australian Metallurgical Mining operations consist of mines in Queensland and one in New South Wales, Australia. The mines in that segment are characterized by both surface and underground extraction processes used to mine various qualities of metallurgical coal (low-sulfur, high Btu coal). The metallurgical coal qualities include hard coking coal, semi-hard coking coal, semi-soft coking coal and low-volatile pulverized coal injection coal. The Company's Australian Thermal Mining operations consist of mines in New South Wales, Australia. The mines in that segment are characterized by both surface and underground extraction processes used to mine low-sulfur, high Btu thermal coal. The Company classifies its Australian mines within the Australian Metallurgical Mining or Australian Thermal Mining segments based on the primary customer base and coal reserve type of each mining operation. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade. Similarly, a small portion of the coal mined by the Australian Thermal Mining segment is of a metallurgical grade. Additionally, the Company may market some of its metallurgical coal products as a thermal coal product from time to time depending on market conditions.
The Company's Trading and Brokerage segment engages in the direct and brokered trading of coal and freight-related contracts through its trading and business offices. Coal brokering is conducted both as principal and agent in support of various coal production-related activities that may involve coal produced from the Company's mines, coal sourcing arrangements with third-party mining companies or offtake agreements with other coal producers. The Trading and Brokerage segment also provides transportation-related services, which involves both financial derivative contracts and physical contracts. Collectively, coal and freight-related hedging activities include both economic hedging and, from time to time, cash flow hedging in support of the Company's coal trading strategy.
The Company's Corporate and Other segment includes selling and administrative expenses, corporate hedging activities, mining and export/transportation joint ventures, restructuring charges and activities associated with the optimization of coal reserve and real estate holdings, minimum charges on certain transportation-related contracts, the closure of inactive mining sites and certain energy-related commercial matters.
The Company’s chief operating decision maker uses Adjusted EBITDA as the primary metric to measure the segments' operating performance. Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items, which are reflected in the reconciliation below, that management excluded in analyzing the segments' operating performance. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

Peabody Energy Corporation	2016 Form 10-K/A	F- 81

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment results for the year ended December 31, 2016 were as follows:

	Powder River Basin Mining	Midwestern U.S. Mining	Western U.S. Mining	Australian Metallurgical Mining	Australian Thermal Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Revenues	$1,473.3	$792.5	$526.0	$1,090.4	$824.9	$(10.9)	$19.1	$4,715.3
Adjusted EBITDA	379.9	217.3	101.6	(16.3)	217.6	(72.2)	(335.7)	492.2
Additions to property, plant, equipment and mine development	33.0	18.7	20.8	29.9	22.1	—	2.1	126.6
Federal coal lease expenditures	248.4	—	0.6	—	—	—	—	249.0
Income from equity affiliates	—	—	—	—	—	—	(16.2)	(16.2)
Segment results for the year ended December 31, 2015 were as follows:

	Powder River Basin Mining	Midwestern U.S. Mining	Western U.S. Mining	Australian Metallurgical Mining	Australian Thermal Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Revenues	$1,865.9	$981.2	$682.3	$1,181.9	$823.5	$42.8	$31.6	$5,609.2
Adjusted EBITDA	482.9	269.7	184.6	(18.2)	193.6	27.0	(705.0)	434.6
Additions to property, plant, equipment and mine development	15.0	51.3	19.3	25.5	13.6	—	2.1	126.8
Federal coal lease expenditures	276.9	—	0.3	—	—	—	—	277.2
Loss from equity affiliates	—	—	—	—	—	—	15.9	15.9
Segment results for the year ended December 31, 2014 were as follows:

	Powder River Basin Mining	Midwestern U.S. Mining	Western U.S. Mining	Australian Metallurgical Mining	Australian Thermal Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Revenues	$1,922.9	$1,198.1	$902.8	$1,613.8	$1,058.0	$58.4	$38.2	$6,792.2
Adjusted EBITDA	509.0	306.9	266.9	(151.1)	264.1	14.9	(396.7)	814.0
Additions to property, plant, equipment and mine development	19.7	57.4	18.2	53.9	30.2	—	15.0	194.4
Federal coal lease expenditures	276.5	—	0.2	—	—	—	—	276.7
Loss from equity affiliates	—	—	—	—	—	—	107.6	107.6

Peabody Energy Corporation	2016 Form 10-K/A	F- 82

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Asset details are reflected at the division level only for the Company's mining segments and are not allocated between each individual segment as such information is not regularly reviewed by the Company's CODM. Further, some assets service more than one segment within the division and an allocation of such assets would not be meaningful or representative on a segment by segment basis.
Assets as of December 31, 2016 were as follows:

	U.S. Mining	Australian Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Total assets	$4,255.9	$5,402.2	$128.7	$1,990.9	$11,777.7
Property, plant, equipment and mine development, net	3,970.6	3,905.8	0.2	900.1	8,776.7
Assets as of December 31, 2015 were as follows:

	U.S. Mining	Australian Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Total assets	$4,105.8	$5,319.9	$217.2	$1,304.0	$10,946.9
Property, plant, equipment and mine development, net	3,854.5	4,469.6	0.5	933.9	9,258.5
Assets as of December 31, 2014 were as follows:

	U.S. Mining	Australian Mining	Trading and Brokerage	Corporate and Other	Consolidated
	(Dollars in millions)
Total assets	$4,099.1	$6,623.9	$300.7	$2,167.4	$13,191.1
Property, plant, equipment and mine development, net	3,739.9	5,503.7	1.1	1,332.6	10,577.3
A reconciliation of consolidated loss from continuing operations, net of income taxes to Adjusted EBITDA follows:

	Year Ended December 31,
	2016	2015	2014
	(Dollars in millions)
Loss from continuing operations, net of income taxes	$(663.8)	$(1,783.2)	$(695.3)
Depreciation, depletion and amortization	465.4	572.2	655.7
Asset retirement obligation expenses	41.8	45.5	81.0
Selling and administrative expenses related to debt restructuring	21.5	—	—
Asset impairment	247.9	1,277.8	154.4
Change in deferred tax asset valuation allowance related to equity affiliates	(7.5)	(1.0)	52.3
Amortization of basis difference related to equity affiliates	—	4.9	5.7
Interest expense	298.6	465.4	426.6
Loss on early debt extinguishment	29.5	67.8	1.6
Interest income	(5.7)	(7.7)	(15.4)
Reorganization items, net	159.0	—	—
Income tax (benefit) provision	(94.5)	(207.1)	147.4
Total Adjusted EBITDA	$492.2	$434.6	$814.0

Peabody Energy Corporation	2016 Form 10-K/A	F- 83

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents revenues as a percent of total revenue from external customers by geographic region:

	Year Ended December 31,
	2016	2015	2014
U.S.	54.7%	57.4%	59.5%
Japan	6.9%	8.1%	9.5%
China	5.4%	7.1%	6.1%
South Korea	1.5%	4.1%	5.2%
Other	31.5%	23.3%	19.7%
Total	100.0%	100.0%	100.0%
The Company attributes revenue to individual countries based on the location of the physical delivery of the coal.

(30)	Supplemental Guarantor/Non-Guarantor Financial Information
In accordance with the indentures governing the Senior Notes, certain 100% owned U.S. subsidiaries of the Company (each, a Guarantor Subsidiary) have fully and unconditionally guaranteed the Senior Notes, on a joint and several basis. The indentures governing the Senior Notes contain customary exceptions under which a guarantee of a Guarantor Subsidiary will terminate, including (a) the release or discharge of the guarantee of the Company’s 2013 Credit Facility by such Guarantor Subsidiary, except a discharge or release by or as a result of payment under such guarantee, (b) a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor Subsidiary, and (c) the legal defeasance or discharge of the indentures. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to the holders of the Senior Notes. The following historical financial statement information is provided for the Guarantor/Non-Guarantor Subsidiaries.

Peabody Energy Corporation	2016 Form 10-K/A	F- 84

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2016
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Total revenues	$—	$2,830.0	$2,189.8	$(304.5)	$4,715.3
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	172.9	2,172.4	2,066.8	(304.5)	4,107.6
Depreciation, depletion and amortization	—	217.4	248.0	—	465.4
Asset retirement obligation expenses	—	15.8	26.0	—	41.8
Selling and administrative expenses	12.8	126.5	14.1	—	153.4
Restructuring charges	—	11.9	3.6	—	15.5
Other operating (income) loss:
Net gain on disposal of assets	—	(21.4)	(1.8)	—	(23.2)
Asset impairment	—	37.5	210.4	—	247.9
Loss from equity affiliates and investment in subsidiaries	174.5	4.5	(20.7)	(174.5)	(16.2)
Interest expense	288.6	19.6	24.4	(34.0)	298.6
Loss on early debt extinguishment	29.5	—	—	—	29.5
Interest income	(0.2)	(4.8)	(34.7)	34.0	(5.7)
Reorganization items, net	73.4	82.1	3.5	—	159.0
(Loss) income from continuing operations before income taxes	(751.5)	168.5	(349.8)	174.5	(758.3)
Income tax (benefit) provision	(84.6)	(11.0)	1.1	—	(94.5)
(Loss) income from continuing operations, net of income taxes	(666.9)	179.5	(350.9)	174.5	(663.8)
(Loss) income from discontinued operations, net of income taxes	(62.4)	(0.1)	4.9	—	(57.6)
Net (loss) income	(729.3)	179.4	(346.0)	174.5	(721.4)
Less: Net income attributable to noncontrolling interests	—	—	7.9	—	7.9
Net (loss) income attributable to common stockholders	$(729.3)	$179.4	$(353.9)	$174.5	$(729.3)

Peabody Energy Corporation	2016 Form 10-K/A	F- 85

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2015
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Total revenues	$—	$3,535.3	$2,535.3	$(461.4)	$5,609.2
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	436.6	2,782.6	2,249.9	(461.4)	5,007.7
Depreciation, depletion and amortization	—	249.7	322.5	—	572.2
Asset retirement obligation expenses	—	13.2	32.3	—	45.5
Selling and administrative expenses	32.1	132.6	11.7	—	176.4
Restructuring charges	(3.9)	11.4	16.0	—	23.5
Other operating (income) loss:
Net gain on disposal of assets	(2.3)	(29.8)	(12.9)	—	(45.0)
Asset impairment	—	308.6	969.2	—	1,277.8
Loss from equity affiliates and investment in subsidiaries	903.2	6.9	9.0	(903.2)	15.9
Interest expense	468.4	19.6	24.7	(47.3)	465.4
Loss on early debt extinguishment	67.8	—	—	—	67.8
Interest income	(14.0)	(2.4)	(38.6)	47.3	(7.7)
(Loss) income from continuing operations before income taxes	(1,887.9)	42.9	(1,048.5)	903.2	(1,990.3)
Income tax (benefit) provision	(87.4)	(108.2)	(11.5)	—	(207.1)
(Loss) income from continuing operations, net of income taxes	(1,800.5)	151.1	(1,037.0)	903.2	(1,783.2)
(Loss) income from discontinued operations, net of income taxes	(164.8)	1.6	(11.8)	—	(175.0)
Net (loss) income	(1,965.3)	152.7	(1,048.8)	903.2	(1,958.2)
Less: Net income attributable to noncontrolling interests	—	0.8	6.3	—	7.1
Net (loss) income attributable to common stockholders	$(1,965.3)	$151.9	$(1,055.1)	$903.2	$(1,965.3)

Peabody Energy Corporation	2016 Form 10-K/A	F- 86

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2014
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Total revenues	$—	$4,063.8	$3,311.7	$(583.3)	$6,792.2
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	49.6	3,121.9	3,128.7	(583.3)	5,716.9
Depreciation, depletion and amortization	—	271.0	384.7	—	655.7
Asset retirement obligation expenses	—	23.2	57.8	—	81.0
Selling and administrative expenses	46.8	161.1	19.2	—	227.1
Restructuring and pension settlement charges	—	26.0	—	—	26.0
Other operating (income) loss:
Net gain on disposal of assets	—	(17.7)	(23.7)	—	(41.4)
Asset impairment	4.7	63.3	86.4	—	154.4
Loss from equity affiliates and investment in subsidiaries	74.7	7.6	100.0	(74.7)	107.6
Interest expense	423.1	19.5	34.3	(50.3)	426.6
Loss on early debt extinguishment	1.6	—	—	—	1.6
Interest income	(15.3)	(2.9)	(47.5)	50.3	(15.4)
(Loss) income from continuing operations before income taxes	(585.2)	390.8	(428.2)	74.7	(547.9)
Income tax provision	116.4	23.7	7.3	—	147.4
(Loss) income from continuing operations, net of income taxes	(701.6)	367.1	(435.5)	74.7	(695.3)
(Loss) income from discontinued operations, net of income taxes	(31.6)	(7.2)	10.6	—	(28.2)
Net (loss) income	(733.2)	359.9	(424.9)	74.7	(723.5)
Less: Net income attributable to noncontrolling interests	—	5.2	4.5	—	9.7
Net (loss) income attributable to common stockholders	$(733.2)	$354.7	$(429.4)	$74.7	$(733.2)

Peabody Energy Corporation	2016 Form 10-K/A	F- 87

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31, 2016
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Net (loss) income	$(729.3)	$179.4	$(346.0)	$174.5	$(721.4)
Other comprehensive income (loss), net of income taxes:
Net unrealized gains on cash flow hedges (net of $85.9 tax provision)
(Decrease) increase in fair value of cash flow hedges	—	—	—	—	—
Reclassification for realized losses included in net (loss) income	146.3	—	—	—	146.3
Net unrealized gains on cash flow hedges	146.3	—	—	—	146.3
Postretirement plans and workers' compensation obligations (net of $1.5 tax benefit)
Prior service cost for the period	—	(4.5)	—	—	(4.5)
Net actuarial gain (loss) for the period	8.9	(22.4)	—	—	(13.5)
Amortization of actuarial (loss) gain and prior service cost included in net (loss) income	(6.1)	21.5	—	—	15.4
Postretirement plans and workers' compensation obligations	2.8	(5.4)	—	—	(2.6)
Foreign currency translation adjustment	—	—	(1.8)	—	(1.8)
Other comprehensive loss from investment in subsidiaries	(7.2)	—	—	7.2	—
Other comprehensive income (loss), net of income taxes	141.9	(5.4)	(1.8)	7.2	141.9
Comprehensive (loss) income	(587.4)	174.0	(347.8)	181.7	(579.5)
Less: Comprehensive income attributable to noncontrolling interests	—	—	7.9	—	7.9
Comprehensive (loss) income attributable to common stockholders	$(587.4)	$174.0	$(355.7)	$181.7	$(587.4)

Peabody Energy Corporation	2016 Form 10-K/A	F- 88

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31, 2015
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Net (loss) income	$(1,965.3)	$152.7	$(1,048.8)	$903.2	$(1,958.2)
Other comprehensive income (loss), net of income taxes:
Net change in unrealized losses on available-for-sale securities (net of $0.1 tax benefit)
Net unrealized gains (losses) on cash flow hedges (net of $72.2 tax provision)
(Decrease) increase in fair value of cash flow hedges	(137.1)	—	5.8	—	(131.3)
Reclassification for realized losses (gains) included in net (loss) income	292.1	—	(40.4)	—	251.7
Net unrealized gains (losses) on cash flow hedges	155.0	—	(34.6)	—	120.4
Postretirement plans and workers' compensation obligations (net of $36.2 tax provision)
Prior service credit for the period	—	10.4	—	—	10.4
Net actuarial gain for the period	5.5	12.6	—	—	18.1
Amortization of actuarial loss (gain) and prior service cost included in net (loss) income	7.2	37.3	(12.6)	—	31.9
Postretirement plans and workers' compensation obligations	12.7	60.3	(12.6)	—	60.4
Foreign currency translation adjustment	—	—	(34.9)	—	(34.9)
Other comprehensive loss from investment in subsidiaries	(21.8)	—	—	21.8	—
Other comprehensive income (loss), net of income taxes	145.9	60.3	(82.1)	21.8	145.9
Comprehensive (loss) income	(1,819.4)	213.0	(1,130.9)	925.0	(1,812.3)
Less: Comprehensive income attributable to noncontrolling interests	—	0.8	6.3	—	7.1
Comprehensive (loss) income attributable to common stockholders	$(1,819.4)	$212.2	$(1,137.2)	$925.0	$(1,819.4)

Peabody Energy Corporation	2016 Form 10-K/A	F- 89

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31, 2014
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(Dollars in millions)
Net (loss) income	$(733.2)	$359.9	$(424.9)	$74.7	$(723.5)
Other comprehensive loss, net of income taxes:
Net change in unrealized losses on available-for-sale securities (net of $0.5 tax benefit)
Unrealized holding losses on available-for-sale securities	(3.7)	—	—	—	(3.7)
Reclassification for realized losses included in net (loss) income	2.9	—	—	—	2.9
Net change in unrealized losses on available-for-sale securities	(0.8)	—	—	—	(0.8)
Net unrealized losses on cash flow hedges (net of $54.6 tax benefit)
(Decrease) increase in fair value of cash flow hedges	(225.9)	—	30.9	—	(195.0)
Reclassification for realized losses (gains) included in net (loss) income	31.3	—	(41.5)	—	(10.2)
Net unrealized losses on cash flow hedges	(194.6)	—	(10.6)	—	(205.2)
Postretirement plans and workers' compensation obligations (net of $10.3 tax benefit)
Prior service credit for the period	—	11.4	—	—	11.4
Net actuarial (loss) gain for the period	—	(152.6)	9.9	—	(142.7)
Amortization of actuarial loss (gain) and prior service cost included in net (loss) income	—	41.4	(8.7)	—	32.7
Postretirement plans and workers' compensation obligations	—	(99.8)	1.2	—	(98.6)
Foreign currency translation adjustment	—	—	(41.0)	—	(41.0)
Other comprehensive income from investment in subsidiaries	(150.2)	—	—	150.2	—
Other comprehensive loss, net of income taxes	(345.6)	(99.8)	(50.4)	150.2	(345.6)
Comprehensive (loss) income	(1,078.8)	260.1	(475.3)	224.9	(1,069.1)
Less: Comprehensive income attributable to noncontrolling interests	—	5.2	4.5	—	9.7
Comprehensive (loss) income attributable to common stockholders	$(1,078.8)	$254.9	$(479.8)	$224.9	$(1,078.8)

Peabody Energy Corporation	2016 Form 10-K/A	F- 90

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2016
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications/ Eliminations	Consolidated
	(Dollars in millions)
Assets
Current assets
Cash and cash equivalents	$266.6	$107.0	$498.7	$—	$872.3
Restricted cash	13.8	—	40.5	—	54.3
Accounts receivable, net	—	5.1	467.9	—	473.0
Receivables from affiliates, net	899.9	—	783.0	(1,682.9)	—
Inventories	—	76.8	126.9	—	203.7
Assets from coal trading activities, net	—	0.9	—	(0.2)	0.7
Other current assets	19.1	51.2	416.3	—	486.6
Total current assets	1,199.4	241.0	2,333.3	(1,683.1)	2,090.6
Property, plant, equipment and mine development, net	—	4,381.6	4,395.1	—	8,776.7
Deferred income taxes	—	15.8	—	(15.8)	—
Investments and other assets	8,495.7	3.8	626.5	(8,215.6)	910.4
Notes receivable from affiliates, net	—	1,036.3	—	(1,036.3)	—
Total assets	$9,695.1	$5,678.5	$7,354.9	$(10,950.8)	$11,777.7
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$19.3	$0.9	$—	$20.2
Payables to affiliates, net	—	1,682.9	—	(1,682.9)	—
Liabilities from coal trading activities, net	—	—	1.4	(0.2)	1.2
Accounts payable and accrued expenses	58.9	439.3	492.2	—	990.4
Total current liabilities	58.9	2,141.5	494.5	(1,683.1)	1,011.8
Deferred income taxes	28.0	—	161.7	(15.8)	173.9
Notes payable to affiliates, net	1,032.5	—	3.8	(1,036.3)	—
Other noncurrent liabilities	160.4	1,330.3	479.6	—	1,970.3
Total liabilities not subject to compromise	1,279.8	3,471.8	1,139.6	(2,735.2)	3,156.0
Liabilities subject to compromise	8,241.4	184.2	14.6	—	8,440.2
Total liabilities	9,521.2	3,656.0	1,154.2	(2,735.2)	11,596.2
Peabody Energy Corporation stockholders’ equity	173.9	2,022.5	6,193.1	(8,215.6)	173.9
Noncontrolling interests	—	—	7.6	—	7.6
Total stockholders’ equity	173.9	2,022.5	6,200.7	(8,215.6)	181.5
Total liabilities and stockholders’ equity	$9,695.1	$5,678.5	$7,354.9	$(10,950.8)	$11,777.7

Peabody Energy Corporation	2016 Form 10-K/A	F- 91

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2015
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications/ Eliminations	Consolidated
		(Dollars in millions)
Assets
Current assets
Cash and cash equivalents	$7.2	$4.7	$249.4	$—	$261.3
Accounts receivable, net	—	12.1	216.7	—	228.8
Receivables from affiliates, net	582.1	—	948.1	(1,530.2)	—
Inventories	—	109.4	198.4	—	307.8
Assets from coal trading activities, net	—	3.2	20.3	—	23.5
Deferred income taxes	—	65.3	—	(11.8)	53.5
Other current assets	23.1	128.1	296.4	—	447.6
Total current assets	612.4	322.8	1,929.3	(1,542.0)	1,322.5
Property, plant, equipment and mine development, net	—	4,304.8	4,953.7	—	9,258.5
Deferred income taxes	—	33.1	—	(30.9)	2.2
Investments and other assets	8,309.4	3.6	185.5	(8,134.8)	363.7
Notes receivable from affiliates, net	—	632.7	399.9	(1,032.6)	—
Total assets	$8,921.8	$5,297.0	$7,468.4	$(10,740.3)	$10,946.9
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$5,844.0	$23.8	$7.1	$—	$5,874.9
Payables to affiliates, net	—	1,530.2	—	(1,530.2)	—
Deferred income taxes	11.8	—	3.8	(11.8)	3.8
Liabilities from coal trading activities, net	—	4.8	10.8	—	15.6
Accounts payable and accrued expenses	494.8	479.8	467.9	—	1,442.5
Total current liabilities	6,350.6	2,038.6	489.6	(1,542.0)	7,336.8
Long-term debt, less current portion	366.3	—	—	—	366.3
Deferred income taxes	98.6	—	168.2	(30.9)	235.9
Notes payable to affiliates, net	1,032.6	—	—	(1,032.6)	—
Other noncurrent liabilities	323.6	1,454.9	477.7	—	2,256.2
Total liabilities	8,171.7	3,493.5	1,135.5	(2,605.5)	10,195.2
Peabody Energy Corporation stockholders’ equity	750.1	1,803.5	6,331.3	(8,134.8)	750.1
Noncontrolling interests	—	—	1.6	—	1.6
Total stockholders’ equity	750.1	1,803.5	6,332.9	(8,134.8)	751.7
Total liabilities and stockholders’ equity	$8,921.8	$5,297.0	$7,468.4	$(10,740.3)	$10,946.9

Peabody Energy Corporation	2016 Form 10-K/A	F- 92

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2016
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
		(Dollars in millions)
Cash Flows From Operating Activities
Net cash (used in) provided by continuing operations	$(167.3)	$78.5	$65.9	$(22.9)
Net cash used in discontinued operations	(16.2)	(1.9)	(11.8)	(29.9)
Net cash (used in) provided by operating activities	(183.5)	76.6	54.1	(52.8)
Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	—	(55.5)	(71.1)	(126.6)
Changes in accrued expenses related to capital expenditures	—	(0.6)	(5.5)	(6.1)
Federal coal lease expenditures	—	(249.0)	—	(249.0)
Proceeds from disposal of assets, net of notes receivable	—	77.7	66.7	144.4
Contributions to joint ventures	—	—	(309.5)	(309.5)
Distributions from joint ventures	—	—	312.4	312.4
Advances to related parties	—	—	(40.4)	(40.4)
Repayment of loans from related parties	—	—	40.6	40.6
Other, net	—	(5.1)	(4.8)	(9.9)
Net cash used in by investing activities	—	(232.5)	(11.6)	(244.1)
Cash Flows From Financing Activities
Proceeds from long-term debt	1,450.6	—	7.8	1,458.4
Repayments of long-term debt	(503.0)	(4.4)	(6.3)	(513.7)
Payment of deferred financing costs	(26.8)	—	(4.2)	(31.0)
Other, net	—	(5.8)	—	(5.8)
Transactions with affiliates, net	(477.9)	268.4	209.5	—
Net cash provided by financing activities	442.9	258.2	206.8	907.9
Net change in cash and cash equivalents	$259.4	$102.3	$249.3	$611.0
Cash and cash equivalents at beginning of year	7.2	4.7	249.4	261.3
Cash and cash equivalents at end of year	$266.6	$107.0	$498.7	$872.3

Peabody Energy Corporation	2016 Form 10-K/A	F- 93

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2015
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
		(Dollars in millions)
Cash Flows From Operating Activities
Net cash (used in) provided by continuing operations	$(692.9)	$615.3	$96.5	$18.9
Net cash used in discontinued operations	(27.4)	(2.9)	(3.0)	(33.3)
Net cash (used in) provided by operating activities	(720.3)	612.4	93.5	(14.4)
Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	—	(70.6)	(56.2)	(126.8)
Changes in accrued expenses related to capital expenditures	—	(2.3)	(6.9)	(9.2)
Federal coal lease expenditures	—	(277.2)	—	(277.2)
Proceeds from disposal of assets, net of notes receivable	—	36.3	34.1	70.4
Purchases of debt and equity securities	—	—	(28.8)	(28.8)
Proceeds from sales and maturities of debt and equity securities	—	—	90.3	90.3
Contributions to joint ventures	—	—	(425.4)	(425.4)
Distributions from joint ventures	—	—	422.6	422.6
Advances to related parties	—	—	(3.7)	(3.7)
Repayment of loan from related parties	—	—	0.9	0.9
Other, net	—	(2.7)	(0.4)	(3.1)
Net cash (used in) provided by investing activities	—	(316.5)	26.5	(290.0)
Cash Flows From Financing Activities
Proceeds from long-term debt	975.7	—	—	975.7
Repayments of long-term debt	(662.0)	(0.7)	(8.6)	(671.3)
Payment of deferred financing costs	(28.7)	—	—	(28.7)
Dividends paid	(1.4)	—	—	(1.4)
Other, net	1.4	(1.8)	(6.2)	(6.6)
Transactions with affiliates, net	253.8	(289.9)	36.1	—
Net cash provided by (used in) financing activities	538.8	(292.4)	21.3	267.7
Net change in cash and cash equivalents	$(181.5)	$3.5	$141.3	$(36.7)
Cash and cash equivalents at beginning of year	188.7	1.2	108.1	298.0
Cash and cash equivalents at end of year	$7.2	$4.7	$249.4	$261.3

Peabody Energy Corporation	2016 Form 10-K/A	F- 94

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2014
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
		(Dollars in millions)
Cash Flows From Operating Activities
Net cash (used in) provided by continuing operations	$(369.0)	$764.7	$45.3	$441.0
Net cash used in discontinued operations	(73.3)	(4.6)	(26.5)	(104.4)
Net cash (used in) provided by operating activities	(442.3)	760.1	18.8	336.6
Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	—	(95.8)	(98.6)	(194.4)
Changes in accrued expenses related to capital expenditures	—	2.2	(18.8)	(16.6)
Federal coal lease expenditures	—	(276.7)	—	(276.7)
Proceeds from disposal of assets, net of notes receivable	—	105.9	97.8	203.7
Purchases of debt and equity securities	—	—	(15.1)	(15.1)
Proceeds from sales and maturities of debt and equity securities	—	—	13.5	13.5
Contributions to joint ventures	—	—	(529.8)	(529.8)
Distributions from joint ventures	—	—	534.2	534.2
Advances to related parties	—	—	(33.7)	(33.7)
Repayment of loans from related parties	—	—	5.4	5.4
Other, net	—	(4.2)	(0.8)	(5.0)
Net cash used in investing activities	—	(268.6)	(45.9)	(314.5)
Cash Flows From Financing Activities
Proceeds from long-term debt	—	—	1.1	1.1
Repayments of long-term debt	(12.0)	(0.7)	(8.3)	(21.0)
Payment of deferred financing costs	(10.1)	—	—	(10.1)
Dividends paid	(92.3)	—	—	(92.3)
Restricted cash for distributions to noncontrolling interest	—	—	(42.5)	(42.5)
Other, net	3.1	(1.7)	(4.7)	(3.3)
Transactions with affiliates, net	441.6	(488.2)	46.6	—
Net cash provided by (used in) financing activities	330.3	(490.6)	(7.8)	(168.1)
Net change in cash and cash equivalents	$(112.0)	$0.9	$(34.9)	$(146.0)
Cash and cash equivalents at beginning of year	300.7	0.3	143.0	444.0
Cash and cash equivalents at end of year	$188.7	$1.2	$108.1	$298.0

Peabody Energy Corporation	2016 Form 10-K/A	F- 95

Debtor / Non-Debtor
The activity and balances included in the tables below represent the Debtors' and non-debtors' financial information covering the period ended December 31, 2016 and the period from the Petition Date to the end of the current fiscal month.
PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	The Period April 13 through December 31, 2016
	Debtors	Non-Debtors	Eliminations	Consolidated
	(Dollars in millions)
Total revenues	$2,074.0	$1,494.7	$(4.0)	$3,564.7
Costs and expenses
Operating costs and expenses (exclusive of items shown separately below)	1,692.9	1,347.0	(4.0)	3,035.9
Depreciation, depletion and amortization	177.6	159.1	—	336.7
Asset retirement obligation expenses	11.6	15.3	—	26.9
Selling and administrative expenses	81.4	9.3	—	90.7
Restructuring charges	2.2	0.6	—	2.8
Other operating (income) loss:
Net gain on disposal of assets	(19.7)	(1.7)	—	(21.4)
Asset impairment	37.5	193.2	—	230.7
Loss (income) from equity affiliates and investment in subsidiaries	212.6	(29.2)	(209.6)	(26.2)
Loss on early debt extinguishment	29.5	—	—	29.5
Interest expense	143.2	16.9	(9.7)	150.4
Interest income	(3.7)	(10.0)	9.7	(4.0)
Reorganization items, net	155.1	3.9	—	159.0
Loss from continuing operations before income taxes	(446.2)	(209.7)	209.6	(446.3)
Income tax (benefit) provision	(20.6)	(2.1)	—	(22.7)
Loss from continuing operations, net of income taxes	(425.6)	(207.6)	209.6	(423.6)
(Loss) gain from discontinued operations, net of income taxes	(59.5)	5.9	—	(53.6)
Net loss	(485.1)	(201.7)	209.6	(477.2)
Less: Net income attributable to noncontrolling interests	—	7.9	—	7.9
Net loss attributable to common stockholders	$(485.1)	$(209.6)	$209.6	$(485.1)

Peabody Energy Corporation	2016 Form 10-K/A	F- 96

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2016
	Debtors	Non-Debtors	Reclassifications/Eliminations	Consolidated
	(Dollars in millions)
Assets
Current assets
Cash and cash equivalents	$394.5	$477.8	$—	$872.3
Restricted cash	13.8	40.5	—	54.3
Accounts receivable, net	5.2	467.8	—	473.0
Receivables from affiliates, net	226.9	—	(226.9)	—
Inventories	96.3	107.4	—	203.7
Assets from coal trading activities, net	0.9	—	(0.2)	0.7
Deferred income taxes	—	—	—	—
Other current assets	72.0	416.2	(1.6)	486.6
Total current assets	809.6	1,509.7	(228.7)	2,090.6
Property, plant, equipment and mine development, net	4,870.2	3,906.5	—	8,776.7
Deferred income taxes	—	—	—	—
Investments and other assets	4,125.9	596.7	(3,812.2)	910.4
Notes receivable from affiliates, net	1,036.3	—	(1,036.3)	—
Total assets	$10,842.0	$6,012.9	$(5,077.2)	$11,777.7
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$19.3	$0.9	$—	$20.2
Payables to affiliates, net	—	226.9	(226.9)	—
Income taxes payable	—	7.8	(1.6)	6.2
Liabilities from coal trading activities, net	0.1	1.3	(0.2)	1.2
Accounts payable and accrued expenses	541.7	442.5	—	984.2
Total current liabilities	561.1	679.4	(228.7)	1,011.8
Deferred income taxes	12.1	161.8	—	173.9
Notes payable to affiliates, net	—	1,036.3	(1,036.3)	—
Other noncurrent liabilities	1,648.8	321.5	—	1,970.3
Total liabilities not subject to compromise	2,222.0	2,199.0	(1,265.0)	3,156.0
Liabilities subject to compromise	8,440.2	—	—	8,440.2
Total liabilities	10,662.2	2,199.0	(1,265.0)	11,596.2
Peabody Energy Corporation stockholders’ equity	179.8	3,806.3	(3,812.2)	173.9
Noncontrolling interests	—	7.6	—	7.6
Total stockholders’ equity	179.8	3,813.9	(3,812.2)	181.5
Total liabilities and stockholders’ equity	$10,842.0	$6,012.9	$(5,077.2)	$11,777.7

Peabody Energy Corporation	2016 Form 10-K/A	F- 97

PEABODY ENERGY CORPORATION
(DEBTOR-IN-POSSESSION)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	The Period April 13 through December 31, 2016
	Debtors	Non-Debtors	Consolidated
	(Dollars in millions)
Cash Flows From Operating Activities
Net cash provided by continuing operations	$435.8	$54.2	$490.0
Net cash used in discontinued operations	(18.3)	(10.9)	(29.2)
Net cash provided by operating activities	417.5	43.3	460.8
Cash Flows From Investing Activities
Additions to property, plant, equipment and mine development	(62.6)	(44.1)	(106.7)
Changes in accrued expenses related to capital expenditures	0.9	(3.0)	(2.1)
Federal coal lease expenditures	(248.5)	—	(248.5)
Proceeds from disposal of assets, net of notes receivable	75.6	66.6	142.2
Contributions to joint ventures	—	(208.3)	(208.3)
Distributions from joint ventures	—	215.4	215.4
Advances to related parties	—	(39.8)	(39.8)
Repayments of loans from related parties	—	39.3	39.3
Other, net	(2.0)	(2.6)	(4.6)
Net cash (used in) provided by investing activities	(236.6)	23.5	(213.1)
Cash Flows From Financing Activities
Proceeds from long-term debt	503.6	7.8	511.4
Repayments of long-term debt	(502.9)	(3.7)	(506.6)
Payment of deferred financing costs	(26.8)	(1.4)	(28.2)
Distributions to noncontrolling interests	—	(4.0)	(4.0)
Other, net	(0.1)	—	(0.1)
Transactions with affiliates, net	131.3	(131.3)	—
Net cash provided by (used in) financing activities	105.1	(132.6)	(27.5)
Net change in cash and cash equivalents	286.0	(65.8)	220.2
Cash and cash equivalents at beginning of period	108.5	543.6	652.1
Cash and cash equivalents at end of period	$394.5	$477.8	$872.3

Peabody Energy Corporation	2016 Form 10-K/A	F- 98

PEABODY ENERGY CORPORATION
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions(1)		Other		Balance at End of Period
	(Dollars in millions)
Year Ended December 31, 2016
Reserves deducted from asset accounts:
Advance royalty recoupment reserve	$8.3	$0.5	$(1.0)	(2)	$—		$7.8
Reserve for materials and supplies	4.7	4.3	(3.4)		—		5.6
Allowance for doubtful accounts	6.6	7.9	(1.4)		—		13.1
Tax valuation allowances	1,614.1	2,453.9	—		(30.5)	(3)	4,037.5
Year Ended December 31, 2015
Reserves deducted from asset accounts:
Advance royalty recoupment reserve	$7.6	$—	$(0.9)	(2)	$1.6	(4)	$8.3
Reserve for materials and supplies	4.6	0.4	(0.3)		—		4.7
Allowance for doubtful accounts	5.8	8.0	(7.2)		—		6.6
Tax valuation allowances	1,366.5	452.9	—		(205.3)	(3)	1,614.1
Year Ended December 31, 2014
Reserves deducted from asset accounts:
Advance royalty recoupment reserve	$9.7	$(0.2)	$(1.9)	(2)	$—		$7.6
Reserve for materials and supplies	7.4	(0.1)	(2.7)		—		4.6
Allowance for doubtful accounts	7.4	1.5	(1.4)		(1.7)	(5)	5.8
Tax valuation allowances	1,885.4	534.7	—		(1,053.6)	(6)	1,366.5

(1)	Reserves utilized, unless otherwise indicated.

(2)	Deductions to advance royalty recoupment reserve represents the termination of federal and state leases.

(3)	Includes the impact of the decrease in Australian dollar exchange rates.

(4)	Balances transferred from other accounts.

(5)	Represents subsequent recovery of receivable amounts previously reserved.

(6)
Includes the write-off of valuation allowance against deferred tax assets related to the Australian Minerals and Resource Rent Tax (MRRT) due to the repeal of that legislation in 2014, along with an increase in valuation allowance during the period reflected directly in "Accumulated other comprehensive loss" and the impact of the 2014 decrease in Australian dollar exchange rates.

Peabody Energy Corporation	2016 Form 10-K/A	F- 99

EXHIBIT INDEX
The exhibits below are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit No.	Description of Exhibit

2.1
Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as revised March 15, 2017 (Incorporated by reference to Exhibit 2.2 of the Registrant’s Current Report on Form 8-K, filed March 20, 2017).

2.2
Order Confirming Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code on March 17, 2017 (Incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K, filed March 20, 2017).

3.1
Third Amended and Restated Certificate of Incorporation of the Registrant, as amended (Incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011) and Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed October 6, 2015).

3.2	Amended and Restated By-Laws of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed December 16, 2015).
4.1
Specimen of stock certificate representing the Registrant's common stock, $.01 par value (Incorporated by reference to Exhibit 4.13 to Amendment No. 4 to the Registrant's Form S-1 Registration Statement No. 333-55412, filed May 1, 2001).

4.2
Indenture, dated as of March 19, 2004, between the Registrant and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.12 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

4.3
Subordinated Indenture, dated as of December 20, 2006, between the Registrant and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K, filed December 20, 2006).

4.4
Indenture, dated as of November 15, 2011, among Peabody, the Guarantors named therein and U.S. Bank National Association, as trustee, governing the 6.00% Senior Notes Due 2018 and 6.25% Senior Notes Due 2021 (Incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K, filed November 17, 2011).

4.5
Indenture, dated as of March 16, 2015, among Peabody, the Guarantors named therein and U.S. Bank National Association, as Trustee and Collateral Agent, governing 10% Senior Secured Second Lien Notes due 2022 (Incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K, filed March 17, 2015).

Pursuant to CFR 229.601(b)(4)(iii), instruments with respect to long-term debt issues have been omitted where the amount of securities authorized under such instruments does not exceed 10% of the total consolidated assets of the Registrant. The Registrant hereby agrees to furnish a copy of any such instrument to the Commission upon its request.

4.6
Indenture, dated as of February 15, 2017, between Peabody Securities Finance Corporation and Wilmington Trust, National Association, as Trustee, governing 6.000% Senior Secured Notes due 2022 and 6.375% Senior Secured Notes due 2025 (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed February 15, 2017).

10.1
Amended and Restated Credit Agreement, as amended and restated as of September 24, 2013, by and among Peabody Energy Corporation, Citibank, N.A., as administrative agent, swing line lender and L/C issuer, Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Crédit Agricole Corporate and Investment Bank, HSBC Securities (USA) Inc., Morgan Stanley Senior Funding, Inc., PNC Capital Markets LLC and RBS Securities Inc., as joint lead arrangers and joint book managers, and the other agents and lending institutions identified in the Credit Agreement (Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013).

10.2
Share Charge, dated as of September 24, 2013, between Peabody Holdings (Gibraltar) Limited, as grantor, and Citibank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on September 30, 2013).

10.3
Pledge Agreement, dated as of September 24, 2013, among Peabody Investments Corp., as grantor, and Citibank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on September 30, 2013).

Exhibit No.	Description of Exhibit

10.4
Omnibus Amendment Agreement, dated as of February 5, 2015, to the Amended and Restated Credit Agreement, dated September 24, 2013, by and among Peabody Energy Corporation, Citibank, N.A., as administrative agent, swing line lender and L/C issuer, Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Crédit Agricole Corporate and Investment Bank, HSBC Securities (USA) Inc., Morgan Stanley Senior Funding, Inc., PNC Capital Markets LLC and RBS Securities Inc., as joint lead arrangers and joint book managers, and the other agents and lending institutions identified in the Credit Agreement. (Incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K filed on February 25, 2015).

10.5
Fourth Amended and Restated Receivables Purchase Agreement, dated as of May 1, 2013, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various Sub-Servicers listed on the signature pages thereto, all Conduit Purchasers listed on the signature pages thereto, all Related Committed Purchasers listed on the signature pages thereto, all Purchaser Agents listed on the signature pages thereto, all LC Participants listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as LC Bank (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on May 3, 2013).

10.6
First Lien/Second Lien Intercreditor Agreement, dated March 16, 2015, among Peabody Energy Corporation, the other grantors party thereto, U.S. Bank, National Association, as second priority representative and Citibank, N.A., as senior representative (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on March 17, 2015).

10.7	Federal Coal Lease WYW0321779: North Antelope/Rochelle Mine (Incorporated by reference to Exhibit 10.3 of the Registrant's Form S-4 Registration Statement No. 333-59073).
10.8	Federal Coal Lease WYW119554: North Antelope/Rochelle Mine (Incorporated by reference to Exhibit 10.4 of the Registrant's Form S-4 Registration Statement No. 333-59073, filed July 14, 1998).
10.9	Federal Coal Lease WYW5036: Rawhide Mine (Incorporated by reference to Exhibit 10.5 of the Registrant's Form S-4 Registration Statement No. 333-59073, filed July 14, 1998).
10.10	Federal Coal Lease WYW3397: Caballo Mine (Incorporated by reference to Exhibit 10.6 of the Registrant's Form S-4 Registration Statement No. 333-59073, filed July 14, 1998).
10.11	Federal Coal Lease WYW83394: Caballo Mine (Incorporated by reference to Exhibit 10.7 of the Registrant's Form S-4 Registration Statement No. 333-59073, filed July 14, 1998).
10.12	Federal Coal Lease WYW136142 (Incorporated by reference to Exhibit 10.8 of Amendment No. 1 to the Registrant's Form S-4 Registration Statement No. 333-59073, filed September 8, 1998).
10.13
Royalty Prepayment Agreement by and among Peabody Natural Resources Company, Gallo Finance Company and Chaco Energy Company, dated September 30, 1998 (Incorporated by reference to Exhibit 10.9 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

10.14	Federal Coal Lease WYW154001: North Antelope Rochelle South (Incorporated by reference to Exhibit 10.68 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).
10.15	Federal Coal Lease WYW150210: North Antelope Rochelle Mine (Incorporated by reference to Exhibit 10.8 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).
10.16	Federal Coal Lease WYW151134 effective May 1, 2005: West Roundup (Incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).
10.17	Federal Coal Lease Readjustment WYW78663: Caballo (Incorporated by reference to Exhibit 10.24 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012).
10.18
Transfer by Assignment and Assumption of Federal Coal Lease WYW172657: Caballo West (Incorporated by reference to Exhibit 10.25 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012).

10.19	Federal Coal Lease WYW176095: Porcupine South (Incorporated by reference to Exhibit 10.26 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012).
10.20	Federal Coal Lease WYW173408: North Porcupine (Incorporated by reference to Exhibit 10.27 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012).
10.21	Federal Coal Lease WYW172413: School Creek (Incorporated by reference to Exhibit 10.28 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012).
10.22
Separation Agreement, Plan of Reorganization and Distribution, dated October 22, 2007, between the Registrant and Patriot Coal Corporation (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K, filed October 25, 2007).

Exhibit No.	Description of Exhibit

10.23
Tax Separation Agreement, dated October 22, 2007, between the Registrant and Patriot Coal Corporation (Incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K, filed October 25, 2007).

10.24
Coal Act Liabilities Assumption Agreement, dated October 22, 2007, among Patriot Coal Corporation, Peabody Holding Company, LLC and the Registrant (Incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K, filed October 25, 2007).

10.25
Salaried Employee Liabilities Assumption Agreement, dated October 22, 2007, among Patriot Coal Corporation, Peabody Holding Company, LLC, Peabody Coal Company, LLC and the Registrant (Incorporated by reference to Exhibit 10.5 of the Registrant's Current Report on Form 8-K, filed October 25, 2007).

10.26
Coal Supply Agreement, dated October 22, 2007, between Patriot Coal Sales LLC and COALSALES II, LLC (Incorporated by reference to Exhibit 10.6 of the Registrant's Current Report on Form 8-K, filed October 25, 2007).

10.27
Settlement Agreement entered into as of October 24, 2013, by and among Patriot Coal Corporation, on behalf of itself and its affiliates, the Registrant, on behalf of itself and its affiliates, and the United Mine Workers of America, on behalf of itself and the UMWA Employees and UMWA Retirees (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K, filed October 30, 2013).

10.28
Purchase and Sale Agreement, dated as of November 20, 2015, by and between Four Star Holdings, LLC and Western Megawatt Resources, LLC (Incorporated by reference to Exhibit 10.28 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2015).

10.29*
1998 Stock Purchase and Option Plan for Key Employees of the Registrant (Incorporated by reference to Exhibit 4.9 of the Registrant's Form S-8 Registration Statement No. 333-105456, filed May 21, 2003).

10.30*
Amendment to the 1998 Stock Purchase and Option Plan for Key Employees of the Registrant (Incorporated by reference to Exhibit 10.4 of the Registrant's Current Report on Form 8-K, filed October 17, 2007).

10.31*
Amendment No. 2 to the 1998 Stock Purchase and Option Plan for Key Employees of the Registrant (Incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K, filed December 11, 2007).

10.32*
Amendment No. 3 to the 1998 Stock Purchase and Option Plan for Key Employees of the Registrant (Incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014).

10.33*
Form of Non-Qualified Stock Option Agreement under the Registrant's 1998 Stock Purchase and Option Plan for Key Employees (Incorporated by reference to Exhibit 10.15 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003).

10.34*
Form of Amendment to Non-Qualified Stock Option Agreement under the Registrant's 1998 Stock Purchase and Option Plan for Key Employees (Incorporated by reference to Exhibit 10.16 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003).

10.35*
Form of Amendment, dated as of June 15, 2004, to Non-Qualified Stock Option Agreement under the Registrant's 1998 Stock Purchase and Option Plan for Key Employees (Incorporated by reference to Exhibit 10.65 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.36*
Form of Incentive Stock Option Agreement under the Registrant's 1998 Stock Purchase and Option Plan for Key Employees (Incorporated by reference to Exhibit 10.17 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003).

10.37*	Long-Term Equity Incentive Plan of the Registrant (Incorporated by reference to Exhibit 99.2 of the Registrant's Form S-8 Registration Statement No. 333-61406, filed May 22, 2001).
10.38*	Amendment to the Registrant's 2001 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K, filed October 17, 2007).
10.39*
Amendment No. 2 to the Registrant's 2001 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014).

10.40*
Form of Non-Qualified Stock Option Agreement under the Registrant's 2001 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.18 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003).

10.41*
Form of Performance Unit Award Agreement under the Registrant's 2001 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.19 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003).

Exhibit No.	Description of Exhibit

10.42*
Form of Non-Qualified Stock Option Agreement for Outside Directors under the Registrant's 2001 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed December 14, 2005).

10.43*
Form of Restricted Stock Award Agreement for Outside Directors under the Registrant's 2001 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed December 14, 2005).

10.44*	Equity Incentive Plan for Non-Employee Directors of the Registrant (Incorporated by reference to Exhibit 99.3 of the Registrant's Form S-8 Registration Statement No. 333-61406, filed May 22, 2001).
10.45*
Amendment No. 1 to the Equity Incentive Plan for Non-Employee Directors of the Registrant (Incorporated by reference to Exhibit 10.3 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014).

10.46*
Form of Non-Qualified Stock Option Agreement under the Registrant's Equity Incentive Plan for Non-Employee Directors (Incorporated by reference to Exhibit 10.20 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003).

10.47*	The Registrant's 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Annex A to the Registrant's Proxy Statement for the 2004 Annual Meeting of Stockholders, filed April 2, 2004).
10.48*
Amendment No. 1 to the Registrant's 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.67 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.49*	Amendment No. 2 to the Registrant's 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K, filed October 17, 2007).
10.50*	Amendment No. 3 to the Registrant's 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K, filed October 17, 2007).
10.51*	Amendment No. 4 to the Registrant's 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K, filed December 11, 2007).
10.52*
Amendment No. 5 to the Registrant's 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.4 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014).

10.53*
Form of Non-Qualified Stock Option Agreement under the Registrant's 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed January 7, 2005).

10.54*
Form of Performance Units Agreement under the Registrant's 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K, filed January 7, 2005).

10.55*
Form of Performance Units Agreement under the Registrant's 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.36 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2007).

10.56*
Form of Performance Units Award Agreement under the Registrant's 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009).

10.57*
Form of Deferred Stock Units Agreement for Non-Employee Directors under the Registrant's 2004 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.43 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2010).

10.58*	Peabody Energy Corporation 2011 Long-Term Equity Incentive Plan (Incorporated by reference to Appendix A of the Registrant's Proxy Statement, filed March 22, 2011).
10.59*
Amendment No. 1 to the Registrant's 2011 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.5 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014).

10.60*
Form of Non-Qualified Stock Option Agreement under the Registrant's 2011 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.59 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011).

10.61*
Form of Performance Units Agreement under the Registrant's 2011 Long-Term Equity Incentive Plan. (Incorporated by reference to Exhibit 10.60 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011).

10.62*
Form of Restricted Stock Award Agreement under the Registrant's 2011 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.61 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011).

10.63*
Form of Deferred Stock Unit Agreement under the Registrant's 2011 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.62 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011).

Exhibit No.	Description of Exhibit

10.64*
Form of Non-Qualified Stock Option Agreement under the Registrant's 2011 Long-Term Equity Incentive Plan (effective for awards to executive officers than Gregory H. Boyce on and after January 2, 2014) (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed April 25, 2014).

10.65*
Form of Restricted Stock Award Agreement under the Registrant's 2011 Long-Term Equity Incentive Plan (effective for awards on and after January 2, 2014) (Incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed April 25, 2014).

10.66*
Form of Performance Units Agreement under the Registrant's 2011 Long-Term Equity Incentive Plan. (effective for awards on and after January 2, 2014) (Incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, filed April 25, 2014).

10.67*
Form of Non-Qualified Stock Option Agreement under the Registrant's 2011 Long-Term Equity Incentive Plan (effective for awards to Gregory H. Boyce on and after January 2, 2014) (Incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K, filed April 25, 2014).

10.68*	Peabody Energy Corporation 2015 Long-Term Incentive Plan (Incorporated by reference to Appendix B of the Registrant's Proxy Statement, filed March 24, 2015).
10.69*
Form of Performance-Based Restricted Stock Unit Agreement under the Registrant's 2015 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.69 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2015).

10.70*
Form of Performance-Based Restricted Stock Unit Agreement under the Registrant's 2015 Long-Term Incentive Plan (effective for Australia) (Incorporated by reference to Exhibit 10.70 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2015).

10.71*
Form of Service-Based Cash Award Agreement under the Registrant's 2015 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.71 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2015).

10.72*
Form of Service-Based Cash Award Agreement under the Registrant’s 2015 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.72 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2015).

10.73*
Form of Service-Based Cash Award Agreement for Non-Employee Directors under the Registrant's 2015 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.73 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2015).

10.74*
Form of Deferred Stock Unit Agreement under the Registrant's 2015 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.74 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2015).

10.75*
Form of Restrictive Covenant Agreement under the Registrant's 2015 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.75 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2015).

10.76*
Form of Restrictive Covenant Agreement under the Registrant's 2015 Long-Term Incentive Plan (Australia) (Incorporated by reference to Exhibit 10.76 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2015).

10.77*	Cash-Settled Performance Units Agreement between the Registrant and Gregory H. Boyce (Incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K, filed April 25, 2014).
10.78*
2009 Amendment entered into effective December 31, 2009 to the Stock Grant Agreement dated as of October 1, 2003 between the Registrant and Gregory H. Boyce (Incorporated by reference to Exhibit 10.45 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2009).

10.79*
2009 Amendment entered into effective December 31, 2009 to the Non-Qualified Stock Option Agreement dated January 2, 2008 between the Registrant and Gregory H. Boyce (Incorporated by reference to Exhibit 10.46 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2009).

10.80*
2009 Amendment entered into effective December 31, 2009 to the Non-Qualified Stock Option Agreement dated January 5, 2009 between the Registrant and Gregory H. Boyce (Incorporated by reference to Exhibit 10.47 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2009).

10.81*
2009 Amendment entered into effective December 31, 2009 to the Performance Units Agreement dated January 2, 2008 between the Registrant and Gregory H. Boyce (Incorporated by reference to Exhibit 10.48 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2009).

10.82*
2009 Amendment entered into effective December 31, 2009 to the Performance Units Agreement dated January 5, 2009 between the Registrant and Gregory H. Boyce (Incorporated by reference to Exhibit 10.49 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2009).

10.83*
2010 Amendment entered into effective March 17, 2010, to the 2008 Performance Units Award Agreement dated January 2, 2008 between the Registrant and Gregory H. Boyce (Incorporated by reference to Exhibit 10.3 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

Exhibit No.	Description of Exhibit

10.84*
2010 Amendment entered into effective March 17, 2010, to the 2009 Performance Units Award Agreement dated January 5, 2009 between the Registrant and Gregory H. Boyce (Incorporated by reference to Exhibit 10.4 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).

10.85*	Amended and Restated Employee Stock Purchase Plan of the Registrant (Incorporated by reference to Exhibit 10.44 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008).
10.86*
Amendment to the Amended and Restated Employee Stock Purchase Plan of the Registrant (Incorporated by reference to Exhibit 10.51 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2009).

10.87*
Amended and Restated Australian Employee Stock Purchase Plan of the Registrant (Incorporated by reference to Exhibit 10.45 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2008).

10.88*
Amendment to the Amended and Restated Australian Employee Stock Purchase Plan of the Registrant (Incorporated by reference to Exhibit 10.53 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2009).

10.89*	2008 Management Annual Incentive Compensation Plan (Incorporated by reference to Appendix B to the Registrant's Proxy Statement for the 2008 Annual Meeting of Shareholders, filed March 27, 2008).
10.90*	The Registrant's Deferred Compensation Plan (Incorporated by reference to Exhibit 10.30 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
10.91*	First Amendment to the Registrant's Deferred Compensation Plan (Incorporated by reference to Exhibit 10.49 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004).
10.92*
Letter Agreement, dated as of March 1, 2005, by and between the Registrant and Gregory H. Boyce (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K, filed March 4, 2005).

10.93*
Restated Employment Agreement effective December 31, 2009 by and between the Registrant and Gregory H. Boyce (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K, filed December 24, 2009).

10.94*
Amended and Restated Transition Agreement effective May 8, 2014 by and between Peabody Energy Corporation and Gregory H. Boyce (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on May 13, 2014).

10.95*
2013 Restricted Stock Unit Agreement by and between Peabody Energy Corporation and Gregory H. Boyce (Incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on May 3, 2013).

10.96*
Employment Agreement entered into as of August 21, 2013, by and between Peabody Energy Corporation and Glenn L. Kellow (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on August 27, 2013).

10.97*
Restrictive Covenant Agreement entered into as of August 21, 2013, by and between Peabody Energy Corporation and Glenn L. Kellow (Incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on August 27, 2013).

10.98*
Letter dated January 27, 2015 to Glenn L. Kellow from the Chairman of the Compensation Committee of the Peabody Energy Corporation Board of Directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 28, 2015).

10.99*
Letter Agreement entered into as of January 27, 2015, by and between Peabody Energy Corporation and Glenn L. Kellow (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 28, 2015).

10.100*
Letter Agreement entered into as of April 21, 2015, by and between Peabody Energy Corporation and Gregory H. Boyce (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 21, 2015).

10.101*
Letter Agreement entered into as of April 20, 2015, by and between Peabody Energy Corporation and Glenn L. Kellow (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on April 21, 2015).

10.102*
Employment Agreement entered into as of December 31, 2008 by and between the Registrant and Michael C. Crews (Incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K, filed December 31, 2008).

10.103*
Restated Employment Agreement entered into as of January 7, 2013 by and between the Registrant and Charles F. Meintjes (Incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed January 10, 2013).

10.104*
Restated Employment Agreement entered into as of December 20, 2012 by and between the Registrant and Kemal Williamson (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on December 26, 2012).

Exhibit No.	Description of Exhibit

10.105*	Peabody Energy Corporation Executive Severance Plan. (Incorporated by reference to Exhibit 10.92 to the Registrant’s Annual Report on Form 10-K filed on February 25, 2015).
10.106*	Peabody Energy Corporation 2015 Amended and Restated Executive Severance Plan. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 23, 2015).
10.107*
Form of Director and Executive Officer Indemnification Agreement between the Registrant and each of its directors and executive officers. (Incorporated by reference to Exhibit 10.93 to the Registrant’s Annual Report on Form 10-K filed on February 25, 2015).

10.108*	Peabody Investments Corp. Supplemental Employee Retirement Account (Incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).
10.109
Limited Waiver to Purchase and Sale Agreement by and between Four Star Holdings, LLC and Western Megawatt Resources, LLC dated March 30, 2016 (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed March 31, 2016).

10.110
Fifth Amended and Restated Receivables Purchase Agreement, dated as of March 25, 2016, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various Sub-Servicers listed on the signature pages thereto, all Conduit Purchasers listed on the signature pages thereto, all Committed Purchasers listed on the signature pages thereto, all Purchaser Agents listed on the signature pages thereto, all LC Participants listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as LC Bank (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed March 31, 2016).

10.111
First Amendment to the Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 12, 2016, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various Sub-Servicers listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as the Sole Purchaser, Committed Purchaser, LC Bank and LC Participant (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed April 13, 2016).

10.112
Second Amendment to the Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2016, by and among Peabody Energy Corporation, P&L Receivables Company, LLC, the various Sub-Servicers listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as the Sole Purchaser, Committed Purchaser, LC Bank and LC Participant (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed April 22, 2016).

10.113
Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of April 18, 2016, by and among Peabody Energy Corporation, the guarantors party thereto, the lenders party thereto and Citibank, N.A. as Administrative Agent and L/C Issuer (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed April 22, 2016).

10.114
Amendment No. 1 to Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of May 9, 2016, by and among Peabody Energy Corporation, the guarantors party thereto, the lenders party thereto and Citibank, N.A. as Administrative Agent (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed May 24, 2016).

10.115
Amendment No. 2 to Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of May 18, 2016, by and among Peabody Energy Corporation, the guarantors party thereto, the lenders party thereto, the issuing bank party thereto, and Citibank, N.A. as Administrative Agent (Incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed May 24, 2016).

10.116
Amendment No. 4 to the Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of October 11, 2016, by and among Peabody Energy Corporation, Peabody Global Funding, LLC (f/k/a Global Center for Energy and Human Development, LLC) and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K, filed October 14, 2016).

10.117
Amendment No. 5 to Superpriority Secured Debtor-In-Possession Credit Agreement, by and among Peabody Energy Corporation, Peabody Global Funding, LLC (f/k/a Global Center for Energy and Human Development, LLC) and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed November 23, 2016).

10.118
Amendment No. 6 to Superpriority Secured Debtor-In-Possession Credit Agreement, by and among Peabody Energy Corporation, Peabody Global Funding, LLC and certain Debtors parties thereto as guarantors, the lenders party thereto and Citibank, N.A., as administrative agent (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed December 14, 2016).

10.119
Plan Support Agreement entered into as of December 22, 2016 by and among the Registrant and certain other parties thereto (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed December 23, 2016).

10.120
Private Placement Agreement entered into as of December 22, 2016 by and among the Registrant and certain of its creditors party thereto (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed December 23, 2016).

Exhibit No.	Description of Exhibit

10.121
Amendment to Private Placement Agreement entered into as of December 28, 2016 by and among the Registrant and certain of its creditors party thereto (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed December 30, 2016).

10.122
Backstop Commitment Agreement entered into as of December 23, 2016 by and among the Registrant and certain of its creditors party thereto (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed December 23, 2016).

10.123
Amendment to Backstop Commitment Agreement entered into as of December 28, 2016 by and among the Registrant and certain of its creditors party thereto (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed December 30, 2016).

10.124
Share Sale and Purchase Agreement entered into as of November 3, 2016 by and among Peabody Australia Mining Pty Ltd, Peabody Energy Australia Pty Ltd, South32 Aluminium (Holdings) Pty Ltd, and South32 Treasury Limited (Incorporated by reference to Exhibit 10.124 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2016).

10.125
Exit Facility Commitment Letter entered into as of January 11, 2017, by and among the Registrant, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Credit Suisse AG, Credit Suisse Securities (USA) LLC, Macquarie Capital Funding LLC and Macquarie Capital (USA) Inc. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 12, 2017).

10.126
Receivables Purchase Facility Commitment Letter entered into as of January 27, 2017, by and among the Registrant, P&L Receivables Company, LLC and PNC Bank, National Association (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 27, 2017).

10.127
Amendment to Private Placement Agreement entered into as of February 8, 2017 by and among the Registrant and certain of its creditors party thereto (Incorporated by reference to Exhibit 10.127 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2016).

10.128
Notice Letter and Term Sheet dated as of February 15, 2017, for Amendments to the Receivables Purchase Facility Commitment Letter entered into as of January 27, 2017, by and among the Registrant, P&L Receivables Company, LLC and PNC Bank, National Association (Incorporated by reference to Exhibit 10.128 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2016).

10.129
Settlement Agreement dated as of March 13, 2017 by and among the Registrant, certain subsidiaries of the Registrant, and the United Mine Workers of America 1974 Pension Plan and Trust (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 17, 2017).

21	List of Subsidiaries. (Incorporated by reference to Exhibit 12 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2016).
23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (Incorporated by reference to Exhibit 12 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2016).

23.2†	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
31.1
Certification of periodic financial report by the Registrant's Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (Incorporated by reference to Exhibit 12 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2016).

31.2
Certification of periodic financial report by the Registrant's Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (Incorporated by reference to Exhibit 12 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2016).

31.3
Certification of periodic financial report by the Registrant's Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (Incorporated by reference to Exhibit 31.3 of Amendment No. 1 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2016 filed on July 10, 2017).

31.4
Certification of periodic financial report by the Registrant's Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (Incorporated by reference to Exhibit 31.4 of Amendment No. 1 to the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2016 filed on July 10, 2017).

31.5†
Certification of periodic financial report by the Registrant's Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.6†
Certification of periodic financial report by the Registrant's Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1
Certification of periodic financial report pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by the Registrant's Chief Executive Officer (Incorporated by reference to Exhibit 32.1 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2016).

Exhibit No.	Description of Exhibit

32.2
Certification of periodic financial report pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by the Registrant's Chief Financial Officer (Incorporated by reference to Exhibit 32.2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2016).

32.3†	Certification of periodic financial report pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by the Registrant's Chief Executive Officer
32.4†	Certification of periodic financial report pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by the Registrant's Chief Financial Officer
95	Mine Safety Disclosure required by Item 104 of Regulation S-K. (Incorporated by reference to Exhibit 95 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2016).
101†
Interactive Data File (Amendment No. 2 to Form 10-K for the year ended December 31, 2016 filed in XBRL). The financial information contained in the XBRL-related documents is “unaudited” and “unreviewed.”

*	These exhibits constitute all management contracts, compensatory plans and arrangements required to be filed as an exhibit to this form pursuant to Item 15(a)(3) and 15(b) of this report.

†	Filed herewith.